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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 7, 2005

Registration No. 333-118675

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medical Device Manufacturing, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	91-2054669 (I.R.S. Employer Identification Number)

200 West 7th Avenue
Collegeville, PA 19426-0992
(610) 489-0300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ron Sparks
President and Chief Executive Officer
200 West 7th Avenue
Collegeville, PA 19426-0992
(610) 489-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Christopher J. Walsh, Esq.
Scott A. Berdan, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, CO 80202
(303) 899-7300

Approximate Date Of Commencement Of Proposed Sale To The Public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classified Code Number	I.R.S. Employer Identification Number
MedSource Technologies, Inc.	Delaware	3841	52-2094496
Noble-Met, Ltd.	Virginia	3499	54-1480585
UTI Corporation	Pennsylvania	3317	23-1721795
Spectrum Manufacturing, Inc.	Nevada	3841	36-2997517
American Technical Molding, Inc.	California	3082	99-0266738
UTI Holding Company	Delaware	6719	51-0407158
Micro-Guide, Inc.	California	3496	95-1866997
Venusa, Ltd.	New York	3841	13-3029017
MedSource Technologies, LLC	Delaware	6719	41-1934170
Brimfield Acquisition Corp.	Delaware	3814	51-0386457
Brimfield Precision, LLC	Delaware	6719	04-3457459
Kelco Acquisition, LLC	Delaware	3499	52-2139676
Hayden Precision Industries, LLC	Delaware	3841	16-1564447
Portlyn, LLC	Delaware	3841	02-0506852
The Microspring Company, LLC	Delaware	3841	04-3459102
Tenax, LLC	Delaware	3841	06-1567572
Thermat Acquisition Corp.	Delaware	3841	52-2235950
MedSource Technologies Newton, Inc.	Delaware	3841	41-1990432
MedSource Technologies Pittsburgh, Inc.	Delaware	3841	04-3710128
MedSource Trenton, Inc.	Delaware	3841	32-0000036
National Wire & Stamping, Inc.	Colorado	3841	84-0485552
Cycam, Inc.	Pennsylvania	3841	25-1567669
ELX, Inc.	Pennsylvania	3841	25-1711485
Texcel, Inc.	Massachusetts	3841	04-2973748
G&D, Inc.	Colorado	3496	84-0718817

(1)
The address and telephone number of each co-registrant's principal executive offices is 200 W. 7th Avenue, Collegeville, PA 19426, (610) 409-2225.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2005

PROSPECTUS

$175,000,000

MEDICAL DEVICE MANUFACTURING, INC.

OFFER TO EXCHANGE ALL OF THE OUTSTANDING
SERIES A 10% SENIOR SUBORDINATED NOTES DUE 2012
FOR
SERIES B 10% SENIOR SUBORDINATED NOTES DUE 2012
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

        We are offering to exchange all of our outstanding Series A 10% senior subordinated notes due 2012, which we refer to as the old notes, for our registered Series B 10% senior subordinated notes due 2012, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are substantially identical to the terms of the old notes to be exchanged, except that the exchange notes have been registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and will thus not be entitled to registration rights and will not bear any legend restricting their transfer. The old notes are, and the exchange notes will be, jointly and severally, fully and unconditionally, guaranteed on a senior subordinated basis by each of our existing domestic subsidiaries and by all our future domestic subsidiaries that are not designated by us as unrestricted subsidiaries. The exchange notes and the guarantees rank junior to all of our and the applicable guarantors' existing and future senior indebtedness, including our new senior secured credit facility.

Material Terms of the Exchange Offer

  •
  The exchange offer will expire at          .m., New York City time, on                        , 2005, unless extended.

  •
  All old notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

  •
  There is no established trading market for the exchange notes or the old notes. We do not intend to list the exchange notes on any securities exchange, and therefore no active public market is anticipated.

  •
  We will not receive any proceeds from the exchange offer.

Participating in this exchange offer involves risks. See "Risk Factors" beginning on page 17.

        Any broker-dealer that holds old notes that were acquired by it for its own account as a result of market-making activities or other trading activities and who receives exchange notes pursuant to the exchange offer may be deemed to be an "underwriter" within the meaning of the Securities Act. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and the guarantors have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

We are not making this exchange offer in any state or jurisdiction where it is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

TABLE OF CONTENTS

INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
NON-GAAP FINANCIAL MEASURES
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITY
DESCRIPTION OF NOTES
BOOK-ENTRY, DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus is based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources.

i

PROSPECTUS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus. We encourage you to read this entire document, including "Risk Factors," and the documents to which we refer you before making an investment in the exchange notes.

Our Company

         Overview

        On April 27, 2004, we entered into an Agreement and Plan of Merger pursuant to which, on June 30, 2004, we acquired MedSource by merging it with our wholly owned subsidiary, Pine Merger Corporation, a Delaware corporation, which merger resulted in MedSource and its subsidiaries becoming our wholly owned subsidiaries. As a result of our completion of the MedSource acquisition, we believe we are the largest provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry. We are focused on the leading companies in the medical device industry in the cardiovascular, endoscopy and orthopaedic end markets. We offer our customers design and engineering, precision component manufacturing, device assembly and supply chain management services. We have extensive resources focused on providing our customers reliable, high quality, cost-efficient, integrated outsourced solutions. We often become the sole supplier of manufacturing and engineering services for the products we provide to our customers.

        Our design and engineering, precision component manufacturing, device assembly and supply chain management services provide multiple strategic benefits to our customers. We help speed our customers' products to market, lower their manufacturing costs and enable our customers to focus on their core competencies, including research, sales and marketing.

        We have developed long-term relationships with our largest customers and work closely with our customers in the design, testing, prototyping and production of their products. Many of the end products we produce for our customers are regulated by the U.S. Food & Drug Administration, or the FDA, which has stringent quality standards for manufacturers of medical devices.

        We generate a recurring revenue base from a diverse range of products used in a number of cardiovascular, endoscopic and orthopaedic applications. The majority of our net sales come from products we consider high value, single use products. These products are either regulated for single use, implanted into the body or considered too critical to be re-used. Our revenue base has grown through a combination of our customers' end market growth and their increased outsourcing of products to us.

Our Organizational Structure

        The following organizational chart shows the relationships among us, our parent, and our direct and indirect wholly owned subsidiaries, the jurisdictions of organization of each of which are shown parenthetically:

Accellent Inc. (Maryland) (formerly UTI Corporation)
100%
Medical Device Manufacturing, Inc. (Colorado)
100%
* American Technical Molding, Inc. (California)
* UTI Corporation (Pennsylvania)
Noble-Met, Ltd. (Virginia)
* G&D, Inc. d/b/a Star Guide Corporation (Colorado)
UTI Holding Company (Delaware)
* MedSource Technologies, Inc. (Delaware)
* Micro-Guide, Inc. (California)
1%
99%
Venusa de Mexico, S.A. de C.V. (Mexico)
* Venusa, Ltd. (New York)
Medis S.A. de C.V. a Mexican corporation (Mexico)
UTI SFM Feinmechanik GmbH (Germany)
* Spectrum Manufacturing, Inc. (Nevada)
Star Guide Limited d/b/a Star Guide-Europe (Ireland)
* MedSource Technologies, LLC (Delaware)
* Brimfield Acquisition Corp. (Delaware)
* Brimfield Precision, LLC (Delaware)
* Kelco Acquisition, LLC (Delaware)
* Hayden Precision Industries, LLC (Delaware)
* National Wire & Stamping, Inc. (Colorado)
* Portlyn, LLC (Delaware)
* Texcel, Inc. (Massachusetts)
* The Microspring Company, LLC (Delaware)
* Tenax, LLC (Delaware)
* Thermat Acquisition Corp. (Delaware)
* MedSource Technologies Newton, Inc. (Delaware)
* MedSource Technologies Pittsburgh, Inc. (Delaware)
* MedSource Trenton, Inc. (Delaware)
* Cycam, Inc. (Pennsylvania)
* ELX, Inc. (Pennsylvania)

* Denotes guarantor of the notes.

Industry Background

        We believe our target market is represented by the amount of engineering and manufacturing services outsourced by the leading medical device companies to third-party manufacturers. Our target market is growing through a combination of growth in our customers' end markets and an increase in the amount of manufacturing and engineering services outsourced to third-party providers.

        We believe that our targeted end markets are attractive based on their large size, growth, customer dynamics, competitive environment and need for high-quality engineering and manufacturing services. Many of the medical device companies in these end markets are increasingly utilizing third-party manufacturing and engineering providers as part of their business and manufacturing strategies. Medical device companies are choosing their strategic outsourcing partners based on the partner's ability to provide comprehensive precision manufacturing and engineering capabilities and deliver consistently high quality and highly reliable products at competitive prices. We believe medical device companies will continue to outsource manufacturing to third-party providers based on the: (1) desire of medical device companies to accelerate time-to-market; (2) increasing complexity of manufacturing medical device products; (3) rationalization of medical device companies' existing manufacturing facilities; and (4) increasing focus by medical device companies on their core competencies of research, sales and marketing.

Competitive Strengths

        Our competitive strengths make us a preferred strategic manufacturing partner for many of the leading medical device companies and position us for profitable growth. Our preferred provider status is evident through our long term customer relationships, sole source agreements and/or by official designation.

  •
  Market Leader.    We believe we are the largest provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry, which enables us to invest significant resources in our infrastructure including manufacturing facilities, engineering expertise, proprietary processes and sales force.

  •
  Strong Relationships With Targeted Customers.    We provide manufacturing and engineering services to the leading medical device companies worldwide in our targeted medical end markets of cardiology, endoscopy and orthopaedics.

  •
  Preferred Supplier.    We are the sole supplier of manufacturing and engineering services for a significant portion of the products we provide to our customers due to the high level of interaction necessary to design, develop and produce the high value medical devices on which we focus.

  •
  Breadth of Manufacturing and Engineering Capabilities.    We provide a comprehensive range of manufacturing and engineering services, including design, testing, prototyping, production and device assembly, as well as global supply chain management services.

  •
  Strategic Locations.    Our strategic locations allow us to facilitate speed to market, rapid prototyping, low cost assembly and overall customer familiarity.

  •
  Reputation for Quality.    We believe our reputation and experience as a high quality manufacturer provide us with an advantage in winning new business as large medical device companies want to partner with a successful, proven manufacturer who has the systems and capabilities to ensure a high level of quality.

  •
  Experienced Management Team.    We have a highly experienced management team at both the corporate and operational levels.

Business Strategy

        Our objective is to grow profitably and strengthen our position as a leading provider of outsourced precision manufacturing and engineering services to the medical device industry through the following:

  •
  Increase Share Within Target Market Leaders.    We are focused on increasing our share of revenues from the leading companies within our target markets.

  •
  Increase Manufacturing Efficiencies.    We will continue to implement quality and manufacturing programs across all of our facilities to improve the cost structure of our manufacturing through the reduction of labor and overhead costs, tighter inventory controls and process improvement.

  •
  Expand Design and Prototyping Capabilities and Presence.    We intend to grow revenues from design and prototyping services by continuing to invest in selected strategic locations. We believe being involved in the initial design and prototyping of medical devices positions us to capture the ongoing manufacturing business of these devices as they move to full production.

Risk Factors

        Investing in the notes involves risks. You should carefully consider the following risk factors and refer to the section captioned "Risk Factors" for an explanation of the material risks of participating in the exchange offer and investing in the notes. Specific factors that might cause actual results to differ from our expectations and that may affect our ability to pay timely amounts due under the notes or that may affect the value of the notes include, but are not limited to:

  •
  failure to successfully integrate MedSource or any future acquisition into our operations;

  •
  failure to realize the anticipated synergies from the MedSource acquisition;

  •
  our dependence on a few large customers for a significant portion of our revenue;

  •
  failure to continue to maintain or grow our business or successfully expand into new markets and products;

  •
  our obligations under our new senior secured credit facility and the notes;

  •
  downward fluctuations in our operating results, which could lead to an inadequacy of our cash flow to meet our operational and debt service requirements;

  •
  competitive pressures from our existing and potential competitors;

  •
  the unpredictable product cycles of the medical device manufacturing industry and uncertain demand for our manufacturing capabilities;

  •
  adverse trends or political, economic and regulatory changes affecting the medical device industry or our customers;

  •
  inability to recruit and retain experienced engineers and management personnel;

  •
  product liability claims and liability resulting from uninsured injury or death occurring at our facilities;

  •
  quality problems with our processes, products and services;

  •
  decreasing prices for our products or failure to reduce our expenses;

  •
  failure to respond to changes in technology and obsolescence of our manufacturing processes;

  •
  inability to protect our intellectual property and defend against infringement claims by third parties;

  •
  risks associated with our international operations;

  •
  our dependence on outside suppliers and subcontractors;

  •
  failure to obtain sufficient quantities of raw materials;

  •
  inability to access additional capital;

  •
  dependence on earnings of our operating subsidiaries and distributions of such earnings to us;

  •
  significant costs of compliance with, and liability from failure to comply with, environmental laws;

  •
  adverse determinations in lawsuits to which we are a party or legal or regulatory actions;

  •
  risks associated with the implementation of our new third-party enterprise resource planning system;

  •
  dependence on senior management;

  •
  inability to generate the cash needed to service our lease and debt obligations;

  •
  inability to restructure or refinance our leases or indebtedness if we are not able to meet our obligations under our leases and indebtedness;

  •
  inability to obtain all the funds necessary to purchase the notes upon a change of control;

  •
  fraudulent transfer statutes which may limit noteholders rights;

  •
  inability to develop an active trading market for the notes;

  •
  significant operating and financial restrictions imposed by our new senior secured credit facility and the indenture for the notes; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus.

The Transactions

        On April 27, 2004, we entered into an Agreement and Plan of Merger pursuant to which, on June 30, 2004, we acquired MedSource by merging it with our wholly owned subsidiary, Pine Merger Corporation, a Delaware Corporation, which merger resulted in MedSource and its subsidiaries becoming our wholly owned subsidiaries. Upon the consummation of the MedSource acquisition, our parent, Accellent Inc., a Maryland corporation, whose name prior to its name change on November 18, 2004 was UTI Corporation, repurchased its outstanding Class C Redeemable Preferred Stock and paid accrued dividends to its holders of Class A 5% Convertible Preferred Stock and Class C Redeemable Preferred Stock. We also completed payment of approximately $9.2 million in respect of an earn-out obligation entered into in connection with our acquisition of Venusa, Ltd. and Venusa de Mexico, S.A. de C.V., referred to in this prospectus collectively as Venusa, in February, 2003.

        We financed the foregoing transactions primarily with the proceeds from the issuance on June 30, 2004 of the notes, our new six-year $194.0 million senior secured term loan facility borrowed under our new senior secured credit facility, which also includes a five-year $40.0 million senior secured revolving credit facility, which was undrawn at the closing of the transactions consummated on June 30, 2004, and an $89.8 million equity investment in Accellent by the DLJ Merchant Banking Buyers. See "The Transactions" on page 35.

The Equity Sponsors

        Founded in 1996, KRG Capital Partners, LLC, or KRG, is a Denver, Colorado based private equity firm that currently manages over $860 million of committed equity capital and equity co-investments. KRG specializes in acquiring and recapitalizing unique and profitable middle-market companies. The firm seeks investment opportunities with owners and operating managers who are committed to expanding their companies and becoming, industry leaders through a combination of internal growth and complementary add-on acquisitions. KRG initiated its involvement with Accellent in 1999 and, together with its co-investors, provided the equity capital to support Accellent's growth to date.

        The DLJ Merchant Banking Buyers are part of DLJ Merchant Banking, a leading private equity investor that has a 19-year record of investing in leveraged buyouts and related transactions across a broad range of industries. Since 1985, DLJ Merchant Banking has invested more than $9 billion in more than 140 portfolio companies. DLJ Merchant Banking is currently investing through DLJ Merchant Banking Partners III, which has capital commitments of $5.3 billion. DLJ Merchant Banking is currently part of Credit Suisse First Boston's Alternative Capital Division. On December 7, 2004, Credit Suisse Group, the parent company of Credit Suisse First Boston, announced that Credit Suisse First Boston intends to spin out its DLJ Merchant Banking business, including the transfer of the management of the DLJ Merchant Banking funds to an independent company to be formed by investment professionals from the existing DLJ Merchant Banking business. It is anticipated that Credit Suisse First Boston will engage the new company as a sub-advisor to manage the existing investments of the DLJ Merchant Banking funds.

Other Information

        We were incorporated under the laws of the State of Colorado in May 2000 and became a wholly owned subsidiary of Accellent Inc., a Maryland Corporation (formerly known as UTI Corporation and MDMI Holdings, Inc.). MDMI Holdings, Inc. was organized in Colorado in July 1999 and conducted its own business and operations. Prior to our formation, MDMI Holdings, Inc. acquired our current wholly owned subsidiaries G&D Inc. d/b/a Star Guide and Noble-Met, Ltd. On the date of our formation, MDMI Holdings, Inc. became the first-tier holding company in our organizational structure. On February 23, 2001, MDMI Holdings, Inc. reincorporated by merger in Maryland and changed its name to UTI Corporation, which is today our parent and the first-tier holding company in our organizational structure. On November 18, 2004 UTI Corporation changed its name to Accellent Inc. We maintain our principal executive offices at 200 West 7th Avenue, Collegeville, Pennsylvania 19426, and our telephone number is (610) 489-0300.

        Unless the context indicates otherwise, (1) the terms the "Company," "MDMI," "we," "our" and "us" refer to Medical Device Manufacturing, Inc. and its subsidiaries, (2) the term "Accellent" refers to our parent company and sole stockholder, Accellent Inc., a Maryland corporation, (3) the term "MedSource" refers to MedSource Technologies, Inc., a Delaware corporation, and (4) the "DLJ Merchant Banking Buyers" refers to DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. Unless the context indicates otherwise, "on a pro forma basis" or "pro forma" means after giving effect to the transactions described under "The Transactions."

Summary of the Terms of the Exchange Offer

Issue	$1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.
Resale
Based upon interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters of Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:
• are an "affiliate" of ours or any of the guarantors within the meaning of Rule 405 under the Securities Act;
• are a broker-dealer who purchased the old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;
• acquired the exchange notes other than in the ordinary course of your business; or
• have an arrangement or understanding with any person to participate in the distribution of the notes within the meaning of the Securities Act.

We have not submitted a no-action letter, however, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.
Expiration Date	The exchange offer will expire at .m., New York City time, on , 2005, unless we in our sole discretion, extend it. We refer to this date, as it may be extended, as the expiration date.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."

Procedure for Tendering Old Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the old notes through The Depository Trust Company and wish to accept the exchange offer, you must do so through The Depository Trust Company's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us as described under "The Exchange Offer—Purpose and Effect."

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes
Subject to customary conditions, we will accept old notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.
Consequence of Failure to Exchange
Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The liquidity for and market price of the old notes could be adversely affected upon consummation of the exchange offer because the aggregate principal amount of the old notes outstanding will be reduced by the aggregate principal amount of old notes exchanged in the exchange offer, thereby potentially reducing the market in the old notes. Unless we are required by the registration rights agreements to file a "shelf" registration statement, generally we will have no further obligation to provide for registration under the Securities Act of such old notes.
Registration Rights Agreement; Effect on Holders
We sold the old notes in a private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. On June 30, 2004, we entered into a registration rights agreement with the initial purchasers of the old notes requiring us to make this exchange offer. The registration rights agreement also requires us to:
• use our best efforts to cause the registration statement filed with respect to the exchange offer to be declared effective by March 27, 2005; and
• consummate the exchange offer no later than 30 business days after the registration statement has been declared effective.
See "The Exchange Offer—Purpose and Effect." If we do not do so, liquidated damages will be payable on the old notes.

Material United States Federal Income Tax Consequences
The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See "Material United States Federal Income Tax Consequences."
Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary of the Terms of the Exchange Notes

        The exchange offer relates to the exchange of up to $175.0 million principal amount of exchange notes for up to an equal principal amount of old notes. The form and terms of the exchange notes are substantially identical to the form and terms of the old notes, except the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes (which they replace). The old notes and the exchange notes are governed by the same indenture. The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Medical Device Manufacturing, Inc.
Notes Offered	$175.0 million aggregate principal amount of Series B 10% senior subordinated notes due 2012.
Maturity Date	July 15, 2012.
Interest Rate and Payment Dates
The exchange notes will bear interest at the rate of 10% per year, payable in cash semi-annually, in arrears, on January 15 and July 15 of each year, commencing on January 15, 2005. Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered for exchange therefor or, if no interest has been paid on the old notes, from the date of original issue of the old notes.
Subsidiary Guarantees
The exchange notes will be jointly and severally, fully and unconditionally, guaranteed on a senior subordinated basis by all our existing domestic subsidiaries and by all our future domestic subsidiaries that are not designated by us as unrestricted subsidiaries.
Ranking	The exchange notes and the guarantees will be our and the applicable guarantors' senior subordinated unsecured obligations and will be:
• junior in right of payment to all of our and such guarantors' existing and future senior indebtedness;

	•	equal in right of payment to all of our and such guarantors' existing and future senior subordinated indebtedness, including any old notes that are not exchanged in the exchange offer; and
	•	senior in right of payment to all of our and such guarantors' existing and future subordinated indebtedness.

As of September 30, 2004, we and the subsidiary guarantors had outstanding an aggregate of approximately $193.5 million of indebtedness that was senior to the exchange notes. In addition, as of September 30, 2004, we and the subsidiary guarantors had the ability to incur up to $40.0 million of additional indebtedness under our revolving credit facility, which indebtedness, if incurred, would rank senior to the exchange notes. The old notes and the related subsidiary guarantees are our and the subsidiary guarantors only outstanding senior subordinated indebtedness.
Optional Redemption	We may redeem the exchange notes, in whole or in part, on or after July 15, 2008, at the redemption prices set forth in this prospectus under the caption "Description of Notes—Optional Redemption."

In addition, on or prior to July 15, 2007, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of one or more qualified equity offerings. For more information, see "Description of Notes—Optional Redemption."
Change of Control
If we experience a change of control, holders of the exchange notes will have the right to require us to repurchase the exchange notes at a purchase price of 101% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of the repurchase. See "Description of Notes—Repurchase at the Option of Holders."
Restrictive Covenants	The indenture governing the exchange notes contains covenants that limit our and our subsidiaries' ability to, among other things:
	•	pay dividends, redeem capital stock and make other restricted payments and investments;
	•	incur additional debt or issue preferred stock;
	•	enter into agreements that restrict our subsidiaries from paying dividends or other distributions, making loans or otherwise transferring assets to us or to any other subsidiaries;
	•	create liens on assets;
	•	engage in transactions with affiliates;
	•	sell assets, including capital stock of subsidiaries; and
	•	merge, consolidate or sell all or substantially all of our assets and the assets of our subsidiaries.

All of these limitations are subject to important exceptions and qualifications described under "Description of Notes—Certain Covenants."
Registration Rights; Liquidated Damages
In connection with the offering of the old notes, we granted registration rights to holders of the old notes. We agreed to consummate an offer to exchange the old notes for the related series of exchange notes and to take other actions in connection with the exchange offer by the dates specified in the registration rights agreement. In addition, under certain circumstances, we may be required to file a shelf registration statement to cover resales of the old notes held by you.

If we fail to take these actions with respect to the old notes by the dates specified in the registration rights agreement, we will pay liquidated damages to each holder of the old notes at a rate of 0.25% per annum with respect to the first 90-day period immediately following the occurrence of the first registration default. The rate of liquidated damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum liquidated damages rate of 1.0% per annum. Following the cure of all registration defaults, the accrual of liquidated damages will cease.
Form of Exchange Notes
The exchange notes to be issued in the exchange offer will be represented by one or more global notes deposited with U.S. Bank National Association for the benefit of Depository Trust Company, or DTC. You will not receive exchange notes in certificated form unless one of the events set forth under the heading "Description of Notes—Form of Exchange Notes" occurs. Instead, beneficial interests in the exchange notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.
Absence of a Public Market for the Exchange Notes
The exchange notes are a new issue of securities for which there is currently no trading market. Although we expect the exchange notes to be eligible for trading in The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc., referred to in this prospectus as The PORTAL Market, we cannot assure you that an active trading market for the exchange notes will develop or be sustained. The initial purchasers of the old notes advised us that they intended to make a market in the old notes after offering of such notes was completed. The initial purchasers of the old notes are not obligated, however, to make a market in the old notes or the exchange notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers of the old notes.

SUMMARY HISTORICAL AND PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL DATA

        The following table contains summary historical financial data for the twelve months ended December 31, 2003 and nine months ended September 30, 2004 derived from our and MedSource's audited and unaudited consolidated financial statements included elsewhere in this prospectus and from MedSource's unaudited consolidated financial statements not included in this prospectus. The historical statement of operations data of MedSource have been adjusted from a June 30 fiscal year to a calendar year presentation to match our fiscal year end. We consummated the MedSource acquisition on June 30, 2004 and, as a result, the assets and liabilities of MedSource are recorded on our balance sheet as of the date of the MedSource acquisition and the results of operations of MedSource for June 30, 2004 are included in our results for that day and each day thereafter. The table also contains summary unaudited pro forma financial data derived from the financial information set forth under "Unaudited Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial data do not purport to present our actual financial position or results of operations had the Transactions listed below and described in greater detail under "The Transactions" on page 35 actually occurred on the date specified. The summary unaudited pro forma condensed consolidated statements of operations data for the twelve months ended December 31, 2003 and nine months ended September 30, 2004 give effect to the Transactions as if they had occurred on January 1, 2003. The Transactions include:

  •
  the acquisition of MedSource for $204.9 million in cash (net of $14.3 million of cash acquired);

  •
  the payment in cash of MedSource's indebtedness and accrued interest of $37.0 million;

  •
  the payment in cash of our old senior secured credit facility, our old senior subordinated indebtedness, Accellent's senior indebtedness, and accrued interest of $154.1 million;

  •
  the payment of the $36.9 million Venusa earn-out, $9.6 million of which was paid in cash and the balance was paid in preferred stock and phantom stock of Accellent;

  •
  the payment in cash of dividends on Accellent's Class A 5% Convertible Preferred Stock of $20.2 million;

  •
  the payment in cash of dividends on Accellent's Class C 8% Redeemable Preferred Stock of $2.0 million;

  •
  the repurchase of Accellent's Class C 8% Redeemable Preferred Stock for cash of $18.8 million, including an accretive dividend of $6.2 million;

  •
  the borrowings under our new senior secured credit facility of $194.0 million;

  •
  the equity investment by the DLJ Merchant Banking Buyers in Accellent, which generated $88.0 million in cash;

  •
  the offering of the notes, which generated $175.0 million in cash; and

  •
  the payment in cash of $15.9 million of fees and expenses related to the foregoing.

        The summary pro forma data account for the MedSource acquisition using the purchase method of accounting, which requires that we adjust their assets and liabilities to their fair values. Such valuations are based upon available information and certain assumptions that we believe are reasonable. The total purchase price for the MedSource acquisition was allocated to our net assets based on preliminary estimates of fair value. The final purchase price allocation will be based on a formal valuation analysis and may include adjustments to the amounts shown here. A final valuation is in process. The result of the final allocation could be materially different from the preliminary allocation set forth in this prospectus.

        You should read the summary historical and pro forma data set forth in the following table in conjunction with "The Transactions," "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of MDMI and MedSource and the respective notes thereto, and the Unaudited Pro Forma Condensed Consolidated Financial Statements and the related notes thereto included in this prospectus. In addition, future results may vary significantly from the results reflected in such statements due to certain factors beyond our control. See "Risk Factors."

        We are a wholly owned subsidiary of Accellent. Accellent is a holding company with no operations and whose only asset is our capital stock. Proceeds from the issuance of indebtedness and sale of capital stock of Accellent were used by us for acquisitions of subsidiaries. Additionally, the proceeds of the MDMI notes offering were used to retire all of the senior notes of Accellent. Accordingly, in compliance with provisions of Staff Accounting Bulletin 54 (Topic 5-J, Question 3), the accompanying financial statements reflect the push down of Accellent's indebtedness, related interest expense, the Class B-1 and B-2 Redeemable and Convertible Preferred Stock, the Class C 8% Redeemable Preferred Stock and dividends on the redeemable and convertible preferred stock of parent company. The Accellent debt pushed down to us is included in our consolidated balance sheets as long-term debt. The Accellent Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Preferred Stock pushed down to us is included in our consolidated balance sheets as redeemable and convertible preferred stock of parent company. Accellent has also raised capital from the sale of common stock, Class A-1 though A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock. The proceeds from the common stock, Class A-1 through A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock have been advanced to us and reflected in our consolidated balance sheets as additional paid-in capital since we are under no obligation to repay these amounts. Accellent pushes down all interest and debt issuance costs to us as all indebtedness has been pushed down. Accellent pushes down all dividends declared and paid, including accretive dividends, on the redeemable and convertible preferred stock of parent company which has been pushed down to us. Any costs incurred by Accellent for the benefit of MDMI have been fully allocated to MDMI. Accellent does not incur any common expenses for the benefit of both

Accellent and MDMI, therefore, no common expenses are allocated from Accellent to MDMI. Management believes the methods of allocation are reasonable.

	Historical		Pro Forma	Historical		Pro Forma
	MDMI	MedSource		MDMI	MedSource
	Twelve Months Ended December 31, 2003	Twelve Months Ended December 28, 2003	Twelve Months Ended December 31, 2003	Nine Months Ended September 30, 2004	Interim Period Ended June 29, 2004	Nine Months Ended September 30, 2004
STATEMENT OF OPERATIONS DATA:	(dollars in thousands)
Net Sales	$174,223	$181,905	$353,692	$212,485	$94,301	$306,259
Gross Profit	53,194	44,847	100,115	57,330	22,730	80,060
Income (Loss) from Operations	15,664	(35,035)	(18,771)	18,582	5,132	23,090
Net Loss	(14,804)	(38,462)	(61,894)	(6,440)	3,641	(1,142)
OTHER FINANCIAL DATA:
Cash Flows Provided by (Used in)
Operating Activities	$14,392	$16,857		$6,179	$8,583
Investing Activities	(20,370)	(10,349)		(221,317)	(4,320)
Financing Activities	3,977	(8,264)		218,583	(3,683)
Capital Expenditures	(6,371)	(9,934)		(8,718)	(4,757)
Depreciation and Amortization	11,591	9,672		11,289	4,381
EBITDA(1)	27,246	(25,463)		26,587	9,607
As of September 30, 2004
(in thousands)
BALANCE SHEET DATA:
Cash and Cash Equivalents	$7,403
Total Assets	601,690
Total Debt	368,543
Redeemable and Convertible Preferred Stock of Parent Company	30
Stockholder's Equity	136,146

(1)
We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization. Since EBITDA may not be calculated the same by all companies, this measure may not be comparable to similarly titled measures by other companies. We use EBITDA as a supplemental measure of our performance. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. See "Non-GAAP Financial Measures" for a discussion of our use of EBITDA and certain limitations of EBITDA as a financial measure. EBITDA is calculated as follows for the periods presented:

			MedSource
	MDMI
				Interim Period Ended June 29, 2004
	Twelve Months Ended December 31, 2003	Nine Months Ended September 30, 2004	Twelve Months Ended December 28, 2003
	(dollars in thousands)
Net Income (Loss)	$(14,804)	$(6,440)	$(38,462)	$3,641
Interest Expense	16,587	19,397	2,870	1,302
Income Tax Expense, net	13,872	2,341	457	283
Depreciation and Amortization	11,591	11,289	9,672	4,381
EBITDA	$27,246	$26,587	$(25,463)	$9,607

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical and pro forma ratios and deficiencies of earnings to fixed charges for the periods indicated and should be read in conjunction with "Selected Historical Consolidated Financial Data" included elsewhere in this prospectus (dollars in thousands).

	Period from Parent's Inception (July 2, 1999) to December 31, 1999
								Pro Forma
			Twelve Months Ended December 31,
							Nine Months Ended September 30, 2004	Twelve Months Ended December 31, 2003	Nine Months Ended September 30, 2004
			2000	2001	2002	2003
Ratio of earnings to fixed charges	1.5	x	—	—	—	—	—	—	1.1	x
Deficiency of earnings to fixed charges	—		$16,282	$8,502	$32,557	$932	$4,099	$47,565	—

        For periods prior to our parent's inception, our predecessor for financial accounting purposes is UTI Corporation, a Pennsylvania corporation and our wholly owned subsidiary that we refer to as UTI Pennsylvania. See "Selected Historical Consolidated Financial Data" on page 46 for a discussion of our predecessor. The following table sets forth our predecessor's historical ratios and deficiencies of earnings to fixed charges for the periods indicated and should be read in conjunction with "Selected Historical Consolidated Financial Data" included elsewhere in this prospectus (dollars in thousands).

	Twelve Months Ended December 31, 1999	Five Months Ended May 31, 2000
Ratio of earnings to fixed charges	3.5x	—
Deficiency of earnings to fixed charges	—	$16,840

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the exchange offer. The factors set forth below, however, are generally applicable to the old notes as well as to the exchange notes.

Risks Related to Our Business

We may not successfully integrate MedSource or any subsequent acquisition target into our business and operations.

        Prior to the consummation of the MedSource acquisition we and MedSource operated as separate entities. We may experience material negative consequences to our business, financial condition or results of operations if we cannot successfully integrate MedSource's operations with ours. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

  •
  demands on management related to the significant increase in the size of the business for which they are responsible;

  •
  diversion of management's attention from the management of daily operations to the integration of operations;

  •
  management of employee relations across facilities;

  •
  difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

  •
  difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

  •
  expenses of any undisclosed or potential liabilities; and

  •
  ability to maintain our customers and MedSource's customers after the acquisition.

        Successful integration of MedSource's operations with ours depends on our ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If our integration efforts are not successful, we may not be able to maintain the levels of revenues, earnings or operating efficiency that we and MedSource achieved or might achieve separately. In addition, the unaudited pro forma condensed consolidated financial data presented in this prospectus cover periods during which we were not under the same management and, therefore, may not be indicative of our future financial condition or operating results.

We will incur significant costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from the MedSource acquisition.

        Even if we are able to integrate successfully our operations with MedSource's operations, we may not be able to realize the cost savings, synergies or revenue enhancements that we anticipate from the integration, either in the amount or the time frame that we currently expect. Our ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of factors, including, but not limited to:

  •
  our ability to effectively eliminate duplicative backoffice overhead and overlapping and redundant selling, general and administrative functions, rationalize manufacturing capacity and shift production to more economical facilities;

  •
  the anticipated utilization of cash resources on integration and implementation activities to achieve those cost savings, which could be greater than we currently expect and which could offset any such savings and other synergies resulting from the MedSource acquisition;

  •
  increases in other expenses, operating losses or problems unrelated to the MedSource acquisition, which may offset the cost savings and other synergies from the MedSource acquisition or divert resources intended to be used in the integration plan; and

  •
  our ability to avoid labor disruption in connection with the integration.

Because a significant portion of our net sales comes from a few large customers, any decrease in sales to these customers could harm our operating results.

        The medical device industry is concentrated, with relatively few companies accounting for a large percentage of sales in the cardiology, endoscopy and orthopaedic markets that we target. Accordingly, our net sales and profitability are highly dependent on our relationships with a limited number of large medical device companies. Pro forma for the twelve months ended December 31, 2003, our top 15 customers accounted for approximately 60% of our net sales. In particular, Johnson & Johnson and Boston Scientific each accounted for more than 10% of our net sales for the twelve months ended December 31, 2003 and nine months ended September 30, 2004 on a pro forma basis. We are likely to continue to experience a high degree of customer concentration, particularly if there is further consolidation within the medical device industry. We cannot assure you that there will not be a loss or reduction in business from one or more of our major customers. For example, in 2002 we lost a start-up customer as a result of the customer's product not gaining market acceptance. In addition, we cannot assure you that net sales from customers that have accounted for significant net sales in the past, either individually or as a group, will reach or exceed historical levels in any future period. For example, Boston Scientific has recently informed us that it intends to transfer a number of products currently assembled by us to its own assembly operation in 2005 and the first half of 2006. For a detailed discussion of the Boston Scientific relationship, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview." The loss or a significant reduction of business from any of our major customers would adversely affect our results of operations.

Our substantial leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.

        We are highly leveraged and have significant debt service obligations under the notes and our new senior secured credit facility. As of September 30, 2004, we had total debt obligations of $368.5 million, of which approximately $2.0 million is due in one year. Pro forma for the twelve months ended December 31, 2003 and the nine months ended September 30, 2004, our interest expense, net was approximately $28.7 million and $21.7 million, respectively. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years and the new senior secured credit facility, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations" and "Description of New Senior Secured Credit Facility."

        If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our debt service obligations could cause us to default on those obligations. Many of our agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

The unpredictable product cycles of the medical device manufacturing industry and uncertain demand for our manufacturing, design and engineering capabilities and related services could cause our revenues to fluctuate.

        Our target customer base of medical device companies operates in the medical device manufacturing industry, which is subject to rapid technological changes, short product life-cycles, frequent new product introductions and evolving industry standards, as well as economic cycles. If the market for our manufacturing, design and engineering capabilities does not grow as rapidly as forecasted by industry experts, our revenues could be less than expected. We also face the risk that changes in the medical device industry, for example, cost-cutting measures, changes to manufacturing techniques or production standards, could cause our manufacturing, design and engineering capabilities to lose widespread market acceptance. If our customers' products do not gain market acceptance or suffer because of competing products, unfavorable regulatory actions, alternative treatment methods or cures, product recalls or liability claims, they will no longer have the need for our capabilities and services and we may experience a decline in revenues. For example, the discovery and market acceptance of non-device treatments for specific medical conditions could make the medical devices used to treat those conditions obsolete. Shifts in our customers' market shares may also cause us to experience a decline in revenues. Our customers' markets, which include cardiology, endoscopy and orthopaedics, and our markets are also subject to economic cycles and are likely to experience periods of economic decline in the future. Adverse economic conditions affecting the medical device manufacturing industry, in general, or the market for our manufacturing, design and engineering capabilities and services, in particular, could result in diminished sales, reduced profit margins and a disruption in our business. If our customers do not proceed with the production of devices in development because of their inability to obtain approval for those devices, changing market conditions or other reasons, our revenue could decline and therefore our results could suffer.

Our operating results may fluctuate, which may make it difficult to forecast our future performance.

        Fluctuations in our operating results may cause uncertainty concerning our performance and prospects or may result in our failure to meet expectations. Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, which include, but are not limited to:

  •
  the fixed nature of a substantial percentage of our costs, which results in our operations being particularly sensitive to fluctuations in revenue;

  •
  changes in the relative portion of our revenue represented by our various products, which could result in reductions in our profits if the relative portion of our revenue represented by lower margin products increases;

  •
  introduction and market acceptance of our customers' new products and changes in demand for our customers' existing products;

  •
  the accuracy of our customers' forecasts of future production requirements;

  •
  timing of orders placed by our principal customers that account for a significant portion of our revenues;

  •
  timing of payments by customers;

  •
  price concessions as a result of pressure to compete;

  •
  cancellations by customers as a result of which we may recover only our costs plus our target markup;

  •
  availability of raw materials, including nitinol, elgiloy, tantalum, stainless steel, columbium, zirconium, titanium, gold, silver and platinum;

  •
  increased costs of raw materials, supplies or skilled labor;

  •
  effectiveness in managing our manufacturing processes; and

  •
  changes in competitive and economic conditions generally or in our customers' markets.

        Investors should not rely on results of operations in any past period as an indication of what our results will be for any future period.

Our industry is very competitive; we may face competition from, and we may be unable to compete successfully against, new entrants and established companies with greater resources.

        The medical device industry is very competitive and includes thousands of companies. As more medical device companies seek to outsource more of the design, prototyping and manufacturing of their products, we will face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from and lose customers to other companies with design, technological and manufacturing capabilities similar to ours. Some of our potential competitors have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have. If we are unsuccessful competing with our competitors for our existing and prospective customers' business, we could lose business and our financial results could suffer.

We may not be able to continue to grow our business if the trend by medical device companies to outsource their manufacturing activities does not continue or if our customers decide to manufacture internally products that we currently provide.

        Our design, manufacturing and assembly business has grown as a result of the increase over the past several years in medical device companies outsourcing these activities. We view the increasing use of outsourcing by medical device companies as an important component of our future growth strategy. While industry analysts expect the outsourcing trend to increase, our current and prospective customers continue to evaluate our capabilities against the merits of internal production. For example, recently Boston Scientific has informed us that it intends to transfer a number of products currently assembled by us to its own assembly operation in 2005 and the first half of 2006. Any substantial slowing of growth rates or decreases in outsourcing by medical device companies could cause our revenue to decline, and we may be limited in our ability or unable to continue to grow our business.

        Also, as part of our growth strategy, we are seeking to accept full supply chain management and manufacturing responsibility for selected product lines from our customers and, in some cases, to acquire the related manufacturing assets from these customers. While we believe that product line transfers and asset acquisitions of this kind are becoming increasingly attractive to our customers, we have only consummated one of these transactions to date. We cannot be sure that opportunities of this nature will be available, especially if the trend toward outsourcing does not continue.

Our business may suffer if we are unable to recruit and retain the experienced engineers and management personnel that we need to compete in the medical device industry.

        Our future success depends upon our ability to attract, retain and motivate highly skilled engineers and management personnel. We may not be successful in attracting new engineers or management personnel or in retaining or motivating our existing personnel, which may lead to increased recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new engineers impracticable. Some of our manufacturing processes are highly technical in nature. Our ability to maintain, expand or renew existing engagements with our customers, enter into new engagements and provide additional services to our existing customers depends on our ability to hire and retain engineers with the skills necessary to keep pace with continuing changes in the medical device industry. Competition for experienced engineers is intense. We compete with other companies in the medical device industry to recruit engineers. Our inability to hire additional qualified personnel may also require an increase in the workload for both existing and new personnel.

        Our future success also depends on the personal efforts and abilities of the principal members of our senior management and engineering staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. In addition, our successful integration of acquired companies depends in part on our ability to retain senior management of the acquired companies. Although we or our parent have employment agreements with many of the members of our senior management staff, we do not have employment agreements with all of our key personnel, and the employment agreements we do have allow the employees to terminate them upon written notice. In addition, we do not carry key-man life insurance on any of our senior management.

Quality problems with our processes, products and services could harm our reputation for producing high quality products and erode our competitive advantage.

        Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Many of our customers require us to adopt and comply with specific quality standards, and they periodically audit our performance. Our quality certifications are critical to the marketing success of our products and services. If we fail to meet these standards our reputation could be damaged, we could lose customers and our revenue could decline. Aside from specific customer standards, our success depends generally on our ability to manufacture to exact tolerances precision engineered components, subassemblies and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation as a manufacturer of high quality components could be harmed, our competitive advantage could be damaged, and we could lose customers and market share.

If we experience decreasing prices for our products and services and we are unable to reduce our expenses, our results of operations will suffer.

        We may experience decreasing prices for the products and services we offer due to:

  •
  pricing pressure experienced by our customers from managed care organizations and other third-party payors;

  •
  increased market power of our customers as the medical device industry consolidates; and

  •
  increased competition among medical engineering and manufacturing services providers.

        If the prices for our products and services decrease and we are unable to reduce our expenses, our results of operations will be adversely affected.

If we do not respond to changes in technology, our manufacturing, design and engineering processes may become obsolete and we may experience reduced sales and lose customers.

        We use highly engineered, proprietary processes and highly sophisticated machining equipment to meet the critical specifications of our customers. Without the timely incorporation of new processes and enhancements, particularly relating to quality standards and cost-effective production, our manufacturing, design and engineering capabilities will likely become outdated, which could cause us to lose customers and result in reduced revenues or profit margins. In addition, new or revised technologies could render our existing technology less competitive or obsolete or could reduce demand for our products and services. It is also possible that finished medical device products introduced by our customers may require fewer of our components or may require components that we lack the capabilities to manufacture or assemble. In addition, we may expend resources on developing new technologies that do not result in commercially viable processes for our business, which could adversely impact our margins and operating results.

Inability to obtain sufficient quantities of raw materials could cause delays in our production.

        Our business depends on a continuous supply of raw materials. Raw materials needed for our business are susceptible to fluctuations in price and availability due to transportation costs, government regulations, price controls, change in economic climate or other unforeseen circumstances. Failure to maintain our supply of raw materials could cause production delays resulting in a loss of customers and a decline in revenue. Due to the supply and demand fundamentals of raw material used by us, we have occasionally experienced extended lead times on purchases and deliveries from our suppliers. Consequently, we have had to adjust our delivery schedule to customers. In addition, fluctuations in the cost of raw materials may increase our expenses and affect our operating results. The principal raw materials used in our business include stainless steel, tantalum, columbium, zirconium, titanium, nitinol, elgiloy, gold, silver and platinum. In particular, tantalum and nitinol are in limited supply. For wire fabrication, we purchase approximately 100% of our stainless steel wire from an independent, third-party supplier. The loss of this supplier could interrupt production and harm our business.

Our international operations are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results.

        We have substantial international manufacturing operations in Europe and Mexico. We also receive a significant portion of our net sales from international sales, approximately half of which is generated by exports from our facilities in the United States and the other half of which is generated by sales from our international facilities. Although we take measures to minimize risks inherent to our international operations, the following risks may have a negative effect on our profitability and operating results, impair the performance of our foreign operations or otherwise disrupt our business:

  •
  fluctuations in the value of currencies could cause exchange rates to change and impact our profitability;

  •
  changes in labor conditions and difficulties in staffing and managing foreign operations, including labor unions, could lead to delays or disruptions in production or transportation of materials or our finished products;

  •
  greater difficulty in collecting accounts receivable and longer payment cycles, which can be more common in our international operations, could adversely impact our operating results over a particular fiscal period; and

  •
  changes in foreign regulations, export duties, taxation and limitations on imports or exports could increase our operational costs, impose fines or restrictions on our ability to carry on our business or expand our international operations.

We may expand into new markets and products and our expansion may not be successful.

        We may expand into new markets through the development of new product applications based on our existing specialized manufacturing, design and engineering capabilities and services. These efforts could require us to make substantial investments, including significant research, development, engineering and capital expenditures for new, expanded or improved manufacturing facilities which would divert resources from other aspects of our business. Expansion into new markets and products may be costly without resulting in any benefit to us. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products and price competition in new markets. If we choose to expand into new markets and are unsuccessful, our financial condition could be adversely affected and our business harmed.

We are subject to a variety of environmental laws that could be costly for us to comply with, and we could incur liability if we fail to comply with such laws or if we are responsible for releases of contaminants to the environment.

        Federal, state and local laws impose various environmental controls on the management, handling, generation, manufacturing, transportation, storage, use and disposal of hazardous chemicals and other materials used or generated in the manufacturing of our products. If we fail to comply with any present or future environmental laws, we could be subject to fines, corrective action, other liabilities or the suspension of production. We have in the past paid civil penalties for violations of environmental laws. To date, such matters have not had a material adverse impact on our business or financial condition. We cannot assure you, however, that such matters will not have a material impact on us in the future.

        In addition, conditions relating to our operations may require expenditures for clean-up of releases of hazardous chemicals into the environment. For example, our subsidiary, UTI Corporation, a Pennsylvania corporation, referred to herein as UTI Pennsylvania, has incurred liability for various cleanup matters related to the disposal of regulated wastes at third-party disposal sites, as has MedSource and companies it has acquired, which are now our subsidiaries through the MedSource acquisition. Further, we (including MedSource and its subsidiaries after the MedSource acquisition) have incurred liability with respect to contaminations at our and their current and former properties as a result of operations performed at these facilities. For example, we were required and continue to perform remediation as a result of leaks from underground storage tanks at our Collegeville, Pennsylvania facility. In addition, we may have future liability with respect to contamination at their current or former properties or with respect to third-party disposal sites. Although we do not anticipate that currently pending matters will have a material adverse effect on our results of operations and financial condition, we cannot assure you that these matters or others that arise in the future will not have such an effect.

        Changes in environmental laws may result in costly compliance requirements or otherwise subject us to future liabilities. In addition, to the extent these changes affect our customers and require changes to their devices, our customers could have a reduced need for our products and services, and, as a result, our revenue could suffer.

Our inability to protect our intellectual property could result in a loss of our competitive advantage, and infringement claims by third parties could be costly and distracting to management.

        We rely on a combination of patent, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. The steps we have taken or will take to protect our proprietary rights may not adequately deter unauthorized disclosure or misappropriation of our intellectual property, technical knowledge, practice or procedures. We may be required to spend significant resources to monitor our intellectual property rights, we may be unable to detect infringement of these rights and we may lose our competitive advantage associated with our intellectual property rights before we do so. Although we do not believe that any of our products, services or processes infringe the intellectual property rights of third parties, we may in the future be notified that we are infringing patent or other intellectual property rights of third parties. In the event of infringement of patent or other intellectual property rights, we may not be able to obtain licenses on commercially reasonable terms, if at all, and we may end up in litigation. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of infringement claims could disrupt our business and impair our ability to meet our customers' needs which, in turn, could have a negative effect on our financial condition and results of operations. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management. We also may be subject to significant damages or injunctions against development and sale of our products. In addition, any infringement claims, significant charges or injunctions against our customers' products that incorporate our components may result in our customers not needing or having a reduced need for our capabilities and services.

If we become subject to product liability claims, our earnings and financial condition could suffer.

        The manufacture and sale of products that incorporate components manufactured or assembled by us exposes us to potential product liability claims and product recalls, including those that may arise from misuse or malfunction of, or design flaws in, our components or use of our components with components or systems not manufactured or sold by us. Product liability claims or product recalls with respect to our components or the end-products of our customers into which our components are incorporated, whether or not such problems relate to the products and services we have provided and regardless of their ultimate outcome, could require us to spend significant time and money in litigation or require us to pay significant damages. We may also lose revenue from the sale of components if the commercialization of a product that incorporates our components or subassemblies is limited or ceases as a result of such claims or recalls. For example, two of MedSource's products were subject to recalls in 2001 and 2002. As a result of such product recalls, our customer redesigned the manufacturing process and decided to manufacture the device internally, resulting in lost annual revenues of approximately $5.0 million and $2.0 million, respectively. In addition, certain finished medical devices into which our components were incorporated have been subject to product recalls. Expenditures on litigation or damages, to the extent not covered by insurance, and declines in revenue could impair our earnings and our financial condition. Also, if, as a result of these claims or recalls our reputation is harmed, we could lose customers, which would also negatively affect our business.

        We cannot assure you that we will be able to maintain our existing insurance, which is currently insured at an aggregate level of $20 million per year, or to do so at reasonable cost and on reasonable terms. In addition, if our insurance coverage is not sufficient to cover any costs we may incur or damages we may be required to pay if we are subject to product liability claims or product recalls, we will have to use other resources to satisfy our obligations. In some circumstances, we have agreements in place with our customers governing liability for product liability and recalls. Even where we have agreements with customers that contain provisions attempting to limit our damages, these provisions may not be enforceable or may otherwise fail to protect us from liability.

We and our customers are subject to various political, economic and regulatory changes in the healthcare industry that could force us to modify how we develop and price our components, manufacturing capabilities and services and could harm our business.

        The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. Federal and state legislatures have periodically considered programs to reform or amend the United States healthcare system at both the federal and state levels. Regulations affecting the healthcare industry in general, and the medical device industry in particular, are complex, change frequently and have tended to become more stringent over time. In addition, these regulations may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants, including medical device companies, operate. While we are not aware of any legislation or regulations specifically targeting the medical device industry that are currently pending, any such regulations could impair our ability to operate profitably. In addition, any failure by us to comply with applicable government regulations could also result in the cessation of portions or all of our operations, impositions of fines and restrictions on our ability to carry on or expand our operations.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

        Many healthcare industry companies, including medical device companies, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our business, financial condition and results of operations would suffer.

Our business is indirectly subject to healthcare industry cost containment measures that could result in reduced sales of medical devices containing our components.

        Our customers and the healthcare providers to whom our customers supply medical devices rely on third-party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which medical devices that incorporate components manufactured or assembled by us are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third-party payors. If that were to occur, sales of finished medical devices that include our components may decline significantly, and our customers may reduce or eliminate purchases of our components. The cost containment measures that healthcare providers are instituting, both in the United States and internationally, could harm our ability to operate profitably. For example, managed care organizations have successfully negotiated volume discounts for pharmaceuticals. While this type of discount pricing does not currently exist for medical devices, if managed care or other organizations were able to effect discount pricing for devices, it may result in lower prices to our customers from their customers and, in turn, reduce the amounts we can charge our customers for our design and manufacturing services.

Accidents at one of our facilities could delay production and could subject us to claims for damages.

        Our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. We employ safety procedures in the design and operation of our facilities; however, there is a risk that an accident or death could occur in one of our facilities. Any accident could result in significant manufacturing delays, disruption of operations or claims for damages resulting from injuries, which could result in decreased sales and increased expenses. To date, we have not incurred any such significant delays, disruptions or claims. The potential liability resulting from any accident or death, to the extent not covered by insurance, would require us to use other resources to satisfy our obligations and could cause our business to suffer.

A substantial amount of our assets represents goodwill, and our net income will be reduced if our goodwill becomes impaired.

        As of September 30, 2004, goodwill, net represented approximately $300.3 million, or 49.9%, of our total assets. Goodwill is generated in our acquisitions when the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. Goodwill is subject to an impairment analysis at least annually based on the fair value of the reporting unit. We could be required to recognize reductions in our net income caused by the write-down of goodwill, if significantly impaired, could materially and adversely affect our results of operations.

Our inability to access additional capital could have a negative impact on our growth strategy.

        Our growth strategy will require additional capital for, among other purposes, completing acquisitions, managing acquired companies, acquiring new equipment and maintaining the condition of existing equipment. In connection with the offering of the notes, we repaid all of our old senior and subordinated indebtedness and entered into our new senior secured credit facility. If cash generated internally is insufficient to fund capital requirements, or if funds are not available under our new senior secured credit facility, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Our non-medical operations are highly cyclical and, as a percentage of our total net sales, continue to decline.

        We have established customer relationships with companies outside of the medical device market, pursuant to which these customers incorporate our products and services into their products such as high density discharge lamps, fiber optics, motion sensors and power generators. For the twelve months ended December 31, 2003, on a pro forma basis, our non-medical operations accounted for approximately 9.6% of our net sales. Historically, net sales from these operations have been highly cyclical and since 2001 we have experienced a reduction in revenues from this area of our business. We believe volatility in this area of our operations is due in part to lower sales to customers servicing the electronics, power generation, telecommunication, aerospace and industrial markets due to the economic downturn. Accordingly, we cannot predict when volatility will occur and how severely it will impact our results of operations.

We face risks associated with the implementation of our new Enterprise Resource Planning System.

        We are in the process of installing a third-party enterprise resource planning system, or ERP, across our facilities, which will enable the sharing of customer, supplier and engineering data across our company. The installation and integration of the ERP may divert the attention of our information technology professionals and certain members of management from the management of daily operations to the integration of the ERP. Further, we may experience unanticipated delays in the implementation of the ERP, difficulties in the integration of the ERP across our facilities or interruptions in service due to failures of the ERP. Continuing and uninterrupted performance of our ERP system is critical to the success of our business strategy. Any damage or failure that interrupts or delays operations may dissatisfy customers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        We license the ERP software from a third party. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that we will be able to develop substitutes for this software independently or to obtain alternative sources at acceptable prices or in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on our operations.

As we rationalize manufacturing capacity and shift production to more economical facilities, our customers may choose to reallocate their outsource requirements among our competitors or perform such functions internally.

        As we integrate MedSource's operations and rationalize manufacturing capability and shift production to more economical facilities, our customers may evaluate their outsourcing requirements and decide to use the services of our competitors or move design and production work back to their own internal facilities. For some customers, geographic proximity to the outsourced design or manufacturing facility may be an important consideration and our reallocation may cause them to no longer use our services for future work. If our customers reallocate work among outsourcing vendors or complete design or production in their own facilities, we would lose business, which could impair our growth and operating results. Further, unanticipated delays or difficulties in facility consolidation and rationalization of our current and future facilities could cause interruptions in our services which could damage our reputation and relationships with our customers and could result in a loss of customers and market share.

We depend on our senior management.

        Our success depends upon the retention of our senior management, including Ron Sparks, Accellent's and our President and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. Accellent has entered into employment agreements with Ron Sparks, Stewart A. Fisher, its and our Chief Financial Officer, Executive Vice President, Treasurer and Secretary, and Gary D. Curtis, its and our Executive Vice President, Sales and Marketing and an incentive compensation agreement with Thomas F. Lemker, its Vice President of Finance and its and our Assistant Secretary and Assistant Treasurer. We have entered into an employment agreement with Jeffrey M. Farina, who currently serves as Accellent's Vice President Engineering. We do not currently maintain key-man life insurance for any of our employees.

We depend on outside suppliers and subcontractors, and our production and reputation could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

        Our current capabilities do not include all elements that are required to satisfy all of our customers' requirements. As we position ourselves to provide our customers with a single source solution, we may rely increasingly on third-party suppliers, subcontractors and other outside sources for components or services. Manufacturing problems may occur with these third parties. A supplier may fail to develop and supply products and components to us on a timely basis, or may supply us with products and components that do not meet our quality, quantity or cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

If we are not successful in making acquisitions we may be unable to expand our business and remain competitive.

        An important element of our strategy is to make selective acquisitions of component manufacturers and suppliers that complement our core capabilities. If we cannot identify and acquire on acceptable terms companies that complement or enhance our capabilities and service offerings we may be unable to grow our business or remain competitive with companies in our industry that are able to provide more complete outsourcing capabilities and services to medical device companies. We may also incur expenses associated with identifying suitable targets. In addition, if we incur costs associated with incomplete acquisitions, including legal and accounting fees, or are required to pay higher prices for acquired companies because of competition, this will result in a diversion of resources from other facets of our business.

Risks Related to the Exchange Notes and Our Structure

Our ability to generate the cash needed to service our lease and debt obligations depends on certain factors beyond our control.

        The future success of our operations will, in large part, dictate our ability to make scheduled payments on, and satisfy our obligations under, our leases and debt, including our debt incurred under our new senior secured credit facility and the notes. Our future operating performance will be affected by general economic, competitive, market, business and other conditions, many of which are beyond our control. To the extent we are not able to meet our obligations under our leases and debt, we will be required to restructure or refinance them, seek additional equity financing or sell assets. We may not be able to restructure or refinance our leases or debt, obtain additional financing or sell assets on satisfactory terms or at all.

Your right to receive payments on the notes and guarantees of those notes are subordinated to our new senior secured credit facility.

        Payment on the notes is subordinated in right of payment to our new senior secured credit facility and any future senior indebtedness we may incur. Payment on the guarantee of each subsidiary guarantor of the notes is subordinated in right of payment to that subsidiary guarantor's senior indebtedness, including its guarantee of our new senior secured credit facility. Upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness, including the new senior secured credit facility, are entitled to be paid in full before any payment may be made on the notes or the subsidiary guarantees, as the case may be. In these cases, we or a subsidiary guarantor, as the case may be, may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness and, due to the turnover provisions in the indenture, less ratably than the holders of unsubordinated obligations, including trade payables.

        As of September 30, 2004, the notes and the related guarantees were subordinated to approximately $193.5 million of outstanding indebtedness under our new senior secured credit facility, and could become subordinated to up to an additional $40.0 million of senior secured indebtedness available to us under our Revolving Credit Facility at such time that it is drawn. The indenture for the notes and our new senior secured credit facility permits us, subject to specified limitations, to incur additional indebtedness, some or all of which may be senior secured indebtedness that would rank senior to the notes and the subsidiary guarantees.

The indenture for the notes and our new senior secured credit facility impose significant operating and financial restrictions which may limit our ability to operate our business.

        The indenture for the notes and our new senior secured credit facility impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

  •
  incur additional indebtedness;

  •
  make distributions or make certain other restricted payments;

  •
  incur liens;

  •
  pay dividends and other payment restrictions affecting our subsidiaries;

  •
  sell certain assets or merge with or into other companies; and

  •
  enter into transactions with affiliates.

        These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our new senior secured credit facility requires us to maintain specified financial ratios and to satisfy certain financial covenants. We may be required to take action to reduce our indebtedness or act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Events beyond our control, including changes in economic and business conditions in the markets in which we operate, may affect our ability to do so. We may not be able to meet these ratios or satisfy these covenants and we cannot assure you that our lenders will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our new senior secured credit facility would prevent us from borrowing additional money under the facility and could result in a default under it. If a default occurs under any of our senior indebtedness, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against substantially all of our assets, which would serve as collateral securing the indebtedness. Moreover, if the lenders under a facility or other agreement in default were to accelerate the indebtedness outstanding under that facility, it could result in a default under other indebtedness. If all or any part of our indebtedness were to be accelerated, we may not have or be able to obtain sufficient funds to repay it. See "Description of New Senior Secured Credit Facility."

We are structured as a holding company and conduct our operations through our subsidiaries and may be limited in our ability to access funds from these subsidiaries to service our debt, including the notes.

        We are structured as a holding company and conduct all of our operations through our subsidiaries. Our only significant asset is the capital stock of our operating subsidiaries. Consequently, our cash flow and ability to service our debt obligations depend on the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by our subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us depends upon their operating results and are subject to applicable laws and contractual restrictions, including those contained in our new senior secured credit facility. If the earnings of our operating subsidiaries are not adequate for us to service our debt obligations, we may default on our debt obligations and our business could be materially harmed. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available to us for these payments, unless they are guarantors of the notes.

We may incur additional indebtedness ranking equal to the notes or the guarantees.

        The indenture permits us to issue additional indebtedness on an equal and ratable basis with the notes, subject to satisfaction of a debt incurrence covenant. If we or a guarantor incur any additional indebtedness that is on an equal and ratable basis with the notes, the holders of that debt are entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any foreclosure upon our collateral or our insolvency, liquidation, reorganization, dissolution or other winding-up. This may have the effect of reducing the amount of proceeds paid to you.

Fraudulent transfer statutes may limit your rights as a holder of the notes.

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

  •
  avoid all or a portion of our obligations to holders of the notes;

  •
  subordinate our obligations to holders of the notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to holders of the notes.

In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  (1)
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the notes;

  (b)
  were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds of the notes offering are used, in part, to make payments to our stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

        Jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the notes are guaranteed by all of our existing domestic subsidiaries and by all our future domestic subsidiaries, except as set forth in this prospectus, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee or the liens securing its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

If we redeem all or part of your notes, you may not be able to achieve your expected return on investment and if we only redeem a portion of the notes the trading market for the notes may become more limited.

        We may redeem the exchange notes, in whole or in part, on or after July 15, 2008, at the redemption prices set forth under the caption "Description of Notes—Optional Redemption." In addition, on or prior to July 15, 2007, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of one or more qualified equity offerings. If we redeem your notes, you may not obtain your expected return on your investment in the notes because you may not be able to reinvest the proceeds from a redemption in an investment that results in a comparable return. To the extent that notes are traded, prices for the notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the notes, may differ from actual trading prices and should be viewed as approximations. To the extent that notes are partially redeemed by us, the trading market for the notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for notes not redeemed may be affected adversely by the reduced float. The reduced float may also tend to make the trading price more volatile. The extent of the public market for the notes following a redemption will depend upon, among other things, the remaining outstanding principal amount of notes after the redemption, the number of holders of such notes remaining at such time and the interest in maintaining a market in the notes on the part of securities firms and other factors.

We may be unable to purchase the notes upon a change of control.

        Upon the occurrence of "change of control" events specified under the caption "Description of Notes," holders of the notes may require us to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest plus liquidated damages, if any. We cannot assure you that we will have the financial resources to purchase the notes, particularly as that change of control event may trigger a similar repurchase requirement for, or result in the acceleration of, other indebtedness. In addition, our new senior secured credit facility provides that certain change of control events, including any event constituting a change of control under the indenture governing the notes, constitutes a default and could result in the acceleration of our indebtedness under the new senior secured credit facility. Because we will be required to repay in full our new senior secured credit facility before repaying the amounts outstanding under the notes, you may not be repaid in full upon a change of control.

We cannot assure you that an active trading market will develop for the exchange notes.

        While the exchange notes are expected to be eligible for trading in The PORTAL Market, a screen-based automated market for trading securities for qualified institutional buyers, there is no public market for the exchange notes. The initial purchasers have informed us that they intend to make a market in the exchange notes, but they may cease their market-making activities at any time. We do not know if an active market will develop for the exchange notes, or if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the exchange notes may be adversely affected.

        In addition, changes in the overall market for debt securities, changes in our prospects or financial performance or in the prospects for companies in our industry generally could have a material adverse effect on the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes. If an active market for the exchange notes fails to develop or be sustained, the trading price could fall. If an active trading market were to develop, they could trade at prices that may be lower than the initial offering price. Whether or not they could trade at lower prices depends on a number of factors, including, but not limited to:

  •
  prevailing interest rates;

  •
  the markets for similar securities;

  •
  general economic conditions; and

  •
  our financial condition, historical financial performance and future prospects.

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

        Old notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Broker-dealers or holders of the notes may become subject to the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that:

  •
  exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes; or

  •
  resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery provisions of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

        In addition to broker-dealers, any holder of old notes that exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery provisions of the Securities Act in connection with any resale transaction by that holder.

We are controlled by stockholders whose interests may differ from your interests.

        All of our outstanding shares of common stock are held by Accellent. KRG/CMS L.P. and DLJ Merchant Banking Partners III, L.P. and related funds collectively beneficially own approximately 71% of the voting power of Accellent. Accellent also entered into an Amended and Restated Shareholders' Agreement with certain of its stockholders, including KRG/CMS L.P. and the DLJ Merchant Banking Buyers. Under the agreement, KRG/CMS L.P. currently has the right to nominate five directors to Accellent's board of directors and the DLJ Merchant Banking Buyers have the right to nominate three directors to such board. In addition, through a management services agreement, KRG, which is the general partner of the general partner of KRG/CMS L.P., provides advisory services to Accellent and is compensated for the completion of acquisitions by us. In connection with the equity investment in Accellent by the DLJ Merchant Banking Buyers, Accellent entered into a similar agreement with DLJ Merchant Banking III, Inc., or DLJMBIII, an affiliate of the DLJ Merchant Banking Buyers. These relationships create the potential for conflicts of interest in circumstances where Accellent's and our interests and the interests of KRG, KRG/CMS L.P., DLJMBIII and the DLJ Merchant Banking Buyers are not aligned. For as long as KRG and DLJMBIII provide advisory services and KRG/CMS L.P. and the DLJ Merchant Banking Buyers continue to own shares of Accellent's voting stock representing in the aggregate more than 50% of the combined voting power of all the outstanding voting stock of Accellent, they will be able to determine the outcome of all matters submitted to a vote of Accellent's stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, and the incurrence of indebtedness, any of which could have an impact on our business or operations. KRG/CMS L.P. and the DLJ Merchant Banking Buyers will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to KRG/CMS L.P. and the DLJ Merchant Banking Buyers but not to other interested parties or to holders of our notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

        Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from the forward-looking statements are set forth in this prospectus, including under the headings "Prospectus Summary—Risk Factors," "Management Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors."

        We undertake no obligation to update publicly or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

        You should rely only on the information contained in this document or to which we have referred you herein. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

THE TRANSACTIONS

        On April 27, 2004, we entered into an Agreement and Plan of Merger, pursuant to which, on June 30, 2004, we acquired MedSource by merging it with our wholly owned subsidiary Pine Merger Corporation. The merger resulted in MedSource and its subsidiaries becoming our wholly owned subsidiaries. The existing indebtedness of MedSource and its subsidiaries, equal to approximately $37.0 million, including accrued interest, as of June 30, 2004, was repaid in connection with the MedSource acquisition. Upon the consummation of the MedSource acquisition, Accellent repurchased its outstanding Class C Redeemable Preferred Stock and paid accrued dividends to its holders of Class A 5% Convertible Preferred Stock and Class C Redeemable Preferred Stock. We repaid Accellent's and our indebtedness in connection with the consummation of the Transactions in an aggregate amount of approximately $149.4 million, including accrued interest, as of June 30, 2004 and prepayment fees on such indebtedness of approximately $4.7 million. We also completed payment of approximately $9.6 million in respect of an earn-out obligation entered into in connection with our acquisition of Venusa in February 2003, $3.0 million of which was previously paid by us on May 28, 2004. For a description of the Venusa acquisition, see Note 2 to our Consolidated Financial Statements included in this prospectus.

        We financed the Transactions primarily with the proceeds from the issuance and sale of the old notes; our $234.0 million new senior secured credit facility, which consists of a six-year $194.0 million term facility and a five-year $40.0 million revolving credit facility, under which up to $15.0 million is available in the form of letters of credit and up to $5.0 million under the revolving credit facility is available for short-term borrowings under a swingline facility (see "Description of New Senior Secured Credit Facility"); and the equity investment by the DLJ Merchant Banking Buyers of approximately $88.0 million in cash in Accellent (up to $100,000 of which may be returned to the DLJ Merchant Banking Buyers in the event that we pay the Venusa earn-out in respect of Venusa's 2004 financial performance), net of $1.8 million of fees, in exchange for an aggregate of approximately 7.6 million shares of Accellent's Class A-8 5% Convertible Preferred Stock and warrants to purchase additional shares of Accellent's Class A-8 5% Convertible Preferred Stock, subject to certain conditions.

THE EXCHANGE OFFER

Purpose and Effect

        Concurrently with the sale of the old notes on June 30, 2004, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must cause the registration statement to be declared effective by March 27, 2005 and must consummate the exchange offer no later than 30 business days after the registration statement has been declared effective.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

        In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

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  the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

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  the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

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  the holder is not an "affiliate" of ours or any of the guarantors, as defined under Rule 405 under the Securities Act.

        Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the staff of the SEC set forth in no-action letters of Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  is our or any guarantor's "affiliate" within the meaning of Rule 405 under the Securities Act;

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  is a broker-dealer who purchased old notes directly from us or the guarantors, or any of our or the guarantors' affiliates, for resale under Rule 144A or any other available exemption under the Securities Act;

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  acquired the exchange notes other than in the ordinary course of the holder's business; or

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  has an arrangement with any person to engage in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to                  .m., New York City time, on            , 2005, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

        The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

        This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the Colorado Business Corporation Act or the indenture.

        We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be                .m., New York City time, on            , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. We refer to this date, as it may be extended, as the expiration date. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

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  to amend the terms of the exchange offer in any manner.

        In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

        Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

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  certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

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  a timely confirmation of a book-entry transfer, referred to herein as a Book-Entry Confirmation, of the old notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, or the Book-Entry Transfer Facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

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  you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn prior to                .m., New York City time, on            , 2005, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 unless old notes tendered pursuant thereto are tendered:

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  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be representing to us that, among other things:

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  the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

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  you are not engaging in and do not intend to engage in a distribution of the exchange notes;

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  you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

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  you are not our or any of the guarantors' "affiliate," as defined under Rule 405 of the Securities Act.

        In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

        If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to

reach the exchange agent prior to                .m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible guarantor institution;

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  prior to                .m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time prior to                .m., New York City time, on the expiration date.

        For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal must be received by the exchange agent at its address set forth under "—Exchange Agent" prior to                .m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

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  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

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  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such old notes are to be registered, if different from that of the person having deposited the old notes to be withdrawn.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange, but that are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole reasonable discretion subject to the following. We may assert or waive any deficiencies in the documentation, or other administrative requirements of tender, with respect to particular old notes after the expiration of the offer. The substantive conditions set forth above under "—Procedures for Tendering," must be satisfied or waived by us prior to the expiration of the exchange offer. If we waive any material, substantitive conditions with respect to the exchange of any particular old notes, such waiver will be effective for all holders of old notes that have been validly tendered and have not been validly withdrawn prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand Delivery or Overnight Courier:	By Facsimile (Eligible Institutions Only):
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Group-2nd Floor Reference: Medical Device Manufacturing, Inc.	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Group-2nd Floor Reference: Medical Device Manufacturing, Inc.	U.S. Bank National Association (651) 244-1537 Attention: Specialized Finance Group-2nd Floor Reference: Medical Device Manufacturing, Inc.

For Information or Confirmation by Telephone: (800) 934-6802

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under GAAP.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes. The old notes surrendered in exchange for the exchange notes will be retired and marked as cancelled and cannot be reissued. The gross proceeds from the offering of the old notes of approximately $175.0 million were used to finance the MedSource acquisition.

CAPITALIZATION

        The following table shows our material capitalization as of September 30, 2004. This table should be read in conjunction with the section entitled "The Transactions," our consolidated financial statements and the related notes contained elsewhere in this prospectus.

As of September 30, 2004
(in millions)
Debt:
New Senior Secured Credit Facility:
Revolving Credit Facility(1)	—
Term Facility	$193.5
Notes	175.0
Total Indebtedness	368.5
Total Stockholder's Equity	136.1

Total Capitalization	$504.6

(1)
The revolving credit facility provides for borrowings of up to $40.0 million and remained undrawn upon the consummation of the Transactions. Up to $15.0 million under the revolving credit facility is available in the form of letters of credit, and up to $5.0 million under the revolving credit facility is available for short-term borrowings under a swingline facility.

NON-GAAP FINANCIAL MEASURES

        EBITDA (including pro forma presentations thereof) and the related ratios presented in this prospectus are supplemental measures of our performance that are not required by, or presented in accordance with GAAP. EBITDA is not measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP.

        EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.

        We also use financial measures similar to EBITDA, though subject to certain different adjustments, in our new senior secured credit facility that we entered into in connection with our refinancing transactions described herein and the indenture governing the notes to measure our compliance with covenants such as interest coverage and debt incurrence. Measures similar to EBITDA are also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

        EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  it does not reflect our cash expenditures for capital expenditures;

  •
  it does not reflect changes in, or cash requirements for, our working capital requirements;

  •
  it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

  •
  although deprecation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect cash requirements for such replacements;

  •
  other companies, including other companies in our industry, may calculate differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. For more information, see our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following presents our selected historical consolidated financial data or the selected historical consolidated data of our current wholly owned subsidiaries which were acquired by our parent prior to our formation for the period from July 2, 1999 (the date of inception of our parent) through December 31, 1999, for each of the four full fiscal years in the period ended December 31, 2003 and for the nine month periods ended September 30, 2003 and 2004, and presents selected historical consolidated financial data of our predecessor, UTI Corporation, a Pennsylvania corporation and our wholly owned subsidiary that we refer to as UTI Pennsylvania, for the full fiscal year ended December 31, 1999 and for the five month period ended May 31, 2000 (the date immediately preceding our acquisition of UTI Pennsylvania). The operating data for each of the three years in the period ended December 31, 2003 and the balance sheet data as of December 31, 2002 and 2003 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2001 and 2000 were derived from our unaudited financial statements that are not included in this prospectus. The operating data for the year ended December 31, 2000 was derived from our and our parent's unaudited financial statements that are not included in this prospectus. The operating data for the period from July 2, 1999 through December 31, 1999, and the balance sheet data as of December 31, 1999, were derived from the audited consolidated financial statements of our parent that are not included in this prospectus. The operating data for UTI Pennsylvania for the five months ended May 31, 2000 and the twelve months ended December 31, 1999 and the balance sheet data for UTI Pennsylvania as of May 31, 2000 and December 31, 1999 are derived from the audited consolidated financial statements of UTI Pennsylvania that are not included in this prospectus. Our operating data for the nine month periods ended September 30, 2003 and September 30, 2004 and our balance sheet data as of September 30, 2004 were derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus.

        Our selected historical consolidated financial data reflects the push down of our parent's indebtedness and related interest expense, the Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock and related dividends. The Accellent debt pushed down to us is included in our consolidated balance sheets as long-term debt. The Accellent Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock pushed down to us is included in our consolidated balance sheets as redeemable and convertible preferred stock of parent company. Accellent has also raised capital from the sale of common stock, Class A-1 though A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock. The proceeds from the common stock, Class A-1 through A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock have been advanced to us and reflected in our consolidated balance sheets as additional paid-in capital since we are under no obligation to repay these amounts. Our parent, Accellent, allocates all interests and debt issuance costs to us. Accellent pushes down all dividends declared and paid, including accretive dividends, on the redeemable and convertible preferred stock of parent company which has been pushed down to us. Any costs incurred by Accellent for the benefit of MDMI have been fully allocated to MDMI. Accellent does not incur any common expenses for the benefit of both Accellent and MDMI, therefore, no common expenses are allocated from Accellent to MDMI. Management believes the methods of allocation are reasonable. We have included the related historical consolidated financial data which represents our current wholly owned subsidiaries which were acquired by our parent prior to our formation for the period from July 2, 1999 through December 31, 1999 and for the full year ended December 31, 2000 (which includes amounts that were pushed down to us from our parent). We have presented separately the selected historical consolidated financial data of UTI Pennsylvania for periods prior to our parent's inception to show a full five years of selected historical financial data in accordance with applicable commission rules. With respect to periods prior to our parent's inception in July 1999, our parent's and our predecessor for financial accounting purposes is our wholly owned subsidiary, UTI Pennsylvania. Our parent acquired UTI Pennsylvania in June 2000. Although our parent was the acquiring corporation, UTI Pennsylvania, which was substantially larger than our parent at the time of the acquisition, is viewed as our parent's and our corporate predecessor for financial accounting purposes.

        We consummated the MedSource acquisition on June 30, 2004 and, as a result, the assets and liabilities of MedSource are recorded on our balance sheet as of the date of the MedSource acquisition and the results of operations of MedSource for June 30, 2004 are included in our results for that day. The unaudited financial statements reflect all adjustments necessary in the opinion of management for a fair presentation of financial condition and results of operations for such periods and as of such dates.

        The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

Our Company

	Period from Parent's Inception (July 2, 1999)to December 31, 1999(1)					Nine Months Ended September 30,
		Twelve Months Ended December 31,
		2000(1)	2001(1)	2002(1)	2003(1)	2003	2004
	(in thousands)
STATEMENT OF OPERATIONS DATA:
Net Sales	$5,739	$77,965	$137,488	$135,841	$174,223	$128,052	$212,485
Cost of Sales	3,140	54,403	88,974	96,740	121,029	88,891	155,155

Gross Profit	2,599	23,562	48,514	39,101	53,194	39,161	57,330
Selling, General and Administrative Expenses	839	19,055	27,040	23,548	28,612	21,224	30,681
Research and Development Expenses	1	1,321	2,106	2,380	2,603	1,938	2,023
Restructuring and Other Charges(2)	—	—	—	2,440	1,487	1,533	2,107
Impairment of Goodwill and Intangibles(3)	—	—	—	21,725	—	—	—
Amortization of Intangibles(3)	512	8,140	10,067	4,703	4,828	3,602	3,937

Income (Loss) from Operations	1,247	(4,954)	9,301	(15,695)	15,664	10,864	18,582
Other Income (Expense)
Interest Expense, Net	(804)	(11,363)	(17,802)	(16,923)	(16,587)	12,825	19,397
Other(4)	23	35	(1)	61	(9)	(5)	3,284

Total Other Expense	(781)	(11,328)	(17,803)	(16,862)	(16,596)	12,820	22,681

Income (Loss) Before Income Taxes	466	(16,282)	(8,502)	(32,557)	(932)	(1,956)	(4,099)
Income Tax Expense (Benefit)	357	(5,404)	(1,504)	(5,145)	13,872	(763)	2,341

Net Income (Loss)	$109	$(10,878)	$(6,998)	$(27,412)	$(14,804)	$(1,193)	$(6,440)
OTHER FINANCIAL DATA:
Cash Flows Provided by (Used in):
Operating Activities	$1,092	$6,779	$9,362	$14,022	$14,392	$7,733	$6,179
Investing Activities	(21,421)	(204,916)	(14,163)	(9,446)	(20,370)	(18,048)	(221,317)
Financing Activities	21,173	205,349	(439)	(1,517)	3,977	8,069	218,583
Capital Expenditures	265	3,145	6,497	6,218	6,371	(4,061)	(8,718)
Depreciation and Amortization	663	11,902	15,455	10,858	11,591	8,602	11,289
EBITDA(5)	1,933	6,983	24,755	(4,776)	27,246	19,471	26,587
Ratio of Earnings to Fixed Charges	1.5x	—	—	—	—	—	—
Deficiency of Earnings to Fixed Charges	—	16,282	8,502	32,557	932	1,956	4,099
BALANCE SHEET DATA (at period end):
Cash and Cash Equivalents	$845	$8,058	$2,818	$5,877	$3,974	$3,680	$7,403
Total Assets	25,165	266,350	262,081	235,775	279,135	257,275	601,690
Total Debt	16,116	140,020	140,189	144,411	136,246	140,009	368,543
Redeemable and Convertible Preferred Stock	30	540	540	540	12,593	12,593	30
Stockholder's Equity	6,348	91,861	82,072	64,219	56,813	70,478	136,146

UTI Pennsylvania

	Twelve Months Ended December 31, 1999	Five Months Ended May 31, 2000
	(in thousands)
STATEMENT OF OPERATIONS DATA:
Net Sales	$75,334	$35,661
Cost of Sales	48,012	23,567

Gross Profit	27,322	12,094
Selling, General and Administrative Expenses	21,920	27,732
Research and Development Expenses	2,051	702
Amortization of Intangibles	422	188

Income (Loss) from Operations	2,929	(16,528)
Interest Expense, Net	592	257
Other	210	55

Income (Loss) Before Income Taxes	2,127	(16,840)
Income Tax Expense	233	234

Net Income (Loss)	$1,894	$(17,074)
OTHER FINANCIAL DATA:
Cash Flows Provided by (Used in):
Operating Activities	$10,559	$5,497
Investing Activities	(9,876)	1,333
Financing Activities	(616)	(6,580)
Ratio of Earnings to Fixed Charges	3.5x	—
Deficiency of Earnings to Fixed Charges	—	$16,840
BALANCE SHEET DATA (at period end):
Cash and Cash Equivalents	2,117	2,366
Total Assets	58,358	54,992
Total Debt	10,808	5,483
Stockholders' Equity	21,136	29,492

(1)
Our parent acquired G&D, Inc. d/b/a/ Star Guide, Inc. on July 6, 1999 and Noble-Met, Ltd. on January 11, 2000, and we acquired UTI Pennsylvania on June 1, 2000, American Technical Molding, Inc. on December 22, 2000, Micro-Guide, Inc. on October 31, 2001, and Venusa on February 28, 2003. All acquisitions were accounted for using the purchase method of accounting. Accordingly the assets acquired and liabilities assumed were recorded in our financial statements at their fair market value and the operating results of the acquired companies are reflected since the date of acquisition.

(2)
During 2002, we implemented two restructuring plans focused on consolidating our U.S. operations. During the second quarter of 2002, we announced the relocation of the majority of operations in our South Plainfield, New Jersey facility to the Collegeville, Pennsylvania facility. A restructuring charge of $0.5 million was recognized that consisted of $0.1 million related to severance and $0.4 million associated with the write-down of assets and other closure costs at the South Plainfield, New Jersey facility.

During the fourth quarter of 2002, we announced the consolidation of our machining capabilities into our Wheeling, Illinois facility and the closing of our Miramar, Florida plant. As a result, we recognized a restructuring charge of $1.4 million consisting of: $0.1 million related to stay-on bonuses earned through December 31, 2002; $0.5 million related to the write-down of assets; and $0.8 million related to lease obligations. In 2003, the relocation was completed and we recognized a restructuring charge of $1.8 million consisting of: $0.5 million related to stay-on and relocation bonuses earned through the relocation date; $0.3 million related to the relocation of equipment and plant clean-up; $0.7 million of other exit costs; and $0.3 million related to excess inventory discarded (included in cost of sales in the consolidated statements of operations).

During the third quarter of 2002, we decided not to proceed with the construction of a new technology center and recognized a loss of $0.5 million related to the write-down of previously capitalized costs.

The following table summarizes the recorded accruals and activity related to the restructuring and other charges (in thousands):

	Employee Costs	Other Exit Costs	Total
Restructuring and Other Charges	$230	$2,210	$2,440
Less: Cash Payments	(80)	(143)	(223)
Less: Non-Cash Items	—	(1,262)	(1,262)

Balance as of December 31, 2002	150	805	955
Restructuring Charge	471	1,016	1,487
Inventory Discarded	—	322	322
Less: Cash Payments	(613)	(1,559)	(2,172)

Balance as of December 31, 2003	$8	$584	$592

The balance as of December 31, 2003 was paid in August 2004.

(3)
Effective January 1, 2002, we adopted SFAS No, 142, "Goodwill and Other Intangible Assets." Accordingly, we no longer amortize goodwill. For the period July 2, 1999 to December 31, 1999 and the year ended 2000, and 2001, we amortized $0.5 million, $3.2 million and $5.4 million, respectively of goodwill. As a result of a loss of significant customers during 2002, goodwill impairment was determined to exist in one of our three reporting units. Accordingly, an impairment of goodwill charge of $17.5 million was recognized. In addition, related intangible assets of developed technology and know how and customer base were reduced to their estimated fair value based on projected cash flow by $2.2 million and $2.0 million respectively.

(4)
For the nine months ended September 30, 2004 other income (expense) includes $3,295,000 of pre-payment fees associated with the retirement of our old senior subordinated indebtedness and Accellent's senior indebtedness.

(5)
We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization. Since EBITDA may not be calculated the same by all companies, this measure may not be comparable to similarly titled measures by other companies. We use EBITDA as a supplemental measure of our performance. EBITDA has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. See "Non-GAAP Financial Measures" for a discussion of our use of EBITDA and certain limitations of EBITDA as a financial measure. EBITDA is calculated as follows for the periods presented:

						Nine Months Ended September 30,
	Period from Parent's Inception to December 31, 1999	Twelve Months Ended December 31,
		2000	2001	2002	2003	2003	2004
	(in thousands)
Net Income (Loss)	$109	$(10,878)	$(6,998)	$(27,412)	$(14,804)	$(1,193)	$(6,440)
Interest Expense, net	804	11,363	17,802	16,923	16,587	12,825	19,397
Provision for Income Taxes	357	(5,404)	(1,504)	(5,145)	13,872	(763)	2,341
Depreciation and Amortization	663	11,902	15,455	10,858	11,591	8,602	11,289

EBITDA	$1,933	$6,983	$24,755	$(4,776)	$27,246	$19,471	$26,587

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under "Risk Factors." Our actual results may differ materially from those contained in any forward-looking statements.

Overview

        As a result of our acquisition of MedSource, we believe we are the largest provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry. The following discussion and analysis of our financial condition and results of operations covers periods prior to the Transactions. Accordingly, the discussion and analysis of historical periods do not reflect the significant impact that the Transactions will have on us and our subsidiaries.

        We primarily focus on the leading companies within three large and growing markets within the medical device industry: cardiovascular, endoscopy, and orthopaedics. Our customers include many of the leading medical device companies, including Boston Scientific, Guidant, Johnson & Johnson, Medtronic, Smith & Nephew, St. Jude Medical, Stryker, Tyco International and Zimmer. During 2003, our top 10 customers accounted for approximately 52% of net sales with only one customer accounting for greater than 10% of net sales. Boston Scientific accounted for approximately 25% of net sales in 2003. Although we expect net sales from our largest customers to continue to constitute a significant portion of our net sales in the future, Boston Scientific has informed us that it intends to transfer a number of products currently assembled by us to its own assembly operation. Although the transfer schedule has not been finalized, we expect the majority of the transfer to take place during fiscal 2005 with a target completion date during the first half of 2006. The product lines that are expected to be transferred represented approximately $28 million and $27 million of our net sales for 2003 and the first nine months of 2004, respectively. Based on preliminary estimates, we expect that net sales from Boston Scientific to decline approximately $10 million to $15 million in 2005 and $15 million to $20 million in 2006. While we believe that the transferred business can be replaced with new business from existing and potential new customers to offset the loss, there is no assurance that we will replace such business and the loss will not adversely affect our operating results in 2005 and thereafter. While net sales are aggregated by us to the ultimate parent of a customer, we typically generate diversified revenue streams within these large customers across separate divisions and multiple products.

        We primarily generate our net sales domestically. In 2003, $143.6 million or 82.0% of our net sales were sold to customers located in the U.S. Since a substantial majority of the leading medical device companies are located in the U.S., we expect our net sales to U.S.-based companies to remain a high percentage of our net sales in the future.

        We primarily recognize product net sales upon shipment, when title passes to the customer or, if products are shipped on consignment to a particular customer, when the customer uses the product. For services, we recognize net sales at the time the services are rendered.

        Our operations are based on purchase orders that typically provide for 30 to 90 days delivery from the time the purchase order is received, but which can provide for delivery within 30 days or up to 180 days, depending on the product and the customer's ability to forecast requirements.

        Cost of goods sold includes raw materials, labor and other manufacturing costs associated with the products we sell. Some products incorporate precious metals, such as gold, silver and platinum. Changes in prices for those commodities are generally passed through to our customers. As a result of the acquisition of MedSource, acquired inventories were stepped up in value by $3.4 million which resulted in higher cost of goods sales during our second and third quarters of fiscal year 2004 when this inventory was sold.

        Selling, general and administrative expenses include salaries, sales commissions, and other selling and administrative costs.

        Amortization of intangible assets is primarily related to our acquisitions of G&D, Inc. d/b/a Star Guide, or Star Guide, Noble-Met, Ltd., or Noble Met, UTI Pennsylvania, American Technical Molding, Inc., or ATM, Venusa and MedSource. Interest expense is primarily related to indebtedness incurred to finance our acquisitions.

        Concurrent with the acquisition of MedSource on June 30, 2004, we aligned our management by the three medical device market segments which we serve. As a result of this realignment, we believe we have three operating segments: Endoscopy, Cardiology and Orthopaedics. We believe that all of our operating segments meet the aggregation criteria of paragraph 17 of SFAS No. 131, and are treated as one reportable segment.

Results of Operations

        The following table sets forth percentages derived from the consolidated statements of operations for the years ended December 31, 2001, 2002 and 2003 and nine months ended September 30, 2003 and 2004, presented as a percentage of net sales.

	Twelve Months Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
STATEMENT OF OPERATIONS DATA:
Net Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Sales	64.7	71.2	69.5	69.4	73.0

Gross Profit	35.3	28.8	30.5	30.6	27.0
Selling, General and Administrative Expenses	19.7	17.3	16.4	16.6	14.4
Research and Development Expenses	1.5	1.8	1.5	1.5	1.0
Restructuring and Other Charges	—	1.8	0.9	1.2	1.0
Impairment of Goodwill and Intangibles	—	16.0	—	—	—
Amortization of Intangibles	7.3	3.5	2.8	2.8	1.9

Income (Loss) from Operations	6.8	(11.6)	9.0	8.5	8.7

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Net Sales

        Net sales for the first nine months of fiscal year 2004 were $212.5 million, an increase of $84.4 million or 65.9% compared to net sales of $128.1 million for the same period in fiscal year 2003. The increase was due to the acquisition of MedSource on June 30, 2004 which increased net sales by $45.6 million, and the inclusion of Venusa for the full nine month period in 2004 which increased net sales by $3.9 million, as well as a $34.9 million increase primarily related to higher unit shipments as we were awarded new products and increases in unit shipments on existing products to customers that serve the endoscopic and cardiovascular markets. Two customers accounted for 21.1% and 13.6% of net sales, respectively, for the first nine months of fiscal year 2004. One customer accounted for 20.8% of net sales for the first nine months of fiscal year 2003.

Gross Profit

        Gross profit for the first nine months of fiscal year 2004 was $57.3 million as compared to $39.2 million for the same period in fiscal year 2003. The $18.1 million increase in gross profit was primarily due to the acquisition of MedSource and higher unit shipments partially offset by a

$3.4 million write-off of the step-up of inventory related to the MedSource acquisition. Excluding the inventory step-up expense, the acquisition of MedSource increased gross profit by $9.7 million.

        Gross margin was 27.0% of net sales for the first nine months of fiscal year 2004 as compared to 30.6% of net sales for the same period in fiscal year 2003. As a result of the acquisition of MedSource, acquired inventories were stepped up in value by $3.4 million. This step up in inventory reduced gross margin by $3.4 million, or 1.6%, for the 2004 period. Additionally, the MedSource gross margins have historically been lower than gross margins attained by us before the acquisition. The lower MedSource gross margins impacted our gross margins in the first nine months of fiscal year 2004 by $4.4 million, or 2.1%.

Selling, General and Administration Expenses

        SG&A expenses were $30.7 million for the first nine months of fiscal year 2004 compared to $21.2 million for the same period in fiscal year 2003. The increase in SG&A costs were due to the acquisition of MedSource, which added $5.6 million of SG&A costs during the fiscal year 2004 period.

        SG&A expenses were 14.4% of net sales for the first nine months of fiscal year 2004 versus 16.6% of net sales for the same period in fiscal year 2003. The lower 2004 percentage was driven by sales growth resulting in improved absorption of our SG&A cost structure, and in the 2003 period we incurred $1.6 million of costs associated with executive officer transition.

Research and Development Expenses

        R&D expenses for the first nine months of fiscal year 2004 were $2.0 million or 1.0% of net sales, compared to $1.9 million or 1.5% of net sales for the same period in fiscal year 2003. The increase in R&D costs was due to the acquisition of MedSource, which added $0.1 million of R&D costs during the fiscal year 2004 period. The lower 2004 percentage was driven by sales growth in combination with leveraging the R&D cost structure.

Restructuring and Other Charges

        During the fourth quarter of 2002, we announced the consolidation of our machining capabilities into our Wheeling, Illinois facility and the closing of our Miramar, Florida plant. For the first nine months of fiscal year 2003, we recognized an additional $1.5 million in restructuring charges consisting of $0.5 million for stay-on and relocation bonuses earned and $1.0 million related to expenses to shut down and relocate the operations.

        In connection with the MedSource acquisition, we identified $27.8 million of costs associated with eliminating duplicate positions and plant consolidations, which is comprised of $11.2 million in severance payments, $11.0 million in lease termination costs and $5.6 million to relocate operations. Severance payments relate to approximately 610 employees in manufacturing, selling and administration which are expected to be paid by mid-year 2006. All other costs are expected to be paid by 2010. The costs of these plant consolidations was reflected in the purchase price of MedSource in accordance with the FASB Emerging Issues Task Force ("EITF") No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.. These costs include estimates to close facilities and consolidate manufacturing capacity, and are subject to change based on the actual costs incurred to close these facilities. Changes to these estimates could increase or decrease the amount of the purchase price allocated to goodwill in the near term. During the third quarter of fiscal year 2004, we increased the estimated liability for the MedSource facilities consolidations by $0.8 million, resulting in an increase to the purchase price allocation to goodwill in the same amount.

        The following table summarizes the recorded accruals and activity related to the restructuring (in thousands):

	Employee costs	Other costs	Total
Balance as of December 31, 2003	$8	$584	$592
Plant closures and severance cost for MedSource integration	11,196	16,604	27,800
Restructuring charges incurred	1,635	—	1,635
Paid year-to-date	(2,884)	(584)	(3,468)

Balance September 30, 2004	$9,955	$16,604	$26,559

Interest Expense, net

        Interest expense, net increased $6.6 million to $19.4 million for the first nine months of fiscal year 2004 versus $12.8 million for the same period in fiscal year 2003 due to the refinancing of our old senior secured credit facility and various senior subordinated indebtedness, which resulted in $4.5 million of accelerated amortization of debt discounts and deferred financing costs during the second quarter of fiscal year 2004, and interest expense on the increased debt incurred to acquire MedSource. Interest expense, net includes interest income of approximately $47,000 and $11,000 for the first nine months of fiscal years 2004 and 2003, respectively.

Income Tax Expense (Benefit)

        Income tax expense was $2.3 million for the first nine months of fiscal year 2004 as compared to an income tax benefit of $0.8 million for the same period in fiscal year 2003. The expense incurred for the fiscal year 2004 period is primarily due to certain state and foreign taxes which cannot be offset by losses in other jurisdictions, and a provision for deferred taxes related primarily to different book and tax treatment for goodwill. During the fourth quarter of fiscal year 2003, we determined that it is more likely than not that our deferred tax asset will not be realized, and we provided a valuation allowance equal to the full amount of the deferred tax asset.

Amortization

        Amortization was $3.9 million for the first nine months of fiscal year 2004 compared to $3.6 million for the same period in fiscal year 2003. The higher amortization was due to the acquisition of MedSource, which added $0.3 million in the 2004 period.

Dividends on Redeemable and Convertible Preferred Stock of Parent Company

        In connection with the Transactions, our parent company repurchased $18.8 million of redeemable preferred stock, which had been pushed down to us in accordance with SAB Topic 5J, and at a carrying value on our balance sheet of $12.6 million. We recorded the difference between the repurchase price and our carrying value of $6.2 million as an accretive dividend. In addition, our parent declared and paid a dividend of $2.0 million on these redeemable shares which has also been pushed down to us.

2003 Compared to 2002

Net Sales

        Net sales for 2003 were $174.2 million, an increase of $38.4 million or 28.2% compared to net sales of $135.8 million for 2002. The higher net sales were primarily the result of the February 28, 2003 acquisition of Venusa which increased 2003 net sales by $36.5 million. Approximately 75% of the net sales of Venusa are from a single customer, which combined with existing sales from this customer, made this our largest customer generating approximately 25% of our total net sales for 2003.

        Assuming the Venusa acquisition occurred on January 1, 2002, net sales from products used in medical markets for 2003 were $148.3 million, an increase of $22.3 million or 17.7% compared to net sales from products used in medical markets of $126.0 million for 2002. The increase was primarily due to the manufacturing ramp-up of several product lines for endoscopic customers. Net sales from products sold into the industrial markets for 2003 were $29.8 million, a decrease of $2.0 million or 6.3% compared to net sales from products sold into the industrial markets of $31.8 million for 2002. The decrease was primarily due to the continued economic slowdown.

Gross Profit

        Gross profit for 2003 was $53.2 million as compared to $39.1 million for 2002. The increase in gross profit was primarily the result of the acquisition of Venusa in 2003 and a $5.0 million charge related to obsolete inventory in 2002.

        Gross margin for 2003 increased to 30.5% from 28.8% in the prior year. The increase was primarily due to the $5.0 million charge in 2002, partially offset by product mix changes in part driven by the acquisition of Venusa. The $5.0 million charge was to reduce inventory to its expected net realizable value. Throughout 2002 and 2003 approximately $3.3 million of the written down inventory was discarded. The inventory charge negatively impacted gross margin for 2002 by 3.7%. The acquisition of Venusa negatively impacted gross margin for 2003 by 0.9%.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for 2003 were $28.6 million compared to $23.5 million in 2002. The increase was primarily due to the acquisition of Venusa and higher selling costs related to planned investments in our net sales and marketing staff. Also included in 2003 was $1.9 million of severance and relocation charges incurred in connection with executive officer transitions, which took place in the third and fourth quarter.

        Selling, general and administrative expenses were 16.4% of net sales in 2003 versus 17.3% of net sales in 2002. The lower percentage in 2003 was driven by strong net sales growth in combination with leveraging the selling, general and administrative cost structure, partially offset by the executive officer transition charges.

Research and Development Expenses

        Research and development expenses for 2003 were $2.6 million or 1.5% of net sales, compared to $2.4 million or 1.8% of net sales in 2002.

Restructuring and Other Charges

        In 2003 we completed the consolidation of machining capabilities into the Wheeling, Illinois facility and the closing of our Miramar, Florida plant and recognized a restructuring charge of $1.8 million, including $0.3 million related to excess inventory included in cost of sales, $0.5 million of employee-related costs and $1.0 million of other exit costs.

        During 2002, we implemented two restructuring plans focused on consolidating our U.S. operations. We relocated the majority of operations in the South Plainfield, New Jersey facility to the Collegeville, Pennsylvania facility. A restructuring charge of $0.5 million was recognized. We announced the consolidation of machining capabilities into the Wheeling, Illinois facility and the closing of our Miramar, Florida plant. A restructuring charge of $1.4 million was recognized. Also in 2002, we decided not to proceed with construction of a new technology center and recognized a loss of $0.5 million related to the write-down of previously capitalized costs. Employee-related costs included in the restructuring charge were $0.2 million and the remaining $2.2 million consisted of other exit costs.

        The following table summarizes the recorded accruals and activity related to the restructuring and other charges (in thousands):

	Employee Costs	Other Exit Costs	Total
Restructuring and other charges	$230	$2,210	$2,440
Less cash payments	(80)	(143)	(223)
Less non cash items	—	(1,262)	(1,262)

Balance as of December 31, 2002	150	805	955

Restructure charge	471	1,016	1,487
Inventory discarded	—	322	322

Less cash payments	(613)	(1,559)	(2,172)

Balance as of December 31, 2003	$8	$584	$592

        The balance as of December 31, 2003 was paid in August 2004.

Impairment of Goodwill and Intangibles

        In 2002, as a result of the loss of customers in a reporting unit, we recognized a $17.5 million impairment of goodwill charge and a $4.2 million write down of related intangible assets.

Amortization

        Amortization in 2003 was $4.8 million compared to $4.7 million in 2002.

Interest Expense, net

        Interest expense, net decreased $0.3 million to $16.6 million for 2003 from $16.9 million for 2002, mainly due to a decrease in outstanding debt. Interest expense, net includes $19,000 and $78,000 of interest income for years 2003 and 2002, respectively.

Income Tax Expense (Benefit)

        Income tax expense was $13.9 million for 2003 as compared to an income tax benefit of $5.1 million for 2002. The expense incurred for 2003 was mainly due to the provision of an allowance against our deferred tax asset. In accordance with SFAS 109, Accounting for Income Taxes, projected future taxable income generally cannot be used as a basis for recovering deferred tax assets if there are cumulative losses during recent years. During the fourth quarter of 2003 we determined that income from our operations would not be sufficient to cover our interest and financing costs. Accordingly, we provided a valuation allowance equal to the full amount of our net deferred tax asset.

2002 Compared to 2001

Net Sales

        Net sales for 2002 were $135.8 million, a decrease of $1.6 million or 1.2% compared to net sales of $137.5 million in 2001. Net sales from products used in medical markets for 2002 were $104.0 million, an increase of $8.9 million or 9.4% compared to net sales from products used in medical markets of $95.1 million for 2001. The higher net sales were due to the continued growth from products that serve the cardiovascular and endoscopic markets partially offset by a decrease of $3.8 million in net sales from the loss of certain customers in the endoscopy market during the second half of fiscal 2002. The annualized amount of sales lost from these customers was approximately $6.0 million. Net sales from products sold into the industrial markets for 2002 were $31.8 million, a decrease of $10.6 million or

24.9% compared to net sales from products sold into industrial markets of $42.4 million for 2001. The decrease was principally due to the economic downturn.

Gross Profit

        Gross profit for 2002 was $39.1 million as compared to $48.5 million in 2001. The decrease in gross profit was due to our recording a $5.0 million charge for obsolete inventory, unfavorable product mix and higher manufacturing costs related to product launches.

        Gross margin for 2002 decreased to 28.8% from 35.3% in the prior year. In addition to the impact of the $5.0 million charge for obsolete inventory, gross margin was also negatively impacted by unfavorable product mix and incremental manufacturing costs related to product launches.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for 2002 were $23.5 million compared to $27.0 million in 2001. The 2001 selling, general and administrative expenses included $2.3 million of special charges related to the termination of a public offering, $0.8 million of charges related to due diligence costs for acquisitions that were not completed and $0.8 million for severance and recruiting costs.

        Selling, general and administrative expenses were 17.3% of net sales in 2002 versus 19.7% of net sales in 2001. The lower rate is due to higher net sales and the impact of the special charges in 2001 of $2.3 million.

Research and Development Expenses

        Research and development expenses for 2002 were $2.4 million or 1.8% of net sales, compared to $2.1 million or 1.5% of net sales in 2001.

Restructuring and Impairment Charges

        During 2002, we implemented two restructuring plans focused on consolidating our U.S. operations. We relocated the majority of operations in the South Plainfield, New Jersey facility to the Collegeville, Pennsylvania facility. A restructuring charge of $0.5 million was recognized, consisting of $0.1 million of employee-related cost and $0.4 million of other exit costs. We announced the consolidation of machining capabilities into the Wheeling, Illinois facility and the closing of our Miramar, Florida plant. A restructuring charge of $1.4 million was recognized, consisting of $0.1 million of employee related costs, $0.8 million of lease termination costs and $0.5 million of other exit costs.

        In 2002, the Company decided not to proceed with construction of a new technology center and recognized a loss of $0.5 million related to the write down of previously capitalized costs.

        During the third quarter of fiscal year 2002, one of our reporting units experienced a decline in sales due primarily to the loss of two key customers. Net sales for this reporting unit declined $3.8 million for fiscal year 2002 as compared to fiscal year 2001, with most of this decline occurring during the second half of fiscal year 2002. The annualized amount of sales lost from these two customers was approximately $6.0 million. We had earned high profit margins on the business that was lost, resulting in the elimination of all positive cash flow from this reporting unit. We immediately implemented cost reduction programs to mitigate the impact on cash flow, however, annual cash flow was still expected to drop in excess of $3.0 million per year after the impact of all cost reduction initiatives. The valuation of this reporting unit was based primarily on discounted future cash flows, including a five year cash flow projection plus a residual value calculation to value the cash flows beyond the years that are discretely forecast. The reduction in cash flows significantly reduced the value of this reporting unit, and lead to a goodwill impairment charge of $17.5 million and an intangible asset impairment charge of $4.2 recorded in the fourth quarter of fiscal year 2002.

Amortization

        Amortization in 2002 was $4.7 million, compared to $10.1 million in 2001. Beginning in 2002, amortization of goodwill was discontinued as the Company adopted FASB No. 142.

Interest Expense, net

        Interest expense, net decreased $0.9 million to $16.9 million for 2002 from $17.8 million for 2001, mainly due to a decrease in interest rates. Interest expense, net includes $78,000 and $112,000 of interest income for years 2002 and 2001, respectively.

Income Tax Benefit

        Income tax benefit was $5.1 million for 2002 as compared to 1.5 million for 2002. The increased benefit is predominantly due to the increased net loss incurred for 2002.

Liquidity and Capital Resources

        Our principal sources of liquidity are cash provided by operations and borrowings under our new senior secured credit facility, entered into in conjunction with our June 30, 2004 acquisition of MedSource, which included a five-year undrawn $40.0 million revolving credit facility and a six-year $194.0 million term facility. For a description of our new senior secured credit facility, please see "Description of New Senior Secured Credit Facility." Our principal uses of cash will be to meet debt service requirements, fund working capital requirements and finance capital expenditures and acquisitions. At September 30, 2004, we had $4.0 million of letters of credit outstanding that reduced by such amount the amounts available under our revolving credit facility.

        During the first nine months of fiscal year 2004, cash generated from operating activities was $6.2 million compared to $7.7 million for the same period in fiscal year 2003. The decrease in cash from operations is primarily related to increased accounts receivable and inventories due to higher sales.

        During the first nine months of fiscal year 2004, cash used in investing activities totaled $221.3 million compared to $18.0 million for the same period in fiscal year 2003. The increase in cash used in investing activities was attributable to the acquisition of MedSource, for which we paid $204.4 million during the first nine months of fiscal year 2004, and increased capital spending due to the MedSource acquisition.

        During the first nine months of fiscal year 2004, financing activities generated $218.6 million of cash compared to $8.1 million of cash for the comparable period in 2003. In conjunction with the June 30, 2004 acquisition of MedSource, the following financing transactions took place:

  •
  The issuance of $369.0 million of indebtedness consisting of a $194.0 million six-year term facility and $175.0 million of 10% senior subordinated notes due July 15, 2012. The Company incurred $15.9 million of fees related to the new debt.

  •
  The repayment of all previously outstanding debt, which included our credit facility of $83.5 million, our senior subordinated notes of $21.5 million and Accellent's senior notes of $38.3 million.

  •
  The repayment of all MedSource debt and capital leases totaling $36.1 million.

  •
  The payment by Accellent of $22.2 million of dividends.

  •
  The repurchase by Accellent of $18.8 of its Class C Redeemable Preferred Stock.

  •
  The issuance by Accellent of 7,568,980 shares of its Class A-8 5% Convertible Preferred stock for approximately $88.0 million, net of $1.8 million of fees.

        Cash provided by operating activities was approximately $14.4 million for the year ended December 31, 2003 compared to approximately $14.0 million for the year ended December 31, 2002. Fiscal year 2003 cash provided by operating activities was primarily related to a net loss of approximately $14.8 million, plus depreciation and amortization of approximately $11.6 million, non-cash interest expense of approximately $7.1 million and deferred income taxes of approximately $12.3 million. Fiscal year 2002 cash provided by operating activities was primarily related to a net loss of approximately $27.4 million, plus depreciation and amortization of approximately $10.9 million, non-cash interest expense of approximately $6.2 million, an impairment charge of approximately $21.7 million, partially offset by a change in deferred income taxes of approximately $5.2 million. In addition, cash was provided by inventory reduction of approximately $3.5 million.

        Cash used in investing activities was approximately $20.4 million for the year ended December 31, 2003 compared to approximately $9.4 million for the year ended December 31, 2002. Fiscal year 2003 cash used in investing activities included approximately $6.4 million associated with capital spending and approximately $14.4 million (net of acquired cash) associated with the acquisition of Venusa. Fiscal year 2002 cash used in investing activities included approximately $6.2 million associated with capital spending and approximately $3.3 million (net of acquired cash) primarily associated with the earn-out related to an acquisition.

        Cash provided by financing activities was approximately $4.0 million for the year ended December 31, 2003 compared to cash used in financing activities of approximately $1.5 million for the year ended December 31, 2002. Fiscal year 2003 cash provided by financing activities was comprised of approximately $18.7 million of capital contributions received from Accellent, our parent, partially offset by approximately $14.1 million of net debt reduction and approximately $0.7 million of deferred financing fees. Fiscal year 2002 cash used in financing activities was comprised of approximately $1.0 million of net debt reduction and approximately $0.5 million of deferred financing fees.

        Capital Expenditures.    We anticipate that we will spend approximately $3.5 to $5.0 million on capital expenditures for the remainder of 2004. Our new senior secured credit facility contains restrictions on our ability to make capital expenditures. Based on current estimates, our management believes that the amount of capital expenditures permitted to be made under our new senior secured credit facility will be adequate to grow our business according to our business strategy and to maintain our continuing operations.

        Other Expenditures.    In connection with our acquisition of Venusa in February of 2003, we are obligated to pay contingent consideration based on agreed upon earnings targets for fiscal years 2002, 2003 and 2004. As of December 31, 2003, we have $36.9 million included in current liabilities as accrued expenses, other for amounts due under the Venusa earn-out obligation. During the second quarter of fiscal year 2004, we paid $9.6 million of the earn-out obligation in cash, $26.0 million in Class A-7 5% Convertible Preferred Stock of Accellent, and $1.3 million in phantom stock of Accellent.

        Other Long-Term Liabilities.    Other long-term liabilities increased from $13.3 million as of December 31, 2003 to $29.6 million as of September 30, 2004. This increase is primarily due to a $12.5 million increase in long-term restructuring accruals for lease and severance costs related to the planned closure of certain MedSource facilities. Also in connection with the acquisition of MedSource, we increased our long-term environmental accrual by $4.8 million for identified potential clean up obligations of MedSource as described in greater detail in the following paragraph. These increases on other long-term liabilities were partially offset by the payment of long-term accrued interest expense of $4.4 million during the first nine months of fiscal year 2004.

        As of September 30, 2004, we have provided a liability of $8.7 million for environmental clean up matters. The United States Environmental Protection Agency, or EPA, issued an Administrative Consent Order in July 1988 requiring UTI Pennsylvania, our subsidiary, to study and, if necessary, remediate the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania. Since that time, UTI Pennsylvania has implemented and is operating successfully a contamination treatment system approved by the EPA. We expect to incur approximately $0.2 million of ongoing operating costs during fiscal year 2004 relating to the Collegeville remediation effort. Our environmental accrual at September 30, 2004 includes $3.9 million related to Collegeville. We have identified potential additional clean up obligations in connection with our acquisition of MedSource, which we estimate will result in remediation costs up to between $3.5 to $5.1 million, for which we have accrued $4.8 million based on our best estimate of the total remediation costs. Due to the early stage of the MedSource investigation and remediation process, we cannot estimate the timing of the costs to be incurred. We believe that the clean up of these identified environmental matters will not have a material adverse effect upon our liquidity, capital resources, business or consolidated financial position. However, one or more of such environmental matters could have a significant negative impact on our consolidated financial results for a particular reporting period.

        Our ability to make payments on our indebtedness and to fund planned capital expenditures, other expenditures and long-term liabilities, and necessary working capital will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. For example, Boston Scientific has informed us that it intends to transfer a number of products currently assembled by us to its own assembly operation. Based on our current level of operations, we believe our cash flow from operations and available borrowings under our new senior secured credit facility will be adequate to meet our liquidity requirements for the next 12 months and the foreseeable future. No assurance can be given, however, that this will be the case.

Off-Balance Sheet Arrangements

        We do not have any "off-balance sheet arrangements" (as such term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments

        The following table sets forth our long-term contractual obligations as of December 31, 2003, other than purchase obligations, which we are unable to quantify as of December 31, 2003 without unreasonable effort and expense due to the historical reporting limitations of our business systems (in thousands).

	Payment due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior notes	$54,681	$—	$45,987	$8,694	$—
Term notes and capital leases	73,613	12,370	61,243	—	—
Revolving credit facility	11,500	—	11,500	—	—
Operating leases	10,087	3,419	3,446	1,247	1,975
Other long-term obligations(1)	13,314	266	1,616	3,068	8,364

Total	$163,195	$16,055	$123,792	$13,009	$10,339

(1)
Other long-term obligations include environmental remediation obligations of $4.0 million, accrued interest expense of $4.4 million, accrued employee compensation and pension benefits of $3.0 million and deferred income taxes of $1.9 million.

        Following the consummation of the Transactions, our long-term contractual obligations changed materially and we rectified the reporting limitations of our business systems, allowing us to calculate in accordance with commission rules our long-term purchase obligations. The acquisition of MedSource added 10 new leased facilities with future operating lease payments of $17.0 million, resulting in a significant increase in operating lease obligations from December 31, 2003 to September 30, 2004. This increase was partially offset by payments on pre-MedSource acquisition operating lease obligations. The following table sets forth the material changes in our long-term contractual obligations as of September 30, 2004 and for the periods presented thereafter ending September 30 (in thousands).

	Payment due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
New Senior Secured Credit Facility	$194,000	$1,940	$3,880	$3,880	$184,300
Notes	175,000	—	—	—	175,000
Operating leases	23,066	6,043	6,988	3,393	6,642
Purchase obligations	31,865	31,865	—	—	—
Other long-term obligations(1)	18,489	734	886	56	16,813

Total	$442,420	$40,582	$11,754	$7,329	$382,755

(1)
Other long-term obligations include environmental remediation obligations of $8.7 million, accrued severance benefits of $1.4 million, accrued compensation and pension benefits of $4.2 million and deferred income taxes of $4.2 million. The increase in long-term accrued compensation and pension benefits from December 31, 2003 to September 30, 2004 is a result of Accellent phantom stock issued in connection with the Venusa earn-out obligation. The increase in deferred income taxes from December 31, 2003 to September 30, 2004 is primarily due to the acquisition of MedSource. Accrued future rental obligations of $11.1 million included in other long-term liabilities on our consolidated balance sheet as of September 30, 2004 are included in our operating leases in the table.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience, current conditions and various other assumptions that are believed to be reasonable under the circumstances. Estimates and assumptions are reviewed on an ongoing basis and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actual results could differ materially from those estimates under different assumptions or conditions. We believe the following critical accounting policies impact our judgments and estimates used in the preparation of our consolidated financial statements.

        Revenue Recognition.    The amount of product revenue recognized in a given period is impacted by our judgments made in establishing our reserve for potential future product returns. We provide a reserve for our estimate of future returns against revenue in the period the revenue is recorded. Our estimate of future returns is based on such factors as historical return data and current economic condition of our customer base. The amount of revenue we recognize will be directly impacted by our estimates made to establish the reserve for potential future product returns. To date, the amount of estimated returns has not been material to total net revenues. Our provision for sales returns was $0.3 million and zero at December 31, 2003 and 2002, respectively.

        Allowance for Doubtful Accounts.    We estimate the collectibility of our accounts receivable and the related amount of bad debts that may be incurred in the future. The allowance for doubtful accounts results from an analysis of specific customer accounts, historical experience, credit ratings and current economic trends. Based on this analysis, we provide allowances for specific accounts where collectibility is not reasonably assured.

        Provision for Inventory Valuation.    Inventory purchases and commitments are based upon future demand forecasts. Excess and obsolete inventory are valued at their net realizable value, which may be zero. We periodically experience variances between the amount of inventory purchased and contractually committed to and our demand forecasts, resulting in excess and obsolete inventory valuation charges.

        Valuation of Goodwill.    Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. In accordance with SFAS No. 142, goodwill is assigned to the reporting unit expected to benefit from the synergies of the combination. We have assigned our goodwill to three reporting units. Goodwill for each reporting unit is subject to an annual impairment test, or more often if impairment indicators arise, using a fair-value-based approach. In assessing the fair value of goodwill, we make projections regarding future cash flow and other estimates, and may utilize third party appraisal services. If these projections or other estimates for one or all of these reporting units change, we may be required to record an impairment charge.

        Valuation of Long-lived Assets.    Long-lived assets are comprised of property, plant and equipment and intangible assets with finite lives. We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted cash flows expected to be generated by the asset. When we determine that the carrying value of intangible assets and fixed assets may not be recoverable, we measure impairment by the amount by which the carrying value of the asset exceeds the related fair value. Estimated fair value is generally based on projections of future cash flows and other estimates, and guidance from third party appraisal services.

        Environmental Reserves.    We accrue for environmental remediation costs when it is probable that a liability has been incurred and a reasonable estimate of the liability can be made. Our remediation cost estimates are based on the facts known at the current time including consultation with a third party environmental specialist and external legal counsel. Changes in environmental laws, improvements in remediation technology and discovery of additional information concerning known or new environmental matters could affect our operating results.

        Pension and Other Employee Benefits.    Certain assumptions are used in the calculation of the actuarial valuation of our defined benefit pension plans. These assumptions include the weighted average discount rate, rates of increase in compensation levels and expected long-term rates of return on assets. If actual results are less favorable than those projected by management, additional expense may be required.

        Income Taxes.    We estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as goodwill amortization, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we increase or decrease our income tax provision in our consolidated statement of operations. If any of our estimates of our prior period taxable income or loss prove to be incorrect, material differences could impact the amount and timing of income tax benefits or payments for any period.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

        We are subject to market risk associated with change in interest rates and foreign currency exchange rates.

Interest Rate Risk

        We are subject to market risk associated with change in the London Interbank Offered Rate (LIBOR) and the Federal Funds Rate published by the Federal Reserve Bank of New York in connection with our new senior secured credit facility. Based on the outstanding balance at September 30, 2004, a hypothetical 10% change in rates under the new senior secured credit facility would result in a change to our annual interest expense of approximately $0.9 million.

Foreign Currency Risk

        We operate some facilities in foreign countries. At December 31, 2003, approximately $5.0 million of long-lived assets were located in foreign countries. Our principal currency exposures relate to the Euro, British pound and Mexican pesos. We consider the market risk to be low, as the majority of the transactions at these locations are denominated in the local currency.

New Accounting Pronouncements

        In December 2003, the FASB issued SFAS No. 132 (revised 2003) "Employers' Disclosures about Pensions and Other Post-retirement Benefits." This standard increases the existing disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. The expanded disclosures require that plan assets be segregated by category, such as debt, equity and real estate, and that disclosures on certain expected rates of return be incorporated. SFAS No. 132 (R) also will require the us to disclose various elements of pension and post-retirement benefit costs in interim-period financial statements. The Company adopted SFAS No. 132 (R) on January 1, 2004. The adoption did not have an impact on the Company's condensed statements of consolidated earnings, financial position or cash flows.

BUSINESS

Overview

        On April 27, 2004, we entered into an Agreement and Plan of Merger pursuant to which, on June 30, 2004, we acquired MedSource by merging it with our wholly owned subsidiary, Pine Merger Corporation, which merger resulted in MedSource and its subsidiaries becoming our wholly owned subsidiaries. As a result of our completion of the MedSource acquisition, we believe we are the largest provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry. Our target markets are the leading medical device companies that serve the cardiology, endoscopy and orthopaedics end markets. We had net sales of $369.7 million for the twelve months ended December 31, 2003, on a pro forma basis, and, as a result of our completion of the MedSource acquisition, now have over 20 facilities in five countries.

        We offer our customers design and engineering, precision component manufacturing, device assembly and supply chain management services. We have extensive resources focused on providing our customers reliable, high quality, cost-efficient, integrated outsourced solutions. We often become the sole supplier of manufacturing and engineering services for the products we provide to our customers.

        We provide multiple strategic benefits to our customers. Our design and engineering, precision component manufacturing, device assembly and supply chain management services provide multiple strategic benefits to our customers. We help speed our customers' products to market, lower their manufacturing costs and enable our customers to focus on their core competencies, including research, sales and marketing.

        We have developed long-term relationships with our largest customers. In many cases, we have been doing business with these customers for over 10 years. We work closely with our customers in the design, testing, prototyping, validation and production of their products and processes. Many of the end products we produce for our customers are regulated by the FDA, which has stringent quality standards for manufacturers of medical devices. Because of these stringent standards, multiple validations of our manufacturing process are required by both our customers and the FDA to ensure high quality, reliable production. This joint investment of time and process validation between us and our customers creates high switching costs for transferring product lines once a product begins production. Typically, once our customers have begun production of a certain product with us, they do not move their products to another supplier.

        We generate a recurring revenue base from a diverse range of products used in a number of cardiovascular, endoscopic and orthopaedic applications. The majority of our net sales come from products we consider high value, single use products. These products are either regulated for single use, implanted into the body or considered too critical to be re-used. Our revenue base has grown through a combination of our customers' end market growth and their increased outsourcing of products to us. This growing revenue base is made up of a diversified product mix with limited technology or product obsolescence risk. We manufacture many products that have been used in medical devices for over 10 years, such biopsy instruments, joint implants, pacemakers and surgical instruments. Even as our customers' end market products experience new product innovation, we continue to supply the base products and services across end market product cycles. In addition, for the twelve months ended December 31, 2003, on a pro forma basis, our non-medical operations accounted for approximately 9.6% of our net sales. For fiscal year 2003 and the first nine months ended September 30, 2004, on a pro forma basis assuming the acquisition of MedSource occurred on January 1, 2003, our net sales by end market were:

	Twelve Months Ended December 31, 2003	Nine Months Ended September 30, 2004
Endoscopy	50.0%	51.5%
Cardiology	33.6%	32.1%
Orthopaedic	6.8%	7.8%
Non-medical	9.6%	8.6%

	100.0%	100.0%

Industry Background

        Medical Device End Markets.    As a leading provider of precision manufacturing and engineering services to our target markets within the medical device industry, we benefit from the size of and growth in our customers' end markets. We are focused on the leading companies in the medical device industry in the cardiovascular, endoscopy and orthopaedics end markets. We believe that these end markets are attractive based on their large size, growth, customer dynamics, competitive environment and need for the high-quality engineering and manufacturing services we offer.

        We believe the demand for medical devices in our targeted markets is expected to continue to grow primarily as a result of:

  •
  Aging Population.    The average age of the U.S. population is expected to increase significantly over the next decade. According to U.S. Census data, the total U.S. population is projected to grow approximately 10% from 2000 to 2010, while the number of individuals in the U.S. over the age of 65 is projected to grow 15% during the same period. As the average age of the population increases, the demand for medical products and services, including medical devices, is expected to increase.

  •
  Active Lifestyles.    As people are living longer, more active lives, utilization of medical devices such as orthopaedic implants and arthroscopy devices is increasing. In addition, in order to maintain this active lifestyle, patients demand more functional, higher technology devices.

  •
  Advances in Medical Device Technology.    The development of new medical device technology and minimally invasive procedures is driving growth in the medical device market. Examples include neurostimulation, drug-eluting stents and innovative pacemakers, which are experiencing rapid adoption in the medical community because of the significant patient benefits.

        The chart below provides examples of customer products in our targeted markets and the products and services that we provide for each of the customer end products.

Market		Customer Devices/Products		Our Products and Services
Cardiovascular
Interventional Cardiology	•	Stents	•	Stent tubing, stents, mandrels
	•	Rotational artery clearing device	•	Ground guidewires, tubular drive components
	•	Guidewires, delivery systems	•	Marker bands, catheter shafts, tooling mandrels, corewires, guidewire assemblies
Cardiac Rhythm Management	•	Pacemakers	•	Implantable electrodes,
	•	Implantable defibrillators		connector blocks, lugs
			•	Electrodes & leads
Cardiac Surgery	•	Heart immobilization devices	•	Machined tubing
	•	Heart valves	•	Machined valve bodies and leaflets
Interventional Neurology	•	Implantable coils	•	Wire coiling
	•	Catheters/delivery systems	•	Guidewires
Peripheral Vascular	•	Stents	•	Stents, stent tubing, guidewires,
	•	Delivery systems		hypotubing

Market		Customer Devices/Products		Our Products and Services
Endoscopy
Laparoscopy/Gynecology	•	Harmonic scalpel blades	•	Blade assemblies
	•	Breast biopsy devices	•	Tubular components, MIM jaws
	•	Trocars		and anvils, stamped
	•	Infertility devices		components
			•	Tubular components and complete assemblies
			•	Tubular machined components
			•	Complete finished devices
Arthroscopy	•	Shaver blades	•	Blade assemblies
	•	Arthroscopes	•	Arthroscope tubing
	•	Suture anchors	•	Machined anchors, drivers
Urology	•	Stone retrieval baskets	•	Wire grinding
	•	Thermal tumor shrinkage	•	Catheter design and fabrication
	•	Bladder stapling devices	•	Finished goods
Gastrointestinal	•	Biopsy forceps	•	Complete assembly, supply chain management
			•	MIM jaws
			•	Plastic catheters
			•	Plastic injection molded assemblies
Ophthalmology	•	Ultrasonic tips	•	Micro tube drawing and machining
Drug Delivery	•	Drug pumps	•	Case stamping
			•	Hypotube needle fabrication
Wound Closure	•	Stapling devices	•	Stamped components
			•	Anvils
			•	Tubular components
Market		Customer Devices/Products		Our Products and Services
Orthopaedics
Joint Replacement	•	Prosthetic joints, hips, knees,	•	Machined trial joints
		elbow, knuckles	•	Forged hip joint components
	•	Implantation instruments	•	Machined drills, reamers, taps
Spinal	•	Spinal fusion plates screws,	•	Machined plates and fixation
	•	Spinal instruments, drills, burrs		screws
	•	Spinal hooks, rods	•	Forged instruments
			•	Machined components
Trauma	•	Long bone nails, screws	•	Orthopaedic tubing
	•	Compression plating	•	Machined fixation screws

        Medical Device Companies in Our Key Target End Markets Are Outsourcing Manufacturing.    As medical devices have become more technically complex, the demand for precision manufacturing capabilities and related engineering services has increased significantly. Many of the leading medical device companies in our targeted markets are increasingly utilizing third-party manufacturing and engineering providers as part of their business and manufacturing strategies. Outsourcing allows medical device companies to take advantage of the manufacturing technologies, economies of scale and supply chain management expertise of third-party manufacturers. Outsourcing also enables medical device companies to concentrate on their core competencies in research, sales and marketing.

        Medical device companies carefully select their manufacturing and engineering outsourcing partners. Medical devices companies require stringent validation processes and manufacturing standards to ensure high quality production and reliable delivery. The validation and approval process for third-party manufacturing requires a significant amount of time and engineering resources. This may also include inspection by the FDA of the manufacturing facilities in connection with products undergoing premarket review. As a result, we believe that medical device companies increasingly seek to reduce the number of suppliers they use by consolidating their manufacturing with a limited number of strategic partners. We believe medical device companies are choosing their strategic outsourcing partners based on the partner's ability to:

  •
  Provide comprehensive precision manufacturing and engineering capabilities

  •
  Assist in rapid time-to-market and time-to-volume manufacturing requirements

  •
  Deliver consistently high quality and highly reliable products at competitive prices

  •
  Manage a global supply chain

        The significant resources invested in selecting and validating a third-party manufacturing partner often result in long-term relationships.

        Growth in Outsourced Manufacturing Services.    We believe our target market is represented by the amount of engineering and manufacturing services outsourced by the leading medical device companies to third-party manufacturers. Our target market is growing through a combination of growth in our customers' end markets and an increase in the amount of manufacturing and engineering services outsourced to third-party providers.

        We believe our current target market will continue to increase due to both the growth in medical device end markets and an increase in outsourcing by medical device companies. Key factors driving growth in outsourcing include:

  •
  Desire to Accelerate Time-to-Market.    The leading medical device companies are focused on research, sales and marketing in order to maximize the commercial potential from new products. For these new products, the medical device companies are attempting to reduce development time in order to bring products to market faster and compete more effectively. Outsourcing enables medical device companies to accelerate time-to-market and clinical adoption.

  •
  Increasing Complexity of Medical Device Products.    As medical device companies seek to provide additional functionality in their products, the complexity of the technologies and processes involved in producing medical devices has increased. Third-party manufacturers have invested in state-of-the-art facilities with comprehensive services and experienced personnel to deliver precision manufacturing services for these increasingly complex products. Medical device companies may also outsource because they do not posses the capabilities to manufacture their new products.

  •
  Rationalization of Medical Device Companies' Existing Manufacturing Facilities.    Medical device companies are continually looking to reduce costs and improve efficiencies within their organizations. As device companies rationalize their manufacturing base as a way to realize cost savings, they are increasingly turning to outsourcing. Through outsourcing, medical device companies can reduce capital investment requirements, and fixed overhead costs as well as benefit from the economies of scale of the third-party manufacturer.

  •
  Increasing Focus on Core Competencies.    We believe medical device companies are increasingly focusing resources on their core competencies of research, sales and marketing. Outsourcing enables medical device companies to focus greater resources on their core competencies while taking advantage of the manufacturing technologies, economies of scale and supply chain management expertise of third-party manufacturers.

Competitive Strengths

        Our competitive strengths make us a preferred strategic manufacturing partner for many of the leading medical device companies and position us for profitable growth. Our preferred status is evidenced through our long term customer relationships, sole source agreements and/or by offered designation.

  •
  Market Leader.    We believe we are the largest provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry. We believe our size enables us to invest significant resources in our infrastructure including manufacturing facilities, engineering expertise, proprietary processes and sales force. We continue to invest in information technology and quality systems that enable us to meet or exceed the increasingly rigorous standards of our customers and differentiate us from our competitors.

  •
  Strong Relationships With Targeted Customers.    We provide manufacturing and engineering services to the leading medical device companies worldwide: cardiovascular, endoscopy, and orthopaedics. Our largest customers include Boston Scientific, Guidant, Johnson & Johnson, Medtronic, Smith & Nephew, St. Jude, Stryker, Tyco and Zimmer, many of which we have had relationships with for over 10 years. Within these large customers, we generate diversified revenue streams across separate divisions and multiple products. As a result of our strong relationships, we are well-positioned to compete for a majority of our customers' outsourcing needs and to benefit as our customers seek to consolidate their supplier base.

  •
  Preferred Supplier.    We are the sole supplier of manufacturing and engineering services for a significant portion of the products we provide to our customers. We develop these close relationships with our customers due to the high level of interaction necessary to design, develop and produce the high value medical devices on which we focus. In situations where we are not the sole supplier, we are usually among a small number of preferred strategic manufacturing partners which enables us to compete for a majority of our customers' medical device outsourcing needs. As a result of our position as a preferred supplier to many of our customers and our track record of high quality manufacturing, we are well-positioned to benefit as our customers seek to consolidate their supplier base.

  •
  Breadth of Manufacturing and Engineering Capabilities.    We provide a comprehensive range of manufacturing and engineering services, including design, testing, prototyping, production and device assembly, as well as global supply chain management services. We have over 100 engineers available to help design, prototype and test feasibility and manufacturability. We have made significant investments in precision manufacturing equipment, information technology and quality systems. Our facilities have areas of expertise and proprietary processes which create economies of scale that can reduce production costs and often enable us to manufacture products at lower costs than our customers.

  •
  Strategic Locations.    We believe that the location of our design, prototyping and engineering centers near our major customers, and the location of certain of our facilities in advantageous manufacturing centers provide us with a competitive advantage. Our strategic locations allow us to facilitate speed to market, rapid prototyping, low cost assembly and overall customer familiarity. For example, our design, prototyping and engineering centers in Boston, Massachusetts and Minneapolis, Minnesota and our manufacturing center in Galway, Ireland, are located near our major customers. In addition, our Juarez, Mexico facility provides our customers with a low-cost manufacturing and assembly solution.

  •
  Reputation for Quality.    We believe we have a reputation as a high quality manufacturer. Due to the patient-critical and highly regulated nature of the products our customers provide, strong quality systems are an important factor in our customers' selection of a strategic manufacturing partner. As a result, our reputation and experience provide us with an advantage in winning new business as large medical device companies want to partner with a successful, proven manufacturer who has the systems and capabilities to ensure a high level of quality.

  •
  Experienced Management Team.    We have a highly experienced management team at both the corporate and operational levels. Our senior management team has an average of 20 years of experience. Members of our management team also have extensive experience in mergers, acquisitions and integrations.

Business Strategy

        Our objective is to grow profitably and strengthen our position as a leading provider of outsourced precision manufacturing and engineering services to our target markets through the following:

  •
  Increase Share Within Target Market Leaders.    We are focused on increasing our share of revenues from the leading companies within our target markets. We intend to strengthen our close relationships with the top companies in our target markets by continuing to deliver high quality products and services. We have dedicated Corporate Account Teams focused primarily on generating new revenue opportunities within these leading medical device companies.

  •
  Generate Cash Flow Benefits from the MedSource Acquisition.    We are focused on realizing the cost savings identified as part of the MedSource acquisition. We estimate that the elimination of duplicative personnel and administrative functions will generate approximately $11.0 million of annual cost savings. We expect to complete the actions needed to achieve these savings within the first 90 days after the MedSource acquisition. We also anticipate that the closure of redundant facilities in the 2005-2006 timeframe will result in additional cost savings of approximately $8.0 million to $10.0 million per year when fully implemented.

  •
  Increase Manufacturing Efficiencies.    We plan to introduce a new quality improvement program during our fourth quarter of fiscal year 2004 aimed at harmonizing all quality management systems within the newly combined MDMI and MedSource facilities. Our initial objectives, which are expected to be completed by the end of fiscal year 2004, include a review of senior management processes, addressing management responsibility and the review and approval of a corporate wide quality policy. We expect to begin production site reviews in early 2005. Additionally, we are introducing our "Lean Manufacturing" program designed to improve manufacturing cycle times. Our facility reviews will include a readiness assessment, followed by customized training, process mapping, and the implementation of process improvements. Our first readiness assessment is expected to begin during the first quarter of fiscal year 2005. Further, we will work with our customers to transfer as much finished product assembly and supply chain management to our Juarez, Mexico, facility as possible. This will allow the customer to access a world class assembly plant registered with the FDA in a low cost environment.

  •
  Expand Design and Prototyping Capabilities and Presence.    We intend to grow revenues from design and prototyping services by continuing to invest in selected strategic locations. We believe being involved in the initial design and prototyping of medical devices positions us to capture the ongoing manufacturing business of these devices as they move to full production.

Capabilities

        As medical device companies' outsourcing continues to grow, we believe that our customers' reliance upon the breadth of our capabilities increases. Our capabilities include Design and Engineering, Precision Component Manufacturing, Device Assembly and Supply Chain Management.

        Design and Engineering.    We offer design and engineering services that include product design engineering, design for manufacturability, analytical engineering and rapid prototyping. We focus on providing design solutions to meet our customers' functional and cost needs by incorporating reliable manufacturing and assembly methods. Through our engineering design services, we engage our customers early in the product development to reduce their manufacturing costs and accelerate the development cycle.

Capability	Description & Customer Application
Product Design Engineering	Computer Aided Design (CAD) tool used to model design concepts which supports the design portion of the project, freeing the customer's staff for additional research
Design for Manufacturability
Experience in manufacturing and process variation analysis ensures reliability and ongoing quality are met which eliminates customers' need for duplicate quality assurance measures, provides for continuous improvement and assures long term cost control objectives are met
Analytical Engineering
Finite Element Analysis (FEA) and Failure Mode and Effect Analysis (FMEA) tools verify function and reliability of a device prior to producing physical models which shortens the design cycle allowing products reach the market faster and more cost effectively
Physical Models
Computer Aided Manufacturing (CAM), Stereolithography and "Soft Tooling" concepts which permit rapid prototyping to provide customers with assurance that they have fulfilled the needs of their clinical customers and confirms a transition from design to production

        Precision Component Manufacturing.    We utilize a broad array of manufacturing processes to produce metal and plastic based medical device components. These include metal forming, machining and casting and polymer molding, machining and extrusion processes.

Capability	Description & Customer Application
Tube Drawing	Process to manufacture miniature finished tubes or tubular parts used in cardio catheters, endoscopy instruments & orthopaedic implants
Wire Drawing	Specialized clad wires utilized in a variety of cardiovascular and neurological applications
Wire Grinding & Coiling	Secondary processing of custom wires to create varying thicknesses, or shapes (springs) used as "guide-wires" for angioplasty and as components in neurological applications
Micro-Laser Cutting	Laser to remove material in tubular components resulting in tight tolerances and the ability to create the "net like" shapes used in both cardiovascular and peripheral stents
CNC Multi-Axis & Swiss Machining
Machining processes using a predetermined computer controlled path to remove metal or plastic material thereby producing a three dimensional shape. Used in orthopaedic implants to create highly specialized bone screws and miniature components used in cardiac rhythm management

Electrical Discharge Machining
Machining process using thermal energy from an electrical discharge to create very accurate, thin delicate shapes and to manufacture complete components used in arthroscopy, laparoscopy and other surgical procedures
Plastic Injection Molding
Melted plastic flows into a mold which has been machined in the mirror image of the desired shape; process is used throughout the medical industry to create components of assemblies and commonly combined with metal components
Metal Injection Molding
Metal powders bound by a polymer are injected into a mold to produce a metal part of the desired shape; used in higher volume metal applications to reduce manufacturing costs in orthopaedics, endoscopy, arthroscopy and other procedures
Plastic Extrusion	Process that forces liquid polymer material between a shaped die and mandrel to produce a continuous length of plastic tubing; used in cardiovascular catheter applications
Alloy Development
Product differentiation in the medical device industry is commonly driven by the use of alternative materials; we work with our customers to develop application-specific materials that offer marketable features and demonstrable benefits
Forging	Process using heat and impact to "hammer" metal shapes and forms. Secondary processing needed to bring to finished form. Most often to fabricate surgical instruments within the medical industry

        Device Assembly.    Device assembly is being driven by the medical device companies' focus on more products being released in shorter timeframes. To fulfill this growing need, we provide contract manufacturing services for complete/finished medical devices at both our U.S. and Mexico facilities. We provide the full range of assembly capability defined by our customers' needs, including packaging, labeling, kitting and sterilization.

Capability	Description & Customer Application
Mechanical Assembly	Uses a variety of sophisticated attachment methods such as laser, plasma, ultrasonic welding, or adhesives to join components into complete medical device assemblies
Electro-Mechanical Assembly	Uses a combination of electrical devices such as printed circuit boards, motors and graphical displays with mechanical sub-assemblies to produce a finished medical device
Marking/Labeling & Sterile Packaging
Use of laser or ink jet marking, or pad printing methods for product identification, branding, and regulatory compliance; applying packaging methods such as form-fill-seal or pouch-fill-seal to package individual medical products for sterilization and distribution

        Supply Chain Management.    Our supply chain management services encompass the complete order fulfillment process from raw material to finished devices for entire product lines. This category of capabilities is an umbrella for the capabilities listed above, not only including design and engineering, component manufacturing and device assembly but also raw materials sourcing, quality control/sterilization and warehousing and delivery, which are described below.

Capability	Description & Customer Application
Raw Materials Sourcing	Procurement and consulting on the choice of raw materials, allow design and materials suitability
Quality Control/Sterilization	The ability to design and validate quality control systems that meet or exceeds customer requirements. In addition we provide validated sterilization services
Warehousing and Delivery	The ability to provide customer storage and distribution services, including end user distribution

Sales and Marketing

        We market and sell our products directly to our customers through our sales team of approximately 35 individuals. Approximately 80% of the sales force is based in the U.S. and 20% is based in Europe.

        Our sales force targets the top medical device customers in each of the target markets that we serve. Each of these top accounts is assigned dedicated Corporate Account Teams based upon the target markets in which they participate. The primary mission of our sales force is to increase our market share with these top customers by expanding our relationships and securing new business. Our end market focus allows us to better serve our customers.

        The engineering expertise of our sales force allows us to provide technical assistance and advice to our customers in the field. This assistance and advice strengthens our close working relationships between our sales personnel and our customers.

Customers

        Our customers include the top worldwide medical device manufacturers that concentrate primarily in the cardiovascular, endoscopy and orthopaedics markets. We have built strong relationships with our customers by delivering highly customized and engineered components, assemblies and finished goods for their markets. Pro forma for the twelve months ended December 31, 2003, over 90% of our net sales was derived from our medical device customers.

        Our strategy is to focus on the top 15 medical device companies, which we believe represent a substantial portion of the overall market opportunity. For the twelve months ended December 31, 2003, on a pro forma basis, these top 15 medical device companies accounted for approximately 60% of our net sales. In particular, Johnson & Johnson and Boston Scientific each accounted for more than 10% of our net sales for the twelve months ended December 31, 2003 on a pro forma basis. We provide a multitude of products and services to our customers across their various divisions. Boston Scientific recently informed us that it intends to transfer a number of products currently assembled by us to its own assembly operation in 2005 and the first half of 2006.

        We also have established customer relationships with companies outside of the medical device market. Our industrial customers service the electronic, computer, industrial equipment and consumer markets. We provide them with high quality, complex components for use in high density discharge lamps, fiber optics, motion sensors and power generation.

International Operations

        On a pro forma basis, we receive approximately 14% of our net sales from international sales. There are additional risks associated with our international sales than with domestic sales, including those resulting from currency fluctuations, duties and taxation, foreign legal and regulatory requirements, changing labor conditions and longer payment cycles. For a description of our international sales, see Note 15 to our Consolidated Financial Statements included in this prospectus.

Information Technology

        We plan to install the Oracle 11i enterprise resource planning, or ERP, system across our facilities. MedSource has completed the implementation of the full ERP application at five facilities and has implemented the Oracle financial reporting and order management system at all of its facilities. We intend to expand the rollout of the ERP, financial reporting and order management system across our facilities. We believe our ERP platform and related information technology systems will enable us to better serve our customers by aiding us in predicting customer demand, taking advantage of economies of scale, providing greater flexibility to move product design between sites and improving the accuracy of capturing and estimating our manufacturing and engineering costs. In addition, we utilize computer aided design, or CAD, and computer aided manufacturing, or CAM, software at our facilities. We expect these systems to provide several key benefits to us, our customers and our suppliers.

Quality

        Due to the patient-critical and highly regulated nature of the products our customers provide, strong quality systems are an important factor in our customers' selection of a strategic manufacturing partner. In order for our customers to outsource manufacturing to us, our quality program must meet or exceed customer requirements.

        Our Quality Management System is based on the standards developed by the International Organization for Standardization (ISO). The standards are known as ISO 9001 or ISO 13485. These standards specify the requirements necessary for a quality management system to consistently provide product that meets or exceeds customer requirements. Also included are requirements for processes for continual improvement of the system. Our facilities are registered to ISO 9001 or ISO 13485. Compliance to ISO Standards is assessed by independent audits from accredited third-party auditors and through internal and customer audits of the quality system at each facility. The majority of our facilities are registered with the FDA and are subject to inspection at any time for compliance with the Quality System Regulation, or "QSR, and other FDA regulatory requirements.

        We are continuing to deploy our "zero defects" program throughout the company. In addition to compliance to the international standards mentioned above, the zero defects program drives quality improvement by utilizing six sigma principles. The principles of the six signa methodology (Define, Measure, Analyze, Improve and Control) allow the sources of variation in a process to be identified, systematically reduced and controlled to maintain the improvements. The zero defects program will become the single quality system for our company.

Supply Arrangements

        We have established relationships with many of our materials providers. However, most of the raw materials that are used in our products are subject to fluctuations in market price. In particular, the prices of stainless steel, titanium and platinum have historically fluctuated, and the prices that we pay for these materials, and, in some cases, their availability, are dependent upon general market conditions. In most cases we have pass-through pricing arrangements with our customers that purchase precious metal components.

        When manufacturing and assembling medical devices, we may subcontract manufacturing services that we cannot perform in-house. As we provide our customers with a fully integrated supply chain solution, we will continue to rely on third-party suppliers, subcontractors and outside sources for components or services that we cannot provide through our internal resources.

        To date we have not experienced any material difficulty obtaining necessary raw materials or subcontractor services.

Intellectual Property

        The products that we manufacture are made to order based on the customers' specifications and may be designed using our design and engineering services. Our customers retain ownership of and the rights to their products' design while we generally retain the rights to any of our proprietary manufacturing processes.

        We continue to develop intellectual property in the areas of process engineering and materials development for the purpose of internal proprietary utilization. The intellectual property developed helps enhance our production capabilities and improve margins in our manufacturing processes while providing a competitive differentiator. Examples of technologies developed include micro profile grinding and polymer micro tube manufacturing.

        We also continue to develop intellectual property for the purpose of licensing this technology to our medical device customers. Use of these technologies by our medical device customers in their finished design, component or material solution results in additional royalty revenues. Examples of such technology include device patents for catheter based technology such as gastrointestinal catheters and variable stiffness catheters.

        In addition, we are a party to several license agreements with third parties pursuant to which we have obtained, on varying terms, non-exclusive rights to patents held by third parties in connection with precision metal injection manufacturing technology.

Competition

        Our existing or potential competitors include suppliers with different subsets of our manufacturing capabilities, suppliers that concentrate on niche markets, and suppliers that have, are developing, or may in the future develop, broad manufacturing capabilities and related services. We compete for new business at all phases of the product lifecycle, which includes development of new products, the redesign of existing products and transfer of mature product lines to outsourced manufacturers. Competition is generally based on reputation, quality, delivery, responsiveness, breadth of capabilities, including design and engineering support, price, customer relationships, and increasingly the ability to provide complete supply chain management rather than individual components.

        We believe that the medical device engineering and manufacturing services industry is highly fragmented with over 3,000 companies that have limited manufacturing capabilities and limited sales and marketing expertise. Many of these 3,000 companies have less than $5.0 million in annual revenues from medical device companies. We believe that very few companies offer the scope of manufacturing capabilities and services that we provide to medical device companies, however, we may compete in the future against companies that assemble broad manufacturing capabilities and related services. We compete with different companies depending on the type of product or service offered or the geographic area served. We are not aware of a single competitor that operates in all of our target markets or offers the same range of products and services that we offer.

        In addition, many of our customers also have the capability to manufacture similar products in house, if they so choose.

Government Regulation

        Our business is subject to governmental requirements, including those federal, state and local environmental laws and regulations governing the emission, discharge, use, storage and disposal of hazardous materials and the remediation of contamination associated with the release of these materials at or from our facilities or off-site disposal locations. Many of our manufacturing processes involve the use and subsequent regulated disposal of hazardous materials. We monitor our compliance with all federal and state environmental regulations, and have in the past paid civil penalties and taken corrective measures for violations of environmental laws. To date, such matters have not had a material adverse impact on our business or financial condition. We cannot assure you, however, that such matters will not have a material impact on us in the future.

        In several instances, we and certain MedSource subsidiaries have entered into settlements arising from alleged liability as potentially responsible parties for the off-site disposal or treatment of hazardous substances. None of those settlements exceeded $100,000 and none have had a material adverse impact on our business or financial condition.

        Environmental laws have been interpreted to impose strict, joint and several liability on owners and operators of contaminated facilities and parties that arrange for the off-site disposal or treatment of hazardous materials. Pursuant to such laws in 2001, the United States Environmental Protection Agency, or EPA, approved a Final Design Submission submitted by UTI Pennsylvania, a wholly owned subsidiary of the Company, to the EPA in respect of a July 1988 Administrative Consent Order issued by the EPA. The Administrative Consent Order alleged that hazardous substances had been released into the environment from UTI Pennsylvania's Collegeville, Pennsylvania plant and required UTI Pennsylvania to study and, if necessary, remediate the groundwater and soil beneath and around the plant. Since that time, UTI Pennsylvania has implemented and is operating successfully a contamination treatment system approved by the EPA. MedSource's subsidiaries also operate or formerly operated facilities located on properties where environmental contamination may have occurred or be present.

        At September 30, 2004, we recorded a long-term liability of $8.7 million related to the potential MedSource remediation and the Collegeville remediation. At December 31, 2003, we recorded a long-term liability of $4.0 million related to the Collegeville remediation. The increase in the liability relates to the MedSource acquisition. We have prepared estimates of our potential liability for these properties, if any, based on available information. Changes in EPA standards, improvement in cleanup technology and discovery of additional information, however, could affect the estimated costs associated with these matters in the future.

        We are a medical device and component engineering and manufacturing services provider. Some of the products that we manufacture may be considered by the FDA to be finished medical devices. The manufacturing processes used in the production of these finished medical devices are subject to FDA regulatory-inspection, and must comply with FDA regulations, including its Quality System Regulation, or QSR. The QSR requires manufacturers of finished medical devices to follow elaborate design, testing, control, documentation and other quality assurance procedures during the finished device manufacturing process. The QSR governs manufacturing activities broadly defined to include activities such as product design, manufacture, testing, packaging, labeling, distribution and installation. Some of our customers may also require by contractual agreement that we comply with the QSR when manufacturing their device components. Our FDA registered facilities are subject to FDA inspection at any time for compliance with the QSR and other FDA regulatory requirements. Failure to comply with these regulatory requirements may result in civil and criminal enforcement actions, including financial penalties, seizures, injunctions and other measures. In some cases, failure to comply with the QSR could prevent or delay our customers from gaining approval to market their products. Our products must also comply with state and foreign regulatory requirements.

        In addition, the FDA and state and foreign governmental agencies regulate many of our customers' products as medical devices. FDA approval/clearance is required for those products prior to commercialization in the U.S., and approval of regulatory authorities in other countries may also be required prior to commercialization in those jurisdictions. Moreover, in the event that we build or acquire additional facilities outside the U.S., we will be subject to the medical device manufacturing regulations of those countries. Our Mexico facility must comply with U.S. FDA regulations, which we believe are more stringent than the local regulatory requirements our facility must also comply with. Some other countries may rely upon compliance with U.S. regulations or upon ISO certification as sufficient to satisfy certain of their own regulatory requirements for a product or the manufacturing process for a product.

        In order to comply with regulatory requirements, our customers may wish to audit our operations to evaluate our quality systems. Accordingly, we routinely permit audits by our customers.

Facilities

        As a result of our completion of the MedSource acquisition, we have 23 leased facilities and five owned facilities. Our principal executive office is located at 200 West 7th Avenue, Collegeville, Pennsylvania. We believe that our current facilities are adequate for our operations. Certain information about our facilities is set forth below:

Location	Approximate Square Footage	Own/Lease
Arvada, Colorado	45,000	Lease
Brimfield, Massachusetts	30,000	Own
Brooklyn Park, Minnesota	74,000	Lease
Collegeville, Pennsylvania	180,000	Own
Corry, Pennsylvania	67,000	Lease
El Paso, Texas	40,000	Lease
Englewood, Colorado	36,000	Lease
Laconia, New Hampshire	41,000	Lease
Minneapolis, Minnesota	7,000	Lease
Navojoa, Mexico	38,000	Lease
Newton, Massachusetts	65,000	Lease
Norwell, Massachusetts	39,000	Lease
Orchard Park, New York	41,000	Lease
Pittsburgh, Pennsylvania	35,000	Own
Salem, Virginia	64,000	Lease
Santa Clara, California	10,000	Lease
South Plainfield, New Jersey	6,000	Lease
Tehachapi, California	31,000	Lease
Trenton, Georgia	16,000	Lease
Trenton, Georgia	32,500	Own
Upland, California	50,000	Lease
Watertown, Connecticut	44,000	Lease
Wheeling, Illinois	55,000	Own
Wheeling, Illinois	35,000	Lease
Aura, Germany	61,000	Lease
Galway, Ireland	11,000	Lease
Juarez, Mexico	101,000	Lease
Manchester, England	10,000	Lease

Total	1,264,500

Employees

        As of September 30, 2004, we had 3,950 employees. We also employ a number of temporary employees to assist with various projects. Other than some employees at our facility in Aura, Germany, our employees are not represented by any union. We have never experienced a work stoppage or strike and believe that we have good relationships with our employees.

Legal Proceedings

        From time to time, we are involved in legal proceedings in the ordinary course of our business. We are not currently involved in any pending legal proceedings that we believe could have a material adverse effect on our financial position or results of operations. Please see "Government Regulation" above for a description of certain environmental remediation matters which are incorporated by reference herein.

MANAGEMENT

Directors and Executive Officers

        Shown below are the names, ages and positions of our and Accellent's executive officers and directors:

Name	Age	Position
Ron Sparks	49	President, Chief Executive Officer and Director
Stewart A. Fisher	43	Chief Financial Officer, Executive Vice President, Treasurer and Secretary
Gary D. Curtis	48	Executive Vice President, Sales and Marketing*
Jeffrey M. Farina	47	Vice President, Engineering*
Thomas F. Lemker	56	Vice President of Finance*, Assistant Secretary and Assistant Treasurer
Bruce L. Rogers(1)	41	Chairman of the Board*, Vice President, Assistant Secretary and Director
H. Stephen Cookston(1)	56	Director
Avinash A. Kenkare(2)	42	Director
William Landman(1)	51	Director
Larry G. Pickering(2)	61	Director
Eric M. Pollock(1)	41	Director
Daniel J. Pulver(2)	35	Director
T. Quinn Spitzer, Jr.(1)	54	Director

*
Denotes positions held only with Accellent.

(1)
KRG/CMS L.P. appointee.

(2)
DLJ Merchant Banking Buyers appointee.

        Ron Sparks has served as our and Accellent's President, Chief Executive Officer and Director since September, 2003. Prior to joining us, Mr. Sparks most recently served from 1998 to 2003 as President of Smith & Nephew, Inc., Endoscopy Division, a subsidiary of Smith & Nephew plc, which is in the principal business of design, manufacture and sales of endoscopic medical devices to healthcare professionals. Prior to that appointment, he served from 1995 to 1998 as President of the Wound Management Division, which is in the principal business of design, manufacture and sales of advanced wound care products to healthcare professionals. In addition, he was a member of the Group Executive Committee of Smith & Nephew plc, having been appointed in 1999. Mr. Sparks is a graduate of the University of Massachusetts and INSEAD in Fountainebleau, France.

        Stewart A. Fisher has served as our and Accellent's Chief Financial Officer, Executive Vice President, Treasurer and Secretary since October, 2001. Prior to joining us, Mr. Fisher was Chief Financial Officer and Vice President of GenTek, Inc., a global manufacturer of telecommunications equipment and other industrial products from April 2000 to September 2001. Mr. Fisher was Chief Financial Officer and Vice President of The General Chemical Group, a predecessor company to GenTek, Inc., from April 1999 to March 2000. GenTek, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on October 11, 2002, more than one year after Mr. Fisher resigned from GenTek, Inc. to join us. Earlier in his career, Mr. Fisher was a Manager of Corporate Finance and Capital Markets in the Treasurer's Office of General Motors Corporation. Mr. Fisher holds a B.S.

degree in accounting, summa cum laude, from Lehigh University and an M.B.A. with distinction from the Wharton School of the University of Pennsylvania.

        Gary D. Curtis has served as Accellent's Executive Vice President, Sales and Marketing since April 2003. Mr. Curtis does not serve as one of our directors or executive officers. Prior to joining Accellent, Mr. Curtis served at US Surgical/Tyco Healthcare, a medical device manufacturer, as Vice President of Sales Operations from January 1999 to January 2001 and then as Vice President of Distribution Sales from January 2001 to November 2002. Mr. Curtis has a B.S. in Marketing from Millikin University.

        Jeffrey M. Farina has served as Accellent's Vice President of Engineering since June 1, 2000. Mr. Farina does not serve as one of our directors or executive officers. Mr. Farina joined UTI Pennsylvania in 1989, serving as a Project Manager and Engineering Manager in its Uniform Tubes division and then as its Vice President of Engineering. Mr. Farina has B.S. and M.S. degrees in mechanical engineering from Drexel University.

        Thomas F. Lemker has served as Accellent's Vice President of Finance and our and Accellent's Assistant Secretary and Assistant Treasurer since May 2000. In 1997, Mr. Lemker joined Noble-Met, Ltd. which Accellent acquired in January 2000, and served as its Chief Financial Officer and Treasurer. Prior to joining Noble-Met, from 1992 to 1997, Mr. Lemker served as Vice President, Chief Financial Officer and Treasurer of RBX Holdings, a manufacturer of rubber and plastic products. Mr. Lemker has a B.B.A. from the University of Notre Dame and an M.B.A. from Shippensberg University. He is also a certified public accountant.

        Bruce L. Rogers has served as Accellent's Chairman of the Board since October 2003, and as our and Accellent's (including MDMI Holdings, Inc.) Director, Vice President and Assistant Secretary since July 1999. Mr. Rogers is a Co-Founder and has been a Managing Director of KRG since its inception in 1996.

        H. Stephen Cookston has served as a Director on our or our predecessor's board since September 1999. Since 1987, Mr. Cookston has served as Chief Executive Officer of Hemaedics, Inc., a private medical device and design company.

        Avinash A. Kenkare has served as a Director on our and Accellent's board since June 2004 and has served as a Principal of DLJ Merchant Banking since July 2001 and in various other capacities with DLJ Merchant Banking and Donaldson, Lufkin & Jenrette, Inc. since 1998.

        William Landman has served as a Director on our and Accellent's board since December 2002. Mr. Landman also serves as a Principal and Chief Investment Officer of CMS Companies, a Philadelphia-based private investment company, a position he has held since 1986. Mr. Landman serves on the board of Russ Berrie & Company, Inc.

        Larry G. Pickering has served as a Director on our and Accellent's board since June 2004 and has served as the Chairman of Global Health Care Partners at Credit Suisse First Boston's Alternative Capital Division since March 2004. Mr. Pickering served as the Corporate Vice President Business Development, Chairman for Johnson & Johnson Development Corp. from 2001 to March 2004 and served as President of Johnson & Johnson Development Corp from 1998 to 2000. Mr. Pickering serves on the board of Point Therapeutics.

        Eric M. Pollock has served as Director on our or our predecessor's board since July 1999. In addition, Mr. Pollock served as our or our predecessor's Chairman of the Board from July 1999 to December 2001, as our predecessor's President and Chief Executive Officer from July 1999 through May 2000. Mr. Pollock has served as a Partner of Miner Street Partners LLC, a private equity investment firm, since 2001. From 1989 until he joined our company, Mr. Pollock served as Vice President of Star Guide Corp., a medical device component and assembly company which our parent acquired in July 1999. Mr. Pollock, jointly with KRG Capital, formulated the original investment strategy of our parent in the medical device industry.

        Daniel J. Pulver has served as a Director on our and Accellent's board since June 2004 and has served as a Principal of DLJ Merchant Banking since Credit Suisse First Boston's merger with Donaldson Lufkin & Jenrette in November 2000, and as Vice President of DLJ Merchant Banking from 1998. Mr. Pulver serves on the board of BioPartners S.A., Nextpharma S.A. and CommVault Systems, Inc.

        T. Quinn Spitzer, Jr. has served as a Director on our and Accellent's board since January 2001. Since 1999, Mr. Spitzer has served as Partner of McHugh Consulting, a management consulting firm specializing in business strategy and complexity management. Mr. Spitzer serves on the board of MacDermid Incorporated.

Section 16(a) Beneficial Ownership Reporting Compliance

        None of our directors, executive officers or any beneficial owner of more than 10% of our equity securities is required to file reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to their relationship with us because we do not have any equity securities registered pursuant to Section 12 of the Exchange Act.

Composition of the Board of Directors

        Our directors are elected annually to serve during the ensuing year or until their respective successors are duly elected and qualified. Concurrent with the closing of the Transactions, Accellent entered into an amended and restated shareholders' agreement with certain of its stockholders, including KRG/CMS L.P. and the DLJ Merchant Banking Buyers. Under the amended and restated shareholders' agreement, the board of directors is currently comprised of nine directors whereby KRG/CMS L.P. has the right to nominate five directors to Accellent's board of directors and the DLJ Merchant Banking Buyers has the right to nominate three directors to such board. The ninth director nominee for Accellent's board of directors is Accellent's chief executive officer. Our board of directors mirrors Accellent's board of directors. The directors and executive officers table provided above shows information regarding the individuals serving as our directors pursuant to the amended and restated shareholders' agreement.

Board of Directors Committees

        We and Accellent each have an audit committee and a compensation committee of our boards of directors. Our and Accellent's audit committees are currently comprised of Messrs. Landman, Spitzer, Rogers and Pulver. Our and Accellent's compensation committees are currently comprised of Messrs. Spitzer, Pickering, Landman and Rogers.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning all compensation awarded to, earned by or paid to the individuals who served as our chief executive officer during the fiscal year ended December 31, 2003, our other four most highly compensated executive officers who were serving as such at the end of our most recently completed fiscal year, and one former executive officer who would have been included in the table had such person been serving as one of our executive officers at the end of our most recently completed fiscal year. We refer to these individuals as our named executive officers. All compensation reported for our named executive officers, other than options to purchase securities of Accellent, is the compensation they received from MDMI in their capacities as executive officers of MDMI and Accellent, our parent. Our named executive officers did not receive any additional compensation from us or our subsidiaries during the years shown.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)
Ron Sparks(1) President and Chief Executive Officer	2003 2002 2001	96,023 — —	85,333 — —	— — —	540,000 — —	— — —
Stewart A. Fisher(2) Chief Financial Officer, Executive Vice President, Treasurer and Secretary	2003 2002 2001	307,530 301,500 75,000	284,150 40 200,020	— 105,177 —	337,500 — 135,000	6,000 4,545 —
Gary D. Curtis(3) Executive Vice President, Sales and Marketing	2003 2002 2001	139,280 — —	71,270 — —	127,973 — —	25,000 — —	— — —
Jeffrey M. Farina(4) Vice President, Engineering	2003 2002 2001	157,841 157,841 157,841	79,221 280 115,260	— — —	— — —	8,870 9,625 12,987
Thomas F. Lemker(5) Vice President, Assistant Secretary and Assistant Treasurer	2003 2002 2001	132,862 129,757 125,019	24,060 15,040 38,190	— — 92,143	— — —	3,986 3,893 12,712
Andrew D. Freed(6) Former President and Chief Executive Officer	2003 2002 2001	243,750 311,593 244,555	— 280 200,260	— — —	— 9,000 —	1,257,783 10,890 13,747
Barry Aiken(7) Former Executive Officer	2003 2002 2001	160,000 155,625 133,750	620 600 115,580	— — —	— — —	189,955 9,558 12,325

(1)
Mr. Sparks became our President and Chief Executive Officer on September 15, 2003.

(2)
Mr. Fisher became our Chief Financial Officer, Executive Vice President, Treasurer and Secretary on October 1, 2001. The amount reported as other annual compensation in 2002 includes $63,923 of relocation reimbursements and $41,254 of reimbursements for taxes incurred as a result of the relocation reimbursements paid by MDMI. The amount reported as bonus in 2001 includes

  $150,000 paid to Mr. Fisher to reimburse him for benefits forfeited from his previous employer. The amounts reported as all other compensation reflect employer contributions to a 401(k) plan.

(3)
Mr. Curtis became our Executive Vice President, Sales and Marketing on April 7, 2003. The amount reported as other annual compensation includes $92,888 of relocation reimbursements and $35,085 of reimbursements for taxes incurred as a result of the relocation reimbursements paid by MDMI.

(4)
The amounts reported as all other compensation reflect employer contributions to a 401(k) plan of $4,735, $4,735 and $4,341 in 2003, 2002 and 2001, respectively, and employer contributions to a deferred profit sharing plan of $4,135, $4,890 and $8,647 in 2003, 2002 and 2001, respectively.

(5)
The amounts reported as other annual compensation include $58,522 of relocation reimbursements and $33,621 of reimbursements for taxes incurred as a result of the relocation reimbursements paid by MDMI. The amounts reported as all other compensation reflect employer contributions to a 401(k) plan of $3,986, $3,893 and $4,194 in 2003, 2002 and 2001, respectively, and employer contributions to a deferred profit sharing plan of $8,518 in 2001.

(6)
The amounts reported as all other compensation reflect employer contributions to a 401(k) plan of $6,000, $6,000 and $5,100 in 2003, 2002 and 2001, respectively, employer contributions to a deferred profit sharing plan of $4,890 and $8,467 in 2002 and 2001, respectively, and, in 2003, $1,251,783 of severance payments to be paid in connection with Mr. Freed's separation agreement.

(7)
The amounts reported as all other compensation reflect employer contributions to a 401(k) plan of $4,800, $4,669 and $3,678 in 2003, 2002 and 2001, respectively, employer contributions to a deferred profit sharing plan of $4,199, $4,890 and $8,647 in 2003, 2002 and 2001, respectively, and, in 2003, $180,956 of severance payments to be paid in connection with Mr. Aiken's separation agreement.

Option Grants in Last Fiscal Year

        The following table sets forth information related to each grant of stock options under Accellent's option plans to our named executive officers for the fiscal year ended December 31, 2003.

						Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
	Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees In Fiscal Year
Name			Exercise Price Per Share	Market Price on Grant Date	Expiration Date
						5%	10%
Ron Sparks	540,000	54%	$8.18	$8.18	9/15/13	$2,777,953	$7,039,879
Stewart A. Fisher	337,500	33	8.18	8.18	7/22/13	1,736,221	4,399,924
Gary D. Curtis	25,000	2	8.18	8.18	4/7/13	128,609	325,920
Jeffrey M. Farina	—	—	—	—	—	—	—
Thomas F. Lemker	—	—	—	—	—	—	—
Andrew D. Freed	—	—	—	—	—	—	—
Barry Aiken	—	—	—	—	—	—	—

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table provides summary information for each of our named executive officers with respect to stock options of Accellent held as of December 31, 2003. The value of unexercised in-the-money options shown below have been calculated on the basis of $8.18 per share, less the applicable exercise price per share, multiplied by the number of shares underlying these options.

	Number of Securities Underlying Unexercised Options as of December 31, 2003
			Value of Unexercised In-The-Money Options as of December 31, 2003
Name
	Unexercisable	Exercisable	Unexercisable	Exercisable
Ron Sparks	540,000	—	$—	$—
Stewart A. Fisher	418,500	54,000	—	—
Gary D. Curtis	25,000	—	—	—
Jeffrey M. Farina	16,920	87,818	—	372,130
Thomas F. Lemker	2,880	4,320	—	—
Andrew D. Freed	—	281,250	—	1,676,250
Barry Aiken	—	—	—	—

Pension Plan Table

        We maintain a Supplemental Executive Retirement Pension Program (SERP) for certain of our senior executives, including some of our named executive officers. Benefits under the SERP are shown in the tables below. Participants fall into one of two categories, 25-year or 30-year accruals. Benefits are shown below for both scenarios.

PENSION PLAN TABLE—25-YEAR ACCRUAL

	Years of Service
Remuneration
	15	20	25	30	35
$150,000	$45,000	$60,000	$75,000	$75,000	$75,000
175,000	52,500	70,000	87,500	87,500	87,500
200,000	60,000	80,000	100,000	100,000	100,000
225,000	67,500	90,000	112,500	112,500	112,500
250,000	75,000	100,000	125,000	125,000	125,000
300,000	90,000	120,000	150,000	150,000	150,000
400,000	120,000	160,000	200,000	200,000	200,000
450,000	135,000	180,000	225,000	225,000	225,000
500,000	150,000	200,000	250,000	250,000	250,000

PENSION PLAN TABLE—30-YEAR ACCRUAL

	Years of Service
Remuneration
	15	20	25	30	35
$150,000	$37,500	$50,000	$62,500	$75,000	$75,000
175,000	43,750	58,333	72,917	87,500	87,500
200,000	50,000	66,667	83,333	100,000	100,000
225,000	56,250	75,000	93,750	112,500	112,500
250,000	62,500	83,333	104,167	125,000	125,000
300,000	75,000	100,000	125,000	150,000	150,000
400,000	100,000	133,333	166,667	200,000	200,000
450,000	112,500	150,000	187,500	225,000	225,000
500,000	125,000	166,667	208,333	250,000	250,000

        Compensation covered by the SERP is calculated by determining the average of a participant's highest five consecutive years of compensation. Generally, compensation is determined on the basis of the total taxable compensation of a participant. The table below identifies the current compensation covered by the SERP for the year ended December 31, 2003 for our named executive officers and each named executive officer's years of service for benefit accrual purposes.

Executive	Average Covered Compensation	Years of Service	25-Year or 30-Year Accrual
Ron Sparks	$97,046	1	25
Stewart A. Fisher	351,096	3	25
Gary D. Curtis	252,057	1	25
Jeffrey M. Farina	228,068	15	30
Thomas F. Lemker	144,185	4	30
Barry Aiken	213,660	31	30

Director Compensation

        We reimburse our directors for reasonable out-of-pocket expenses related to attending board of directors meetings. In addition, Messrs. Cookston and Spitzer, as independent members of our board of directors, receive annual compensation of $30,000.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        With the exception of Jeffrey M. Farina, we do not have any employment agreements with our named executive officers. Accellent, however, has entered into employment agreements with certain named executive officers, which provide for their employment as executive officers of us and our subsidiaries, as well as for Accellent. Accellent has also entered into separation agreements with former executive officers. The terms of these employment agreements and separation agreements are set forth below.

        On September 15, 2003, Accellent entered into an employment agreement with Ron Sparks to serve as its and our President and Chief Executive Officer. The term of the agreement is three years. Under the agreement, Mr. Sparks is entitled to an annual salary of $325,000, subject to subsequent annual adjustment. In addition, Accellent granted Mr. Sparks an option to purchase 540,000 shares of Accellent's common stock, which option vests over a five-year term and has an exercise price of $8.18 per share. In the event of a change of control, or upon the closing of an initial public offering of Accellent securities, all of such options shall become immediately exercisable. Upon the closing of an initial public offering of Accellent securities, Accellent shall grant Mr. Sparks an additional option to purchase an amount of Accellent's common stock equal to one percent of the number of shares of Accellent's common stock outstanding as of the closing of such initial public offering at an exercise price equal to the initial public offering price. Mr. Sparks is also eligible to receive a cash bonus each year based on the achievement of certain performance objectives. The employment agreement provides Mr. Sparks with reimbursement of reasonable and necessary relocation expenses and a one-time allowance of $30,000. Mr. Sparks also has the right to participate in Accellent's car plan, pursuant to the terms of such plan. If Mr. Sparks is terminated without cause or decides to leave his employment for good reason, then, in consideration for the execution by Mr. Sparks of a release, Accellent shall pay to Mr. Sparks a severance payment equal to eighteen times his monthly base salary then in effect and Accellent shall continue to provide health insurance benefits and life insurance for Mr. Sparks for eighteen months from the date of termination of employment. Under those circumstances, he is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If Mr. Sparks is terminated for cause or decides to leave his employment without good reason, his rights to base salary, benefits and bonuses immediately terminate. In May, 2004, Accellent issued Mr. Sparks, in a one-time grant, 200,000 shares of Class B-2 Convertible Preferred Stock in consideration of Mr. Sparks' performance since his appointment as Accellent's President and Chief Executive Officer.

        On March 21, 2003, Accellent entered into an employment offer letter with Gary Curtis. Under the employment offer letter, Mr. Curtis was offered an annual salary of $185,000 and is eligible to receive a bonus each year based primarily on the financial performance of Accellent. In addition, Accellent granted Mr. Curtis an option to purchase 25,000 shares of Accellent's common stock, which option vests over a five-year term and has an exercise price of $8.18 per share. The employment offer letter provides Mr. Curtis with reimbursement of reasonable relocation expenses, payment of temporary housing and a one-time allowance equal to one month's salary. Mr. Curtis also has the right to participate in Accellent's car plan, pursuant to the terms of such plan. In the event Mr. Curtis is terminated without cause, then, in consideration for the execution by Mr. Curtis of a release, Accellent shall pay to Mr. Curtis a severance payment equal to six times his monthly base salary then in effect and Accellent shall continue to provide health insurance benefits for six months following his termination. On July 19, 2004, Accellent entered into an employment letter with Mr.Curtis to confirm his integration team role. Under the employment letter, Mr. Curtis is eligible to receive an integration team bonus with an award potential of $25,000 for each six-month performance period. In addition, Accellent granted Mr. Curtis an option to purchase 5,000 shares of Accellent's common stock, which option vests over a five-year term and has an exercise price of $8.18 per share. Mr. Curtis is also subject to Accellent's trade secrets and non-disclosure, non-solicitation, non-competition and invention assignment agreement under which he agrees not to compete with Accellent for a period of one-year after termination of his employment with Accellent.

        In September, 2001, Accellent entered into an employment agreement with Stewart Fisher to serve as its and our Chief Financial Officer. The term of the agreement is five years. Under the agreement, Mr. Fisher is entitled to an annual salary of $300,000, subject to subsequent annual adjustment. In addition, Accellent granted Mr. Fisher an option to purchase 135,000 shares of Accellent's common stock, which option vests over a five-year term and has an exercise price of $9.78 per share. Mr. Fisher is also eligible to receive a cash bonus each year based on the achievement of certain performance objectives. The employment agreement provides Mr. Fisher with reimbursement of reasonable and necessary relocation expenses and a bonus of $150,000 to reimburse him for benefits forfeited from his previous employer. If Mr. Fisher is terminated without cause or decides to leave his employment for good reason, then, in consideration for the execution by Mr. Fisher of a release, Accellent shall continue to pay Mr. Fisher his base salary then in effect and Accellent shall continue to provide health, dental and vision insurance through the earlier of the date Mr. Fisher obtains other full-time employment or eighteen months from the date of termination of employment. Under those circumstances, he is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If Mr. Fisher is terminated for cause or decides to leave his employment without good reason, his rights to base salary, benefits and bonuses shall immediately terminate. In the event of a change of control, all options granted to Mr. Fisher shall become immediately exercisable. Mr. Fisher is also subject to a noncompete agreement under which he agrees not to compete with Accellent for a period ending on the later of October 1, 2006 or one-year after the termination of Mr. Fisher's employment with Accellent.

        On May 31, 2000, we, along with our subsidiary UTI Pennsylvania, entered into an employment agreement with Jeffrey Farina. The term of the agreement is five years. Under the agreement Mr. Farina is entitled to an annual salary of $157,850, subject to subsequent annual adjustment. Under the agreement, Mr. Farina is eligible to receive cash bonuses each year based on the achievement of certain performance objectives. Mr. Farina is also entitled to participate in Accellent's car plan, pursuant to the terms of such plan. If Mr. Farina dies, becomes disabled, is terminated without cause or decides to leave his employment for good reason, he is entitled to severance payments equal to his base salary then in effect and health insurance benefits for a period of six months from the date of his termination. Mr. Farina is also subject to a noncompete agreement under which he agrees not to compete with us for the longer of the period ending on May 31, 2005 or one-year after the termination of his employment. If Mr. Farina is terminated without cause or leave for good reason, the agreement not to compete will be for one year following the date of termination and we then have the option to extend that noncompete period for up to four successive six-month periods upon payment of a lump sum equal to his base salary in effect at the time of termination for the extension period.

        On July 19, 2004, Accellent entered into an employment letter with Tom Lemker. Under the employment letter, Mr. Lemker shall receive an annual salary of $135,000 and is eligible to receive a bonus each year based primarily on the financial performance of Accellent and an integration team bonus with an award potential of $17,500 for each six-month performance period. In addition, Accellent granted Mr. Lemker an option to purchase 5,000 shares of Accellent's common stock, which option vests over a five-year term and has an exercise price of $8.18 per share. Mr. Lemker is also subject to Accellent's non-disclosure, non-solicitation, non-competition and invention assignment agreement under which he agrees not to compete with Accellent for a period of one-year after termination of his employment with Accellent.

        On March 30, 2004, Accellent entered into a separation agreement and release with Barry Aiken, Accellent's and our former Chief Operating Officer, in connection with his resignation on December 31, 2003. Pursuant to the terms of the separation agreement, Accellent agreed to pay Mr. Aiken a severance payment equal to his then current base salary of approximately $13,333 per month, less applicable taxes and withholding, for a period of 12 months, payable in accordance with Accellent's normal payroll policies, and continuation of his group health coverage for a period of 12 months of such earlier time as Mr. Aiken becomes eligible for medical benefits from a new employer. Aiken is also entitled to continue the automobile allowance in effect under the Accellent car plan at the time of his resignation for the severance period. In addition, the parties entered into a mutual release and Mr. Aiken acknowledged and reaffirmed his post-employment obligations pursuant to his employment agreement and noncompete agreement.

        On September 14, 2003, Accellent entered into a separation agreement and general release of claims with Andrew D. Freed, Accellent's and our former President and Chief Executive Officer, in connection with his separation effective on September 30, 2003. Pursuant to the terms of the separation agreement, Accellent agreed to pay Mr. Freed a severance payment equal to approximately $55,996 per month consisting of his then current base salary and payment of deferred compensation, less applicable taxes and withholding, for a period of 24 months, payable in accordance with Accellent's normal payroll policies, and continuation of his group health coverage for a period of 24 months. Mr. Freed is also entitled to continue for the severance period the automobile allowance in effect under the Accellent car plan at the time of his resignation. In addition, the parties entered into a mutual release and

Mr. Freed acknowledged and reaffirmed his post-employment obligations pursuant to his employment agreement and noncompete agreement for the severance period.

Employee Benefit Plans

        Generally, our employees, including certain of our directors and named executive officers, participate in various employee benefit plans provided by Accellent, including a stock option and incentive plan which provides for grants of incentive stock options, nonqualified stock options, restricted stock and restricted stock units. We maintain pension plans which provide benefits at a fixed rate for each month of service, 401(k) plans, and profit sharing plans which are available to employees at several of our locations. As described above under "Executive Compensation." We have a Supplemental Executive Retirement Pension Program (SERP), a non-qualified, un-funded deferred compensation plan that covers certain executives. In addition, Accellent and certain of our subsidiaries maintain phantom stock plans, which provide grants of phantom stock to our eligible employees as part of retention plans. Holders of phantom stock under these plans have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive dividends on phantom stock and redemption of the phantom shares within ten years of issuance or upon the death of the holder. Six of our subsidiaries maintain defined contribution plans for the benefit of their eligible employees pursuant to which employees who participate in the plans may make elective deferrals of a portion of their salary and we may make discretionary profit sharing or employer matching contributions to the plans. Two of our subsidiaries maintain profit sharing plans for the benefit of their eligible employees pursuant to which we may make discretionary profit sharing contributions to the plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We are a wholly owned subsidiary of Accellent. KRG may be deemed to beneficially own 100% of our stock held directly by Accellent because KRG, by virtue of its relationship with KRG/CMS L.P., has a contractual right to appoint a majority of our and UTI's board of directors.

        The following table shows information with respect to the beneficial ownership of Accellent by its principal stockholders, its named executive officers and directors, and its named executive officers and directors as a group, with the percent of voting power based upon 30,228,776 shares of common stock deemed to be outstanding as of December 31, 2004, on an as converted basis.

        Unless otherwise indicated, the address of each of the stockholders listed below is c/o Accellent Inc., 200 W. 7th Avenue, Collegeville, Pennsylvania 19426-2470.

	Common Stock(1)
Stockholder	Number of Shares(2)	Percent of Voting Power
KRG/CMS L.P.(3)	7,280,335	23.4%
DLJ Merchant Banking Partners III, L.P. and related funds(4)	14,832,774	48.8
Bruce L. Rogers(5)	7,280,335	23.4
H. Stephen Cookston(6)	40,586	*
Avinash A. Kenkare(7)	—	—
William Landman	—	—
Larry G. Pickering(7)	—	—
Eric M. Pollock(8)	1,272,119	4.2
Daniel J. Pulver(7)	—	—
T. Quinn Spitzer, Jr.(9)	30,587	*
Ron Sparks(10)	108,000	*
Stewart A. Fisher(11)	148,500	*
Gary D. Curtis	—	—
Jeffrey M. Farina(12)	117,981	*
Thomas F. Lemker(13)	8,228	*
Andrew D. Freed(14)	281,250	*
Barry Aiken(15)	64,933	*
All Named Executive Officers and Directors as a group (15 persons)(16)	9,352,518	29.3

*
Less than 1%.

(1)
Accellent has outstanding voting securities, all of which vote together as a single class on all matters submitted to stockholders for a vote (except or otherwise required by law) as follows: 429,578 common shares and 16,554,110 Class A Convertible Preferred shares, all of which Class A Convertible Preferred shares are currently convertible into common stock on a 1.8 to 1 basis. Each Class A Convertible Preferred share is entitled to 1.8 votes and each common share is entitled to 1 vote.

(2)
Numbers are shown on an as converted basis.

(3)
Includes 904,374 shares of common stock issuable within 60 days upon exercise of outstanding warrants. KRG may also be deemed to beneficially own the shares held by KRG/CMS L.P. because it has the right, on KRG/CMS L.P.'s behalf, to elect a majority of the members of Accellent's board of directors under the Accellent amended and restated shareholders' agreement, to which KRG/CMS L.P. is a party. Each of Bruce L. Rogers, Charles R. Gwirtsman, Charles A. Hamilton, Mark M. King and Christopher J. Lane, as Managing Directors of KRG, may be

  deemed to share beneficial ownership of the shares of MDMI held directly by Accellent with each of Accellent, KRG, KRG Capital Fund I, L.P., and KRG/CMS, L.P. KRG is the general partner of KRG Capital Fund I, L.P., which is the general partner of KRG/CMS, L.P. Each of the foregoing individuals disclaims beneficial ownership of the MDMI shares held directly by Accellent except to the extent of their pecuniary interest therein. The address for each of the foregoing is 1515 Arapahoe Street, Tower One, Suite 1500, Denver, Colorado 80202.

(4)
Includes shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ MB PartnersIII GmbH & Co. KG, Millennium Partners II, L.P., MBP III Plan Investors, L.P. (collectively, the DLJ Merchant Banking Buyers), and shares and warrants exerciseable within 60 days held by DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P. and DLJIP II Holdings, L.P. (collectively, the DLJIP Entities). DLJ Merchant Banking Partners III, L.P. is a limited partnership, the managing general partner of which is DLJ Merchant Banking III, Inc. ("MGP") and the associate general partner of which is DLJ Merchant Banking III, L.P. ("AGP"). The general partner of the AGP is DLJ Merchant Banking III, Inc. Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all of the voting stock of Credit Suisse First Boston (USA) Inc. ("CSFB USA"). The DLJ Merchant Banking Buyers and the DLJIP Entities are private equity funds advised by indirect subsidiaries of CSFB USA, including the MGP and the AGP, and form part of Credit Suisse First Boston's Alternative Capital Division. Credit Suisse First Boston LLC is a subsidiary of CSFB USA and thus an affiliate of each of the DLJ Merchant Banking Buyers and the DLJIP Entities. The investment committees of the DLJ Merchant Banking Buyers and the DLJIP Entities make investment decisions for the DLJ Merchant Banking Buyers and the DLJIP Entities, as applicable. The investment committees are comprised of senior investment professionals of the funds. The members of the investment committees are appointed by the general partners of the associate general partners of the funds. The composition of the investment committees change from time to time. On December 7, 2004, Credit Suisse Group, the parent company of Credit Suisse First Boston, announced that Credit Suisse First Boston intends to spin out its DLJ Merchant Banking business, including the transfer of the management of the DLJ Merchant Banking funds to an independent company to be formed by investment professionals from the existing DLJ Merchant Banking business. It is anticipated that Credit Suisse First Boston will engage the new company as a sub-advisor to manage the existing investments of the DLJ Merchant Banking funds. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of all three "Offshore Partners" entities is John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(5)
Consists of those shares held by KRG/CMS L.P. Mr. Rogers disclaims beneficial ownership in the shares held by the KRG entities except to the extent of his pecuniary interest in such shares.

(6)
Consists of 14,344 shares held by Cookston Cardiovascular, Inc. and 26,242 shares of common stock underlying outstanding stock options that are exercisable within 60 days. Mr. Cookston is the President and Chief Executive Officer and sole stockholder of Cookston Cardiovascular and as such may be deemed to have beneficial ownership of the shares of Accellent held by Cookston Cardiovascular. Mr. Cookston disclaims beneficial ownership of the shares held by Cookston Cardiovascular except to the extent of his pecuniary interest therein.

(7)
Messrs. Kenkare, Pickering and Pulver are employees of Credit Suisse First Boston's Alternative Capital Division, of which the DLJ Merchant Banking Buyers and DLJIP Entities are a part. Messrs. Kenkare, Pickering and Pulver do not have sole or shared voting or disputive power over the shares shown as held by DLJ Merchant Banking Partners III, L.P. and related funds and therefore, do not have beneficial ownership of such shares.

(8)
Consists of 7,709 shares and 33,120 shares of common stock underlying outstanding stock options that are exercisable within 60 days held directly by Mr. Pollock, 1,217,878 shares held by 7:22 Investors LLC, 2,313 shares held by Beth Pollock Levy, 2,313 shares held by The CRP Trust, 2,313 shares held by The ELP Trust and 6,473 shares held by The Ellen Pollock Gray Trust. Mr. Pollock is a member and manager of 7:22 Investors LLC and may be deemed to share voting and/or investment power of the shares held by 7:22 Investors LLC. Mr. Pollock disclaims beneficial ownership of the shares held by 7:22 Investors LLC except to the extent of his pecuniary interest in such shares. Mr. Pollock may be deemed to share voting and/or investment power over the shares held by Beth Pollock Levy, The CRP Trust, The ELP Trust and The Ellen Pollock Gray Trust. The address for Mr. Pollock is c/o Miner Street Partners LLC, 3033 East First Avenue, Suite 815, Denver, Colorado, 80206.

(9)
Consists of 30,587 shares of common stock underlying outstanding stock options that are exercisable within 60 days.

(10)
Consists of 108,000 shares of common stock underlying outstanding stock options that are exercisable within 60 days.

(11)
Consists of 148,500 shares of common stock underlying outstanding stock options that are exercisable within 60 days.

(12)
Includes 96,278 shares of common stock underlying outstanding stock options that are exercisable within 60 days.

(13)
Includes 5,760 shares of common stock underlying outstanding stock options that are exercisable within 60 days and 1,181 shares of common stock issuable upon exercise of outstanding warrants that are exercisable within 60 days.

(14)
Consists of 281,250 shares of common stock underlying outstanding stock options that are exercisable within 60 days. Mr. Freed's address is 32 Bally Bunion Way, Bluffton, South Carolina 29910.

(15)
Includes 45,662 shares of common stock underlying outstanding stock options that are exercisable within 60 days. Mr. Aiken's address is 846 Hunsicker Road, Telford, Pennsylvania 18969.

(16)
Includes 1,681,204 shares of common stock underlying outstanding stock options and warrants that are exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Securities Purchase Agreement

        On May 31, 2000, we and Accellent entered into a securities purchase agreement with certain entities, including DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II L.P., and DLJ Investment Partners, L.P., which we refer to, together with their permitted successors and transferees, collectively as the Initial DLJ Investors, all of which are affiliates of Credit Suisse First Boston and the DLJ Merchant Banking Buyers, which are affiliates of each other, pursuant to which Accellent issued and sold shares of its Class AA Convertible Preferred Stock. At the same time as the Accellent share issuance, we issued to the Initial DLJ Investors 13.5% senior subordinated notes in an aggregate principal amount of $20.0 million, which notes would have matured on June 1, 2007, and Accellent issued to the Initial DLJ Investors senior notes in an aggregate principal amount of $20.0 million, which notes would have matured on June 1, 2008. Accellent's senior notes accrued interest at a rate of 15.563% per annum prior to June 1, 2005, which interest had to be paid by the issuance of additional senior notes, and 16.101% per annum thereafter. The senior subordinated notes were subject to prepayment fees of 6.75% of their face amount and the senior notes were subject to prepayment fees of 7.50% of their face amount. As of June 30, 2004, our prepayment fee associated with the senior subordinated notes was approximately $1.5 million and Accellent's prepayment fee associated with its senior notes was approximately $2.9 million. Each of we and Accellent repaid the senior subordinated notes and the senior notes and the related prepayment fees with a portion of the proceeds from our new senior secured credit facility and the equity investment in Accellent by the DLJ Merchant Banking Buyers. Holders of the senior subordinated notes and senior notes had registration rights with respect to notes that terminated upon repayment.

Registration Rights Agreement

        On May 31, 2000, Accellent entered into a registration rights agreement, as subsequently amended and restated most recently on June 30, 2004, with certain of its stockholders, including certain limited partnerships managed by KRG (which subsequently contributed their shares of Accellent capital stock to KRG/CMS L.P. in exchange for limited partnership interests in KRG/CMS L.P.), the Initial DLJ Investors, 7:22 Investors, LLC and Eric M. Pollock. Concurrently with the closing of the MedSource acquisition and the DLJ Merchant Banking Buyers' equity investment in Accellent, the registration rights agreement was further amended and restated and the DLJ Merchant Banking Buyers became party to the agreement. Under the further amended and restated agreement, after the earlier of May 31, 2008 or six months after an initial public offering:

  •
  Accellent stockholders party thereto (excluding the DLJ Merchant Banking Buyers but including the Initial DLJ Investors) who, in the aggregate, own at least 20% of Accellent's common stock (including shares of common stock underlying convertible securities therefor) subject to the agreement ("Registrable Shares") may demand, up to two times, registration of their Registrable Shares under the Securities Act;

  •
  the DLJ Merchant Banking Buyers may demand, up to four times, registration of its Registrable Shares under the Securities Act (up to two of which demands may take priority over the demands of the other stockholders holding Registrable Shares); and

  •
  the Initial DLJ Investors who, in the aggregate, own 50% of the total number of shares of Accellent's Class AA Convertible Preferred Stock held by the Initial DLJ Investors may demand, no more than once, registration of their Registrable Shares under the Securities Act.

        The Accellent stockholders with Registrable Shares also have piggy-back registration rights in the event of either a primary or secondary registration effected by Accellent under the Securities Act, which rights are subject to certain exceptions, underwriter cutback provisions and priority cutback rights of stockholders exercising a demand registration. Substantially all of the fees and costs associated with the foregoing registrations will be borne by Accellent.

Noble-Met Acquisition

        On January 11, 2000, Accellent acquired 100% of the capital stock of Noble-Met, Ltd. from the shareholders of Noble-Met, including Thomas F. Lemker who also served as an employee of Noble-Met. A portion of the purchase price was deferred and payable in the event Noble-Met achieved specified earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. If the deferred purchase price was earned, Noble-Met shareholders had the right to receive their entire pro rata portion in cash or up to 25% in phantom stock and the remainder in cash. In 2001, Mr. Lemker received 62 shares of Accellent phantom stock and approximately $2,221 in cash in satisfaction of his 2000 earn-out payment.

Anti-Dilution Agreement

        On May 31, 2000, Accellent entered into an anti-dilution agreement with the Initial DLJ Investors. The agreement provides for adjustments to the number of shares held by the Initial DLJ Investors to prevent dilution if Accellent issues common stock or securities convertible into common stock at a price less than the then current market price of Accellent's common stock.

License and Technical Assistance Agreement

        Effective June 1, 2000, UTI Pennsylvania entered into a License and Technical Assistance Agreement with Medical Device Investment Holdings Corporation, an entity owned by Andrew D. Freed, our former chief executive officer, among others. Pursuant to this agreement, UTI Pennsylvania granted Medical Device Investment Holdings a royalty-free license to use patented technology and know-how related to a composite of three metals in the shape of a tube. The license agreement allowed Medical Device Investment Holdings to use the technology and know-how to research, develop, distribute and sell products based upon the technology. Under the agreement, Medical Device Investment Holdings agreed to purchase its requirements from UTI Pennsylvania and to use UTI Pennsylvania for its manufacturing needs to produce the licensed products, subject to various limitations. UTI Pennsylvania also agreed to provide Medical Device Investment Holdings technical assistance and support, including mechanical and metallurgical testing and evaluation, and to provide technical information to allow Medical Device Investment Holdings to research, develop, distribute and sell the licensed products. For the fiscal years ended December 31, 2001, 2002 and 2003, UTI Pennsylvania received payments from Medical Device Investment Holdings of approximately $31,000, $25,000 and $17,000, respectively. Effective January, 2004, Medical Device Investment Holdings assigned the license agreement to a third party. In consideration for UTI Pennsylvania's consent to the license assignment, UTI Pennsylvania shall be entitled to a percentage of any payments received by Medical Device Investment Holdings from the assignee upon the completion of certain future milestones.

Shareholders' Agreement

        UTI is a party to an amended and restated shareholders' agreement dated June 30, 2004 with certain of its stockholders which provides for, among other things, a voting agreement with respect to UTI's directors. Under the amended and restated shareholders' agreement, the board of directors is currently comprised of nine directors whereby KRG/CMS L.P. has the right to nominate five directors to UTI's board of directors and the DLJ Merchant Banking Buyers has the right to nominate three directors to such board. The ninth director nominee for Accellent's board of directors is Accellent's chief executive officer. Our board of directors mirrors the Accellent board. The agreement also provides that Accellent will offer to sell a portion of any new securities to be issued by Accellent, subject to various exceptions, to the stockholders party to the agreement in an amount determined in accordance with their existing holdings. The amended and restated shareholders' agreement restricts the parties' rights to transfer their securities and grants first refusal rights to Accellent and the other parties on any permitted transfers.

KRG Agreement

        On July 6, 1999, Accellent entered into a management agreement with KRG that subsequently has been amended on May 31, 2000 and again on June 30, 2004 in connection with the Transactions. Under the agreement, KRG assists Accellent and its subsidiaries, including us, with financial and management consulting and transaction advisory services, and Accellent pays KRG an annual management fee of $500,000 plus reimbursement of reasonable out-of-pocket expenses. In addition to the annual fee, Accellent pays KRG, as compensation for services rendered to Accellent or us with respect to the consummation of any acquisition of a medical supply manufacturing business or any other acquisition in furtherance of Accellent's business strategy, a transaction closing fee equal to the greater of (i) $75,000, or (ii) 1.0% of the transaction value. For purposes of the management agreement, the "transaction value" means the aggregate of all cash and non-cash consideration paid to the sellers of the Company or business being acquired by Accellent or us and the value of all interest-bearing debt assumed by Accellent or us. Any non-cash consideration would be valued at fair market value and the value of any equity securities issued would be fair market value on the date of issuance, assuming such equity securities are fully vested on such date. The transaction closing fee may be adjusted upward if Accellent's board determines that a particular acquisition presented unusual complexities. In addition to the foregoing fees, in the event of a sale of Accellent or us, KRG shall be entitled to a fee equal to (i) 1.0% of the transaction value of the sale if we or Accellent do not retain an investment banking firm or (ii) 0.5% of the transaction value if we or Accellent retains an investment banking firm, provided such fee shall not exceed $750,000 unless approved in advance by the board. In the event of a sale or an initial public offering of Accellent or us, the management agreement would automatically renew for an additional five-year term unless the board gives KRG written notice of its intent not to renew, in which case KRG will be paid a cash termination fee in an amount equal to the current annual management fee for a period of two and one-half years or the remaining term of the management agreement. For the fiscal years ended December 31, 2001, 2002 and 2003, KRG earned fees of approximately $622,276, $523,708, and $707,947, respectively, under the management agreement. Upon the consummation of the Transactions, KRG received a fee of approximately $2.3 million. The June 30, 2004 amendment extended the term of KRG's management agreement for an additional five years so that it will expire simultaneously with the DLJ Merchant Banker Buyers agreements described below.

DLJ Agreements

        In connection with the equity investment in Accellent by the DLJ Merchant Banking Buyers, Accellent and the DLJ Merchant Banking Buyers entered into a subscription agreement on June 30, 2004, pursuant to which the DLJ Merchant Banking Buyers invested approximately $89.8 million in cash in Accellent in exchange for an aggregate of approximately 7.6 million shares of Accellent's Class A-8 5% Convertible Preferred Stock and warrants to purchase an aggregate of up to 214,621 additional shares of Accellent's Class A-8 5% Convertible Preferred Stock in order to maintain the DLJ Merchant Banking Buyers' respective current ownership percentages in Accellent following dilutive issuances of shares of stock in connection with the Venusa earn-out based on Venusa's 2004 earnings, subject to certain conditions. The warrants do not become exercisable unless Accellent issues shares of stock in connection with the Venusa earn-out. For additional information regarding the DLJ Merchant Banking Buyers' equity investment in Accellent, please see "The Transactions" above. Under the subscription agreement, Accellent and the DLJ Merchant Banking Buyers, severally and not jointly, made representations and warranties and agreed to indemnify each other for certain losses resulting from a breach of such representations and warranties. The indemnifying party shall be required to indemnify and hold harmless the indemnified party in the event the amount of the indemnified party's losses and expenses in connection with a single claim exceed $100,000. For breaches of certain representations and warranties, the indemnifying party shall not be required to indemnify the other party unless and until the aggregate amount of losses and expenses exceed $3,000,000, at which time such indemnifying party shall be required to pay the entire amount of such losses and expenses. With respect to certain representations and warranties, neither Accellent nor the DLJ Merchant Banking Buyers shall be required to indemnify any person for an aggregate amount of losses exceeding 25% of the consideration paid by the DLJ Merchant Banking Buyers pursuant to their equity investment in Accellent. The representations and warranties expire with respect to certain provisions on March 31, 2006, June 30, 2007 and ninety days following the expiration of the applicable statute of limitations. This summary of the subscription agreement is qualified in its entirety by reference to the full text of the subscription agreement, which is attached as Exhibit 2.2 to the Registration Statement, of which this prospectus forms a part.

        At the closing of the equity investment in Accellent, DLJ Merchant Banking III, Inc. and Accellent entered into a letter agreement dated June 30, 2004 providing for an annual monitoring fee of $400,000 plus reimbursement of reasonable out-of-pocket expenses, payable in cash to DLJ Merchant Banking III, Inc. (or its designee), and a cash transaction fee on future acquisitions equal in amount to that received by KRG under the amended management agreement described above. In the event of a sale of Accellent or us, DLJ Merchant Banking III, Inc. shall be entitled to a fee equal to (i) 1.0% of the transaction value of the sale if we or Accellent do not retain an investment banking firm or (ii) 0.5% of the transaction value if we or Accellent retains an investment banking firm, provided such fee shall not exceed $750,000 unless approved in advance by the board. In the event of a sale or an initial public offering of Accellent or us, the management agreement would automatically renew for an additional five-year term unless the board gives DLJ Merchant Banking III, Inc. written notice of its intent not to renew, in which case DLJ Merchant Banking III, Inc. will be paid a cash termination fee in an amount equal to the current annual management fee for a period of two and one-half years or the remaining term of the management agreement. The agreement also has a term, automatic renewal, termination and other provisions substantially similar to those contained in the amended KRG management agreement. In connection with the consummation of the Transactions, DLJ Merchant Banking III, Inc. received a fee of approximately $1,797,000.

Accellent Recapitalization

        In connection with the consummation of the Transactions, Accellent repurchased all of its 1,136,364 shares of Class C Redeemable Preferred Stock for aggregate cash consideration of approximately $18.8 million from the holders of such Class C Redeemable Preferred Stock, including KRG/CMS L.P., the Initial DLJ Investors, 7:22 Investors LLC, the AIG entities and Thomas Lemker. Of the total cash consideration paid to the holders of the Class C Redeemable Preferred Stock, KRG/CMS L.P. received an aggregate of approximately $8.3 million, the Initial DLJ Investors received an aggregate of approximately $1.3 million, the AIG entities received an aggregate of approximately $1.7 million, and Thomas Lemker received $10,824. Our director, Bruce Rogers, is a Managing Director of KRG, which is the general partner of the general partner of KRG/CMS L.P.

        Accellent paid in cash accrued dividends of approximately $22.0 million to the holders of its Class A 5% Convertible Preferred Stock and Class C Redeemable Preferred Stock. Of these dividends, KRG/CMS L.P. received an aggregate dividend of approximately $10.2 million, the Initial DLJ Investors received an aggregate of approximately $0.3 million, the AIG entities received an aggregate of approximately $2.3 million, 7:22 Investors LLC received approximately $1.7 million, Thomas Lemker received approximately $2,962, Jeffrey Farina received approximately $31,011, and The Ellen Pollock Gray Trust received approximately $10,144.

Star Guide Lease

        In conjunction with our acquisition of Star Guide on July 6, 1999 we entered into a lease agreement with 5000 Independence Street LLC for the approximately 45,000 square foot facility in which Star Guide is located. 5000 Independence Street LLC, the owner of the facility, is a limited liability company whose members include Eric M. Pollock. Mr. Pollock was among the sellers in our acquisition of Star Guide, and Mr. Pollock is a member of our board of directors. The lease term is eight years and is subject to one four-year renewal period at our option. For the fiscal years ended December 31, 2001, 2002 and 2003, we paid annual rent to 5000 Independence Street LLC of approximately $315,000, $360,000 and $399,026, respectively, under the lease. In connection with the acquisition of Star Guide, Mr. Pollock agreed not to compete with us for a period of five years ending on July 6, 2004.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        We and Accellent entered into employment contracts, termination agreements and change of control agreements with certain of our named executive officers. For details of these agreements, please see "Executive Compensation—Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above, the descriptions of which are incorporated by reference herein.

Other

        An affiliate of Credit Suisse First Boston acted as the sole lead arranger, sole book runner, collateral agent and administrative agent under our new senior secured credit facility, for which it received certain customary fees and expenses. See "Plan of Distribution" for additional information.

DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITY

        In connection with the consummation of the Transactions, we entered into a new senior secured credit facility with a syndicate of financial institutions, including Credit Suisse First Boston, acting through its Cayman Islands Branch, as sole lead arranger, sole book runner, collateral agent and administrative agent, and Wachovia Bank, National Association, as syndication agent. Set forth below is a summary of the terms of our new senior secured credit facility.

        Our new senior secured credit facility provides for aggregate borrowings by us of up to $234.0 million and consists of a six-year $194.0 million term facility and a five-year $40.0 million revolving credit facility. Up to $15.0 million of the revolving credit facility is available as a letter of credit sub-facility and up to $5.0 million as a swingline sub-facility.

        Upon the consummation of the Transactions, we borrowed $194.0 million under the term facility under our new senior secured credit facility. The borrowings under our new senior secured credit facility were used to provide a portion of the proceeds required to consummate the Transactions. Our Revolving Credit Facility remained undrawn at the consummation of the MedSource acquisition and will be used for our working capital and general corporate requirements. Upon the consummation of the Transactions, we had $3.3 million of letters of credit that reduced availability under the revolving credit facility by a like amount.

Guarantees; Collateral

        Our new senior secured credit facility is fully and unconditionally guaranteed on a joint and several basis by Accellent and by our existing and future, direct and indirect domestic subsidiaries. Our new senior secured credit facility and guarantees are secured by first priority security interests in, and mortgages on, substantially all of our and our direct and indirect domestic subsidiaries' and Accellent's tangible and intangible assets, including first priority pledges of all the equity interests owned by Accellent in us and owned by us and the guarantors in our existing and future direct and indirect domestic subsidiaries and up to 65% of the equity interests owned by us in our and the guarantors' existing and future first tier foreign subsidiaries.

Interest

        Term loan borrowings under our new senior secured credit facility generally bear interest, at our option, at either the base rate (generally the applicable prime lending rate of Credit Suisse First Boston, as announced from time to time) plus 2.00% or LIBOR plus 3.00%. Revolving loan borrowings under our new senior secured credit facility bear interest, at our option, at either the base rate plus a margin or at LIBOR plus a margin. In either case, the margin will vary depending on our leverage ratio, which is the amount of our total consolidated debt (calculated in accordance with the new senior secured credit facility) as of the end of each fiscal quarter divided by our consolidated adjusted EBITDA (as calculated in accordance with the new senior secured credit facility) for the four fiscal quarters then ended. The margins vary from 3.50% per annum for LIBOR revolving loans and 2.50% per annum for base rate revolving loans if our leverage ratio is greater than 6.00-to-1, down to 2.50% per annum for LIBOR revolving loans and 1.50% per annum for base rate revolving loans if our leverage ratio is less than 3.50-to-1. We may have several revolving loans outstanding at any time bearing interest at a combination of the base rate and LIBOR rates having interest rate periods from one to 12 months.

Optional and Mandatory Prepayments

        We are permitted to voluntarily prepay principal amounts outstanding or reduce commitments under our new senior secured credit facility at any time, in whole or in part, without premium or penalty, upon providing proper notice and subject to minimum amount requirements. In addition, subject to certain exceptions, we are required to prepay outstanding amounts under our new senior secured credit facility with a portion of our excess cash flow, the net proceeds of certain asset dispositions, casualty insurance and condemnation recovery events and upon the issuance of certain equity securities or debt.

Certain Covenants

        Our new senior secured credit facility contains customary and appropriate affirmative and negative covenants for financings of its type (and subject to negotiated exceptions). The financial covenants include:

  •
  a limitation on capital expenditures;

  •
  a maximum leverage ratio test; and

  •
  a minimum interest coverage and fixed charge coverage ratio test.

        Other covenants, among other things, limit our ability to:

  •
  incur liens or other encumbrances;

  •
  make investments;

  •
  make acquisitions;

  •
  incur additional debt;

  •
  enter into sale leaseback transactions;

  •
  incur certain contingent liabilities;

  •
  make certain restricted junior payments and other similar distributions;

  •
  enter into mergers, consolidations and similar combinations;

  •
  sell assets or engage in similar transfers;

  •
  amend certain material agreements, including the indenture governing the notes; and

  •
  engage in transactions with affiliates.

Events of Default

        Our new senior secured credit facility contains customary events of default including, but not limited to:

  •
  failure to make payments when due;

  •
  defaults under other material agreements or instruments of indebtedness;

  •
  noncompliance with covenants;

  •
  breaches of representations and warranties;

  •
  bankruptcy events;

  •
  judgments in excess of specified amounts;

  •
  failure of any guaranty or security agreement supporting our new senior secured credit facility to be in full force and effect; and

  •
  a change of control (as such term will be defined in our new senior secured credit facility).

DESCRIPTION OF NOTES

        On June 30, 2004, Medical Device Manufacturing, Inc. (the "Company") issued the old notes. The old notes were issued pursuant to an indenture (the "Indenture"), dated as of June 30, 2004, by and among the Company, as issuer, the guarantors party thereto (the "Guarantors"), and U.S. Bank National Association, as trustee (the "Trustee"). The Indenture will also govern the terms and conditions of the exchange notes.

        Pursuant to the Agreement and Plan of Merger, dated as of April 27, 2004, by and among the Company, Pine Merger Corporation ("MergerSub"), and MedSource Technologies, Inc. ("MedSource") (the "Merger Agreement"), MergerSub merged with and into MedSource, with MedSource surviving the merger as the surviving corporation and a wholly owned subsidiary of the Company (the "MedSource Acquisition"). See "The Transactions."

        The following summaries of certain provisions of the Indenture and the registration rights agreement, dated as of June 30, 2004, by and among the Company, the Guarantors and the initial purchasers (the "Registration Rights Agreement"), are summaries only, do not purport to be complete, and are qualified in their entirety by reference to all of the provisions of the Indenture and the Registration Rights Agreement.

        You can find the definitions of certain capitalized terms in this "Description of Notes" under the subheading "—Certain Definitions." For purposes of this section, the words "Company" or "we," "our," or "us" refer only to Medical Device Manufacturing, Inc. and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not our subsidiaries.

        The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The notes are subject to all such terms, and holders of notes are referred to the Indenture and the TIA for a statement thereof. A copy of the form of Indenture is available from the Trustee upon request.

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes.

Brief Description of the Notes and the Guarantees

  The Notes

        The notes:

  •
  are our unsecured, senior subordinated obligations;

  •
  rank junior in right of payment to all of our existing and future Senior Indebtedness;

  •
  rank equal in right of payment ("pari passu") with all of our existing and future senior subordinated Indebtedness;

  •
  rank senior in right of payment to all of our existing and future Subordinated Indebtedness; and

  •
  are jointly and severally, and fully and unconditionally, guaranteed by the Guarantors on a senior subordinated basis.

        The notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

        The term "Subsidiaries" as used in this "Description of Notes" does not include Unrestricted Subsidiaries. As of the date of the Indenture, none of our Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as

Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

The Guarantees

        The notes are jointly and severally, irrevocably and unconditionally guaranteed (the "Guarantees") on an unsecured, senior subordinated basis by each of our present and future Subsidiaries, other than Foreign Subsidiaries (the "Guarantors"). The obligations of each Guarantor under its Guarantee, however, are limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Certain Bankruptcy Limitations; Foreign Subsidiaries" below and "Risk Factors—Risks Related to the Exchange Notes and Our Structure—Fraudulent transfer statutes may limit your rights as a holder of the notes" above. The Guarantees are subordinated to the Senior Indebtedness of the Guarantors to the same extent as the notes are subordinated to the Senior Indebtedness of the Company. See "Description of New Senior Secured Credit Facility—Certain Covenants—Guarantors" and "Description of New Senior Secured Credit Facility—Certain Covenants—Subordination."

Principal, Maturity and Interest; Additional Notes

        On the Issue Date, we initially issued notes with a maximum aggregate principal amount of $175.0 million. The Indenture provides, in addition to the $175.0 million aggregate principal amount of notes being issued on the Issue Date, for the issuance of an unlimited amount of additional notes having identical terms and conditions to the old notes (the "Additional Notes"), subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Any such Additional Notes would be treated as part of the same series of securities as the notes for all purposes under the Indenture, except as stated otherwise in this "Description of Notes." The holders of the Additional Notes, if any, would vote together with the holders of the notes issued on the Issue Date as one series on all matters with respect to the notes, including, without limitation, amendments, redemptions and offers to purchase. All references to notes in this "Description of Notes" includes the Additional Notes, except as stated otherwise.

        The notes will mature on July 15, 2012. The notes bear interest at the rate per annum stated on the cover page of this prospectus from the date of issuance or from the most recent date to which interest has been paid or provided for (the "Interest Payment Date"), payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2005, to the Persons in whose names such notes are registered at the close of business on the January 1 or July 1 immediately preceding such Interest Payment Date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the notes are payable, and the notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the notes at the addresses set forth upon the registry books. See "Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency is the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Subordination

        The notes and the Guarantees are our and the Guarantors' general, unsecured obligations, respectively, contractually subordinated in right of payment to all of our Senior Indebtedness and the Senior Indebtedness of the Guarantors, as applicable, including our obligations and the Guarantors' obligations under the Credit Facilities. This effectively means that holders of Senior Indebtedness must be paid in full in cash before any amounts are paid to the holders of the notes in the event we become bankrupt or are liquidated and that holders of Senior Indebtedness can block payments to the holders of the notes in the event of a default by us on such Senior Indebtedness all as more fully described below.

        As of September 30, 2004, we had outstanding an aggregate of approximately $193.5 million of Senior Indebtedness (all of which Indebtedness is secured).

        The rights of holders are subordinated by operation of law to all existing and future Indebtedness and preferred stock of our subsidiaries that are not Guarantors. As of September 30, 2004, our subsidiaries that are not Guarantors had no material Indebtedness and no preferred stock outstanding.

        Neither the Company nor any Guarantor may make payment (by set-off or otherwise) to the holders of the notes on account of any Obligation in respect of the notes or on account of the redemption provisions of the notes (including any repurchases of notes), for cash or property (other than Junior Securities):

          (1)   upon the maturity of any Senior Indebtedness in respect of which it is an obligor or guarantor, whether by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest and other amounts on such Senior Indebtedness are first paid in full in cash and, in the case of Senior Indebtedness under the Credit Facilities, all letters of credit issued under the Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof; or

          (2)   in the event of default in the payment of any principal of, premium, if any, or interest or other amounts on Senior Indebtedness in respect of which it is an obligor or guarantor, when such Senior Indebtedness becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist or such Senior Indebtedness has been paid in full in cash.

        Upon (1) the happening of an event of default other than a Payment Default that permits the holders of Designated Senior Indebtedness to declare such Designated Senior Indebtedness to be due and payable and (2) written notice of such event of default delivered to us and the Trustee by the holders or representatives of the holders of any Designated Senior Indebtedness (a "Payment Blockage Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company or any Guarantor, in each case, which is an obligor or guarantor under such Designated Senior Indebtedness, to the holders of the notes on account of any Obligation in respect of the notes or on account of the redemption provisions of the notes (including any repurchases of notes), in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we shall and the Guarantors shall be required to pay all sums not previously paid to the holders of the notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the notes.

        Any number of Payment Blockage Notices may be given; provided, however, that:

          (1)   not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days; and

          (2)   no non-Payment Default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period shall be made the basis for the commencement of any other Payment Blockage Period unless such default shall have been cured or waived for a period of not less than 90 days (for purposes of this provision, any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

        Upon any distribution of our or any Guarantor's assets upon any dissolution, winding up, total or partial liquidation or reorganization of us or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities:

          (1)   the holders of all of our or such Guarantor's Senior Indebtedness, as applicable, will first be entitled to receive payment in full in cash and all letters of credit issued under the Credit Facilities will either have been terminated or cash collateralized in accordance with the terms thereof before the holders are entitled to receive any payment (other than in the form of Junior Securities) on account of any Obligation in respect of the notes or on account of the redemption provisions of the notes (including any repurchases of notes); and

          (2)   any payment or distribution of our or such Guarantor's assets of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the holders or the Trustee on behalf of the holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Indebtedness or their representative to the extent necessary to make payment in full in cash on all such Senior Indebtedness remaining unpaid and to cash collateralize all letters of credit issued under the Credit Facilities that remain outstanding, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

        In the event that, notwithstanding the foregoing, any payment or distribution of our or any Guarantor's assets (other than Junior Securities) shall be received by the Trustee or the holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Indebtedness, and shall be immediately paid or delivered by the Trustee or such holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash and to cash collateralize all letters of credit issued under the Credit Facilities that remain outstanding after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

        The Indenture provides that the right of any holder to receive payment of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the notes, on or after the respective due dates expressed in the notes or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder. The subordination provisions of the Indenture and the notes do not prevent the occurrence of any Default or Event of Default under the Indenture.

        As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshaling of our assets and liabilities, holders of the notes may receive ratably less than other creditors. As a result of the obligation to deliver amounts received in trust to holders of Senior Indebtedness, holders of notes may recover less ratably than our trade creditors. See "Risk Factors—Risks Related to the Exchange Notes and Our Structure."

        The Guarantees of the Guarantors are the Guarantors' general, unsecured obligations and are contractually subordinated in right of payment to all Senior Indebtedness of the Guarantors, including the Guarantors' obligations under the Credit Facilities, to the same extent as the notes are subordinated in right of payment to all of our Senior Indebtedness. As of September 30, 2004, the Guarantors would have had outstanding an aggregate of approximately $193.5 million of Senior Indebtedness (all of which Indebtedness is secured).

Certain Bankruptcy Limitations; Foreign Subsidiaries

        We are a holding company, conducting substantially all of our business through our subsidiaries. Our domestic subsidiaries have guaranteed or will guarantee our Obligations with respect to the notes and our Foreign Subsidiaries and Unrestricted Subsidiaries have not and will not guarantee the notes. For more information, see "Risk Factors—Risks Related to the Exchange Notes and Our Structure."

        If the obligations of a Guarantor under its Guarantee were avoided, whether pursuant to fraudulent transfer statutes or otherwise, holders of notes would have to look to any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest (including Liquidated Damages, if any) on the notes.

        We conduct certain of our operations through Foreign Subsidiaries. Accordingly, our ability to meet our cash obligations may in part depend upon the ability of such Foreign Subsidiaries and any future Foreign Subsidiaries to make cash distributions to us and the Guarantors. Furthermore, any right we have or the Guarantors have to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that we or the Guarantors are recognized as creditors or preferred stockholders of such Foreign Subsidiary, in which case our claims or the claims of the Guarantors could still be subordinate to any indebtedness or preferred stock of such Foreign Subsidiaries.

Optional Redemption

        Except as set forth in the second following paragraph, we do not have the right to redeem any notes prior to July 15, 2008. We are not prohibited, however, from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

        At any time or from time to time on or after July 15, 2008, we may redeem the notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each holder of notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing July 15 of the years indicated below, in each case together with accrued and unpaid interest (and Liquidated Damages, if any), thereon to the date of redemption of the notes ("Redemption Date"):

Year	Percentage
2008	105.00%
2009	102.50%
2010 and thereafter	100.00%

        At any time, or from time to time, prior to July 15, 2007, upon one or more Qualified Equity Offerings, up to 35% of the aggregate principal amount of the notes issued pursuant to the Indenture may be redeemed at our option within 90 days of the closing of any such Qualified Equity Offering, from the Net Cash Proceeds of such Qualified Equity Offering, upon not less than 30 days nor more than 60 days notice to each holder of notes, at a redemption price equal to 110.00% of principal, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the Redemption Date; provided, however, that immediately following each such redemption not less than 65% of the aggregate principal amount of the notes originally issued pursuant to the Indenture on the Issue Date remains outstanding.

        If the Redemption Date is on or after an interest payment record date ("Record Date") on which the holders of record have a right to receive the corresponding interest due (and Liquidated Damages, if any) and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a note is registered at the close of business on such Record Date.

Selection and Notice

        In the case of a partial redemption, if the notes are then held in global form as described in "Book-Entry, Delivery and Form," the notes or portions thereof to be redeemed shall be selected pursuant to the rules of The Depository Trust Company, if applicable. Otherwise, the Trustee shall select the notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The notes may be redeemed in part in multiples of $1,000 only.

        Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the Redemption Date to the holder of each note to be redeemed to such holder's last address as then shown upon the registry books. Any notice which relates to a note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such note, a new note or notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption, unless we default in the payment thereof.

Repurchase at the Option of Holders

  Change of Control

        The Indenture provides that in the event that a Change of Control has occurred, each holder of notes will have the right, at such holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such holder's notes (provided, that the principal amount of such notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 90 calendar days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest (and Liquidated Damages, if any), to the Change of Control Purchase Date.

        The Change of Control Offer shall be made within 30 calendar days following a Change of Control and shall remain open for 20 Business Days following its commencement, or such other period as may be required by applicable law (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, we shall purchase all notes properly tendered and not withdrawn in response to the Change of Control Offer.

        Notwithstanding the foregoing, we will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us, including any requirements to repay in full all Indebtedness under the Credit Facilities, any of our other Senior Indebtedness or Senior Indebtedness of any Guarantor or obtain the consents of such lenders to such Change of Control Offer as set forth in the following paragraph, and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

        The Indenture provides that, prior to the commencement of a Change of Control Offer, we will:

          (1)   (a) repay in full in cash and terminate all commitments under Senior Indebtedness under the Credit Facilities and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments under all Senior Indebtedness under the Credit Facilities and all such other Senior Indebtedness and repay the Senior Indebtedness owed to each lender which has accepted such offer in full; or

          (2)   obtain the requisite consents under the Credit Facilities and all such other Senior Indebtedness to permit the repurchase of the notes as provided herein.

        Our failure to comply with the preceding sentence shall constitute an Event of Default described in clause (3) under "—Events of Default" below.

        On or before the Change of Control Purchase Date, we will:

          (1)   accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent for us (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date) of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate listing the notes or portions thereof being purchased by us.

        We promptly will pay or cause to be paid to each holder of notes properly tendered an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date) and the Trustee promptly will authenticate and deliver to such holders a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The Change of Control purchase feature of the notes may, in certain circumstances, make it more difficult or discourage a sale or takeover of us, and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the

Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. In addition, no assurances can be given that we will be able to acquire notes tendered upon the occurrence of a Change of Control.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

        If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a note is registered at the close of business on such Record Date.

        The provisions of the Indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control with the written consent of the holders of a majority in aggregate principal amount of the notes outstanding.

  Sale of Assets and Subsidiary Stock

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries (other than a Securitization Entity) to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries, whether by us or one of our Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of our Subsidiaries and including any sale and leaseback transaction, other than in any such case to the Company or another Subsidiary (any of the foregoing, an "Asset Sale"), unless:

          (1)   at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash, Cash Equivalents, Related Business Assets or a combination thereof; and

          (2)   with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate fair market value in excess of $2.0 million, our Board of Directors determines in good faith that we receive or such Subsidiary receives, as applicable, fair market value for such Asset Sale.

For purposes of (1) above, the following shall be deemed cash consideration: (a) Senior Indebtedness or balance sheet liabilities (other than contingent liabilities) assumed by a transferee in connection with such Asset Sale; provided, that we are and our Subsidiaries are fully released from obligations in connection therewith; and (b) property that within 90 days of such Asset Sale is converted into cash or Cash Equivalents; provided that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

        The Indenture provides that within 365 days following such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Amount") may be:

          (a)   invested in Related Business Assets, used to make Restricted Investments that are not prohibited by the covenant "Limitation on Restricted Payments," or used to make Permitted Investments other than those permitted by clauses (a), (b), (c)(i), (c)(ii), (f) and (g) of the definition of "Permitted Investments;"

          (b)   used to retire Senior Indebtedness or Indebtedness of our Foreign Subsidiaries and, in the case of Indebtedness that was incurred pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," to permanently reduce the amount of such Indebtedness that is permitted to be incurred pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently so reduced by such amount;

          (c)   applied to the optional redemption of the notes in accordance with the terms of the Indenture and to the optional redemption of other Indebtedness pari passu with the notes with similar provisions requiring us to repurchase such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the notes and such other pari passu Indebtedness then outstanding; or

          (d)   applied in any combination of the foregoing.

Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

        The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in the preceding paragraph shall constitute Excess Proceeds. Within 30 days after the date that the amount of Excess Proceeds exceeds $15.0 million, the Company shall apply an amount equal to the Excess Proceeds (rounded down to the nearest $1,000) (the "Asset Sale Offer Amount") by making an offer to repurchase the notes and such other pari passu Indebtedness with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the notes and such other Indebtedness then outstanding (the "Asset Sale Offer"). We will offer to purchase the notes in the Asset Sale Offer at a purchase price of 100% of the principal amount of the notes (the "Asset Sale Offer Price"), together with accrued and unpaid interest (and Liquidated Damages, if any) to the date of payment. Each Asset Sale Offer shall remain open for at least 20 Business Days and not more than 30 Business Days following its commencement (the "Asset Sale Offer Period").

        Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest (and Liquidated Damages, if any), to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price, together with accrued and unpaid interest (and Liquidated Damages, if any) to the date of payment, in the case of any notes that have been tendered, and the price required by the terms of any such other pari passu Indebtedness with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale. To the extent that the aggregate amount of notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the provisions of this covenant:

           (1)  we may and our Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business;

           (2)  we may and our Subsidiaries may liquidate Cash Equivalents;

           (3)  we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation;"

           (4)  we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

           (5)  we may and each of our Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims in the ordinary course of business;

           (6)  we may and each of our Subsidiaries may grant Liens (and permit foreclosure thereon) not prohibited by the Indenture;

           (7)  we may and each of our Subsidiaries may sell or grant licenses to use the Company's or any Subsidiary's intellectual property to the extent that such license does not prohibit the licensor from using such property;

           (8)  we may and each of our Subsidiaries may sell assets received by the Company or any Subsidiary upon the foreclosure on a Lien;

           (9)  we may and each of our Subsidiaries may sell or exchange equipment in connection with the purchase or other acquisition of other equipment;

         (10)  we may and each of our Subsidiaries may dispose any Equity Interests in or assets or rights of an Unrestricted Subsidiary;

         (11)  we may and our Subsidiaries may make conveyances, sales, assignments or other dispositions that constitute Permitted Investments and Restricted Payments and are not prohibited by the covenant "Limitation on Restricted Payments;"

         (12)  we may, and our Subsidiaries may, in one or a series of related transactions, sell or dispose of assets for which we or our Subsidiaries receive aggregate consideration of less than $2.0 million;

         (13)  we may, and our Subsidiaries may, dispose of any receivables to a Securitization Entity pursuant to a Qualified Securitization Transaction so long as we or such Subsidiary receives (a) fair market value in such disposition and (b) cash and Cash Equivalents in an amount equal to 75% or more of the fair market value thereof (for purposes of this clause (13), Purchase Money Notes will be deemed to be cash);

         (14)  any Securitization Entity may transfer receivables, or a fractional undivided interest therein, and any related assets in a Qualified Securitization Transaction; and

         (15)  we or our Subsidiaries may sell or dispose of any Equity Interests in or all or substantially all of the assets of UTI SFM Feinmechanit GmbH.

        All Net Cash Proceeds in excess of $2.0 million from an Event of Loss shall be reinvested or used as otherwise provided above in the second paragraph of this covenant.

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our Subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the payment date in connection with an Asset Sale Offer hereunder is on or after the Record Date for an Interest Payment Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a note is registered at the close of business on such Record Date.

        The agreements governing our other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders of Senior Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company's failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Company's ability to pay cash to the holders of notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Certain Covenants

        The Indenture contains certain covenants that, among other things, restrict our ability to borrow money, pay dividends on or repurchase capital stock, make investments or consummate mergers or consolidations. The following summary of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a holder of the notes.

  Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, we and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including Acquired Indebtedness as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

        Notwithstanding the foregoing if:

          (1)   no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and the use of proceeds therefrom; and

          (2)   on the date of such incurrence (the "Incurrence Date"), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and the use of proceeds therefrom, would be at least 2.0 to 1.0 (the "Debt Incurrence Ratio"), then we and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

        In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

          (a)   our incurrence or the incurrence by any Subsidiary of the Company of Purchase Money Indebtedness after the MedSource Acquisition is consummated; provided, that

            (1)   the aggregate principal amount of such Indebtedness incurred and outstanding at any time pursuant to this paragraph (a) (including any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $5.0 million (or the equivalent thereof in any applicable foreign currency), and

            (2)   in each case, such Indebtedness shall not constitute more than 100% of our cost or the cost to such Guarantor (determined in accordance with GAAP in good faith by us), as applicable, of the property so purchased, constructed, improved or leased;

          (b)   our incurrence or the incurrence by any Subsidiary of the Company of Indebtedness in an aggregate principal amount incurred and outstanding at any time pursuant to this paragraph (b) (including any Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $20.0 million; and

          (c)   our incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Facilities in an aggregate principal amount incurred and outstanding at any time pursuant to this paragraph (c) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to (x) $234.0 million minus (y) the amount of any Non-Recourse Securitization Indebtedness of any Securitization Entity outstanding at the time of such incurrence, after giving pro forma effect to the use of proceeds from such incurrence, with letters of credit being deemed to have a principal amount equal to the full amount thereof, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (b) of the second paragraph of the covenant "Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale; provided, however, that no more than $5.0 million of Indebtedness incurred pursuant to this clause (c) can be outstanding at any time prior to consummation of the MedSource Acquisition (other than Indebtedness incurred to make scheduled amortization payments under the Existing Credit Agreement); and

          (d)   the incurrence by a Securitization Entity of Non-Recourse Securitization Indebtedness in connection with a Qualified Securitization Transaction in an aggregate principal amount incurred and outstanding at any time pursuant to this paragraph of up to (x) $234.0 million minus (y) the amount of any Indebtedness of the Company or any Guarantor outstanding pursuant to the Credit Facilities pursuant to clause (c) at the time of such incurrence, after giving pro forma effect to the use of proceeds from such incurrence.

        Indebtedness (including Disqualified Capital Stock) of any Person that is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries, as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of our Indebtedness or of the Indebtedness of a Subsidiary incurred in accordance with the terms of the Indenture will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence we may designate in our sole discretion pursuant to which provision of this covenant or the definition of "Permitted Indebtedness" any Indebtedness is being incurred and we may subdivide an amount of Indebtedness and designate more than one such provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant or the definition of "Permitted Indebtedness,"

except as stated otherwise in the foregoing provisions. At any time, we can redesignate in our sole discretion any Indebtedness as having been incurred pursuant to any provision of this covenant or the definition of "Permitted Indebtedness," and we may subdivide an amount of Indebtedness and redesignate more than one such provision pursuant to which such amount of Indebtedness as having been incurred, so long as at the time of such redesignation we could have incurred such Indebtedness (or portion thereof) pursuant to such provisions of this covenant or the definition of "Permitted Indebtedness." Accrual of interest or dividends, the accretion of accreted value or amortization of original issue discount, the payment of interest or dividend in kind, changes in obligations in respect of Interest Swap and Hedging Obligations, and any increase as a result of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Limitation on Restricted Payments

        The Indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment; provided, however, that after the MedSource Acquisition is consummated, we and our Subsidiaries may make any Restricted Payment so long as, after giving effect to such Restricted Payment on a pro forma basis:

          (1)   no Default or Event of Default shall have occurred and be continuing;

          (2)   we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" and

          (3)   the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment on and after the Issue Date, would not exceed, without duplication, the sum of:

            (a)   50% of our aggregate Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal period for which internal financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

            (b)   the aggregate Net Cash Proceeds received by us after the Issue Date from (1) a Capital Contribution, (2) the sale of our Qualified Capital Stock and (3) the issue or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable Indebtedness of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company, in each case other than (A) to one of our Subsidiaries, (B) the Net Cash Proceeds received by us from a Capital Contribution or from the sale of our Qualified Capital Stock in connection with the Transactions and (C) in the case of clauses (1) and (2), to the extent applied in connection with a Qualified Exchange or a Permitted Investment pursuant to clause (e) of the definition thereof, plus

            (c)   the fair market value of any property or assets other than cash received by us in the form of a Capital Contribution or in exchange for our Qualified Capital Stock (other than from one of our Subsidiaries), after the Issue Date; provided that if the fair market value of such property or assets acquired in any transaction or series of related transactions is (i) less than $10.0 million, the determination of fair market value shall be made by our Board of Directors and (ii) $10.0 million, or more, the determination of fair market value shall be made by our Board of Directors after it has received an opinion or valuation with respect to the fair market value of such property or assets from an independent investment banking firm, appraisal or valuation firm, in each case of national reputation in the United States, which opinion shall have been obtained within 90 days of the consummation of such Capital Contribution, plus

            (d)   except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from cash distributions on or cash repayments of any Investment, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

        Notwithstanding the foregoing clauses (2) and (3) of the immediately preceding paragraph, we and our Subsidiaries may make the following:

          (a)   payments of cash dividends, distributions or advances to any parent entity for repurchases of Capital Stock of any parent entity from our employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of any parent entity or any Subsidiary of the Company or any subsidiary of any parent entity upon their death, disability or termination of employment, provided such repurchases are made with the proceeds of such dividends within three Business Days of the payment of such dividends, and payments of cash, or dividends, distributions or advances to any parent entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of any parent entity, in an aggregate amount not to exceed $2.0 million in any calendar year; provided, that if the aggregate amount permitted to be paid in any calendar year has not been paid, any such shortfall amount in any preceding year may be carried forward and paid in a subsequent year, in addition to the amount permitted for such calendar year, in an aggregate amount not to exceed $6.0 million in any calendar year; provided, further that the aggregate amount of all such payments pursuant to this clause (a) prior to consummation of the MedSource Acquisition shall not exceed $100,000;

          (b)   the payment of any dividend on Disqualified Capital Stock issued in accordance with the covenant described above under "Limitation on Incurrence of Indebtedness and Disqualified Capital Stock";

          (c)   other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $10.0 million;

          (d)   after consummation of the MedSource Acquisition, payments of cash dividends, distributions or advances to any parent entity for payment of fees to the Principals or their Affiliates; provided that the aggregate amount of such payments pursuant to this clause (d) shall not exceed $900,000 during any twelve month period plus transaction fees equal to the greater of (A) $150,000 per transaction and (B) 2% of the value of any transactions, and reimbursement of any reasonable out-of-pocket expenses of the Principals or their Affiliates, in each case, in accordance with the Management Agreements;

          (e)   payments of cash dividends, distributions or advances to any parent entity for redemption of Parent's Class B-1 and B-2 convertible preferred stock and for payments to the holders of warrants for shares of Parent's Class A-8 5% convertible preferred stock in connection with the exercise of such warrants; provided that the aggregate amount of such payments pursuant to this clause (e) shall not exceed $160,000; and

          (f)    the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness or Disqualified Capital Stock of the Company upon a Change of Control or with the proceeds from an Asset Sale to the extent required by the terms of such Subordinated Indebtedness or Disqualified Capital Stock but only after the Company shall have complied with the covenants described above under "Repurchase at the Option of Holders—Change of Control" or "Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock," as the case may be, and purchased all notes properly tendered pursuant to the relevant offer prior to purchasing, redeeming or repaying such Subordinated Indebtedness or Disqualified Capital Stock;

and clauses (1), (2) and (3) of the immediately preceding paragraph will not prohibit:

          (g)   any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

          (h)   a Qualified Exchange;

          (i)    from and after the date that the MedSource Acquisition is consummated, the payment of any dividends within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the Indenture;

          (j)    the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price thereof;

          (k)   payments to a parent entity, pursuant to this clause (k), to enable the parent entity to pay Federal, state or local tax liabilities (any such payments to a parent entity, a "Tax Payment") in an amount not to exceed the lesser of (i) the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries to the appropriate taxing authorities to the extent that the parent entity has an obligation to pay such tax liabilities relating to the Company's operations, assets, or capital or those of its Subsidiaries, and (ii) the amount determined by assuming that the Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return or consolidated, combined, unitary, or group, state or local income tax return, and that the parent entity and each such Subsidiary is a member of the Company Affiliated Group; provided, that any Tax Payments shall either be used by the parent entity to pay such tax liabilities within 90 days of the parent entity's receipt of such payment or refunded to the payee; and

          (l)    payments to any parent entity pursuant to this clause (l) in order to pay reasonable legal and accounting expenses, payroll and other compensation expenses of directors of such parent entity and any employees of such parent entity whose principal responsibilities involve management or other duties for the Company and its Subsidiaries, in each case, in the ordinary course of business, and other reasonable filing and listing fees and other reasonable corporate overhead expenses in the ordinary course of business (any of the foregoing, "Parent Payments"); provided, that any Parent Payments shall either be used by the parent entity to pay such expenses or fees within 30 days of the parent entity's receipt of such Parent Payment or refunded to the Company.

        The full amount of any Restricted Payment made pursuant to the foregoing clauses (b), (d), (e), (f) and (i), (but not pursuant to clause (a), (c), (g), (h), (j), (k), and (l)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading "—Limitation on Restricted Payments."

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

           (1)  restrictions imposed by the notes or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the notes or the Guarantees, as applicable, provided, that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the notes;

           (2)  restrictions imposed by applicable law;

           (3)  restrictions existing on the Issue Date;

           (4)  restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

           (5)  restrictions imposed by Indebtedness incurred under the Credit Facilities or other Senior Indebtedness incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" provided, that such restrictions are not materially more restrictive, taken as a whole, than those imposed by the New Credit Agreement, as of the date the MedSource Acquisition is consummated;

           (6)  restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or any assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold or, in the case of a sale of all or substantially all of the Equity Interests of a Subsidiary, the cash or Cash Equivalents held by such Subsidiary;

           (7)  restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" provided, that such restrictions relate only to the transfer of the property acquired, constructed, installed or improved with the proceeds of such Purchase Money Indebtedness;

           (8)  customary provisions with respect to the disposition or distribution of assets in joint venture agreements and other similar agreements;

           (9)  restrictions contained in Indebtedness incurred under clause (b) under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

         (10)  customary restrictions or encumbrances contained in any Indebtedness incurred by a Foreign Subsidiary that apply only to such Foreign Subsidiary and its Subsidiaries;

         (11)  restrictions in connection with and pursuant to amendments, modifications, restatements, increases, supplements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (3), (4), (7), (10) or this clause (11) of this paragraph that are not materially more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced; and

         (12)  any encumbrance or restriction existing under Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity.

        Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease or any other contracts entered into in the ordinary course of business, consistent with industry practice shall not be prohibited by the foregoing and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

  Limitation on Layering Indebtedness

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, incur, or suffer to exist any Indebtedness that is contractually subordinate in right of payment to any of our other Indebtedness or any other Indebtedness of a Guarantor unless, by its terms, such Indebtedness is contractually subordinate in right of payment to, or ranks pari passu with, the notes or the Guarantee, as applicable.

        As a result of this covenant, the Company and the Guarantors are prohibited from incurring Indebtedness that is contractually subordinate in right of payment to other Indebtedness of the Company and the Guarantors, unless such Indebtedness is contractually subordinate in right of payment, or is contractually pari passu, with the Notes or the Guarantees, as applicable. This covenant, however, does not prohibit the Company and the Guarantors from incurring secured and unsecured Senior Indebtedness, and does not prohibit the Company and the Guarantors from incurring Senior Indebtedness with different priorities with respect to the collateral, including the proceeds therefrom, securing such Senior Indebtedness.

  Limitation on Liens Securing Indebtedness

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any of our Indebtedness or any Indebtedness of any Guarantor, unless we provide, and cause our Subsidiaries to provide, concurrently therewith, that the notes and the applicable Guarantees are equally and ratably so secured for so long as such other Indebtedness is secured by such Lien; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the notes (and any related applicable Guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the notes (and any related applicable Guarantees), and provided, further, that this clause shall not be applicable to any Liens securing any such Indebtedness which became our Indebtedness pursuant to a transaction subject to the provisions of the Indenture described below under "Limitation on Merger, Sale or Consolidation" or which constitutes Acquired Indebtedness and which in either case were in existence at the time of such transaction (unless such Indebtedness was incurred or such Lien created in connection with, or in contemplation of, such transaction), so long as such Liens do not extend to or cover any of our property or assets or any property or assets of any of our Subsidiaries other than property or assets acquired in such transaction.

  Limitation on Transactions with Affiliates

        The Indenture provides that neither we nor any of our Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), (1) unless it is determined that the terms of such Affiliate Transactions are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm's length transaction with a non-Affiliate, and (2) if involving consideration to either party in excess of $2.0 million, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors (including a majority of members of our Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested), and (3) if involving consideration to either party in excess of $10.0 million, unless, in addition we, prior to the consummation thereof, obtain a written favorable opinion, which opinion can be subject to customary qualifications, as to the fairness of such transaction to us from a financial point of view from an independent investment banking firm of national reputation in the United States or an appraisal or valuation firm of national reputation in the United States. Within 5 days of any Affiliate Transaction(s) involving consideration to either party of $2.0 million or more (other than Exempted Affiliate Transactions), the Company shall deliver to the Trustee an Officers' Certificate addressed to the Trustee certifying that such Affiliate Transaction(s) were made in compliance with the Indenture and a copy of the board resolutions and opinion as to the fairness of such transaction, as applicable.

  Limitation on Merger, Sale or Consolidation

        The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons or adopt a plan of liquidation, unless:

          (1)   either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the notes and the Indenture;

          (2)   no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

          (3)   unless such transaction is solely the merger of us and one of our previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction, which transaction is not for the purpose of evading the restrictions imposed by the Indenture, immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or, if not, the Debt Incurrence Ratio on a pro forma basis is at least equal to the Debt Incurrence Ratio immediately prior thereto; and

          (4)   each Guarantor shall have, by amendment to its Guarantee and, as applicable the Indenture, if necessary confirmed in writing that its Guarantee shall apply to the obligations of the Company or the surviving entity in accordance with the notes and the Indenture.

        Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and (except in the case of a lease or any transfer of all or substantially all of our assets) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease or any transfer of all or substantially all of our assets) we shall be released from the obligations under the notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

  Guarantors

        The Indenture provides that all of our present and future Subsidiaries other than our Foreign Subsidiaries and any Securitization Entity, jointly and severally, irrevocably and unconditionally guaranty all principal, premium, if any, and interest on the notes on a senior subordinated basis. The term Subsidiary does not include Unrestricted Subsidiaries.

        Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries (including Foreign Subsidiaries) that is not a Guarantor guarantees any of our other Indebtedness or any other Indebtedness of the Guarantors, or we or any of our Subsidiaries, individually or collectively, pledge more than 66% of the aggregate voting power of the Voting Equity Interests of a Subsidiary (including Foreign Subsidiaries) that is not a Guarantor to a lender to secure our Indebtedness or any Indebtedness of any Guarantor, then such Subsidiary must become a Guarantor.

  Release of Guarantors

        The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, (1) subject to the provisions of the following paragraph and the other provisions of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture; and (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing. The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us.

        Upon the sale or disposition (including by merger or stock purchase) of a Guarantor (as an entirety) or of all or substantially all of its assets to an entity which is not and is not required to become a Guarantor, or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of the notes; provided, however, that any such termination shall occur only to the extent that, following consummation of such transaction, all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of our Indebtedness or any Indebtedness of any other of our Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries.

        The Indenture also provides that any Guarantee that is defeased or discharged in accordance with "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" will be released. Furthermore, any Guarantor that became a Guarantor because it guaranteed any of our other

Indebtedness or any other Indebtedness of the Guarantors, or, because more than 66% of the voting power of its Voting Equity Interests were pledged to a lender to secure our Indebtedness or any Indebtedness of any Guarantor, and such Guarantor is released from that guarantee, then it shall also be released from its Guarantee under the Indenture.

Reports

        The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver or make available to the Trustee and to each holder of notes, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, from and after the consummation of the Exchange Offer, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which we are or would have been required to file with the Commission.

        In the event that (A)(1) the rules and regulations of the Commission permit the Company and any parent entity to report at such parent entity's level on a consolidated basis and (2) such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company and its Affiliates, the information and reports required by this covenant may be those of such parent entity on a consolidated basis; provided, that such information and reports distinguish in all material respects between the Company and its Subsidiaries and such parent entity and its other subsidiaries, if any; provided, further, that if such parent entity's capitalization (including cash and cash equivalents) differs from that of the Company and its Subsidiaries in any material respect, such information and reports will include annual and quarterly financial statements substantially equivalent to the financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants or (B) any parent entity has unconditionally guaranteed the Company's Obligations with respect to the Notes, then the Company's obligation may be satisfied by such parent entity delivering and filing its statements and reports so long as it owns all of the Company's outstanding Capital Stock.

Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

          (1)   our failure to pay any installment of interest (or Liquidated Damages, if any) on the notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

          (2)   our failure to pay all or any part of the principal, or premium, if any, on the notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

          (3)   our failure or the failure by any of our Subsidiaries to observe or perform any other covenant or agreement contained in the notes or the Indenture and, except for the provisions under "Mandatory Redemption," and "Limitation on Merger, Sale or Consolidation," the

  continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding;

          (4)   certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries;

          (5)   a default in our Indebtedness or the Indebtedness any of our Subsidiaries with an aggregate amount outstanding in excess of $15.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

          (6)   final unsatisfied judgments not covered by insurance aggregating in excess of $15.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days; and

          (7)   any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee.

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the receipt of notice of such Default, give to the holders notice of such Default.

        The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officer's certificate stating that the Company and its Subsidiaries are not in default in the performance or observance of any terms, provisions or conditions of the Indenture.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us or any of our Significant Subsidiaries,) then in every such case, unless the principal of all of the notes shall have already become due and payable, either the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the Trustee if given by holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately; provided, however, that if any Senior Indebtedness is outstanding pursuant to the Credit Facilities, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the fifth Business Day after sending us and the representative under the Credit Facilities such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Indebtedness under the Credit Facilities. In the event a declaration of acceleration resulting from an Event of Default described in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 30 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (5) above has occurred that has not been cured or waived within 30 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (4) above, relating to us or any of our Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding notes without any declaration or other act on the part of the Trustee or the holders. The holders of a majority in aggregate principal amount of notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the notes which have become due solely by such acceleration, have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders any Default, except a Default in the payment of principal of or interest on any note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity.

        Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes) as to all outstanding notes when either:

          (a)   all outstanding notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

          (b)   (1) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

            (2)   we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be;

            (3)   the deposit does not and will not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or are otherwise bound;

            (4)   we have paid all other amounts payable by us under the Indenture; and

            (5)   we have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by us with intent to hinder, delay, or defraud any other of our creditors.

        We must also deliver to the Trustee an Officers' Certificate and an opinion of counsel, which opinion can be subject to customary qualifications, confirming the satisfaction of the conditions in clause (3) above.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding notes ("Legal Defeasance"). If Legal

Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the notes, and the Indenture shall cease to be of further effect as to the notes and Guarantees, except that:

          (1)   holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the notes, solely from the funds deposited for that purpose (as explained below);

          (2)   our obligations will continue with respect to the issuance of temporary notes, the registration of transfer or exchange of the notes, and the replacement of mutilated, destroyed, lost or stolen notes;

          (3)   the Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

          (4)   other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' obligations with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Significant Subsidiary described under "Events of Default" will no longer constitute Events of Default with respect to the notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

          (1)   we must irrevocably deposit with the Trustee, in trust, for the benefit of holders of notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, which opinion can be subject to customary qualifications, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of holders, a valid, perfected, exclusive security interest in the trust;

          (2)   in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel, which opinion can be subject to customary qualifications, reasonably acceptable to the Trustee confirming that:

            (A)  we have received from, or there has been published by the Internal Revenue Service, a ruling; or

            (B)  since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel, which opinion can be subject to customary qualifications, reasonably acceptable to the Trustee confirming that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

          (4)   no Default or Event of Default may have occurred and be continuing on the date of the deposit, and, in the case of Legal Defeasance, no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

          (5)   the Defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

          (6)   we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

          (7)   we must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel, which opinion can be subject to customary qualifications, confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

        The Defeasance will be effective on the earlier of (i) the 91st day after the deposit and (ii) the day on which all the conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Defeasance is insufficient to pay the principal of, premium, if any, and interest on the notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the notes when due, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture and the notes will be revived, and the Defeasance will be deemed not to have occurred.

Amendments and Supplements

        The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders; provided, that no such modification may, without the consent of each holder affected thereby:

          (1)   change the Stated Maturity on any note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the coin or currency in which any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or after an Asset Sale or Change of Control has occurred reduce the Change of Control Purchase Price or the Asset Sale Offer Price with respect to the corresponding Asset Sale or Change of Control or alter the provisions (including the defined terms used therein) regarding our right to redeem the notes at our option in a manner adverse to the holders;

          (2)   reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; or

          (3)   modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

        Notwithstanding the foregoing, no amendment to the subordination provisions of the Indenture may adversely affect the rights of any holders of Designated Senior Indebtedness then outstanding without the consent of the holders of such Designated Senior Indebtedness (or any group or representative thereof authorized to give such consent).

Governing Law

        The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

        The Indenture provides that no past, present or future direct or indirect stockholder, employee, officer or director, as such, of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the notes solely by reason of his, her or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the notes.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

        "Acquisition" means the purchase or other acquisition of any Person or assets that would constitute a "business" within the meaning of Rule 3-05 of Regulation S-X under the Securities Act, as in effect on the Issue Date, whether by purchase, merger, consolidation, or otherwise, and whether or not for consideration.

        "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable (other than any such Beneficial Owner eligible to report ownership on Schedule 13F or Schedule 13G (or any similar successor forms under the Exchange Act rules and regulations)) shall for such purposes be deemed to possess control. Notwithstanding the foregoing, the term "Affiliate" shall not include Subsidiaries.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or mandatory redemption) payment of such security or instrument and (b) the amount of each such respective principal (or mandatory redemption) payment by (2) the sum of all such principal (or mandatory redemption) payments.

        "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

        "Board of Directors" means, with respect to any Person, (1) such Person's board of directors or (2) any committee of the board of directors authorized, with respect to any particular matter, to exercise the power of the board of directors.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

        "Capital Contribution" means any contribution to the equity of the Company from a direct or indirect parent entity for which no consideration is given (other than the issuance of Qualified Capital Stock).

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalent" means:

          (1)   securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof);

          (2)   demand deposits, time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $300 million;

          (3)   commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.;

          (4)   repurchase obligations having terms not more than seven days, with institutions meeting the criteria set forth in clause (2) above, for direct obligations issued by or fully guaranteed by the United States of America (provided, that the full faith and credit of the United States of America is pledged in support thereof), having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations;

          (5)   with respect to Investments by any Foreign Subsidiary, any demand deposit account;

          (6)   direct investments in tax exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated "AA" or better by Standard & Poor's Rating Service, "Aa2" or better by Moody's Investor Service, Inc. or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within six months from the date of acquisition thereof; or

          (7)   investments in money market or mutual funds, 95% of more of the assets of which are invested in obligations of the types described in clauses (1) - (6) above,

and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition.

        "Change of Control" means (a) Parent ceases to beneficially own, in the aggregate, a majority of the voting power of the Voting Equity Interests of the Company, (b) prior to consummation of the first Public Equity Offering after the Issue Date, the Permitted Holders shall cease to beneficially own, in the aggregate, voting power of Parent equal to more than 50% of the voting power held by the Permitted Holders on the date the MedSource Acquisition is consummated, (c) following the consummation of the first Public Equity Offering after the Issue Date, (1) any merger or consolidation of us with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" (including any group that is deemed to be a "person") (other than Parent, Parent's controlled Affiliates and/or the Permitted Holders) is or becomes the beneficial owner of more than 50% of the aggregate voting power of the Voting Equity Interests of the transferee(s) or surviving entity or entities and Parent, Parent's controlled Affiliates and/or the Permitted Holders, in the aggregate, beneficially own, directly or indirectly, less voting power than such person, (2) any merger or consolidation of Parent with or into any Person, if, immediately after giving effect to such merger or consolidation, any "person" (including any group that is deemed to be a "person") (other than the Permitted Holders) is or becomes the beneficial owner of more than 50% of the aggregate voting power of the Voting Equity Interests of Parent or surviving entity and the Permitted Holders, in the aggregate, beneficially own, directly or indirectly, less voting power of Parent than such person, (3) any "person" (including any group that is deemed to be a "person") (other than the Permitted Holders) is or becomes the beneficial owner of more than 50% of the aggregate voting power of the Voting Equity Interests of Parent and the Permitted Holders, in the aggregate, beneficially own, directly or indirectly, less voting power of Parent than such person, (4) the Continuing Directors of Parent cease for any reason to constitute a majority of the Board of Directors of Parent then in office, or (d) we adopt a plan of liquidation. As used in this definition, "person" (including any group that is deemed to be a "person") has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable. The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

        "Commission" means the Securities and Exchange Commission.

        "Consolidation" means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that "Consolidation" will not include the consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

        "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

          (1)   Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

          (2)   transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

          (3)   the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness), other than Indebtedness incurred under any revolving credit facility, shall be assumed to have occurred on the first day of the Reference Period;

          (4)   if since the beginning of such period the Company or any Guarantor has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been or will be permanently repaid), Consolidated EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the net proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period;

          (5)   in the case of an incurrence, at any time during or after the Reference Period, of Indebtedness (including any Disqualified Capital Stock) with a floating interest or dividend rate shall be computed on a pro forma basis as if the rate applicable at the Transaction Date had been in effect from the beginning of the Reference Period to the Transaction Date, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation that has the effect of fixing the interest rate or dividend rate on the date of computation, in which case such rate shall be used;

          (6)   for any Reference Period that includes any fiscal quarter ending on or prior to December 31, 2007, in calculating the Company's Consolidated EBITDA, there shall be excluded therefrom the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) relating to any facilities, assets or business of the Company and its Subsidiaries and MedSource and its Subsidiaries existing on the date the MedSource Acquisition is consummated that were deducted in such period in computing the Company's Consolidated Net Income during such Reference Period; provided that the amount of such charges or reserves excluded pursuant to this clause (6) shall not exceed $15.0 million in the aggregate from and after the date the MedSource Acquisition is consummated; and

          (7)   for any Reference Period that includes any fiscal quarter ending on or after June 30, 2003 and on or prior to September 30, 2004, in calculating the Company's Consolidated EBITDA, there shall be excluded therefrom the amount of any charges or expenses that were added to "EBITDA" in connection with the calculation of "Adjusted EBITDA" in the Offering Circular and for the fiscal quarters ended June 30, 2004 and September 30, 2004, up to $1.5 million of such charges or expenses (or similar charges or expenses) incurred by MedSource during such quarter, in each case that were deducted in such period in computing the Company's or MedSource's, as applicable, Consolidated Net Income during such Reference Period.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of:

          (1)   Consolidated income tax expense and any payments made to a parent entity pursuant to clause (k) of the second paragraph of the covenant described above under "Limitation on Restricted Payments;"

          (2)   Consolidated depreciation and amortization expense;

          (3)   Consolidated Fixed Charges;

          (4)   any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Guarantor owing to the Company or any Guarantor;

          (5)   without duplication, any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

          (6)   any reasonable expenses or charges related to any equity offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture that was not consummated and, in each case, deducted during such Reference Period in computing Consolidated Net Income; and

          (7)   the amount of any expense relating to any minority interests of any Guarantors,

and to exclude (i) non-cash items increasing Consolidated Net Income of such Person for such period, excluding revenues accrued in the ordinary course of business and any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and (ii) the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period (excluding payments in respect of Interest Swap and Hedging Obligations); provided, that, except as already included in the calculation of Consolidated Net Income, consolidated income tax expense and depreciation and amortization of a Subsidiary that is not a Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary.

        "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

          (a)   interest expensed or capitalized, paid on or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, in each case to the extent attributable to such period, including (1) original issue discount and non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Interest Swap and Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities" and amortization of costs for the issuance of Indebtedness) or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and Interest Swap and Hedging Obligations (excluding, for the avoidance of doubt, amounts due upon settlement of any such Interest Swap and Hedging Obligations);

          (b)   the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries and than those paid solely in Equity Interests other than Disqualified Capital Stock); and

          (c)   the amount of dividends accrued or payable in respect of any Disqualified Capital Stock of such Person and its Subsidiaries (other than those paid solely in Equity Interests other than Disqualified Capital Stock).

        For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) without duplication, interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (before preferred stock dividends and otherwise determined on a consolidated basis in accordance with GAAP) for such period, minus an amount equal to any payments made (x) to a parent entity pursuant to clause (k) and (y) to a parent entity pursuant to clause (l), in each case, of the second paragraph of the covenant described above under "Limitation on Restricted Payments" during such period, to the extent the expenses of such parent entity paid with the proceeds of such dividend would not otherwise reduce Consolidated Net Income, and adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

          (a)   all after-tax gains and losses which are either extraordinary (as determined in accordance with GAAP) or are unusual;

          (b)   the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period;

          (c)   the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary;

          (d)   the cumulative effect of a change in accounting principles;

          (e)   any non-cash compensation charges or other non-cash expenses or charges arising from the grant, issuance, vesting or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change in any such stock, stock options or other equity-based awards;

          (f)    the amount of any non-cash charges or expenses relating to any restructuring deducted in such period in computing the net income (or loss) of the Company, except to the extent that such charges or reserves relate to a reserve or other item that is expected to be paid in cash at a later date;

          (g)   all unrealized gains and losses attributable to the movement in the mark to market valuation of Interest Swap and Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities"; and

          (h)   any impairment charges taken in accordance with Financial Accounting Standards Board Statement No. 142.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Continuing Director" means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of our assets or of our parent entity, if such agreement was approved by a vote of such majority of directors); provided, that, for purposes hereof, committees of Parent referred to in clause (2) of the definition of "Board of Directors" shall not be considered in determining the Continuing Directors of Parent.

        "Credit Facilities" means each of (1) the Existing Credit Agreement and (2) the New Credit Agreement, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced, refinanced (in whole or in part) or otherwise modified from time to time by one or more agreements, facilities, instruments or debt securities (including, without limitation, debt securities sold into the capital markets) whether or not with the same agent, trustee, representative lenders or holders and whether or not previously repaid in full or in part for any period of time, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. The term "Credit Facilities" shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or other modification to the Existing Credit Agreement, the New Credit Agreement and all refundings, refinancings and replacements of any credit facilities, including any agreements, facilities, instruments or debt securities:

          (1)   extending the maturity of any Indebtedness incurred thereunder or contemplated thereby;

          (2)   adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns;

          (3)   increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" or

          (4)   otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        Without limiting the generality of the foregoing, the term "Credit Facilities" shall include agreements in respect of Interest Swap and Hedging Obligations with Persons which, at the time such agreements were entered into, were lenders (or Affiliates thereof) party to any of the Credit Facilities.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Senior Indebtedness" means (A) so long as any Indebtedness is outstanding under the Credit Facilities, the Credit Facilities and (B) at any time at which no Indebtedness is outstanding under the Credit Facilities, any Senior Indebtedness with at least $25.0 million principal amount outstanding.

        "Disqualified Capital Stock" means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Repurchase at the Option of Holders."

        "Equity Interests" means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

        "Event of Loss" means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exempted Affiliate Transaction" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors and reasonable and customary directors fees, indemnification and similar arrangements and payments pursuant thereto, (b) transactions solely between or among the Company and any of its Subsidiaries or solely among Subsidiaries of the Company, (c) any payments made in connection with the Transactions, substantially as described in the Offering Circular, (d) payment of any Restricted Payment or any Investment in an Unrestricted Subsidiary, in each case, not prohibited by the Indenture, (e) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith, (f) any agreement as in effect as of the Issue Date or the date the MedSource Acquisition is consummated that was disclosed in the Offering Circular or any payment or transaction contemplated thereby, (g) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, (h) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person, (i) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Company to Affiliates of the Company or any Capital Contribution by Affiliates of the Company, (j) the provision of administrative services to any Unrestricted Subsidiary on substantially the same terms provided to Subsidiaries, (k) payment of any Tax Payments that are not prohibited by the Indenture, (l) transactions effected as part of a Qualified Securitization Transaction and (m) payments of customary fees by the Company or any of its Subsidiaries to Affiliates of DLJ Merchant Banking III, Inc. made for, or in connection with, any financial advisory, underwriting, and customary transactions with, placement services or in respect of other investment banking or commercial banking activities, including, without limitation, in connection with acquisitions or divestitures that are approved by a majority of the members of the Company's Board of Directors in good faith.

        "Existing Credit Agreement" means the Credit Agreement, dated as of May 31, 2000, by and among the Company, Bank of America, N.A., as administrative agent and the lenders and other agents party thereto, as amended through the Issue Date.

        "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence at the closing of the MedSource Acquisition (after giving effect to the Transactions), reduced to the extent such amounts are repaid, refinanced or retired.

        "Foreign Subsidiary" means any Subsidiary of the Company which is not organized under the laws of the United States, any state thereof or the District of Columbia.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date. Notwithstanding the foregoing, Indebtedness, Preferred Stock, expenses, charges and other items of a Person that would be reflected in the Company's financial statements in accordance with GAAP and related rules and regulations promulgated by the Commission or the Public Company Accounting Oversight Board as a result of "push down" accounting (or similar principles) shall be disregarded for purposes of any calculation under the Indenture's covenants.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Guarantor" means each of the Company's present and future Subsidiaries that at the time are guarantors of the notes in accordance with the Indenture.

        "Indebtedness" of any Person means, without duplication:

          (a)   all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors;

          (b)   all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

          (c)   all net obligations of such Person under Interest Swap and Hedging Obligations;

          (d)   all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person;

          (e)   any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

          (f)    all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (2) the principal amount thereof in the case of any other Indebtedness.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement, commodity hedging agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates, currency values or commodity prices and not for speculative purposes, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any Person in any other Person means (without duplication):

          (a)   the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

          (b)   the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person), other than accounts receivable, endorsements for collection or deposits arising in the ordinary course of business;

          (c)   other than guarantees of Indebtedness of the Company or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

          (d)   the making of any capital contribution by such Person to such other Person; and

          (e)   the designation by the Board of Directors of any Person to be an Unrestricted Subsidiary.

        The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was required to be a Guarantor if, upon the issuance, sale or other disposition of any portion of the Company's or the

Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Guarantor. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "Issue Date" means the date of first issuance of the notes under the Indenture.

        "Junior Security" means any Qualified Capital Stock and any Indebtedness of the Company or a Guarantor, as applicable, that is contractually subordinated in right of payment to all Senior Indebtedness (and any securities issued in exchange for or in replacement of Senior Indebtedness) at least to the same extent as the notes or the Guarantee, as applicable, are subordinated to Senior Indebtedness pursuant to the Indenture and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the notes; provided, that in the case of subordination in respect of Senior Indebtedness under the Credit Facilities, "Junior Security" shall mean (except with the consent of the requisite lenders under the Credit Facilities) any Qualified Capital Stock and any Indebtedness of the Company or the Guarantor, as applicable, that:

          (1)   has a final maturity date occurring after the final maturity date of all Senior Indebtedness outstanding under the Credit Facilities (and any securities issued in exchange or replacement of such Senior Indebtedness) on the date of issuance of such Qualified Capital Stock or Indebtedness;

          (2)   is unsecured;

          (3)   has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged; and

          (4)   by its terms or by law is subordinated to Senior Indebtedness outstanding under the Credit Facilities (and any securities issued in exchange for Senior Indebtedness) on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the notes are subordinated to Senior Indebtedness pursuant to the Indenture (including, without limitation, with respect to payment blockage and turnover).

        "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Management Agreements" means shall mean the Management Agreement dated July 6, 1999 between KRG Capital Partners, LLC and Parent, as amended through the Issue Date, and that agreement to be entered into between DLJ Merchant Banking III, Inc. (or one of its Affiliates) and Parent on or prior to the consummation of the MedSource Acquisition, each as described in the Offering Circular, in each case, as such agreement may be amended from time.

        "Merger Consideration and Related Costs" means: (1) the cash consideration for the MedSource Acquisition payable by the Company to holders of MedSource's common stock and options and warrants to purchase common stock pursuant to the Merger Agreement, including any amounts payable as a result of any such holders' exercise of dissenters' rights; (2) the cash consideration for the other Transactions; and (3) all fees and expenses related to the foregoing and payable in connection with the Transactions, in each case, substantially as described in the Offering Circular.

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock or a Capital Contribution and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the direct costs relating to such Asset Sale or issuance of Qualified Capital Stock, including, without limitation, legal, accounting, investment banking and other professional fees, and brokerage and sales commissions and any relocation expenses incurred as a result thereof incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only less (1) the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carry-forwards, and similar tax attributes, (2) cash payments attributable to Persons owning an interest (other than a Lien) in the assets subject to the Asset Sale, (3) any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liability associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) any holdbacks with respect to indemnification obligations or purchase price adjustments pending receipt thereof.

        "New Credit Agreement" means the credit and guaranty agreement dated on or prior to the closing of the MedSource Acquisition, by and among the Company, the guarantors party thereto, certain financial institutions, Credit Suisse First Boston, acting through its Cayman Islands Branch, as sole lead arranger, sole book runner, collateral agent and administrative agent, and the other agents party thereto, providing for (A) an aggregate $194.0 million term loan facility, and (B) an aggregate $40.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

        "Non-Recourse Securitization Entity Indebtedness" has the meaning set forth in the definition of Securitization Entity.

        "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

        "Offering" means the offering of the notes by the Company.

        "Offering Circular" means the final Offering Circular, dated June 23, 2004, relating to the offer and sale of the 10% Series A Senior Subordinated Notes due 2012.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Parent" means UTI Corporation, a Maryland corporation, or its successor.

        "parent entity" means any Person that directly or indirectly holds Voting Equity Interests of the Company with voting power, in the aggregate, at least equal to 80% of the voting power of the Voting Equity Interests of the Company.

        "Permitted Holders" means each of the Principals and any of their Related Parties.

        "Permitted Indebtedness" means:

          (a)   Indebtedness of the Company and the Guarantors, evidenced by the notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the Issue Date and the exchange notes or guarantees issued in exchange for such notes and Guarantees, less any amounts repaid or retired;

          (b)   Refinancing Indebtedness incurred by the Company and the Subsidiaries, as applicable, with respect to any Existing Indebtedness or any Indebtedness (including Disqualified Capital Stock), described in clause (a) or incurred pursuant to the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which was refinanced pursuant to this clause (b);

          (c)   Indebtedness incurred by the Company and its Subsidiaries solely in respect of bankers acceptances, reimbursement obligations with respect to letters of credit, performance bonds, bid and surety bonds and completion guarantees and Indebtedness in respect of workers' compensation claims in each case, to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness and incurred in the ordinary course of business;

          (d)   Indebtedness incurred by the Company that is owed to (borrowed from) any Subsidiary, and Indebtedness incurred by a Guarantor owed to (borrowed from) any other Guarantor or the Company; provided, that in the case of Indebtedness of the Company or a Guarantor payable to any Subsidiary that is not a Guarantor, such obligations shall be unsecured and contractually subordinated to payments then due in respect of the Company's obligations pursuant to the notes, and any event that causes any Subsidiary to which such Indebtedness is owed no longer to be a Subsidiary (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

          (e)   guarantees by the Company or any Subsidiary of any Indebtedness or other obligations of the Company or any Subsidiary permitted to be incurred pursuant to the Indenture;

          (f)    Interest Swap and Hedging Obligations incurred by the Company or any of its Subsidiaries that are incurred for the purpose of fixing or hedging interest rate, currency or commodity risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable, liability or contractual provision the payment in respect of which is determined by reference to a foreign currency or commodity; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

          (g)   Indebtedness incurred by the Company or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days;

          (h)   Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or Unrestricted Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary or Unrestricted Subsidiary for the purpose of financing such acquisition;

          (i)    Indebtedness incurred by the Company or any of its Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; provided such letter of credit was permitted to be issued under the covenant described above under the caption "—Limitation of Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

          (j)    Indebtedness incurred by the Company or any of its Subsidiaries, the net proceeds of which are used to satisfy, defease or discharge the notes as provided under the captions "Satisfaction and Discharge" and "Legal Defeasance and Covenant Defeasance;" and

          (k)   Indebtedness incurred by any Foreign Subsidiary that is owed to (borrowed from) the Company or any Subsidiary of the Company;

        "Permitted Investment" means:

          (a)   any Investment in any of the notes;

          (b)   any Investment in cash or Cash Equivalents;

          (c)   any Investment: (i) by the Company or any Subsidiary in the Company (excluding payments to any securityholder of the Company by a Subsidiary of the Company), (ii) by the Company or any Subsidiary in any Guarantor, (iii) by the Company or any Subsidiary in any Person if as a result of such Investment such Person becomes a Guarantor or such Person is merged with or into the Company or a Guarantor, (iv) by any Foreign Subsidiary of the Company in any Foreign Subsidiary of the Company, or (v) by any Foreign Subsidiary in any Person if as a result of such Investment such Person becomes a Foreign Subsidiary or such Person is merged with or into a Foreign Subsidiary of the Company;

          (d)   other Investments in any Person or Persons after the date that the MedSource Acquisition is consummated, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (d) that are outstanding (after giving effect to any such Investments that are returned to the Company or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (d) in such Person), at any time does not in the aggregate exceed the greater of (x) $20.0 million and (2) 3% of the Total Assets of the Company at the time of such Investment, in each case (measured by the value attributed to the Investment at the time made or returned, as applicable); provided, that after giving pro forma effect to any such Investment in an Unrestricted Subsidiary, the aggregate amount of all Investments in Unrestricted Subsidiaries pursuant to this clause (d) that are outstanding (after giving effect to any such Investments in Unrestricted Subsidiaries that are returned to the Company or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of such calculation, but only up to the amount of the Investments in Unrestricted Subsidiaries under this clause (d)) at any time does not exceed $10.0 million;

          (e)   any Investment in any Person solely in exchange for Qualified Capital Stock, Capital Stock of any parent entity or from a Capital Contribution or the Net Cash Proceeds of any substantially concurrent sale of the Company's Qualified Capital Stock or from any substantially concurrent Capital Contribution;

          (f)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Sale of Assets and Subsidiary Stock;"

          (g)   Investments represented by Interest Swap and Hedging Obligations;

          (h)   Investments in the form of advances to employees for travel, relocation and like expenses, in each case, consistent with the Company's past practices;

          (i)    Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, recapitalization or liquidation of any Person or the good faith settlement of debts of, or litigation or disputes with, any Person that is not an Affiliate;

          (j)    Investments in MedSource and its Subsidiaries at the time of the MedSource Acquisition; and

          (k)   Investments by the Company or any Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction which Investments consist of the transfer of receivables and related assets; provided, however, that any Investment in a Securitization Entity is in the form of (a) a Purchase Money Note, (b) an equity interest, (c) obligations of the Securitization Entity to pay the purchase price for assets transferred to it or (d) interests in either accounts receivable and related assets generated by the Company or a Subsidiary and, in each case, transferred to such Securitization Entity or other Person in connection with a Qualified Securitization Transaction.

        "Permitted Lien" means:

          (a)   Liens existing on the Issue Date;

          (b)   Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

          (c)   statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

          (d)   Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e)   easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (f)    Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

          (g)   pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

          (h)   Liens securing the notes;

          (i)    Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

          (j)    Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

          (k)   leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

          (l)    Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

          (m)  Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the holders than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

          (n)   Liens securing Senior Indebtedness (including under the Credit Facilities) incurred in accordance with the terms of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

          (o)   Liens securing Interest Swap and Hedging Obligations;

          (p)   Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" and

          (q)   any Lien securing Non-Recourse Securitization Entity Indebtedness of a Securitization Entity in connection with a Qualified Securitization Transaction.

        "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

        "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Principals" means KRG Capital Partners, LLC and DLJ Merchant Banking III, Inc.

        "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X of the Securities Act unless otherwise specifically stated herein, except that, for purposes of calculating the Company's "Consolidated Coverage Ratio," such calculation shall include the reduction in costs and related adjustments that are or will be attributable to any Acquisition otherwise included in, or giving rise to, such calculation that are or will be (i) attributable to such Acquisition and calculated on a basis consistent with Regulation S-X of the Securities Act as in effect on the Issue Date, or (ii) implemented, or for which the steps necessary for implementation have been, or will be, taken by the Company or any of its Subsidiaries and are reasonably expected to occur, with respect to the Company, any Subsidiary of the Company or the business that was the subject of any such Acquisition, within 90 days after the date of the Acquisition, as if, all such reductions in costs and related adjustments had been effected as of the beginning of the applicable Reference Period.

        "Public Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of 1933, as amended, of common stock of a parent entity.

        "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which is incurred within 180 days following such acquisition, construction, installation or improvement and is secured only by the assets so financed. For the avoidance of doubt, it is understood and agreed that Purchase Money Indebtedness may be incurred under the Credit Facilities.

        "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

        "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

        "Qualified Equity Offering" means (a) an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act, or (b) a private placement (other than to an Affiliate of the Company) resulting in net cash proceeds of $50.0 million or more, in each case of (1) Equity Interests (other than Disqualified Capital Stock) of the Company or (2) Equity Interests of a parent entity (other than Disqualified Capital Stock), to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Company.

        "Qualified Exchange" means:

          (1)   any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of the Company with the Net Cash Proceeds received by the Company made within 60 days of the sale of its Qualified Capital Stock (other than to a Subsidiary) or, to the extent used to retire Indebtedness (other than Disqualified Capital Stock) of the Company issued on or after the Issue Date, Refinancing Indebtedness of the Company;

          (2)   any issuance of Qualified Capital Stock of the Company in exchange for, or the proceeds of which are used to purchase, any Capital Stock or Indebtedness of the Company; or

          (3)   any issuance of Refinancing Indebtedness (including Disqualified Capital Stock) of the Company in exchange for, or the proceeds of which are used to purchase, Indebtedness (including Disqualified Capital Stock) of the Company.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity, in the case of a transfer by the Company or any of its Subsidiaries, and (2) any other Person, in the case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable, whether now existing or arising or acquired in the future, of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets, including contract rights, that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Recourse Indebtedness" means Indebtedness as to which either the Company or any of its Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the Indenture.

        "Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used within 60 days to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness (including the notes and Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of holders of the notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the holders of the notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased. For the avoidance of doubt, Indebtedness (other than Disqualified Capital Stock), shall not constitute "Refinancing Indebtedness" in connection with a Refinancing of Disqualified Capital Stock.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors are materially related, ancillary or complementary businesses.

        "Related Business Asset" means assets (except in connection with the acquisition of a Subsidiary in a Related Business that becomes a Guarantor, other than notes, bonds, obligations and securities) and capital expenditures, in each case that, in the good faith reasonable judgment of the Board of Directors, will immediately constitute, be a part of, or be used in, a Related Business of the Company or a Subsidiary.

        "Related Party" with respect to either of the Principals means:

          (a)   any investment fund controlled by or under common control with such Principal, and any officer, director or employee of such Principal or any entity controlled by or under common control with such Principal;

          (b)   any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a) above; and

          (c)   any trust, corporation or partnership or other entity of which 80% in interest is held by beneficiaries, stockholders, partners or owners who are one or more of the persons described in clauses (a) or (b).

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

        "Restricted Payment" means, with respect to any Person:

          (a)   the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent entity of such Person;

          (b)   any payment (except to the extent made with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent entity of such Person;

          (c)   other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness (other than the notes), directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

          (d)   any Restricted Investment by such Person,

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, (2) any dividend, distribution or other payment (in each case, that does not constitute an "Investment") to the Company, or to any Subsidiary of the Company, by the Company or any of its Subsidiaries, (3) any Investment in any Guarantor by the Company or any Subsidiary, (4) any Investment in the Company by any Subsidiary of the Company so long as the Company receives the proceeds of such Investment or (5) the payment of the Merger Consideration and Related Costs.

        "Securitization Entity" means a wholly owned subsidiary (or a wholly owned subsidiary of another Person in which the Company or any subsidiary of the Company makes an Investment and in which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

          (1)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

            (A)  is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

            (B)  is recourse to or obligates the Company or any Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

            (C)  subjects any property or asset of the Company or any Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (such Indebtedness described in this clause (1), being referred to as "Non-Recourse Securitization Entity Indebtedness");

          (2)   with which neither the Company nor any Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

          (3)   to which neither the Company nor any Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

        "Senior Indebtedness" of the Company or any Guarantor means Indebtedness of the Company or such Guarantor arising under the Credit Facilities (including any fees, costs and other monetary obligation in respect of the Credit Facilities, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Facilities after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated as Senior Indebtedness and made senior in right of payment to the notes or the applicable Guarantee and all obligations for principal, premium, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other amounts payable pursuant to the documentation governing or relating to such Indebtedness; provided, that in no event shall Senior Indebtedness include (a) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness incurred in violation of the terms of the Indenture; provided, that Indebtedness under the Credit Facilities will not cease to be Senior Indebtedness as a result of this clause (b) if the lenders thereunder obtained a certificate from an executive officer of the Company on the date such Indebtedness was incurred certifying that the incurrence of such Indebtedness was not prohibited by the Indenture, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock, and (e) any liability for taxes owed or owing by the Company or such Guarantor.

        "Significant Subsidiary" shall mean any Subsidiary or group of Subsidiaries that would constitute a "significant subsidiary" of the Company as defined in Regulation S-X of the Securities Act, as in effect on the Issue Date.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including servicing of the obligations thereunder.

        "Stated Maturity," when used with respect to any note, means July 15, 2012.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the notes or such Guarantee, as applicable, in any respect.

        "Subsidiary," with respect to any Person, means (1) a corporation with a majority of the voting power of its Voting Equity Interests, at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority of the voting power of its Voting Equity Interests, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority economic ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

        "Transactions" shall mean the "Transactions" as described in the Offering Circular.

        "Total Assets" means, as of any date of determination, the total consolidated assets of the Company and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries.

        "Unrestricted Subsidiary" means any subsidiary of the Company that does not directly, indirectly or beneficially own any Capital Stock of, and Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors); provided, that such Subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company (unless in compliance with the covenant captioned "Affiliate Transactions"); (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" of any Person means Equity Interests of such Person then outstanding that at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying Shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

BOOK-ENTRY, DELIVERY AND FORM

        The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). The old notes also were offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, the old notes were, and the exchange notes will be, issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

        Rule 144A Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes"). The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Rule 144A Global Notes and the Regulation S Global Notes were, and the Global Notes will be, deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Certain investors in the Global Notes that present the old notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After forty days from the closing of the offering of the old notes, such investors may also hold interests in such Global Notes through Participants other than Euroclear and Clearstream. Euroclear and Clearstream hold interests in such Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes, the Regulation S Global Notes and the Global Notes, among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

  (2)
  We, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

  (3)
  There has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and (except for Certificated Notes issued in respect of Regulation S after the 40-day distribution compliance period) will bear the applicable restrictive legend referred to in "Transfer Restrictions," unless that legend is not required by applicable law.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes material United States federal income tax consequences to original investors in the notes who exchange old notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes thereafter. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986 (the "Code"), United States Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, S corporations or partnerships, expatriates, tax-exempt organizations, persons holding the notes as part of a straddle, hedge or conversion transaction, and persons with a functional currency other than the U.S. dollar. In addition, this discussion is limited to persons who purchased the old notes for cash pursuant to the initial offering thereof at the original issue price. Moreover, the effect of any applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.

        As used herein, "United States Holder" means a beneficial owner of notes who, or that is:

  (1)
  a citizen or resident of the United States,

  (2)
  a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States or a political subdivision thereof,

  (3)
  an estate, the income of which is subject to United States federal income taxation regardless of its source, or

  (4)
  a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

        As used herein, a "non-United States Holder" means a beneficial owner of notes, other than a partnership (or other entity treated as a partnership for United States federal income tax purposes), who or that is not a United States Holder.

        If a partnership (including for this purpose any entity treated as a partnership for United States tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of exchanging old notes for exchange notes and owning and disposing of the notes.

        We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for exchange notes or the ownership or disposition of the notes or of the exchange offer or that any such position would not be sustained.

        Persons considering the exchange of old notes for exchange notes are urged to consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange Offer

        The exchange of old notes for exchange notes pursuant to the exchange offer will not result in a taxable exchange of the notes for United States federal income tax purposes and holders will not recognize any gain or loss upon receipt of the exchange notes. Accordingly, the holding period of an exchange note will include the holding period of the note exchanged therefor and the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the note exchanged at the time of the exchange.

United States Holders

Interest

        Interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that it is paid or accrued, in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

Sale or Retirement of a Note

        A United States Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

  (1)
  the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

  (2)
  the United States Holder's adjusted tax basis in such note. A United States Holder's adjusted tax basis in a note will, in general, be the price paid for the note by the United States Holder.

        Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the United States Holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

Interest

        Interest paid to a non-United States Holder of the notes will not be subject to United States federal withholding tax under the "portfolio interest exception," provided that:

  (1)
  the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

  (2)
  the non-United States Holder is not

  (A)
  a controlled foreign corporation that is related to us through stock ownership or

  (B)
  a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  (3)
  the beneficial owner of the note provides a certification, signed under penalties of perjury, that it is not a United States person. Such certification is generally made on an IRS Form W-8BEN or a suitable substitute form.

        Interest paid to a non-United States Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

        A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to interest if such amounts are effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-United States Holder. Such effectively connected income received by a non-United States Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

        To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-United States Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8ECI (or a suitable substitute form), as applicable. Such certificate must contain, among other information, the name and address of the non-United States Holder.

        Non-United States Holders are urged to consult their tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale of Notes

        A non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of a note unless:

  (1)
  the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, or

  (2)
  the gain is effectively connected with the conduct of a trade or business of the non-United States Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

        A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to gain realized on the sale or exchange of a note if such gain is effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-United States Holder. In certain circumstances, a non-United States Holder which is a corporation will be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate on such income.

Information Reporting and Backup Withholding

        Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale of a note, and backup withholding tax at the applicable rate may apply to such payments if the United States Holder:

  (1)
  fails to furnish an accurate taxpayer identification number ("TIN") to the payor in the manner required,

  (2)
  is notified by the IRS that it has failed to properly report payments of interest or dividends, or

  (3)
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

        A non-United States Holder is generally not subject to backup withholding if it certifies as to its status as a non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest to non-United States Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

        The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a "United States related person," generally will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

  (1)
  a controlled foreign corporation for United States federal income tax purposes,

  (2)
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business, or

  (3)
  a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

        In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-United States Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

        Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the requisite procedures are followed.

        Holders of notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act including broker-dealers in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any old notes outstanding after expiration of the exchange offer. We and the Guarantors agreed that, for a period of 180 days after the expiration date, we and they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We and the Guarantors will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date we and the Guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and the Guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The legality of the securities being offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

        The consolidated financial statements of MDMI and its subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of MedSource and its subsidiaries at June 30, 2003 and 2002 and for each of the three years in the period ended June 30, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4, as amended (Commission File No. 333-118675), with respect to the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement including the exhibits and schedules for further information about us, the guarantors and the exchange notes. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        Upon effectiveness of the registration statement of which this prospectus is a part, we will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

        You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

Medical Device Manufacturing, Inc.
200 West 7th Avenue
Collegeville, Pennsylvania 19426
Attention: Secretary
(610) 489-0300

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Medical Device Manufacturing, Inc.:

        In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Medical Device Manufacturing, Inc. and its subsidiaries ("the Company") at December 31, 2003 and December 31, 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the Index to Financial Statements on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 5, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

        As discussed in Note 1, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities, " on January 1, 2001.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
February 17, 2004, except Notes 17 and 18 for which the date is August 25, 2004.

MEDICAL DEVICE MANUFACTURING, INC.

Consolidated Balance Sheets

As of December 31, 2003 and 2002

(in thousands, except share data)

	2003	2002
Assets
Current assets:
Cash and cash equivalents	$3,974	$5,877
Receivables, net of allowance for doubtful accounts and return reserves of $974 and $830, respectively	20,661	16,570
Inventories	28,776	21,970
Prepaid expenses and other	1,764	939
Deferred income taxes	—	5,627

Total current assets	55,175	50,983
Property, plant and equipment, net	39,258	37,836
Deferred income taxes	—	6,173
Goodwill, net	113,855	67,680
Intangibles, net	68,813	70,541
Other assets, net	2,034	2,562

Total assets	$279,135	$235,775

Liabilities and stockholder's equity
Current liabilities:
Current portion of long-term debt	$12,370	$11,419
Accounts payable	7,574	4,695
Accrued payroll and benefits	5,784	4,058
Accrued interest	692	1,290
Accrued expenses, other	46,119	4,556

Total current liabilities	72,539	26,018
Note payable and long-term debt	123,876	132,992
Other long-term liabilities	13,314	12,006

Total liabilities	209,729	171,016

Commitments and contingencies (Note 16)
Redeemable and convertible preferred stock of parent company	12,593	540

Stockholder's equity:
Common stock, par value $.01 per share, 1,000 shares authorized and 100 shares issued and outstanding	—	—
Accumulated other comprehensive income (loss)	1,324	(131)
Additional paid-in capital	115,472	109,529
Retained earnings (deficit)	(59,983)	(45,179)

Total stockholder's equity	56,813	64,219

Total liabilities and stockholder's equity	$279,135	$235,775

The accompanying notes are an integral part of these financial statements.

MEDICAL DEVICE MANUFACTURING, INC.

Consolidated Statements of Operations

For the years ended December 31, 2003, 2002 and 2001

(in thousands)

	2003	2002	2001
Net sales	$174,223	$135,841	$137,488
Cost of sales	121,029	96,740	88,974

Gross profit	53,194	39,101	48,514
Selling, general and administrative expenses	28,612	23,548	27,040
Research and development expenses	2,603	2,380	2,106
Restructuring and other charges	1,487	2,440	—
Impairment of goodwill	—	17,523	—
Impairment of intangible assets	—	4,202	—
Amortization of intangibles	4,828	4,703	10,067

Income (loss) from operations	15,664	(15,695)	9,301

Other income (expense):
Interest expense, net	(16,587)	(16,923)	(17,802)
Other	(9)	61	(1)

Total other expense	(16,596)	(16,862)	(17,803)

Loss before income taxes	(932)	(32,557)	(8,502)
Income tax expense (benefit)	13,872	(5,145)	(1,504)

Net loss	$(14,804)	$(27,412)	$(6,998)

The accompanying notes are an integral part of these financial statements.

MEDICAL DEVICE MANUFACTURING, INC.

Consolidated Statements of Stockholder's Equity

For the years ended December 31, 2003, 2002 and 2001

(in thousands, except share data)

				Accumulated other comprehensive income (loss)
	Common Stock Voting
			Additional paid-in capital	Cumulative translation adjustment	Minimum pension liability	Gain (loss) on derivative instruments	Retained earnings (deficit)	Total Stockholder's equity
	Shares	Amount
Balance, January 1, 2001	100	$—	$105,671	$20	$(38)	$—	$(10,769)	$94,884
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	(6,998)	(6,998)
Cumulative translation adjustment	—	—	—	(232)	—	—	—	(232)
Cumulative effect of change in accounting principle-SFAS No. 133 (net of tax benefits of $485)	—	—	—	—	—	(727)	—	(727)
Reclassification of net losses on derivative instruments (net of tax benefits of $416)	—	—	—	—	—	624	—	624
Net loss on derivative instruments (net of tax benefits of $844)	—	—	—	—	—	(1,266)	—	(1,266)
Minimum pension liability	—	—	—	—	(83)	—	—	(83)

Total comprehensive loss								(8,682)
Capital contribution from parent company	—	—	3,086	—	—	—	—	3,086
Warrants exercised		—	151	—	—	—	—	151
Amortization of deferred stock-based compensation	—	—	109	—	—	—	—	109
Compensation expense associated with phantom stock plans	—	—	290	—	—	—	—	290

Balance, December 31, 2001	100	$—	$109,307	$(212)	$(121)	$(1,369)	$(17,767)	$89,838

Comprehensive income (loss):
Net loss	—	—	—	—	—	—	(27,412)	(27,412)
Cumulative translation adjustment	—	—	—	959	—	—	—	959
Net gain on derivative instruments (net of tax expense of $475)	—	—	—	—	—	712	—	712
Minimum pension liability	—	—	—	—	(100)	—	—	(100)

Total comprehensive loss								(25,841)
Amortization of deferred stock-based compensation	—	—	222	—	—	—	—	222

Balance, December 31, 2002	100	$—	$109,529	$747	$(221)	$(657)	$(45,179)	$64,219

Comprehensive income (loss):
Net loss	—	—	—	—	—	—	(14,804)	(14,804)
Cumulative translation adjustment	—	—	—	836	—	—	—	836
Net gain on derivative instruments (net of tax expense of $438)	—	—	—	—	—	657	—	657
Minimum pension liability	—	—	—	—	(38)	—	—	(38)

Total comprehensive loss								(13,349)
Capital contribution from parent company	—	—	6,164	—	—	—	—	6,164
Compensation credit associated with phantom stock plans	—	—	(412)	—	—	—	—	(412)
Amortization of deferred stock-based compensation	—	—	191	—	—	—	—	191

Balance, December 31, 2003	100	$—	$115,472	$1,583	$(259)	$—	$(59,983)	$56,813

The accompanying notes are an integral part of these financial statements.

MEDICAL DEVICE MANUFACTURING, INC.

Consolidated Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

(in thousands)

	2003	2002	2001
Cash flows from operating activities:
Net loss	$(14,804)	$(27,412)	$(6,998)
Adjustments to reconcile net loss to net cash flows from operating activities—
Depreciation and amortization of intangibles	11,591	10,858	15,455
Amortization of debt discounts and non-cash interest accrued	7,095	6,166	5,609
Loss on restructuring and other charges, net of cash expended	(363)	1,152	—
Impairment charge	—	21,725	—
Loss (gain) on disposal of property and equipment	10	719	11
Deferred income taxes	12,324	(5,239)	(1,737)
Non cash compensation charge	(309)	222	109
Write up of acquired inventory and sale thereof	—	—	236
Increase in inventory reserves	623	3,629	499
Changes in operating assets and liabilities excluding effects of acquisitions—
Receivables	(565)	12	708
Inventories	(5,718)	3,465	(1,228)
Prepaid expenses and other	(695)	(228)	(122)
Accounts payable and accrued expenses	5,203	(381)	(2,730)
Other, net	—	(666)	(450)

Net cash provided by operating activities	$14,392	$14,022	$9,362

Cash flows from investing activities:
Capital expenditures	$(6,371)	$(6,218)	$(6,497)
Proceeds from sale of equipment	93	398	14
Acquisitions, net of cash acquired	(14,390)	(3,316)	(7,680)
Other noncurrent assets	298	(310)	—

Net cash used in investing activities	(20,370)	(9,446)	(14,163)

Cash flows from financing activities:
Indebtedness—
Borrowings	8,000	11,500	10,750
Repayments	(22,067)	(12,470)	(14,000)
Deferred financing fees	(673)	(547)	(276)
Proceeds from redeemable and convertible preferred stock of parent company	12,553	—	—
Capital infusion from parent company	6,164	—	3,087

Net cash provided by (used in) financing activities	3,977	(1,517)	(439)

Effect of exchange rate changes in cash	98	—	—

Net increase (decrease) in cash and cash equivalents	(1,903)	3,059	(5,240)

Cash and cash equivalents, beginning of year	5,877	2,818	8,058

Cash and cash equivalents, end of year	$3,974	$5,877	$2,818

Supplemental disclosure:
Cash paid for interest	$9,985	$10,178	$13,932
Cash paid for income taxes	275	283	330
Supplemental disclosure of non-cash investing activities:
Cash paid for businesses acquired:
Working capital net of cash acquired of $1,166, $0, and $181, respectively	$1,892	$—	$637
Property, plant and equipment	1,272	—	800
Goodwill and intangible assets	49,231	—	5,607
Long-term liabilities	(969)	—	—
Change in accrued expenses for acquisitions related to earn-out and expense payments	(37,036)	3,316	636

	$14,390	$3,316	$7,680

The accompanying notes are an integral part of these financial statements.

MEDICAL DEVICE MANUFACTURING, INC.

Notes to Consolidated Financial Statements

1.    Summary of significant accounting policies:

  Principles of consolidation

        The consolidated financial statements include the accounts of Medical Device Manufacturing, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany transactions have been eliminated.

        The Company is a wholly owned subsidiary of Accellent Inc., which changed its name from UTI Corporation on November 18, 2004 ("Accellent"). Accellent is a holding company with no operations and whose only asset is the stock of the Company. Proceeds from the issuance of debt and sale of stock of Accellent have been used to invest in MDMI and its subsidiaries, to repay debt and equity issued to acquire MDMI subsidiaries, and to provide compensation to its executives and other employees for services rendered for the benefit of its and MDMI's subsidiaries. Additionally, the proceeds of the Senior Subordinated Note offering of the Company were used to retire all of the senior notes of Accellent. Accordingly, in compliance with provisions of Staff Accounting Bulletin ("SAB") 54 (Topic 5-J, Question 3) the accompanying financial statements reflect the push down of Accellent's debt, related interest expense, debt issuance costs, the Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock and related dividends. The Accellent debt pushed down to the Company is included in its consolidated balance sheets as long-term debt. The Accellent Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock pushed down to the Company is included in its consolidated balance sheets as redeemable and convertible preferred stock of parent company. Accellent has also raised capital from the sale of common stock, Class A-1 though A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock. The proceeds from the common stock, Class A-1 through A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock have been advanced to the Company and reflected in its consolidated balance sheets as additional paid-in capital since the Company is under no obligation to repay these amounts. Any costs incurred by Accellent for the benefit of the Company have been fully allocated to the Company. Accellent does not incur any common expenses for the benefit of both Accellent and the Company, therefore, no common expenses are allocated from Accellent to MDMI. Management believes the methods of allocation are reasonable. For a further discussion of the equity instruments of Accellent, see Notes 10 and 11.

        A summary of the costs pushed down or allocated from Accellent to the Company are as follows:

	2001	2002	2003
Initial public offering costs	$(2,328)	—	—
Interest expense, including debt issuance costs	(4,732)	(5,166)	(5,823)

Total costs pushed down or allocated from Accellent to the Company	$(7,060)	$(5,166)	$(5,823)

        The Company's operating results historically have been included in Accellent's consolidated United States and state income tax returns and in tax returns of certain foreign subsidiaries. The provision for income taxes in the Company's financial statements have been determined on a separate return basis. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets in liabilities and their reported amounts. No formal tax sharing agreement exists between the Company and Accellent.

  Nature of operations

        The Company is engaged in providing product development and design, custom manufacturing of components, assembly of finished devices and supply chain manufacturing services primarily for the medical device industry. Sales are focused in both domestic and European markets.

  Major customers and concentration of credit

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. A significant portion of the Company's customer base is comprised of companies within the medical industry. The Company does not require collateral from its customers. The Company's largest customer represents approximately 25% of consolidated net sales for the year ended 2003. Sales to that customer are comprised of different products, shipping to several locations, which thus reduces the Company's exposure to the loss of the entire business with this customer. One customer represented approximately 10% of consolidated net sales for the year ended 2002. However, the loss of one or more of the Company's largest customers would most likely have a negative short-term impact on the Company's results of operations.

  Foreign currency translation

        The Company has established manufacturing facilities in Europe and Mexico. The functional currency of each of these facilities is the respective local currency. Assets and liabilities of the Company's foreign facilities are translated into U.S. dollars using the current rate of exchange existing at period-end, while revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) within stockholder's equity. Transaction gains and losses are included in other income (expense), net. Currency transaction gains and losses included in operating results for the years ended December 31, 2003, 2002 and 2001, were not significant.

  Cash and cash equivalents

        Cash and cash equivalents includes $112,381 at December 31, 2003 of short-term investments in corporate bonds and mutual funds with a readily determinable fair value and are carried at market value.

  Inventories

        Inventories are stated at the lower of cost (on first-in, first-out basis) or market and include the cost of materials, labor and manufacturing overhead. Scrap resulting from the manufacturing process is valued in inventory at the estimated price which will be received from the refinery.

  Property, plant and equipment

        Property, plant and equipment consists of (in thousands):

	December 31
	2003	2002
Land	$1,775	$1,775
Buildings and improvements	9,424	8,220
Machinery and equipment	47,267	40,745
Construction in progress	2,043	1,371

	60,509	52,111
Less—Accumulated depreciation	(21,251)	(14,275)

Property, plant and equipment, net	$39,258	$37,836

        Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures which significantly increase value or extend useful lives are capitalized and replaced properties are retired. Depreciation is calculated principally by the use of straight-line method over the estimated useful lives of depreciable assets. Accelerated methods are used for tax purposes.

        Amortization of leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms, including renewal options expected to be exercised, or estimated useful lives of the equipment. Useful lives of depreciable assets, by class, are as follows:

Buildings and improvements	20 years
Machinery and equipment	3 to 12 years
Leasehold improvements	3 to 18 years
Computer equipment and software	3 to 5 years

        The Company evaluates the useful lives and potential impairment of property, plant and equipment whenever events or changes in circumstances indicate that either the useful life or carrying value may be impaired. Events and circumstances which may indicate impairment include a change in the use or condition of the asset, regulatory changes impacting the future use of the asset, historical or projected operating or cash flow losses for the operating segment utilizing the asset, or an expectation that an asset could be disposed of prior to the end of its useful life. If the carrying value of the asset is not recoverable based on an analysis of cash flow, a charge for impairment is recorded equal to the amount by which the carrying value of the asset exceeds the related fair value. Estimated fair value is generally based on projections of future cash flows and discount rates that reflect risks associated with achieving future cash flows. Additionally, we analyze the remaining useful life of potential impaired assets and adjust these lives when appropriate.

        Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any gain or loss on disposal is credited or charged to earnings. Capitalized interest in connection with constructing property and equipment was not significant. Depreciation expense was $6.8 million, $6.2 million and $5.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

  Goodwill

        Goodwill represents the excess of cost over fair value of the net assets of acquired businesses. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. As required by SFAS No. 142, the Company discontinued amortizing the remaining balance of goodwill. Prior to January 1, 2002, goodwill had been amortized over 20 years on a straight-line basis.

        In accordance with SFAS 142, the Company has determined that it has three reporting units and has assigned acquired goodwill among these three reporting units based on the expected benefit from the synergies of the combination. Goodwill for each of the reporting units is subject to an annual impairment test (or more often if impairment indicators arise), using a fair value-based approach. Fair value of each reporting unit is determined based on the discounted projected cash flows of the reporting unit. If the carrying amount of the reporting unit, including goodwill, exceeds its fair value, additional impairment tests are performed to quantify the impairment, if any. The amount of the impairment is based on the implied fair value of goodwill. To determine the implied fair value of goodwill, the Company allocates the fair value of the reporting unit to all of its assets and liabilities. This allocation utilizes cash flow estimates and discount rates that reflect the risks associated with achieving future cash flows in order to determine the fair values of each asset and liability. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities equals the implied fair value of goodwill. If the implied fair value of goodwill is less than the carrying amount, an impairment loss is recorded. The Company has elected October 31 the annual impairment assessment date for all reporting units, and will perform additional impairment tests when triggering events occur.

  Other intangible assets

        Other intangible assets primarily include developed technology and know how, customer contracts and customer base obtained in connection with the acquisitions. The valuations were based on appraisals based on assumptions made by management using estimated future operating results and cash flows of the underlying business operations.

        Amortization periods are as follows:

Amortization Period
Developed technology and know how	15 to 20 years
Customer contracts	6 years
Customer base	20 years
Non-compete agreements	3-5 years

        The Company evaluates the potential impairment of intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted cash flows expected to be generated by the asset. If the carrying value of intangible assets is not recoverable, a charge for impairment is recorded equal to the amount by which the carrying value of the asset exceeds the related fair value. Estimated fair value is generally based on projections of future cash flows and discount rates that reflect the risks associated with achieving future cash flows.

  Research and development costs

        Research and development costs are expensed as incurred.

  Accounting for derivative instruments and hedging activities

        The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133" on January 1, 2001. Effective with the adoption of this pronouncement, the Company recognizes all derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the company determines the hedge designation. Cash flow hedge designation is given to derivatives that hedge a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. Also, changes in the entire fair value of a derivative that is not designated as a hedge are recorded immediately in earnings. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

        The Company currently has no outstanding interest rate swap agreements. At December 31, 2002, the Company had three outstanding interest rate swap agreements to effectively convert LIBOR-based variable rate debt to fixed rate debt. At December 31, 2002, the notional amount of the contracts in place was $36.0 million. The contracts matured on July 10, 2003. The Company received variable rate payments (equal to the three month LIBOR rate) from third parties during the term of the contracts and was obligated to pay fixed interest rate payments (7.13%) to the third parties during the term of the contracts.

        At December 31, 2002, $1.1 million was recorded in other long-term liabilities to reflect the amount the Company would pay if it were to terminate the interest rate swap agreements. In 2003, 2002 and 2001, the net loss resulting from cash flow hedge ineffectiveness was not significant. There are no transactions or other events that will result in the reclassification into earnings of gains or loss that are reported in accumulated other comprehensive income (loss) within the next twelve months.

  Income taxes

        The Company accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes," which requires the use of the liability method in accounting for deferred taxes. If it is more likely than not that some portion, or all, of a deferred tax asset will not be realized, a valuation allowance is recognized.

  Other assets

        The cost of obtaining financing has been deferred and is being amortized on a straight-line basis over the life of the associated obligations. Additionally, the Company capitalizes and defers direct and incremental costs associated with proposed business combinations, primarily consisting of fees paid to outside legal counsel and accounting advisors and other third parties, related to due diligence performed on the target companies. Upon the successful closure of an acquisition, the Company includes capitalized costs as part of the overall purchase price. Deferred acquisition costs where the Company has determined that it is unlikely that the business combination will be completed are written off when such determination is made.

  Stock-based compensation

        The Company accounts for stock options issued by Accellent to employees of the Company using the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's accounting method for recording stock-based compensation expense does not require any initial accounting entries for the deferred compensation determined based upon the initial measurement of compensation. Rather, when stock options are granted at an exercise price less than the current fair market value of the underlying stock, the Company records compensation expense to the future periods expected to benefit with a corresponding credit to additional paid-in capital.

        For options granted at the end of 2001 and 2002, the grant date market value was greater than the exercise price. The difference between the grant date market value and the exercise price is recorded as compensation expense over the vesting period of the options, or 3 to 5 years. Expenses of $191,361, $222,809 and $108,941 were recorded in 2003, 2002 and 2001, respectively. Total unearned stock-based compensation as of December 31, 2003 was $421,196, and will be amortized to compensation expense in the amounts of $169,505, $156,750 and $94,941 for the fiscal years ending December 31, 2004, 2005 and 2006, respectively. A corresponding increase to additional paid-in capital is recorded for the amounts charged to compensation expense. Had compensation expense for the stock option plans been determined consistent with the provisions of SFAS No. 123, the Company's net loss would have been the pro forma amounts indicated below (in thousands):

	Year ended December 31
	2003	2002	2001
Net loss as reported	$(14,804)	$(27,412)	$(6,998)
Add total stock compensation expense, net of tax, included in net loss as reported	117	136	66
Less total stock compensation expense—fair value method net of tax	(835)	(516)	(421)

Pro forma net loss	$(15,522)	$(27,792)	$(7,353)

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following range of assumptions used for the option grants which occurred during the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31
	2003	2002	2001
Volatility	38.75%	45.76%	39.05%
Risk-free interest rate	4.15%	4.95%	4.78%
Expected life in years	8	8	8
Dividend yield	0	0	0

  Revenue recognition

        The Company records revenue in compliance with SAB 104, which requires that the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price from the buyer is fixed or determinable, and (d) collectibility is reasonably assured. The Company records revenue based on written arrangements or purchase orders with the customer, and upon transfer of title of the product or rendering of the service. Revenue for product sold on consignment is recognized when the customer uses the product.

        Amounts billed for shipping and handling fees are classified as sales in the consolidated income statement. Costs incurred for shipping and handling are classified as cost of sales.

        The Company provides a reserve for estimated future returns against revenue in the period revenue is recorded. The estimate of future returns is based on such factors as known pending returns and historical return data.

  Use of estimates in the preparation of financial statements

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  New accounting standards

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement also supersedes Accounting Principles Board Opinion (APB) No. 30 provisions related to the accounting and reporting for the disposal of a segment of a business. This Statement establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the timing and amount of costs recognized as a result of restructuring and similar activities. The Company will apply SFAS No. 146 prospectively to activities initiated after December 31, 2002. SFAS No. 146 had no significant impact at the point of adoption on the Company's consolidated financial position, results of operations or cash flows.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 had no impact at the point of adoption on the Company's consolidated financial position, results of operations or cash flows.

  Reclassifications

        Certain prior years' amounts have been reclassified to conform to the current year's presentation.

2.    Acquisitions:

        On February 28, 2003, the Company acquired all of the shares of capital stock of Venusa, Ltd. and Venusa de Mexico, S.A. de C.V. ("Venusa") with facilities located in El Paso, Texas and Juarez, Mexico for approximately $18.5 million, including transaction costs of approximately $1.0 million. Venusa is a contract manufacturer of proprietary medical devices. The acquisition added assembly capabilities to the Company. Venusa has several contracts with renewable extensions. The purchase price was negotiated on the basis of current and expected future cash flows from Venusa. The purchase price was paid in cash of $15.7 million and $2.8 million due to be paid in 2004 in a combination of cash, Class A-7 5% Convertible Preferred Stock of Accellent, and phantom stock of Accellent. The payment must be at least 25% cash and 25% stock, with the balance paid in any combination of cash or stock, at the Company's determination. The Stock Purchase Agreement also provides for certain earn-out provisions which resulted in additional consideration of $34.1 million as a result of Venusa's 2003 earnings, as defined, which is due to be paid in 2004 in a combination of cash and stock, as described previously. In addition, there is an additional potential maximum earn-out of up to $6.0 million based on Venusa achieving higher earnings, as defined, in 2004 compared to 2003. In accordance with SFAS No. 141, the Company records contingent consideration based on the value of that consideration of the date the consideration is deemed earned. The Company determined value of the Accellent equity portion of contingent consideration earned as of December 31, 2003 based on arms length negotiations between Accellent and Venusa, and arms length negotiations between Accellent and potential investors in Accellent's equity securities. The total fair value of the stock issued, phantom stock issued and cash paid for additional consideration is recorded as additional goodwill.

        The purchase was funded with proceeds from the issuance of 1,136,364 shares of Accellent's Class C Redeemable Preferred Stock at $16.50 per share. Each holder of Class C Redeemable Stock also received a warrant to purchase one share of Accellent's Class AB Convertible Preferred Stock at an exercise price of $0.01 per share for each share of Class C Redeemable Preferred Stock they received. The Class C Redeemable Preferred Stock earns cumulative dividends, when and if declared, at an annual rate of 8% on the liquidation value of $16.50 per share.

        The purchase price was allocated as follows (in thousands):

Inventories	$1,299
Other current assets	4,704
Property and equipment	1,272
Customer contracts and relationships	3,000
Other intangibles	100
Goodwill	12,052
Current liabilities	(2,945)
Long-term liabilities	(969)

$18,513

        The following unaudited pro forma consolidated financial information reflects the purchase of Venusa assuming the acquisition had occurred as of January 1 of the year presented. This unaudited pro forma information has been provided for information purposes only and is not necessarily indicative of the results of the operations or financial condition that actually would have been achieved if the acquisition had been on the date indicated, or that may be reported in the future (in thousands):

	2003	2002
	(unaudited)
Revenues	$178,078	$157,823
Net loss	(14,489)	(26,116)

        On October 31, 2001, the Company acquired all of the outstanding capital stock of a manufacturer of finely ground wire for the medical device industry. The total purchase price was $5.2 million, including expenses, which was allocated as follows: Goodwill, $2.8 million; Intangible Assets, $1.8 million; Fixed Assets, $0.8 million; and Current Assets, $0.8 million. The Company recorded a deferred tax liability of $1.0 million on this acquisition as part of the purchase price allocation. The impact on the results of operations from this acquisition was not significant to the Company.

        In 2002, the Company made previously accrued payments for prior acquisitions of $3.3 million.

        All of the Company's acquisitions were accounted for using the purchase method of accounting. Accordingly the assets acquired and liabilities assumed were recorded in the financial statements at their fair market values and the operating results of the acquired companies are reflected in the accompanying consolidated financial statements since the date of acquisition.

3.    Restructuring and Other Charges:

        During 2002, the Company implemented two restructuring plans focused on consolidating the Company's U.S. operations. During the second quarter of 2002, the Company announced the relocation of the majority of operations in its South Plainfield, New Jersey facility to the Collegeville, Pennsylvania facility. A restructuring charge of $534,888 was recognized that consisted of $117,925 related to severance and $416,963 associated with the write-down of assets and other closure costs at the South Plainfield, New Jersey facility.

        During the fourth quarter of 2002, the Company announced the consolidation of its machining capabilities into its Wheeling, Illinois facility and the closing of its Miramar, Florida plant. As a result, the Company recognized a restructuring charge of $1,375,155 consisting of: $111,666 related to stay-on bonuses earned through December 31, 2002; $469,734 related to the write-down of assets; and $793,755 related to lease obligations. In 2003, the relocation was completed and the Company recognized a restructuring charge of $1,809,267 consisting of: $470,737 related to stay-on and relocation bonuses earned through the relocation date; $330,267 related to the relocation of equipment and plant clean-up; $685,501 of other exit costs; and $322,762 related to excess inventory discarded (included in cost of sales in the consolidated statements of operations).

        During the third quarter of 2002, the Company decided not to proceed with the construction of a new technology center and recognized a loss of $529,766 related to the write-down of previously capitalized costs.

        The following table summarizes the recorded accruals and activity related to the restructuring and other charges (in thousands):

	Employee Costs	Other Exit Costs	Total
Restructuring and other charges	$230	$2,210	$2,440
Less cash payments	(80)	(143)	(223)
Less non cash items	—	(1,262)	(1,262)

Balance as of December 31, 2002	150	805	955

Restructure charge	471	1,016	1,487
Inventory discarded	—	322	322

Less cash payments	(613)	(1,559)	(2,172)

Balance as of December 31, 2003	$8	$584	$592

        The balance as of December 31, 2003 will be paid by August 2004.

4.    Inventories:

        Inventories consisted of the following at December 31, 2003 and 2002 (in thousands):

	December 31
	2003	2002
Raw materials	$8,184	$4,643
Work-in-process	11,865	10,115
Finished goods	8,727	7,212

	$28,776	$21,970

        In connection with the purchase of certain precious metals for anticipated manufacturing requirements, the Company enters into consignment agreements with a third party, whereby the Company purchases the precious metal from the consignor at the time when an external sale is made at the prevailing market price. The prevailing price at the time of sale is passed through to the customer. These contracts are used to help protect against volatility in certain precious metals prices.

5.    Goodwill and Other Intangible Assets:

        The Company acquired American Technical Molding, Inc. ("ATM") in December 2000 for $27.6 million, plus additional contingent consideration of $3.0 million paid in fiscal year 2002 based on earnings targets achieved by ATM for fiscal year 2001. The total purchase price of $30.6 million was allocated in accordance with the provisions of APB 16. Amounts allocated to intangible assets were as follows: developed technology and know-how, $7.6 million, customer base, $3.3 million and assembled workforce, $0.2 million. The valuation of the intangibles was based upon a discounted cash flow analysis which utilized annual sales growth of 10% to 15% and a discount rate of 15%. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was $20.4 million, and was recorded as goodwill.

        The Company has determined that it has three reporting units and has assigned acquired goodwill among these three reporting units based on the expected benefit from the synergies of the combination. Goodwill for each of the reporting units is subject to an annual impairment test (or more often if impairment indicators arise). The Company has elected October 31 as the annual impairment assessment date for all reporting units. The ATM subsidiary of the Company is a separate reporting unit. During the third quarter of fiscal year 2002, ATM experienced a reduction in net revenues and cash flow due to the loss of two customers which were significant to ATM. When assessing the fair value of the ATM reporting unit, the Company took into consideration the impact of reduced net revenues on future cash flow projections. The ATM reporting unit was valued at $8.9 million based a valuation utilizing both a market approach and an income approach. The market approach assumptions included an EBITDA multiple of 6.2x and a sales multiple of 0.89x based on a peer group. The income approach utilized a discount rate of 14.5%, and a significant reduction in annual cash flows due to the loss of two customers. The carrying value of the ATM reporting unit was $30.6 million on October 31, 2002. Since the carrying value of the ATM reporting unit exceeded its fair value, an additional test was performed to quantify the amount of the impairment. As part of the allocation process, the Company determined that the intangible assets of the ATM reporting unit were impaired. Based on a revised cash flow analysis which took into consideration the reduction in future cash flow due to lower revenues, the Company determined that the intangible assets were impaired by $4.2 million.

        The Company allocated the fair value of the ATM reporting unit as of October 31, 2002 to all of its assets and liabilities. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities equals the implied value of goodwill. As a result of this allocation, goodwill of the ATM reporting unit was determined to be impaired as of October 31, 2002. The total impairment of goodwill and intangible assets for the ATM reporting unit in fiscal 2002 was as follows (in thousands):

	Carrying Value	Fair Value	Impairment
Goodwill	$19,496	$1,973	$17,523
Developed technology and know-how	6,577	4,359	2,218
Customer base	2,967	983	1,984

	$29,040	$7,315	$21,725

        The consolidated statement of operations of the Company for fiscal 2002 includes a charge for the impairment of goodwill of $17,523,000 and a charge for the impairment of intangible assets of $4,202,000 due to the expected reduction in cash flows of the ATM reporting unit.

        In fiscal 2002, with the adoption of SFAS No. 142, the Company reclassified $5,995,946, net of $1,904,054 of amortization, of the value of assembled workforce to goodwill. Previously assembled workforce had been amortized over 5-7 years on a straight line basis.

        The following table summarizes the changes in goodwill (in thousands):

Balance December 31, 2001	$79,049
Transfer of assembled workforce with adoption of SFAS No. 142	5,996
Acquisitions	158
Impairment charge	(17,523)

Balance December 31, 2002	67,680
Acquisitions	46,175

Balance December 31, 2003	$113,855

        Intangible assets as of December 31, 2003 are comprised of (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know how	$61,739	$11,885	$49,854
Customer base	19,893	3,620	16,273
Customer contracts and relationships	3,000	417	2,583
Non-compete agreements and other	425	322	103
Customer backlog	60	60	—

	$85,117	$16,304	$68,813

        Intangible assets as of December 31, 2002 are comprised of (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know how	$61,739	$8,540	$53,199
Customer base	19,893	2,626	17,267
Customer contracts and relationships	—	—	—
Non-compete agreements and other	326	251	75
Customer backlog	60	60	—

	$82,018	$11,477	$70,541

        Intangible asset amortization expense was $4,827,605, $4,703,330, and $5,865,586 in 2003, 2002 and 2001, respectively. Estimated intangible asset amortization expense for each of the five succeeding years approximates $4.9 million.

        In accordance with SFAS No. 142 prior year amounts were not restated. A reconciliation of previously reported net loss to the amounts adjusted for the reduction of amortization expense, net of the related income tax effect, is as follows (in thousands):

Amount
Reported net loss in 2001	$(6,998)
Amortization adjustment	4,342

Adjusted net loss	$(2,656)

        Other long-term assets include $2,033,833 and $2,562,285 in 2003 and 2002, respectively for deferred financing and transaction costs, net of accumulated amortization of $2,332,813 and $1,428,465 in 2003 and 2002, respectively.

6.    Short-term and long-term borrowings:

        Long-term debt at December 31, 2003 and 2002 consisted of the following (in thousands):

	December 31
	2003	2002
Revolving credit facility	$11,500	$22,000
Term loan A with a bank, 4.67% and 5.40% at December 31, 2003 and 2002, respectively	22,219	33,188
Term loan B with a bank, 5.00% and 6.07% at December 31, 2003 and 2002, respectively	43,425	43,875
Term loan C with a bank, 5.21% at December 31, 2003	7,920	—
Capital lease obligations	49	—
Senior subordinated notes maturing June 1, 2007, interest at 13.5% less unamortized discount of $1,260 and $1,630 at December 31, 2003 and 2002, respectively	20,239	19,870
Senior notes maturing June 1, 2008, subject to partial mandatory redemption on June 1, 2006, interest at 15.563% through June 1, 2005, 16.101% thereafter less unamortized discount and prepayment premium of $2,288 and $3,235 at December 31,2003 and 2002, respectively.	30,894	25,478

Total debt	136,246	144,411
Less—current portion	(12,370)	(11,419)

Long-term debt, excluding current portion	$123,876	$132,992

        Annual principal repayments are as follows (in thousands):

Fiscal year	Amount
2004	$12,370
2005	22,457
2006	74,774
2007	21,500
2008	8,693
2009 and thereafter	—

139,794
Less—Unamortized discount and prepayment premium	3,548

Total debt	$136,246

        The Company has a Credit Agreement with several financial institutions that provides for a revolving credit facility of up to $25.0 million, including revolving loans, a swing-line loan facility and a letter of credit facility. Availability under the revolving credit facility is based on a borrowing base consisting of receivables and inventory. Additionally, the agreement provides for three term loan facilities (Term A, Term B and Term C). Borrowings under the agreement were $85.1 million at December 31, 2003. Borrowings under the facility bear interest, at the option of the Company, equal to LIBOR plus a range of margins between 3.25% and 4.75% or prime plus a range of margins between 2.00% and 3.50% depending on the Company's consolidated leverage ratio. The weighted average interest rate for borrowings under the credit facility including the effect of the interest rate swaps were 6.57% and 7.47% in 2003 and 2002, respectively. Term A repayments are quarterly through June 30, 2005, while Term B and Term C repayments are quarterly through February 15, 2006. At December 31, 2003, $11.5 million was funded under the revolving credit facility and $2.4 million was being used to support letters of credit. As of December 31, 2003, the Company has $11.1 million remaining availability under the revolving credit facility. Commitment fees on unused portions of the line-of-credit are 0.50%.

        Accellent has a Securities Purchase Agreement dated June 1, 2000 whereby it issued $21.5 million principal amount of 15.563% Senior Notes due 2008 (Senior Notes), and the Company issued $21.5 million principal amount of 13.5% Senior Subordinated Notes due 2007 (Senior Subordinated Notes). Interest on the Senior Notes is payable-in-kind at 15.563% through June 1, 2005, and payable in cash at 16.101% thereafter until maturity. The Senior Notes are redeemable at Accellent's option at a premium of up to 7.5% of the principal, based on the redemption date, and are subject to a mandatory redemption of $33.0 million, including principal of $24.5 million, interest of $7.1 million and premium of $1.4 million, on June 1, 2006. The Senior Subordinated Notes are redeemable at the Company's option at a premium of up to 6.75% of the principal, based on the redemption date. Accellent is the only obligor under the Senior Subordinated Notes.

        In connection with the Securities Purchase Agreement, Accellent issued an aggregate of 515,882 shares of Accellent's Class AA Convertible Preferred Stock. In accordance with APB 14, the values assigned to the Senior Notes, the Senior Subordinated Notes and the Class AA Convertible Preferred Stock should be based on the relative fair values of the debt and equity. The Company determined the value of the stock based on the price of similar securities sold by Accellent. The value assigned to the

Class AA Convertible Preferred Stock of $6.9 million was recorded as a discount on the notes, and is being amortized to interest expense over the term of the notes.

        The Company's debt agreements contain various covenants, including minimum cash flow (as defined), debt-service coverage ratios and maximum capital spending limits. In addition, the debt agreements restrict the Company from paying dividends and making certain investments. The covenants and restrictions of the Indenture governing the Senior Subordinated Notes apply to the Company and not to Accellent. Generally, the covenants and restrictions of the Indenture governing the Senior Notes apply to the Company and Accellent. All the covenants and restrictions under the Credit Agreement apply to the Company and the covenants and restrictions, other than the financial covenants, apply to Accellent. At December 31, 2003, the Company and Accellent were in compliance with their respective covenants.

        In connection with the Credit Agreement, the Company entered into a swap agreement which expired July 2003.

        At December 31, 2003 and 2002, accrued interest related to the Senior Notes of $4.4 million and $4.0 million, respectively, is included in other long-term liabilities on the Consolidated Balance Sheets.

7.    Employee benefit plans:

  Pension plans

        The Company has pension plans covering employees at two facilities.

        Benefits at one facility are provided at a fixed rate for each month of service. The Company's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist of cash equivalents, bonds and certain equity securities.

        At our German facility the Company has an unfunded frozen pension plan covering employees hired before 1993.

        Accellent does not maintain any separate pension plans for employees of the Company.

        The change in projected benefit obligation (in thousands):

	2003	2002
Benefit obligation at beginning of year	$1,708	$1,563
Service cost	58	56
Interest cost	115	100
Actuarial loss	291	33
Currency translation	220	5
Benefits paid	(59)	(49)

Benefit obligation at end of year	$2,333	$1,708

        The change in plan assets (in thousands):

	2003	2002
Fair value of plan assets at beginning of year	$561	$617
Actual return on plan assets	98	(76)
Employer contribution	183	53
Benefits paid	(38)	(33)

Fair value of plan assets at end of year	$804	$561

        Reconciliation of the accrued benefit cost recognized in the financial statements (in thousands):

	2003	2002
Funded status	$(1,528)	$(1,147)
Unrecognized net actuarial loss	479	275
Unrecognized transition obligation	—	22
Currency translation	16	(4)

Accrued benefit obligation	(1,033)	(854)

Presented as Prepaid expenses and other	224	101
Presented as Other long-term liabilities	(1,257)	(955)

Total	$(1,033)	$(854)

        Components of net periodic benefit cost for years ended December 31 (in thousands):

	2003	2002	2001
Service Cost	$58	$56	$51
Interest Cost	115	100	91
Expected return of plan assets	(43)	(44)	(43)
Amortization of transaction obligation	25	22	21
Recognized net actuarial loss	23	8	—

	$178	$142	$120

        Assumptions for benefit obligations at December 31:

	2003	2002
Discount rate	6.02% - 5.50%	6.75% - 6.50%
Rate of compensation increase	5%	5%

        Assumptions for net periodic benefit costs for years ended December 31:

	2003	2002	2001
Discount rate	6.75% - 6.50%	7.25% - 6.50%	7.25% - 6.50%
Expected long-term return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	5.0%	5.0%	5.0%

        To develop the expected long-term rate of return on plan assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the payment of plan expenses from the pension trust. This resulted in the selection of the 7.0% expected long-term rate of return on plan assets assumption.

        The pension plans have the following asset allocations, as of their measurement dates:

	Actual Percentage of Plan Assets at December 31,
	2003	2002
Asset Category
Equity Securities—Domestic	61.3%	58.2%
Debt Securities	38.2%	40.6%
Cash and Other	0.5%	1.2%

Total	100.0%	100.0%

        As of December 31, 2003, the Pension Plans' target asset allocation was as follows:

  Asset Allocation Policy Guidelines

Asset Class	Target Allocation %
Fixed Income	40.0%
Domestic Equity	60.0%

        The asset allocation policy was developed in consideration of the long-term investment objective of ensuring that there is an adequate level of assets to support benefit obligations to plan participants. A secondary objective is minimizing the impact of market fluctuations on the value of the plans' assets.

        In addition to the broad asset allocation described above, the following policies apply to individual asset classes:

          Fixed income investments are oriented toward investment grade securities rated "BBB" or higher. They are diversified among individual securities and sectors. The average maturity was approximately 7 years as of December 31, 2003.

          Equity investments are diversified among individual securities, industries and economic sectors. Most securities held are issued by companies with medium to large market capitalizations.

        In connection with an acquisition, the Company terminated an existing pension plan. As a result of this termination, the Company recorded a termination charge of $3.1 million which was included in the allocation of the purchase price. Pension cost of $0.2 million was recorded during the year ended December 31, 2001 related to this plan.

        The Company has 401(k) plans available for most employees. An employee may contribute up to 10 -15% of gross salary to the 401(k) plan, depending upon the specific plan. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the 401(k) plan.

        The employees' contributions vest immediately, while the Company's contributions vest over an immediate to six-year period. The Company matches 25 - 50% of the employee's contributions to this plan up to certain maximums, depending upon the specific plan. The Company's contributions for matching totaled approximately $0.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Company has profit sharing plans available to employees at several of its locations. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the profit sharing plan. The Company's contributions vest over an immediate to six-year period. The Company expensed $2.9 million, $1.7 million and $3.3 million for these plans for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Company has a Supplemental Executive Retirement Pension Program (SERP) that covers certain of its executives. The SERP is a non-qualified, unfunded deferred compensation plan. Expenses incurred by the Company related to the SERP, which are actuarially determined were $139,186, $117,700 and $103,624 for the years ended December 31, 2003, 2002 and 2001, respectively. The liability for the plan was $1.1 million and $0.9 million as of December 31, 2003 and 2002, respectively, and was included in other long-term liabilities of the Company.

8.    Stock grants and options and stock based plans:

        Accellent has a stock option and incentive plan which provides for grants of incentive stock options, nonqualified stock options, restricted stock and restricted stock units. The total number of shares authorized under the plan is 2,512,000 at December 31, 2003. The plan generally requires exercise of options within ten years of grant. Vesting is determined in the applicable stock option agreement and generally occurs in equal annual installments over five years. All stock options granted by Accellent have been granted to employees of the Company. The Company does not have a separate stock option plan.

        Stock grant and option transactions are summarized as follows:

Shares under option	Number of shares	Weighted average exercise price
Outstanding at December 31, 2000	1,210,061	$6.89
Granted	163,800	9.78
Exercised	—	—
Forfeited	(75,744)	9.78

Outstanding at December 31, 2001	1,298,117	7.09

Granted	9,000	10.08
Exercised	—	—
Forfeited	(50,076)	9.78

Outstanding at December 31, 2002	1,257,041	7.00

Granted	1,008,050	8.18
Exercised	—	—
Forfeited	(128,050)	9.50

Outstanding at December 31, 2003	2,137,041	$7.41

Options exercisable at:
December 31, 2001	570,793	$4.00
December 31, 2002	726,250	$5.16
December 31, 2003	811,024	$5.62

        Below is additional information related to Accellent stock option grants to employees of the Company which are outstanding and exercisable at December 31, 2003:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options outstanding at December 31, 2003	Weighted average remaining contractual life in years	Weighted average exercise price (per share)	Number exercisable at December 31, 2003	Weighted average exercise price (per share)
$2.22	425,977	6.4	$2.22	425,977	$2.22
$6.08 - 6.67	18,641	6.1	6.10	18,384	6.09
$8.18	1,008,050	9.5	8.18	—	—
$8.89 - 9.78	684,373	6.8	9.54	366,663	9.55

	2,137,041	8.0	7.41	811,024	5.62

        At December 31, 2003, 374,959 shares are available to grant under the Accellent stock option plan.

  Phantom stock plans

        The Star Guide Phantom Stock Plan provides for grants of phantom stock to eligible employees of Star Guide, a subsidiary of the Company. The Company granted 29,708 phantom shares on July 6, 1999 under this plan. All shares of phantom stock granted under this plan are immediately and fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive the greater of the value of Accellent Class A-1 5% Convertible Preferred Stock or $10.94 per share (pre-conversion) upon redemption.

Redemption of phantom shares will occur upon the earlier of certain changes in the Company's ownership, certain qualified public offerings, ten years after issuance or death of the holder. In addition, dividends are cumulative at the rate of 5% per share per annum, do not require declaration by the board of directors and are paid no later than upon redemption of the phantom shares. The redemption payment can be paid, as determined by Accellent, in any combination of cash or discounted stock options. A holder of phantom stock may not transfer or assign phantom stock, other than by will or the laws of descent and distribution. The Company records compensation expense (credit) to adjust for the redemption value and accumulated dividends upon redemption since the redemption is certain to occur.

        The 2000 Employee Phantom Stock Plan provides grants to eligible employees of the Company as determined by the Board of Directors. Up to a total of 229,167 phantom shares may be granted. The Company granted 38,268 phantom shares on March 15, 2001 under this plan in connection with the payment of contingent consideration owed in respect of the Noble-Met acquisition. All shares of phantom stock granted under the plan were immediately and fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive the greater of the value of Accellent Class A-2 5% Convertible Preferred Stock or $12.00 per share (pre-conversion) upon redemption. Redemption of phantom shares will occur upon the earlier of certain changes in the Company's ownership, certain qualified public offerings, ten years after issuance or death of the holder. In addition, dividends are cumulative at the rate of 5% per share per annum, do not require declaration by the board of directors and are paid no later than upon redemption of the phantom shares. The redemption payment can be paid, as determined by Accellent, in any combination of cash or discounted stock options. A holder of phantom stock may not transfer or assign phantom stock, other than by will or the laws of descent and distribution. The Company records compensation expense (credit) at the end of each accounting period to adjust for the redemption value and accumulated dividends upon redemption since the redemption is certain to occur.

        The Venusa earn-out plan provides grants of phantom stock to certain employees of Venusa who were employed at Venusa at the time of the acquisition. Phantom shares will be issued based on the achievement of certain earnings targets for fiscal years 2002, 2003 and 2004. All shares of phantom stock granted under this plan will be immediately and fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive the value of 1.8 shares of Accellent common stock for each share of phantom stock upon redemption. Redemption of the phantom shares will occur upon the earlier of certain changes in the Company's ownership, certain qualified public offerings, ten years after issuance or death of the holder. In addition, dividends are cumulative at the rate of 5% per share per annum, do not require declaration by the board of directors and are paid no later than upon redemption of the phantom shares. The redemption will be paid in cash. A holder of phantom stock may not transfer or assign phantom stock, other than by will or the laws of descent and distribution. The Company will record the issuance of phantom stock under this plan as an increase to the cost to acquire Venusa. The Company will record compensation expense (credit) at the end of each accounting period to adjust for the redemption value and accumulated dividends upon redemption since the redemption is certain to occur. As of December 31, 2003, no shares were issued under this plan.

9.    Income taxes:

        The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The components of the provision for income taxes for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

	2003	2002	2001
Current
Federal	$—	$—	$12
State	997	—	17
Foreign	383	160	204
Deferred
Federal	11,020	(5,214)	(1,675)
State	1,472	(91)	(62)

Total provision	$13,872	$(5,145)	$(1,504)

        Loss before income taxes included income (loss) from foreign operations of $1,607,000, $(333,000) and $359,000 in 2003, 2002 and 2001, respectively.

        Major differences between income taxes at the federal statutory rate and the amount recorded on the accompanying consolidated statements of operations are as follows (in thousands):

	2003	2002	2001
Tax at statutory rate	$(326)	$(11,395)	$(2,976)
Valuation allowance on deferred tax assets	13,554	1,058	448
State taxes, net of federal benefit	1,212	(106)	(493)
Nondeductible goodwill	5	6,133	942
Foreign sales corporation	—	—	52
Nondeductible compensation	—	—	251
Other, net	(573)	(835)	272

Effective tax rate	$13,872	$(5,145)	$(1,504)

        The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 2003 and 2002 (in thousands):

	2003	2002
Deferred tax assets (liabilities):
Operating loss and tax credit carryforwards	$12,493	$9,951
Compensation	2,212	2,291
Environmental	2,031	1,737
Inventory and accounts receivable reserves	4,016	3,730
Loss on derivative instrument	—	438
Other	2,865	2,454
Valuation allowances	(15,413)	(1,859)
Deferred tax liabilities:
Depreciation	(3,493)	(3,292)
Intangibles	(6,628)	(3,650)

Net deferred tax assets (liabilities)	$(1,917)	$11,800

        During the fourth quarter of 2003, the Company determined that income from its operations would not be sufficient to cover its interest and financing costs. Accordingly, the Company provided a valuation allowance of $13.6 million equal to the full amount of the Company's net deferred tax asset. Approximately, $29.3 million of taxable income is needed to fully realize deferred tax assets. The loss carryforwards expire beginning in the year 2020 and ending in the year 2023. As of December 31, 2003, the Company has not provided for withholding or U.S. federal income taxes on undistributed earnings of foreign subsidiaries since such earnings are expected to be reinvested indefinitely.

10.    Capital stock:

        The Company has 1,000 shares of common stock authorized and 100 shares issued and outstanding, $.01 per value per share. All shares are owned by Accellent.

        The Company has received proceeds from the sale of permanent equity by its parent, Accellent. The proceeds received by the Company from inception to December 31, 2003 amounted to $115.5 million and are included in additional paid-in capital. The Company is under no obligation to repay these amounts to Accellent. Presented below is a summary of each permanent equity sale of Accellent for which the proceeds were contributed to the Company.

Common Stock

        At December 31, 2003, Accellent had 429,578 shares of common stock outstanding. Holders of Accellent's common stock are entitled to vote on all matters submitted to the Accellent stockholders for a vote together with the holders of Accellent's preferred stock, all voting together as a single class. The proceeds from the sale of common stock by Accellent have been contributed to the Company.

Convertible Preferred Stock

        The proceeds from the sale by Accellent of Class A Convertible Preferred Stock have been contributed to the Company. A description of each Accellent Class A Preferred offering is summarized below:

Balance December 31,
		2003	2002	2001
Class A-1	Shares Amount	$868,372 8,684	$868,372 8,684	$868,372 8,684
Class A-2	Shares Amount	$1,156,250 11,563	$1,156,250 11,563	$1,156,250 11,563
Class A-3	Shares Amount	$26,456 264	$26,456 264	$26,456 264
Class A-4	Shares Amount	$3,437,500 34,375	$3,437,500 34,375	$3,437,500 34,375
Class A-5	Shares Amount	$995,469 9,955	$995,469 9,955	$995,469 9,955
Class A-6	Shares Amount	$187,033 1,870	$187,033 1,870	$187,033 1,870
Class A-7	Shares Amount	— —	— —	— —
Class AA	Shares Amount	$547,502 5,475	$515,882 5,159	$515,882 5,159
Class AB	Shares Amount	— —	— —	— —
Total	Shares	7,218,582	7,186,962	7,186,962

	Amount	$72,186	$71,870	$71,870

        Each series of Class A Convertible Preferred Stock ranks senior to the common stock and the Class B Convertible Preferred Stock described in Note 11, junior to the Class C Redeemable Preferred Stock described in Note 11, and pari passu with each other series of Class A Convertible Preferred Stock in priority with respect to the payment of dividends and the right to receive payment in connection with any liquidation, dissolution or winding up of Accellent. Each series of Class A Convertible Preferred Stock is subject to, and the holders of shares of each such series are entitled to, the following rights, privileges, preferences and priorities:

        Dividends.    The holders of shares of Class A Convertible Preferred Stock, other than holders of Class AA and Class AB Convertible Preferred Stock, are entitled to be paid cumulative dividends at the rate of 5% of the liquidation value of such shares in preference to payment of dividends on common stock or other classes of junior capital stock of Accellent when, as, and if declared by Accellent's board of directors. After payment of all dividends on the eligible series of Class A Convertible Preferred Stock, the holders of all series of Class A Convertible Preferred Stock are entitled to participate, on an as converted basis, with the outstanding shares of Accellent's common stock as to any dividends payable on such common stock when, as, and if declared by Accellent's board of directors. The Company has no arrangements or future plans with Accellent that would require the

Company to fund dividends declared by Accellent. In addition, the Company's debt agreements limit the amount of distributions the Company may pay to Accellent.

        Voting Rights.    The holders of all series of Class A Convertible Preferred Stock are entitled to vote on all matters submitted to the Accellent stockholders for a vote together with the holders of Accellent's common stock, all voting together as a single class. Each holder of Class A Convertible Preferred Stock is entitled to a number of votes (rounded to the nearest whole number) equal to the number of shares of Accellent's common stock into which such shares are convertible immediately after the close of business on the record date fixed for taking such vote.

        Special Voting Rights.    The consent of the holders of at least two-thirds of each affected series of Class A Convertible Preferred Stock, each such series voting as a separate class, is required for any action that (a) authorizes or issues shares of any class of capital stock having any preference or priority superior to any preference or priority of a series of Class A Convertible Preferred Stock other than Class AA or Class AB Convertible Preferred Stock or (b) changes the number of shares or class of capital stock into which shares of such affected series are convertible. With respect to the Class AA and Class AB Convertible Preferred Stock, the consent of the holders of at least two-thirds of the Class A Convertible Preferred Stock, voting together as a single class, is required for any action that authorizes or issues shares of any class of capital stock having any preference or priority superior to any preference or priority of the Class A Convertible Preferred Stock.

        Conversion.    Shares of Class A Convertible Preferred Stock are convertible at the holder's option at a rate of 1.8 shares of Accellent's common stock per share of Class A Convertible Preferred Stock. Accellent may at any time require the conversion of all of the outstanding Class A Convertible Preferred Stock upon the closing of a firmly underwritten public offering of shares of Accellent's common stock. Any declared dividends are payable upon conversion.

        Liquidation Preferences.    Shares of certain Accellent preferred stock have liquidation values in excess of their carrying value. The Company has no arrangements or future plans with Accellent that would require the Company to fund these liquidation preferences. In addition, the Company's debt agreements limit the amount of distributions the Company may pay to Accellent.

Class A-1 5% Convertible Preferred Stock

        Shares of Class A-1 5% Convertible Preferred Stock were issued in connection with a 1999 acquisition. The carrying value of Class A-1 differs from its original issuance value by $2.6 million due to valuing certain shares issued to the selling shareholders in the 1999 acquisition at their carryover basis. At December 31, 2003 and 2002, there were 2,500,000 shares authorized and 868,372 shares issued and outstanding with a liquidation preference of $9.5 million.

Class A-2 5% Convertible Preferred Stock

        In March 2001, Accellent issued 31,250 shares of Class A-2 stock pursuant to earn-out provisions related to a 2000 acquisition. At December 31, 2003 and 2002, there were 1,400,000 shares authorized and 1,156,250 issued and outstanding with a liquidation preference of $13.9 million.

Class A-3 5% Convertible Preferred Stock

        At December 31, 2003 and 2002, there were 26,456 shares authorized, issued and outstanding with a liquidation preference of $0.5 million.

Class A-4 5% Convertible Preferred Stock

        At December 31, 2003 and 2002, there were 6,250,000 shares authorized and 3,437,500 issued and outstanding with a liquidation preference of $55.0 million.

Class A-5 5% Convertible Preferred Stock

        At December 31, 2003 and 2002, there were 1,500,000 shares authorized and 995,469 shares issued and outstanding with a liquidation preference of $15.9 million.

Class A-6 5% Convertible Preferred Stock

        On December 20, 2001, Accellent sold 187,033 shares of Class A-6 5% Convertible Preferred Stock for $3.1 million. The proceeds were used to fund the $3.0 million earn-out for a 2000 acquisition. The shares are convertible into common stock valued at $4.8 million. The value of the common stock was based on the expected offering price of $14.40 for the initial public offering of Accellent common stock during fiscal year 2001. The excess of the fair value of the common stock conversion rights over the price paid for the Class A-6 5% Convertible Preferred Stock was recorded as a beneficial conversion feature which was reflected on the Company's statement of operations as a reduction of net income available to common stockholder. The initial public offering of Accellent common stock was never consummated. At December 31, 2003 and 2002, there were 300,000 shares of Class A-6 5% Convertible Preferred Stock authorized and 187,033 shares issued and outstanding with a liquidation preference of $3.1 million.

Class A-7 5% Convertible Preferred Stock

        On February 24, 2003, Accellent authorized 2,000,000 shares of Class A-7 5% Convertible Preferred Stock. At December 31, 2003, there were 2,000,000 shares authorized and none issued or outstanding.

Class AA Convertible Preferred Stock

        On May 31, 2000, Accellent entered into a Securities Purchase Agreement with certain investors for the issuance of an aggregate of 515,882 shares of Class AA Convertible Preferred Stock in connection with the issuance of the senior and senior subordinated notes. The Class AA Convertible Preferred Stock was valued at $6.9 million and the senior and subordinated notes have been discounted for the amount attributed to the stock. On May 28, 2003 pursuant to an anti-dilution agreement, certain investors exercised their rights and acquired 31,620 shares of Class AA Convertible Preferred Stock at $0.01 per share. At December 31, 2003 and 2002, there were 1,000,000 shares authorized and 547,502 and 515,882 shares issued and outstanding, respectively, with a liquidation preference of $8.8 million and $8.3 million respectively. Other investors have the right to acquire 2,380 shares of Class AA Convertible Preferred Stock at $0.01 per share.

Class AB Convertible Preferred Stock

        On February 24, 2003, Accellent increased the number of authorized Class AB Convertible Preferred shares from 750,000 to 1,136,364 and decreased their liquidation value from $17.75 per share to $16.50 per share. As of December 31, 2003 and 2002, none were issued and outstanding.

  Class AB Warrants

        On February 28, 2003, Accellent sold 1,136,364 shares of Class C Redeemable Preferred Stock for $16.50 per share. Each share of Class C Redeemable Preferred Stock was issued a warrant to purchase one share of Accellent's Class AB Convertible Preferred Stock at the exercise price of $0.01 per share. The warrants have been valued at $6.2 million based on the present value of the expected return on investment assuming a three year return on investment of a discount rate of 30%. At December 31, 2003, warrants to purchase 1,136,364 shares of Accellent's Class AB Convertible Preferred Stock were outstanding and unexercised.

        Stock Purchase Warrants—On July 6, 1999, Accellent entered into a credit agreement with a bank and issued 153,000 stock purchase warrants to the bank. The stock purchase warrants entitled the bank to purchase up to an aggregate of 153,000 shares of Accellent's non-voting common stock at an exercise price of $.01 per share. No value was recorded for the warrants because the value was insignificant. The stock purchase warrants are exercisable subsequent to July 6, 2005 or at any time after the repayment in full of all principal and accrued interest evidenced by the notes issued under the credit agreement with the bank. The warrants expire on July 1, 2009. The debt associated with these warrants has been pushed down from Accellent to the Company in accordance with SAB Topic 5J.

        In connection with entering into an amended credit agreement dated January 11, 2000, Accellent issued warrants to acquire an additional 6,578 shares of Accellent's non-voting common stock to bring the total numbers of warrants issued to the bank equal to 159,578. The warrants have an exercise price of $.01 per share, are fully vested, and expire in January 2010. The value assigned to the incremental warrants, approximating $20,000, was recorded as debt discount, which is being amortized to interest expense by the Company over the term of the amended credit agreement. The fair value was determined using a Black-Scholes method and was calculated using a risk free interest rate of 4.95%, no volatility and a term of six years.

        All of the outstanding warrants were sold to existing Accellent shareholders in connection with an acquisition. On February 9, 2001, the warrants were exercised and 159,578 shares of Accellent's common stock were issued.

11.    Redeemable and convertible preferred stock of parent company:

        Accellent has contributed the net proceeds from the sale of its redeemable and convertible preferred stock to the Company to fund acquisitions. The Company has presented capital contributions relating to Accellent's redeemable and convertible preferred stock on its balance sheets outside of permanent equity in accordance with SAB 54 (Topic 5J).

  Class B-1 Convertible Preferred Stock

        At December 31, 2003 and 2002, there were 300,000 shares authorized, issued and outstanding.

  Class B-2 Convertible Preferred Stock

        At December 31, 2003 and 2002, there were 100,000 shares authorized, issued and outstanding.

        Accellent's Class B Convertible Preferred Stock has a liquidation value equal to $.10 per share, is subordinate to all classes of Class A Convertible Preferred Stock, and is not entitled to receive cumulative dividends. The holders of shares of Class B Convertible Preferred Stock are entitled to participate, on an as converted basis, with the holders of Accellent's common stock as to any dividends declared and paid on common stock. Shares of Class B Convertible Preferred Stock are convertible into Accellent's voting common stock based on a conversion formula under which portions of the Class B Convertible Preferred Stock are convertible when Accellent realizes certain internal rates of return, as calculated in accordance with Accellent's Articles of Incorporation. All Class B Convertible Preferred Stock will be redeemed by Accellent at liquidation value if not previously converted into Accellent's common stock, on July 1, 2004 with respect to Class B-1 Convertible Preferred shares and May 31, 2005 with respect to the Class B-2 Convertible Preferred shares. Accellent may at any time require the conversion of all of the outstanding Class B Convertible Preferred shares upon the closing of a firmly underwritten public offering of Accellent's common stock. The holders of Class B Convertible Preferred shares are entitled to notice of all shareholder meetings but do not have voting rights. However, the consent of the holders of at least two-thirds of each class of Class B Convertible Preferred Stock, voting together as a single class, shall be required for any action that (a) authorizes or issues shares of any class of stock having any preference or priority superior to any such preference or priority of such class of Class B Convertible Preferred Stock; or (b) changes the number of shares or class of stock into which such class of Class B Convertible Preferred Stock is convertible.

  Class C Redeemable Preferred Stock

        On February 28, 2003, Accellent sold 1,136,364 shares of Class C Redeemable Preferred Stock for $18.8 million. The proceeds were used to fund the Company's acquisition of Venusa. The shares are valued at $12.6 million. The difference of $6.2 million represents the portion of the proceeds attributable to the value of the warrants issued for each share of Accellent's Class C Redeemable Preferred Stock to purchase one share of Accellent's Class AB Convertible Preferred Stock at the exercise price of $0.01 per share. The portion of the proceeds allocated to the warrants has been recorded as a contribution of capital in additional paid-in capital of the Company. No accretion of value to the $18.8 million is being accrued since there is no definite period of time over which to accrete.

        The Class C Redeemable Preferred Stock is senior in preference to all other classes of stock and is entitled to receive cumulative dividends at an annual rate of 8% of the liquidation value of $16.50 per share, as and if, declared by the Board of Directors. As of December 31, 2003, no dividends have been accrued since it is not probable that the Board of Directors will declare a dividend.

        As of December 31, 2003, there were 1,200,000 shares of Class C Redeemable Preferred Stock authorized and 1,136,364 shares issued and outstanding with a liquidation preference of $18.8 million. The holders of Class C Redeemable Preferred shares are entitled to notice of all shareholder meetings but are not entitled to vote. However, the consent of the holders of a majority of the shares of Class C Redeemable Preferred Stock, voting together as a single class, shall be required for any action that authorizes or issues shares of any class of stock pari passu or having any preference or priority with respect to liquidation or dividends superior to any such preference or priority of the Class C

Redeemable Preferred Stock (other than issuances of additional Class A Convertible Preferred Stock or Class B Convertible Preferred Stock).

        All shares of the Class C Redeemable Preferred Stock will be immediately redeemed upon the closing of a firmly underwritten public offering or a sale of Accellent, as defined, if not previously redeemed, at liquidation value, without any further action by the holder of such shares.

12.    Related-party transactions:

        The Company pays fees to KRG Capital Partners, LLC, which owns a significant portion of Accellent's stock. During the years ended December 31, 2003, 2002 and 2001, the Company expensed KRG management fees, plus expenses of $0.6 million, $0.5 million and $0.6 million, respectively. Additionally, the Company incurred KRG acquisition related fees, plus expenses, of $0.2 million in 2003 and $0.1 million in 2001 which were included as a part of the cost of the related acquisitions. The Company is also allocated interest expense from Accellent. The Company leases facilities from certain former Accellent stockholders as further explained in Note 16.

13.    Environmental matters:

        In July 1988, one of the Company's subsidiaries (UTI Pennsylvania) received an Administrative Consent Order from the United States Environmental Protection Agency (EPA) that required UTI Pennsylvania to test and study the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, UTI Pennsylvania completed its testing and submitted a corrective measures study (CMS) to the EPA. The EPA reviewed the CMS and had recommended specific measures and UTI Pennsylvania had agreed to these to remediate the groundwater and soil. Between 1991 and 1995, UTI Pennsylvania negotiated with the EPA for a final CMS. In 1995 and subsequently in 2000, UTI Pennsylvania submitted a Final Design Submission (FDS) for EPA approval. The FDS filed in 2000 received EPA approval in 2001.

        At December 31, 2003 and 2002, the Company has recorded a long-term liability of $4.0 million and $4.2 million, respectively, related to the Collegeville remediation. Our estimate is based on facts known at the current time; however, changes in EPA standards, improvement in cleanup technology and discovery of additional information could affect the estimated costs in the future.

14.    Fair value of financial instruments:

        The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop these estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

        The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

  •
  Cash and cash equivalents, accounts receivable and accounts payable—The carrying amounts of these items are a reasonable estimate of their fair values.

  •
  Borrowings under the Credit Agreement—Borrowings under the credit arrangements have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

  •
  Borrowings under the Senior Notes and Senior Subordinated Notes—Borrowings under the Senior and Senior Subordinated debt have fixed rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

15.    Business segments:

        The Company operates its business as one reportable segment, providing custom manufacturing services to companies operating principally in the medical device industry.

        The following table presents net sales by country based on the location of the customer for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	2003	2002	2001
Net sales:
United States	$143,634	$108,168	$110,347
Germany	8,277	7,677	6,923
Ireland	7,270	5,734	5,472
Netherlands	3,969	3,564	3,335
England	2,278	2,782	3,259
Hungary	1,038	816	1,322
Other	7,757	7,100	6,830

Total	$174,223	$135,841	$137,488

        The following table presents long-lived assets based on the location of the asset (in thousands):

	December 31
	2003	2002
Long-lived assets:
United States	$184,898	$174,988
England	592	732
Germany	2,169	1,836
Ireland	1,480	1,063
Mexico	715	—

Total	$189,854	$178,619

        This table includes goodwill and intangibles and other assets of $150,595,603 and $140,782,850 in 2003 and 2002, respectively which are included in U.S. long-lived assets.

16.    Commitments and contingencies:

        The Company is obligated on various lease agreements for office space, automobiles and equipment, expiring through 2021, which are accounted for as operating leases.

        The Company leases an office and manufacturing facility from certain of Accellent's former stockholders under a 4-year operating lease through July 2007. The lease requires payments of approximately $33,671 per month, which represents prevailing market rates.

        The Company leases an office and manufacturing facility from certain of Accellent's former stockholders, under a 15-year operating lease through December 2011, requiring monthly payments of $27,083. The lease provides for an adjustment of annual rental payments at the end of each five-year term. The adjustment will be limited to any increase in the landlord's mortgage payments plus 25% of the base rent of the prior term. There were no such adjustments during 2003, 2002 and 2001.

        Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

        Aggregate rental expense for the years ended December 31, 2003, 2002 and 2001 was $3,131,878, $2,298,689 and $1,914,113 respectively. The future minimum rental commitments under all operating leases are as follows (in thousands):

Year	Amount
2004	$3,419
2005	2,282
2006	1,164
2007	727
2008	520
Thereafter	1,975

Total	$10,087

        The Company is involved in various legal proceedings in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or results of operations or cash flows.

        The Company has various purchase commitments for materials, supplies, machinery and equipment incident to the ordinary conduct of business. Such purchase commitments are generally for a period of less than one year, often cancelable and able to be rescheduled and not at prices in excess of current market prices.

        Dividends have not been declared on Accellent's Class C Redeemable Preferred Stock. To the extent dividends had been declared by Accellent on its Class C Redeemable Preferred Stock a liability of $1.3 million would have been recorded by the Company as of December 31, 2003 since those redeemable shares have been pushed down to the Company in accordance with SAB 54.

        As discussed in Note 2, the Company has recorded $36.9 million as accrued expenses, other for amounts due for the Venusa acquisition that are payable in 2004 in a combination of cash or Accellent stock, as determined by the Company. The Company currently intends to make such payments, 25% or $9.2 million in cash and the remainder in the form of 1.8 million shares of Accellent's Class A-7 5%

Convertible Preferred Stock with a liquidation value of $26.7 million and 0.1 million shares of Accellent Phantom Stock with a liquidation value of $1.0 million.

17.    Subsequent Event:

        On June 30, 2004 the Company acquired MedSource Technologies, Inc. ("MedSource"). MedSource is an engineering and manufacturing services provider to the medical device industry. The purchase price was $219.2 million, consisting of $208.6 million for the purchase of common stock and the cash out of options and warrants, and $10.4 million of transaction fees. In addition, the existing indebtedness of MedSource equal to $36.1 million plus related accrued interest was repaid in connection with the acquisition. The Company was obligated to pay approximately $9.6 million in respect of an earn-out obligation entered into in connection with its acquisition of Venusa. The Company repaid Accellent's and its existing indebtedness in an aggregate amount of approximately $149.4 million including accrued interest as of June 30, 2004 and prepayment fees on such indebtedness of approximately $4.7 million. Accellent also repurchased its outstanding Class C Redeemable Preferred Stock for aggregate cash consideration of approximately $18.8 million and declared and paid dividends to its holders of Class A 5% Convertible Preferred Stock and its holders of Class C Redeemable Preferred Stock of approximately $22.2 million. To finance the foregoing transactions the Company entered into a new senior secured credit facility and issued senior subordinated notes. The notes are fully and unconditionally guaranteed on a senior subordinated basis by all of the Company's domestic subsidiaries, which excludes non-domestic subsidiaries. In addition, Accellent issued new convertible preferred stock and warrants in exchange for approximately $88.0 million in cash. These transactions closed June 30, 2004.

        Concurrent with the acquisition of MedSource on June 30, 2004, the Company realigned its management to focus on the three main medical device markets which it serves. As a result of this realignment, the Company believes it has three operating segments: Endoscopy, Cardiology and Orthopaedics. The Company believes that all of its operating segments meet the aggregation criteria of paragraph 17 of SFAS No. 131, and are treated as one reportable segment.

18.    Supplemental Guarantor Condensed Consolidating Financial Statements

        The Company issued $175,000,000 in principal amount of 10% Senior Subordinated Notes due 2012. In connection with the issuance, all of its domestic subsidiaries have guaranteed (the "Subsidiary Guarantors") on a joint and several, full and unconditional basis. Certain foreign subsidiaries (the "Non Guarantor Subsidiaries") will not guarantee such debt.

        The following tables present the unaudited condensed consolidating balance sheets of the Company (Parent), the Subsidiary Guarantors and the Non Guarantor Subsidiaries as of December 31, 2003 and December 31, 2002 and the related unaudited condensed consolidating statements of operations and cash flows for each year in the three-year period ended December 31, 2003.

Condensed Consolidating Statements of Operations
Year ended December 31, 2003 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$163,231	$11,190	$(198)	$174,223
Cost of sales	—	113,291	7,936	(198)	121,029
Selling, general and administrative expenses	(344)	26,943	2,013	—	28,612
Research and development expenses	—	2,405	198	—	2,603
Restructuring and other charges	—	1,487	—	—	1,487
Amortization of intangibles	14	4,814	—	—	4,828

Income from operations	330	14,291	1,043	—	15,664
Interest expense (income)	16,446	(113)	254	—	16,587
Other expense (income)	—	522	(513)	—	9
Equity in earnings (losses) of affiliates	9,427	1,009		(10,436)	—
Income tax expense	8,115	5,464	293	—	13,872

Net income (loss)	$(14,804)	$9,427	$1,009	$(10,436)	$(14,804)

Condensed Consolidating Statements of Operations
Year ended December 31, 2002 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$127,566	$8,354	$(79)	$135,841
Cost of sales	—	89,990	6,829	(79)	96,740
Selling, general and administrative expenses	225	21,679	1,644	—	23,548
Research and development expenses	—	2,220	160	—	2,380
Restructuring and other charges	—	2,440	—	—	2,440
Impairment of goodwill	—	17,523	—	—	17,523
Impairment of intangible assets	—	4,202	—	—	4,202
Amortization of intangibles	42	4,661	—	—	4,703

Loss from operations	(267)	(15,149)	(279)	—	(15,695)
Interest expense (income)	16,883	(294)	334	—	16,923
Other income	—	(61)	—	—	(61)
Equity in earnings (losses) of affiliates	(18,192)	(657)	—	18,849	—
Income tax expense (benefit)	(7,930)	2,741	44	—	(5,145)

Net income (loss)	$(27,412)	$(18,192)	$(657)	$18,849	$(27,412)

Condensed Consolidating Statements of Operations
Year ended December 31, 2001 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$131,938	$5,570	$(20)	$137,488
Cost of sales	—	84,023	4,971	(20)	88,974
Selling, general and administrative expenses	4,202	21,969	869	—	27,040
Research and development expenses	—	2,096	10	—	2,106
Amortization of intangibles	97	9,970	—	—	10,067

Income (loss) from operations	(4,299)	13,880	(280)	—	9,301
Interest expense	17,561	200	41	—	17,802
Other expense (income)	3	(3)	1	—	1
Equity in earnings (losses) of affiliates	7,719	(322)		(7,397)	—
Income tax expense (benefit)	(7,146)	5,642	—	—	(1,504)

Net income (loss)	$(6,998)	$7,719	$(322)	$(7,397)	$(6,998)

Condensed Consolidating Balance Sheets
December 31, 2003 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$14	$3,394	$566	$—	$3,974
Receivables, net	—	19,076	1,664	(79)	20,661
Inventories	—	26,811	1,965	—	28,776
Prepaid expenses and other	—	1,686	78	—	1,764

Total current assets	14	50,967	4,273	(79)	55,175
Property, plant and equipment	—	34,894	4,364	—	39,258
Deferred income taxes	955	(926)	(29)	—	—
Intercompany receivable (payable)	(20,793)	22,313	(1,525)	5	—
Investment in subsidiaries	264,740	3,822	—	(268,562)	—
Goodwill, net	1,054	112,801	—	—	113,855
Intangibles, net	—	68,813	—	—	68,813
Other assets, net	2,034	—	—	—	2,034

Total assets	$248,004	$292,684	$7,083	$(268,636)	$279,135

Current portion of long-term debt	$12,343	$27	$—	$—	$12,370
Accounts payable	—	7,037	612	(75)	7,574
Accrued liabilities	36,070	15,132	1,392	1	52,595

Total current liabilities	48,413	22,196	2,004	(74)	72,539
Note payable and long-term debt	123,855	21	—	—	123,876
Other long-term liabilities	6,330	5,727	1,257	—	13,314

Total liabilities	178,598	27,944	3,261	(74)	209,729
Redeemable and convertible preferred stock	12,593	—	—	—	12,593
Equity	56,813	264,740	3,822	(268,562)	56,813

Total liabilities and equity	$248,004	$292,684	$7,083	$(268,636)	$279,135

Condensed Consolidating Balance Sheets
December 31, 2002 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$3	$5,407	$455	$12	$5,877
Receivables, net	—	15,698	1,075	(203)	16,570
Inventories	—	20,349	1,594	27	21,970
Prepaid expenses and other	—	928	11	—	939
Deferred income taxes	5,627	—	—	—	5,627

Total current assets	5,630	42,382	3,135	(164)	50,983
Property, plant and equipment	—	34,938	2,898	—	37,836
Deferred income taxes	6,173	—	—	—	6,173
Intercompany receivable (payable)	(37,100)	39,803	(2,703)	—	—
Investment in subsidiaries	236,000	1,382	—	(237,382)	—
Goodwill, net	1,009	66,671	—	—	67,680
Intangibles, net	14	70,527	—	—	70,541
Other assets, net	2,562	—	—	—	2,562

Total assets	$214,288	$255,703	$3,330	$(237,546)	$235,775

Current portion of long-term debt	$11,419	$—	$—	$—	$11,419
Accounts payable	72	4,248	539	(164)	4,695
Accrued liabilities	(33)	9,271	666	—	9,904

Total current liabilities	11,458	13,519	1,205	(164)	26,018
Note payable and long-term debt	132,992	—	—	—	132,992
Other long-term liabilities	5,079	6,184	743	—	12,006

Total liabilities	149,529	19,703	1,948	(164)	171,016
Redeemable and convertible preferred stock	540	—	—	—	540
Equity	64,219	236,000	1,382	(237,382)	64,219

Total liabilities and equity	$214,288	$255,703	$3,330	$(237,546)	$235,775

Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2003 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used for) operating activities	$(6,548)	$19,197	$1,766	$(23)	$14,392
Cash flows from investing activities:
Capital expenditures	—	(5,193)	(1,178)	—	(6,371)
Transferred assets	—	140	(140)	—	—
Proceeds form sale of equipment	—	79	14	—	93
Acquisitions, net of cash acquired	18,523	(32,965)	52	—	(14,390)
Other noncurrent assets	298	—	—	—	298

Net cash provided by (used in) investing activities	18,821	(37,939)	(1,252)	—	(20,370)

Cash flows from financing activities:
Borrowings	8,000	—	—	—	8,000
Repayments	(21,999)	(68)	—	—	(22,067)
Deferred financing fees	(673)	—	—	—	(673)
Intercompany advances	(16,307)	16,751	(455)	11	—
Proceeds from redeemable and convertible preferred stock of parent	12,553	—	—	—	12,553
Capital contributions from parent	6,164	—	—	—	6,164

Cash flows provided by (used for) financing activities	(12,262)	16,683	(455)	11	3,977

Effect of exchange rate changes in cash	—	46	52	—	98
Net increase (decrease) in cash and cash equivalents	11	(2,013)	111	(12)	(1,903)
Cash and cash equivalents, beginning of year	3	5,407	455	12	5,877

Cash and cash equivalents, end of year	$14	$3,394	$566	$—	$3,974

Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2002 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used for) operating activities	$(5,825)	$18,506	$1,329	$12	$14,022
Cash flows from investing activities:
Capital expenditures	—	(5,533)	(685)	—	(6,218)
Transferred assets	—	22	(22)	—	—
Proceeds form sale of equipment	—	398	—	—	398
Acquisitions, net of cash acquired	(3,316)	—	—	—	(3,316)
Other noncurrent assets	(310)	—	—	—	(310)

Net cash used in investing activities	(3,626)	(5,113)	(707)	—	(9,446)

Cash flows from financing activities:
Borrowings	11,500	—	—	—	11,500
Repayments	(12,462)	(8)	—	—	(12,470)
Deferred financing fees	(547)	—	—	—	(547)
Intercompany advances	10,960	(10,503)	(457)	—	—
Capital contributions from parent	—	—	—	—	—

Cash flows provided by (used for) financing activities	9,451	(10,511)	(457)	—	(1,517)

Net increase in cash and cash equivalents	—	2,882	165	12	3,059
Cash and cash equivalents, beginning of year	3	2,525	290	—	2,818

Cash and cash equivalents, end of year	$3	$5,407	$455	$12	$5,877

Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2001 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Adjustments/ Eliminations	Consolidated
Net cash provided by (used for) operating activities	$(13,691)	$23,776	$(408)	$(315)	$9,362
Cash flows from investing activities:
Capital expenditures	—	(5,824)	(673)	—	(6,497)
Transferred assets		378	(378)		—
Proceeds form sale of equipment	3	23	—	(12)	14
Acquisitions, net of cash acquired	(7,861)	181	—	—	(7,680)
Other noncurrent assets	82	—	—	(82)	—

Net cash used in investing activities	(7,776)	(5,242)	(1,051)	(94)	(14,163)

Cash flows from financing activities:
Borrowings	10,750	—	—	—	10,750
Repayments	(14,000)	—	—	—	(14,000)
Deferred financing fees	(276)	—	—	—	(276)
Intercompany advances	17,674	(19,476)	1,537	265	—
Capital contributions from parent	3,087	—	—	—	3,087

Cash flows provided by (used for) financing activities	17,235	(19,476)	1,537	265	(439)

Net increase (decrease) in cash and cash equivalents	(4,232)	(942)	78	(144)	(5,240)
Cash and cash equivalents, beginning of year	4,235	3,467	212	144	8,058

Cash and cash equivalents, end of year	$3	$2,525	$290	$—	$2,818

MEDICAL DEVICE MANUFACTURING, INC.

Consolidated Condensed Balance Sheets

As of September 30, 2004 and December 31, 2003

(in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$7,403	$3,974
Accounts receivable, net of allowances and return reserves of $2,386 and $974, respectively	50,913	20,661
Inventories	62,321	28,776
Prepaid expenses and other	4,713	1,764

Total current assets	125,350	55,175
Property and equipment, net	84,110	39,258
Goodwill	300,346	113,855
Intangibles, net	75,280	68,813
Other assets, net	16,604	2,034

Total assets	$601,690	$279,135

Liabilities and stockholder's equity
Current liabilities:
Current portion of long-term debt	$1,963	$12,370
Accounts payable	20,465	7,574
Accrued expenses	46,869	52,595

Total current liabilities	69,297	72,539
Notes payable and long-term debt	366,580	123,876
Other long-term liabilities	29,637	13,314

Total liabilities	465,514	209,729
Redeemable preferred stock of parent company	30	12,593
Stockholder's equity:
Common stock, par value $.01 per share, 1,000 shares authorized and 100 shares issued and outstanding	—	—
Additional paid-in capital	201,336	115,472
Accumulated other comprehensive income	1,233	1,324
Retained deficit	(66,423)	(59,983)

Total stockholder's equity	136,146	56,813

Total liabilities and stockholder's equity	$601,690	$279,135

The accompanying notes are an integral part of these financial statements.

MEDICAL DEVICE MANUFACTURING, INC.

Unaudited Consolidated Statements of Operations

For the nine months ended September 30, 2004 and 2003

(in thousands)

	Nine Months Ended September 30,
	2004	2003
Net sales	$212,485	$128,052
Cost of sales	155,155	88,891

Gross profit	57,330	39,161
Selling, general and administrative expenses	30,681	21,224
Research and development expenses	2,023	1,938
Restructuring and other charges	2,107	1,533
Amortization of intangibles	3,937	3,602

Income from operations	18,582	10,864
Interest expense, net	19,397	12,825
Other expenses (income), including debt prepayment penalties of $3,295, for the nine months ended September 30, 2004	3,284	(5)

Loss before income taxes	(4,099)	(1,956)
Income tax expense (benefit)	2,341	(763)

Net loss	(6,440)	(1,193)
Dividends on redeemable and convertible preferred stock of parent company	(8,201)	—

Net loss available to common stockholder	$(14,641)	$(1,193)

The accompanying notes are an integral part of these financial statements.

MEDICAL DEVICE MANUFACTURING, INC.

Unaudited Consolidated Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003

(in thousands)

	Nine Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES:
Net loss	$(6,440)	$(1,193)
Cash provided by operating activities:
Depreciation and amortization	11,289	8,602
Amortization of debt discounts and non-cash interest accrued	6,942	5,238
Deferred income taxes	993	—
Non-cash compensation charge (credit)	161	(332)
Gain on disposal of assets	(114)	(16)
Changes in operating assets and liabilities:
Increase in accounts receivable	(5,816)	(2,570)
Increase in inventories	(6,435)	(4,270)
Decrease (increase) in prepaid expenses and other	898	(714)
Increase in accounts payable and accrued expenses	4,701	2,988

Net cash provided by operating activities	6,179	7,733
INVESTING ACTIVITIES:
Purchase of property, plant & equipment	(8,718)	(4,061)
Proceeds from sale of assets	1,402	59
Acquisition of business	(214,001)	(14,046)

Net cash used in investing activities	(221,317)	(18,048)

FINANCING ACTIVITIES:
Proceeds from long-term debt	372,000	8,000
Principal payments on long-term debt	(184,547)	(17,974)
Capital contributions from parent	67,862	18,717
Repurchase of redeemable and convertible preferred stock of parent company	(12,563)	—
Dividends paid on redeemable and convertible preferred stock of parent company	(8,201)	—
Deferred financing fees	(15,968)	(674)

Net cash provided by financing activities	218,583	8,069

EFFECT OF EXCHANGE RATE CHANGES IN CASH	(16)	50
Increase (decrease) in cash and cash equivalents	3,429	(2,196)
Cash and cash equivalents at beginning of period	3,974	5,877

Cash and cash equivalents at end of period	$7,403	$3,681

Supplemental disclosure of non-cash investing activities:
Cash paid for business acquired:
Working capital net of cash acquired of $14,304 and $1,161, respectively	$3,489	$1,892
Property, plant and equipment	44,822	1,272
Goodwill and intangible assets	198,047	15,152
Long-term liabilities	(41,506)	(969)
Change in accrued expenses for acquisitions related to earn-out and expense payments	9,149	(3,301)

	$214,001	$14,046

        On May 31, 2004 stock was issued by the Company's parent valued at $26.0 million as payment for the Company's obligation under the Venusa acquisition's earn-out provisions.

The accompanying notes are an integral part of these financial statements.

MEDICAL DEVICE MANUFACTURING, INC.

Notes to Consolidated Financial Statements

September 30, 2004

(unaudited)

1.    Summary of Significant Accounting Policies:

Basis of Presentation

        The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements in accordance with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the fiscal year as a whole. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the year ended December 31, 2003 included elsewhere herein.

        The Company is a wholly owned subsidiary of Accellent Inc. ("Accellent"). Accellent is a holding company with no operations and whose only asset is the stock of the Company. Proceeds from the issuance of debt and sale of stock of Accellent are used by the Company for its acquisitions of its subsidiaries. Additionally, the proceeds of the Senior Subordinated Note offering of the Company were used to retire all of the senior notes of Accellent. Accordingly, in compliance with provisions of Staff Accounting Bulletin 54 (Topic 5-J, Question 3), the accompanying financial statements reflect the push down of Accellent's debt, related interest expense, debt issuance costs, the Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock and related dividends. The Accellent debt pushed down to the Company is included in its consolidated balance sheets as long-term debt. The Accellent Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock pushed down to the Company is included in its consolidated balance sheets as redeemable and convertible preferred stock of parent company. Accellent has also raised capital from the sale of common stock, Class A-1 though A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock. The proceeds from the common stock, Class A-1 through A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock have been advanced to the Company and reflected in its consolidated balance sheets as additional paid-in capital since the Company is under no obligation to repay these amounts. Any costs incurred by Accellent for the benefit of the Company have been fully allocated to the Company. Accellent does not incur any common expenses for the benefit of both Accellent and the Company, therefore, no common expenses are allocated from Accellent to the Company. Management believes the methods of allocation are reasonable. For a further discussion of the equity instruments of Accellent, see Note 8.

        Concurrent with the acquisition of MedSource on June 30, 2004, the Company realigned its management to focus on the three main medical device markets which it serves. As a result of this realignment, the Comapny believes it has three operating segments: Endoscopy, Cardiology and Orthopaedics. The Company believes that all of its operating segments meet the aggregation criteria of paragraph 17 of SFAS No. 131, and are treated as one reportable segment.

Stock-based compensation

        The Company accounts for stock options issued by Accellent to employees of the Company using the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Had the Company elected to recognize compensation expense for the granting of Accellent options under Accellent stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation," pro forma net loss would have been reported as follows (in thousands):

	Nine months ended September 30,
	2004	2003
Net loss:
As reported	$(6,440)	$(1,193)
Add total stock compensation expense, net of tax, included in loss as reported	127	88
Less total stock compensation expense—fair value method net of tax	(1,127)	(343)

Pro forma net loss	$(7,440)	$(1,448)

2.    Acquisitions:

        On June 30, 2004, the Company acquired MedSource Technologies, Inc. The acquisition was accounted for as a purchase and accordingly the results of operations include MedSource's results beginning June 30, 2004. MedSource is an engineering and manufacturing services provider to the medical device industry. The purchase price was $219.2 million, consisting of $208.8 million in cash for the purchase of common stock and the cash out of options and warrants, and $10.4 million of transaction fees. The purchase was financed by a combination of new debt and equity as discussed in notes 6 and 8. In addition, the then existing indebtedness of MedSource equal to $36.1 million plus related accrued interest was repaid in conjunction with the acquisition. The Company estimates that it will incur $31.9 million for integration and other liabilities.

        The Company has preliminarily identified the tangible and intangible assets as well as the liabilities acquired during the acquisition due diligence process. This due diligence information has been utilized to develop a preliminary purchase price allocation. Examples of intangible assets preliminarily identified include customer contracts and relationships and intellectual property rights. The Company expects to complete its final purchase price allocation by the end of fiscal year 2004. The final allocation may result in the allocation of different values from the preliminary allocation. The preliminary purchase price allocation is as follows (in thousands):

Inventories	$27,439
Accounts receivable	24,134
Prepaid expenses and other current assets	2,357
Property and equipment	44,822
Goodwill	186,427
Intangible and other assets	11,620
Current liabilities	(38,051)
Debt assumed	(36,131)
Other long-term liabilities	(17,765)

Cash paid, net of cash acquired of $14,304	$204,852

        The Company determines the value and potential purchase price of target acquisition companies based on multiples of future cash flow. These cash flow projections may include an estimate of improved cash flow performance as compared to historical performance of the target acquisition company based on projected synergies. The value of the acquired company based on our cash flow analysis may differ significantly from the carrying value of the acquired net assets, resulting in an allocation of a significant portion of the purchase price to goodwill.

        On February 28, 2003, the Company acquired Venusa, Ltd. and Venusa de Mexico, S.A. de C.V. (collectively "Venusa") to further enhance its assembly and contract manufacturing capabilities for the medical device industry. The acquisition was accounted for as a purchase. The consolidated financial statements include Venusa's operating results from the date of acquisition. The purchase price was $15.7 million in cash subject to working capital adjustments and expenses. In addition, the Venusa purchase agreement also provides for certain earn-out payments which resulted in additional consideration of $2.8 million and $34.1 million as a result of Venusa's 2002 and 2003 earnings, respectively, as defined, which amounts were paid in 2004 in a combination of 25% cash and 75% Class A-7 5% Convertible Preferred Stock of Accellent. The additional consideration increased goodwill.

        The following unaudited pro forma consolidated financial information reflects the purchase of MedSource and Venusa assuming the acquisitions had occurred as of the beginning of each period. This unaudited pro forma information has been provided for informational purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been achieved if the acquisitions had been on the date indicated, or that may be reported in the future (in thousands):

	Nine Months ended September 30,
	2004	2003
Net Sales	$306,259	$266,136
Gross profit	80,060	74,358
Depreciation and amortization	16,094	16,489
Non cash compensation	460	167
Income (loss) from operations	23,090	(25,966)
Net loss	(1,142)	(44,332)

        The pro forma information assumes the acquisitions occurred and the new debt structure was in place since January 1 of the year presented and includes the following material charges recognized by MedSource (in thousands):

	Nine months ended September 30,
	2004	2003
Goodwill impairment	$—	$40,000
Restructuring and other charges	3,146	5,120
Transaction costs	352	—

	$3,498	$45,120

3.    Restructuring and Other Charges:

        During the fourth quarter of 2002, the Company announced the consolidation of its machining capabilities into the Wheeling, Illinois facility and the closing of its Miramar, Florida plant. The relocation was completed in 2003. For the nine months ended September 30, 2003, the Company recognized an additional $1.7 million in restructuring charges consisting of $0.5 million for stay-on and relocation bonuses earned; $1.0 million related to expenses to shut down and relocate the operations; and $0.2 million related to excess inventory discarded (included in cost of sales in the statement of operations).

        In connection with the MedSource acquisition, the Company identified $27.8 million of costs associated with eliminating duplicate positions and plant consolidations, which is comprised of $11.2 million in severance payments, $11.0 million in lease termination and $5.6 million to relocate operations. Severance payments relate to approximately 610 employees in manufacturing, selling and administration which are expected to be paid by mid-year 2006. All other costs are expected to be paid by 2010. The costs of these plant consolidations was reflected in the purchase price of MedSource in accordance with the FASB Emerging Issues Task Force ("EITF") No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. These costs include estimates to close facilities and consolidate manufacturing capacity, and are subject to change based on the actual costs incurred to close these facilities. Changes to these estimates could increase or decrease the amount of the purchase price allocated to goodwill in the near term. During the third quarter of fiscal year 2004, we increased the estimated liability for the MedSource facilities consolidations by $0.8 million, resulting in an increase to the purchase price allocation to goodwill in the same amount.

        The Company recognized $2.1 million of restructuring charges and acquisition integration costs during the third quarter of fiscal year 2004, including $0.8 million of severance costs incurred as part of a MedSource manufacturing facility closure plan which existed at the time of the acquisition, $0.8 million of salary related costs due to the elimination of positions at the Company deemed to be redundant as a result of the MedSource acquisition. In addition to the $1.6 million in restructuring charges incurred during fiscal year 2004, the Company incurred $0.5 million of costs for the integration of MedSource comprised of outside professional services and salary related cost and incentive compensation earned by members of an integration team.

        The following table summarizes the recorded accruals and activity related to the restructuring (in thousands):

	Employee costs	Other costs	Total
Balance as of December 31, 2003	$8	$584	$592
Plant closures and severance cost for MedSource integration	11,196	16,604	27,800
Restructuring charges incurred	1,635	—	1,635
Paid year-to-date	(2,884)	(584)	(3,468)

Balance September 30, 2004	$9,955	$16,604	$26,559

        Accrued expenses, other, included in current liabilities as of September 30, 2004 includes $14.1 million of accrued restructuring costs. Other long-term liabilities as of September 30, 2004 include $12.5 million of accrued restructuring costs.

4.    Comprehensive Loss:

        Comprehensive loss represents net loss plus the results of any stockholder's equity changes related to currency translation, derivative instruments and minimum pension liability. For the nine months ended September 30, 2004 and 2003, the Company reported comprehensive loss of (in thousands):

	Nine months ended September 30,
	2004	2003
Net loss	$(6,440)	$(1,193)
Cumulative translation adjustment	(91)	463
Net gain on derivative instrument	—	657

Comprehensive loss	$(6,531)	$(73)

5.    Inventories:

        Inventories consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Raw materials	$23,484	$8,184
Work-in-process	26,444	11,865
Finished goods	12,393	8,727

Total	$62,321	$28,776

6.    Short-term and long-term debt:

        On June 30, 2004, the Company entered into a new Credit and Guaranty Agreement ("Agreement") which included $194.0 million of term loans and up to $40.0 million available under the revolving credit facility. The term loans bear interest at variable rates. At September 30, 2004, the interest rate was 4.68%. Over the next five years principal payments are due in the amounts of $1.9 million per year plus, beginning in 2006, 75% of excess cash flow, as defined by the Agreement. The balance is due June 30, 2010. As of September 30, 2004, $4.0 million of the revolving credit facility was supporting the Company's letters of credit, leaving $36.0 million available.

        On June 30, 2004, the Company issued $175.0 million of 10% Senior Subordinated Notes due July 15, 2012. Interest is payable on January 15 and July 15 each year beginning January 15, 2005.

        On June 30, 2004, the Company repaid its debt under the its previously outstanding credit agreement of $83.5 million and its Senior Subordinated Notes of $21.5 million, and Accellent repaid its Senior Notes of $38.3 million. The Company and Accellent also paid prepayment penalties in the aggregate of $4.7 million on the Senior Subordinated Notes and Senior Notes. As a result of these transactions the Company also recognized interest expense of $2.9 million for the write-off of unamortized debt discounts and $1.6 million for the write-off of unamortized deferred financing fees related to the retired debt. The Company incurred $15.9 million of expenses for the new debt including $11.5 million in investment banking and bank arrangement fees, and $4.4 million in legal, accounting and other professional fees. These costs will be amortized over the life of the new debt.

        The Company's debt agreements contain various covenants, including minimum cash flow (as defined), debt service coverage ratios and maximum capital spending limits. In addition, the debt agreements restrict the Company from paying dividends and making certain investments. The covenants and restrictions of the Indenture governing the Company's Senior Subordinated Notes apply only to the Company and not Accellent. All covenants and restrictions under the Agreement apply to the Company, and the covenants and restrictions other than the financial covenants apply to Accellent.

        As of September 30, 2004, the Company and Accellent were in compliance with their respective covenants.

7.    Income taxes:

        The effective income tax rate for the nine months ended September 30, 2004 differs from the statutory rate due to continuing losses, state and foreign taxes and a provision for deferred taxes related primarily to different book and tax treatment for goodwill.

8.    Capital Stock and Redeemable Preferred Stock of Parent Company:

        Presented below is information relative to Accellent's capital stock which is included on the consolidated balance sheets as additional paid-in capital because it is permanent and is not subject to redemption by the holders.

        Accellent's Board of Directors has authorized an aggregate number of common shares for issuance equal to 50,000,000, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        At September 30, 2004, Accellent had 429,581 shares of common stock outstanding. Holders of Accellent's common stock are entitled to vote on all matters submitted to the Accellent stockholders for a vote together with the holders of Accellent's preferred stock, all voting together as a single class.

Convertible Preferred Stock

        Accellent has ten series of Class A Convertible Preferred Stock (A-1 through A-8, AA and AB) issued and outstanding. Each series of Class A Convertible Preferred Stock ranks senior to the common stock and the Class B Convertible Preferred Stock, junior to the Class C Senior Redeemable Preferred Stock (none of which is issued and outstanding), and pari passu with each other series of Class A Convertible Preferred Stock in priority with respect to the payment of dividends and the right to receive payment in connection with any liquidation, dissolution or winding up of Accellent. Each series of Class A Convertible Preferred Stock is subject to, and the holders of shares of each such series are entitled to, the following rights, privileges, preferences and priorities:

        Dividends.    The holders of shares of Class A Convertible Preferred Stock, other than holders of Class AA and Class AB Convertible Preferred Stock, are entitled to be paid cumulative dividends at the rate of 5% of the liquidation value of such shares in preference to payment of dividends on common stock or other classes of junior capital stock of Accellent when, as, and if declared by Accellent's board of directors. After payment of all dividends on the eligible series of Class A Convertible Preferred Stock, the holders of all series of Class A Convertible Preferred Stock are entitled to participate, on an as converted basis, with the outstanding shares of Accellent's common stock as to any dividends payable on such common stock when, as, and if declared by Accellent's board of directors.

        Voting Rights.    The holders of all series of Class A Convertible Preferred Stock are entitled to vote on all matters submitted to the Accellent stockholders for a vote together with the holders of Accellent's common stock, all voting together as a single class. Each holder of Class A Convertible Preferred Stock is entitled to a number of votes (rounded to the nearest whole number) equal to the number of shares of Accellent's common stock into which such shares are convertible immediately after the close of business on the record date fixed for taking such vote.

        Special Voting Rights.    The consent of the holders of at least two-thirds of each affected series of Class A Convertible Preferred Stock, each such series voting as a separate class, is required for any action that (a) authorizes or issues shares of any class of capital stock having any preference or priority superior to any preference or priority of a series of Class A Convertible Preferred Stock other than Class AA or Class AB Convertible Preferred Stock or (b) changes the number of shares or class of capital stock into which shares of such affected series are convertible. With respect to the Class AA and Class AB Convertible Preferred Stock, the consent of the holders of at least two-thirds of the Class A Convertible Preferred Stock, voting together as a single class, is required for any action that authorizes or issues shares of any class of capital stock having any preference or priority superior to any preference or priority of the Class A Convertible Preferred Stock.

        Conversion.    Shares of Class A Convertible Preferred Stock are convertible at the holder's option at a rate of 1.8 shares of Accellent's common stock per share of Class A Convertible Preferred Stock. Accellent may at any time require the conversion of all of the outstanding Class A Convertible Preferred Stock upon the closing of a firmly underwritten public offering of shares of Accellent's common stock.

        In May 2004, Accellent issued 200,000 shares of its Class B-2 Convertible Preferred Stock at a value equal to the liquidation value of $0.10 per share to the Chief Executive Officer of the Company in respect of services performed for the Company. Liquidation value was determined to be the most appropriate method to record the Class B-2 Convertible Preferred Stock based on the likelihood that redemption will occur.

        On May 31, 2004, Accellent issued 1,767,548 shares of its Class A-7 5% Convertible Preferred Stock valued at $26.0 million as partial payment of its obligation under the Venusa acquisition's earn-out provisions. The liquidation value of the Class A-7 Convertible Preferred Stock is $14.72. Concurrent with the issuance of the Class A-7 5% Convertible Preferred Stock, Accellent issued 86,523 shares of phantom stock in connection with the Venusa earn-out provisions. The phantom shares were valued at $14.72 per share, and are redeemable upon the earlier of certain changes in the Company's ownership, certain qualified public offerings, ten years after issuance or death of the holder. The redemption of the phantom shares is payable in cash. In accordance with EITF No. 00-19, the value of the phantom shares, or $1.3 million, is recorded as a long-term liability on the Company's unaudited consolidated balance sheet at September 30, 2004. The Company determined the value of the Class A-7 5% Convertible Preferred Stock and phantom stock based on arms length negotiations between Accellent and Venusa, and arms length negotiations between Accellent and potential investors in Accellent's equity securities.

        On June 30, 2004, Accellent sold 7,568,980 shares of its new Class A-8 5% Convertible Preferred Stock for $88.0 million, net of approximately $1.8 million in fees. The liquidation value of the Class A-8 Convertible Preferred Stock is $14.28. Accellent also paid dividends of $20.2 million in the aggregate on all of its outstanding series of Class A Convertible Preferred Stock (other than the Class A-8). These amounts, or $67.8 million, have been reflected in additional paid-in capital from Accellent in the

Company's financial statements since the proceeds from the sale of these securities were contributed to the capital of the Company to fund acquisitions.

        The following table summarizes the amounts recorded as additional paid-in capital and redeemable convertible preferred stock of parent company for the nine months ended September 30, 2004 (in thousands):

	Additional paid-in capital	Redeemable and convertible preferred stock of parent
Beginning balance, January 1, 2004	$115,472	$12,593
Capital contributions from parent company, in cash	67,862	—
Capital contributions from parent company, in stock	25,979	—
Return of capital to parent company	(8,201)	(12,563)
Amortization of stock-based compensation	128	—
Compensation charge associated with phantom stock plans	96	—

Ending balance, September 30, 2004	$201,336	$30

9.    Pension Plans

        Effective January 1, 2004, the Company adopted SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits. This standard requires the disclosure of the components of net periodic benefit cost recognized during interim periods. Components on net periodic pension cost for the nine month periods ended September 30, 2004 and 2003 were as follows (in thousands):

	Nine Months Ended September 30,
	2004	2003
Service cost	$57	$44
Interest cost	97	86
Expected return of plan assets	(41)	(32)
Amortization of transition obligation	—	19
Recognized net actuarial loss	17	17

	$130	$134

        Assuming that the actual return on plan assets is consistent with the expected annualized rate of 7.0% for the remainder of fiscal year 2004, and that interest rates remain constant, the Company would be required to make total contributions to its pension plans of $64,000 for fiscal year 2004, including $7,000 of contributions expected to be paid during the fourth quarter of fiscal year 2004.

10.    Environmental Matters:

        In 2001, the United States Environmental Protection Agency, or EPA, approved a Final Design Submission submitted by UTI Corporation, a Pennsylvania corporation and a wholly owned subsidiary of the Company ("UTI Pennsylvania"), to the EPA in respect of a July 1988 Administrative Consent Order issued by the EPA requiring UTI Pennsylvania to study and, if necessary, remediate the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania. Since that time, UTI Pennsylvania has implemented and is operating successfully a contamination treatment system approved by the EPA. MedSource's subsidiaries also operate or formerly operated facilities located on properties where environmental contamination may have occurred or be present.

        At September 30, 2004, the Company had a long-term liability of $8.7 million related to the potential MedSource remediation and the Collegeville remediation. At December 31, 2003, the Company had a long-term liability of $4.0 million related to the Collegeville remediation. The increase in the liability from December 31, 2003 relates primarily to the MedSource acquisition. The Company has prepared estimates of its potential liability for these properties, if any, based on available information. Changes in EPA standards, improvement in cleanup technology and discovery of additional information, however, could affect the estimated costs associated with these matters in the future. The clean up of these identified environmental matters is not expected to have a material adverse effect upon the liquidity, capital resources, business or consolidated financial position of the Company. However, one or more of such environmental matters could have a significant negative impact on consolidated financial results for a particular reporting period.

11. Commitments and Contingencies

        The Company is obligated on various lease agreements for office space, automobiles and equipment, expiring through 2021, which are accounted for as operating leases.

        Aggregate rental expense for the nine months ended September 30, 2004 and 2003 was $3,751,808 and $2,233,992, respectively. The future minimum rental commitments under all operating leases are as follows (in thousands):

Year	Amount
2005	$6,043
2006	3,998
2007	2,989
2008	2,120
2009	1,274
Thereafter	6,642

$23,066

        The increase in the amount of rental expenses incurred during the fiscal 2004 period as compared to the fiscal 2003 period, and the increase in the aggregate minimum rental commitment of $23.1 million at September 30, 2004 as compared to $10.1 million at December 31, 2003 is primarily due to the acquisition of MedSource.

12.    Subsidiary Guarantors:

        In connection with the Company's issuance of its $175.0 million principal amount of 10% Senior Subordinated Notes due 2012, all of the Subsidiary Guarantors guaranteed on a joint and several, full and unconditional basis, the repayment by the Company of such notes. The Non-Guarantor Subsidiaries will not guarantee such indebtedness.

        The following tables present the unaudited condensed consolidating balance sheets of the Company (Parent), the Subsidiary Guarantors and the Non-Guarantor Subsidiaries as of September 30, 2004 and December 31, 2003, the unaudited consolidating statements of operations for the nine month periods ended September 30, 2004 and September 30, 2003 and cash flows for the nine months ended September 30, 2004 and September 30, 2003.

Consolidating Statements of Operations
Nine months ended September 30, 2004 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$201,637	$11,577	$(729)	$212,485
Cost of sales	—	148,134	7,750	(729)	155,155
Selling, general and administrative expenses	174	28,565	1,942	—	30,681
Research and development expenses	—	1,824	199	—	2,023
Restructuring and other charges	—	2,107	—	—	2,107
Amortization of intangibles	—	3,937	—	—	3,937

Income (loss) from operations	(174)	17,070	1,686	—	18,582
Interest expense (income)	19,359	(169)	207	—	19,397
Other expense (income)	3,295	67	(78)	—	3,284
Equity in earnings of affiliates	11,490	1,420	—	(12,910)	—
Income tax expense (benefit)	(4,898)	7,102	137	—	2,341

Net income (loss)	$(6,440)	$11,490	$1,420	$(12,910)	$(6,440)

Consolidating Statements of Operations
Nine months ended September 30, 2003 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$119,823	$8,398	$(169)	$128,052
Cost of sales	—	83,279	5,781	(169)	88,891
Selling, general and administrative expenses	190	19,536	1,498	—	21,224
Research and development expenses	—	1,798	140	—	1,938
Restructuring and other charges	—	1,533	—	—	1,533
Amortization of intangibles	14	3,588	—	—	3,602

Income (loss) from operations	(204)	10,089	979	—	10,864
Interest expense (income)	12,721	(85)	189	—	12,825
Other expense (income)	—	74	(79)	—	(5)
Equity in earnings of affiliates	6,786	792	—	(7,578)	—
Income tax expense (benefit)	(4,946)	4,106	77	—	(763)

Net income (loss)	$(1,193)	$6,786	$792	$(7,578)	$(1,193)

Condensed Consolidating Balance Sheets
September 30, 2004 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$5,819	$440	$1,144	$—	$7,403
Receivables, net	—	48,580	2,397	(64)	50,913
Inventories	—	60,259	2,062	—	62,321
Prepaid expenses and other	—	4,564	149	—	4,713

Total current assets	5,819	113,843	5,752	(64)	125,350
Property, plant and equipment	—	79,417	4,693	—	84,110
Deferred income taxes	955	(926)	(29)	—	—
Intercompany receivable (payable)	(6,226)	7,631	(1,377)	(28)	—
Investment in subsidiaries	495,295	5,130	—	(500,425)	—
Goodwill	1,116	299,230	—	—	300,346
Intangibles, net	—	75,280	—	—	75,280
Other assets, net	15,370	1,234	—	—	16,604

Total assets	$512,329	$580,839	$9,039	$(500,517)	$601,690

Current portion of long-term debt	$1,940	$23	$—	$—	$1,963
Accounts payable	38	19,667	852	(92)	20,465
Accrued liabilities	3,394	41,747	1,728	—	46,869

Total current liabilities	5,372	61,437	2,580	(92)	69,297
Note payable and long-term debt	366,575	5	—	—	366,580
Other long-term liabilities	4,206	24,102	1,329	—	29,637

Total liabilities	376,153	85,544	3,909	(92)	465,514
Redeemable and convertible preferred stock	30	—	—	—	30
Stockholders' equity	136,146	495,295	5,130	(500,425)	136,146

Total liabilities and stockholders' equity	$512,329	$580,839	$9,039	$(500,517)	$601,690

Condensed Consolidating Balance Sheets
December 31, 2003 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$14	$3,394	$566	$—	$3,974
Receivables, net	—	19,076	1,664	(79)	20,661
Inventories	—	26,811	1,965	—	28,776
Prepaid expenses and other	—	1,686	78	—	1,764

Total current assets	14	50,967	4,273	(79)	55,175
Property, plant and equipment	—	34,894	4,364	—	39,258
Deferred income taxes	955	(926)	(29)	—	—
Intercompany receivable (payable)	(20,793)	22,313	(1,525)	5	—
Investment in subsidiaries	264,740	3,822	—	(268,562)	—
Goodwill	1,054	112,801	—	—	113,855
Intangibles, net	—	68,813	—	—	68,813
Other assets, net	2,034	—	—	—	2,034

Total assets	$248,004	$292,684	$7,083	$(268,636)	$279,135

Current portion of long-term debt	$12,343	$27	$—	$—	$12,370
Accounts payable	—	7,037	612	(75)	7,574
Accrued liabilities	36,070	15,132	1,392	1	52,595

Total current liabilities	48,413	22,196	2,004	(74)	72,539
Note payable and long-term debt	123,855	21	—	—	123,876
Other long-term liabilities	6,330	5,727	1,257	—	13,314

Total liabilities	178,598	27,944	3,261	(74)	209,729
Redeemable and convertible preferred stock	12,593	—	—	—	12,593
Stockholders' equity	56,813	264,740	3,822	(268,562)	56,813

Total liabilities and stockholders' equity	$248,004	$292,684	$7,083	$(268,636)	$279,135

Consolidating Statements of Cash Flows
Nine months ended September 30, 2004 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(15,059)	$19,560	$1,678	$—	$6,179
Cash flows from investing activities:
Capital expenditures	—	(7,778)	(940)	—	(8,718)
Transferred assets	—	(8)	8	—	—
Proceeds from sale of equipment	—	1,402	—	—	1,402
Acquisitions, net of cash acquired	(219,305)	5,304	—	—	(214,001)
Other noncurrent assets	—	—	—	—	—

Net cash used in investing activities	(219,305)	(1,080)	(932)	—	(221,317)

Cash flows from financing activities:
Borrowing	372,000	—	—	—	372,000
Repayments	(148,394)	(36,153)	—	—	(184,547)
Intercompany advances	(14,567)	14,715	(148)	—	—
Capital contributions from parent	67,862	—	—	—	67,862
Repurchase of redeemable and convertible preferred stock of parent	(12,563)	—	—	—	(12,563)
Dividends paid on redeemable and convertible preferred stock of parent	(8,201)	—	—	—	(8,201)
Deferred financing fees	(15,968)	—	—	—	(15,968)

Cash flows provided by (used in) financing activities	240,169	(21,438)	(148)	—	218,583

Effect of exchange rate changes in cash	—	4	(20)	—	(16)

Net increase/(decrease) in cash and cash equivalents	5,805	(2,954)	578	—	3,429
Cash and cash equivalents, beginning of year	14	3,394	566	—	3,974

Cash and cash equivalents, end of year	$5,819	$440	$1,144	$—	$7,403

Consolidating Statements of Cash Flows
Nine months ended September 30, 2003 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(6,116)	$13,208	$641	$—	$7,733
Cash flows from investing activities:
Capital expenditures	—	(3,704)	(357)	—	(4,061)
Transferred assets	—	74	(74)	—	—
Proceeds from sale of equipment	—	44	15	—	59
Acquisitions, net of cash acquired	(15,212)	1,166	—	—	(14,046)

Net cash used in investing activities	(15,212)	(2,420)	(416)	—	(18,048)

Cash flows from financing activities:
Borrowing	8,000	—	—	—	8,000
Repayments	(17,913)	(61)	—	—	(17,974)
Intercompany advances	(1,337)	1,629	(292)	—	—
Proceeds from redeemable and convertible preferred stock of parent	12,553	—	—	—	12,553
Capital contributions from parent	6,164	—	—	—	6,164
Deferred financing fees	(674)	—	—	—	(674)

Cash flows provided by (used in) financing activities	6,793	1,568	(292)	—	8,069

Effect of exchange rate changes in cash	—	24	26	—	50

Net increase (decrease) in cash and cash equivalents	(14,535)	12,380	(41)	—	(2,196)
Cash and cash equivalents, beginning of year	2	5,368	507	—	5,877

Cash and cash equivalents, end of year	$(14,533)	$17,748	$466	$—	$3,681

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MedSource Technologies, Inc.

        We have audited the accompanying consolidated balance sheets of MedSource Technologies, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in mandatory redeemable convertible stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MedSource Technologies, Inc. and subsidiaries at June 30, 2003 and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2003, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 28, 2003

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

	June 30, 2003	June 30, 2002
Assets
Current assets:
Cash and cash equivalents	$10,781	$38,268
Accounts receivable, net of allowance of $818 in 2003 and $646 in 2002	23,710	24,031
Inventories	25,617	20,503
Prepaid expenses and other current assets	4,318	2,402

Total current assets	64,426	85,204
Property, plant, and equipment, net	52,752	42,045
Goodwill	96,582	113,113
Other identifiable intangible assets, net	1,432	4,092
Deferred financing costs	1,682	1,971
Other assets	1,343	1,404

Total assets	$218,217	$247,829

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,868	$7,924
Accrued compensation and benefits	5,498	5,352
Other accrued expenses	2,293	3,491
Reserve for restructuring	958	2,381
Current portion of obligations under capital leases	1,326	439
Current portion of long-term debt	6,427	5,500

Total current liabilities	27,370	25,087
Obligations under capital leases	3,962	1,467
Long-term debt, less current portion	30,073	34,500
Other long-term liabilities	731	455
Stockholders' equity:
6% Series E preferred stock, par value $0.01 per share:
Authorized shares	—	6,000
Issued and outstanding shares—none at 2003 and 1,935 at 2002	—	1,974
Common stock, par value $0.01 per share:
Authorized shares—70,000,000 at 2003 and 2002
Issued shares—28,905,719 at 2003 and 26,918,533 at 2002	289	269
Additional paid-in capital	277,791	268,455
Treasury stock, 113,696 at 2003 and 97,576 at 2002	(1,463)	(1,282)
Accumulated other comprehensive loss	(288)	—
Accumulated deficit	(118,326)	(83,025)
Unearned compensation	(1,922)	(71)

Total stockholders' equity	156,081	186,320

Total liabilities and stockholders' equity	$218,217	$247,829

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Fiscal Year Ended June 30,
	2003	2002	2001
Revenues	$177,298	$158,899	$128,462
Cost and expenses:
Cost of products sold	131,970	117,089	94,386
Selling, general, and administrative expense	33,495	29,876	26,199
Amortization of goodwill and other intangibles	338	340	5,640
Impairment of intangible assets	40,000	—	—
Restructuring charges	3,724	—	11,464

Total cost and expenses	209,527	147,305	137,689

Operating (loss) income	(32,229)	11,594	(9,227)
Interest expense, net	(2,669)	(7,671)	(10,213)
Loss on debt extinguishment	—	(6,857)	—
Other (expense) income	(100)	(4,782)	53

Loss before income taxes	(34,998)	(7,716)	(19,387)
Income tax (expense) benefit	(267)	118	(70)

Net loss	(35,265)	(7,598)	(19,457)
Preferred stock dividends and accretion of discount on preferred stock	—	(31,168)	(9,688)

Net loss attributed to common stockholders	$(35,265)	$(38,766)	$(29,145)

Net loss per share attributed to common stockholders—basic and diluted	$(1.28)	$(3.50)	$(5.55)

Weighted average common shares outstanding—basic and diluted	27,602,806	11,086,103	5,252,749

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MANDATORY REDEEMABLE
CONVERTIBLE STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(In Thousands)

	Mandatory Redeemable Convertible Stock				Stockholders' Equity (Deficit)
	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series F Preferred Stock	Series A Convertible Preferred Stock	Series E Convertible Preferred Stock	Series Z Preferred Stock
Balance at July 1, 2000	22,293	—	—	—	—	—	1
Cumulative effect change due to implementation of SFAS No. 133	—	—	—	—	—	—	—
Change in fair value of interest rate swaps	—	—	—	—	—	—	—
Net loss for the year	—	—	—	—	—	—	—
Comprehensive loss for the period	—	—	—	—	—	—	—
Sale and issuance of Series C preferred stock, net of costs of $3,061	—	37,239	—	—	—	—	—
Issuance of Series D preferred stock and options for acquired business	—	—	31,575	—	—	—	—
Issuance of stock pursuant to option exercises	—	—	374	—	—	—	—
Accretion of discounts on mandatory redeemable convertible preferred stock	2,379	275	391	—	—	—	—
Accrued dividends on mandatory redeemable convertible preferred stock	1,617	1,676	1,048	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	—

Balance at June 30, 2001	26,289	39,190	33,388	—	—	—	1
Change in fair value of interest rate swaps	—	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	—
Comprehensive loss for the period	—	—	—	—	—	—	—
Issuance of stock pursuant to option exercises	—	—	48	—	—	—	—
Sale of Series E preferred stock and common stock purchase warrants	—	—	—	—	—	4,168	—
Accretion of discounts on mandatory redeemable convertible preferred stock	177	310	598	—	—	—	—
Accrued dividends on mandatory redeemable convertible preferred stock	1,276	2,415	1,571	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	—
Issuance of preferred and common stock for acquired business	—	—	—	3,636	—	—	—
Conversion of Series Z to common stock	—	—	—	—	—	—	(1)
Conversion of Series A to common stock	—	—	—	—	—	—	—
Conversion of Series B to common stock	(22,980)	—	—	—	—	—	—
Conversion of Series D to common stock	—	—	(35,605)	—	—	—	—
Conversion of Series C to common stock	—	(41,915)	—	—	—	—	—
Payment of Series B dividend	(4,762)	—	—	—	—	—	—
Sale of common stock, net of issuance costs	—	—	—	—	—	—	—
Amortization of discount on redeemable preferred stock	—	—	—	364	—	1,832	—
Amortization of dividend on redeemable preferred stock	—	—	—	63	—	119	—
Return on Series C preferred stock	—	—	—	—	—	—	—
Termination of interest rate swap	—	—	—	—	—	—	—
Redemption of Series F preferred stock	—	—	—	(4,063)	—	—	—
Redemption of Series E preferred stock	—	—	—	—	—	(4,145)	—
Shares received from sale of business	—	—	—	—	—	—	—

Balance at June 30, 2002	—	—	—	—	—	1,974	—
Change in fair value of interest rate cap	—	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	—
Comprehensive loss for the period	—	—	—	—	—	—	—
Common stock issued for acquired business	—	—	—	—	—	—	—
Redemption of Series E preferred stock	—	—	—	—	—	(1,974)	—
Sale of common stock, net of issuance costs	—	—	—	—	—	—	—
Issuance of restricted common stock	—	—	—	—	—	—	—
Forfeiture of restricted common stock	—	—	—	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	—

Balance at June 30, 2003	$—	$—	$—	$—	$—	$—	$—

See accompanying notes.

	Stockholders' Equity (Deficit)
	Number of Common Shares	Common Stock	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Unearned Compensation	Total Stockholders' Equity (Deficit)
Balance at July 1, 2000	5,235	52	33,591	—	—	(18,572)	—	15,072
Cumulative effect change due to implementation of SFAS No. 133	—	—	—	—	1,097	—	—	1,097
Change in fair value of interest rate swaps	—	—	—	—	(2,657)	—	—	(2,657)
Net loss for the year	—	—	—	—	—	(19,457)	—	(19,457)

Comprehensive loss for the period	—	—	—	—	—	—	—	(22,114)
Sale and issuance of Series C preferred stock, net of costs of $3,061	—	—	—	—	—	—	—	—
Issuance of Series D preferred stock and options for acquired business	—	—	—	—	—	—	(286)	(286)
Issuance of stock pursuant to option exercises	21	—	284	—	—	—	—	284
Accretion of discounts on mandatory redeemable convertible preferred stock	—	—	—	—	—	(3,045)	—	(3,045)
Accrued dividends on mandatory redeemable convertible preferred stock	—	—	—	—	—	(4,341)	—	(4,341)
Amortization of unearned compensation	—	—	—	—	—	—	72	72

Balance at June 30, 2001	5,256	52	33,875	—	(1,560)	(45,415)	(214)	(13,261)
Change in fair value of interest rate swaps	—	—	—	—	(374)	—	—	(374)
Net loss for the period	—	—	—	—	—	(7,598)	—	(7,598)

Comprehensive loss for the period	—	—	—	—	—	—	—	(7,972)
Issuance of stock pursuant to option exercises	—	—	19	—	—	—	—	19
Sale of Series E preferred stock and common stock purchase warrants	—	—	1,832	—	—	—	—	6,000
Accretion of discounts on mandatory redeemable convertible preferred stock	—	—	—	—	—	(1,085)	—	(1,085)
Accrued dividends on mandatory redeemable convertible preferred stock	—	—	—	—	—	(5,262)	—	(5,262)
Amortization of unearned compensation	—	—	—	—	—	—	143	143
Issuance of preferred and common stock for acquired business	824	8	9,883	—	—	—	—	9,891
Conversion of Series Z to common stock	650	7	(6)	—	—	—	—	—
Conversion of Series A to common stock	1,919	19	(19)	—	—	—	—	—
Conversion of Series B to common stock	3,327	33	22,947	—	—	—	—	22,980
Conversion of Series D to common stock	1,770	18	35,587	—	—	—	—	35,605
Conversion of Series C to common stock	3,906	39	41,876	—	—	—	—	41,915
Payment of Series B dividend	—	—	—	—	—	—	—	—
Sale of common stock, net of issuance costs	9,266	93	101,174	—	—	—	—	101,267
Amortization of discount on redeemable preferred stock	—	—	—	—	—	(2,196)	—	(364)
Amortization of dividend on redeemable preferred stock	—	—	—	—	—	(182)	—	(63)
Return on Series C preferred stock	—	—	21,287	—	—	(21,287)	—	—
Termination of interest rate swap	—	—	—	—	1,934	—	—	1,934
Redemption of Series F preferred stock	—	—	—	—	—	—	—	—
Redemption of Series E preferred stock	—	—	—	—	—	—	—	(4,145)
Shares received from sale of business	—	—	—	(1,282)	—	—	—	(1,282)

Balance at June 30, 2002	26,918	269	268,455	(1,282)	—	(83,025)	(71)	186,320
Change in fair value of interest rate cap	—	—	—	—	(288)	—	—	(288)
Net loss for the period	—	—	—	—	—	(35,265)	—	(35,265)

Comprehensive loss for the period	—	—	—	—	—	—	—	(35,553)
Common stock issued for acquired business	667	7	5,997	—	—	—	—	6,004
Redemption of Series E preferred stock	—	—	—	—	—	(36)	—	(2,010)
Sale of common stock, net of issuance costs	430	4	926	—	—	—	—	930
Issuance of restricted common stock	875	9	2,413	—	—	—	(2,422)	—
Forfeiture of restricted common stock	16	—	—	(181)	—	—	159	(22)
Amortization of unearned compensation	—	—	—	—	—	—	412	412

Balance at June 30, 2003	28,906	$289	$277,791	$(1,463)	$(288)	$(118,326)	$(1,922)	$156,081

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Fiscal Year Ended June 30,
	2003	2002	2001
Operating activities
Net loss	$(35,265)	$(7,598)	$(19,457)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	8,648	7,791	6,555
Amortization of goodwill and other intangibles	338	340	5,640
Amortization of deferred financing costs and discount on long-term debt	658	6,157	1,122
Amortization of unearned compensation	412	143	72
Impairment of intangible assets	40,000	—	—
Restructuring charges	—	—	11,464
Loss (gain) on sale of equipment	926	—	(29)
Changes in operating assets and liabilities, net of effect of businesses acquired:
Accounts and notes receivable	1,221	(1,682)	(4,296)
Inventories	(4,676)	(6,889)	(1,775)
Prepaid expenses and other current assets	(1,494)	768	(836)
Interest escrow fund	—	1,849	2,500
Accounts payable, accrued compensation and benefits, accrued expenses, and other	(926)	(7,514)	476
Other	(484)	(1,120)	(183)

Net cash provided by (used in) operating activities	9,358	(7,755)	1,253
Investing activities
Acquisition of businesses, net of cash acquired	(22,617)	(6,312)	(378)
Other additions to plant and equipment, net	(12,783)	(8,598)	(11,491)
Proceeds from sale of equipment	80	245	242

Net cash used in investing activities	(35,320)	(14,665)	(11,627)
Financing activities
Proceeds from sale and leaseback of equipment	3,818	—	—
Proceeds from issuance of long-term debt, net of financing costs, and interest escrow fund	8,000	37,939	105
Payments of long-term debt	(12,307)	(91,890)	(5,549)
Proceeds from sale of Series C and D preferred stock, net of costs	—	—	37,897
Proceeds from sale of Series E preferred stock and common stock, net of costs	974	107,286	—
Payments of Series B dividends	—	(4,762)	—
Redemption of Series E and F preferred stock	(2,010)	(8,208)	—
Net payments on lines of credit	—	—	(4,000)
Other	—	34	—

Net cash (used in) provided by financing activities	(1,525)	40,399	28,453

(Decrease) increase in cash and cash equivalents	(27,487)	17,979	18,079
Cash and cash equivalents at beginning of period	38,268	20,289	2,210

Cash and cash equivalents at end of period	$10,781	$38,268	$20,289

Supplemental disclosure of cash flow information
Cash paid for interest	$2,672	$7,018	$9,319

Cash paid for income taxes	$—	$108	$150

Preferred and common stock issued for acquisitions	$6,004	$13,527	$31,289

See accompanying notes.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Description of Business

        MedSource Technologies, Inc. (the "Company") was formed as a Delaware corporation on April 14, 1998. For the period from April 14, 1998 through March 30, 1999 (inception of operations), the Company had no employees or other operations.

        The Company and its subsidiaries operate in one business segment and provide product development and design services, precision metal and plastic part manufacturing, product assembly services and supply chain management primarily for the medical device industry. The Company's operations and customer base are located primarily in North America.

2.    Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Cash Equivalents

        Cash equivalents include money market mutual funds and other highly liquid investments purchased with maturities of three months or less. The cash equivalents are carried at cost, which approximates market.

  Allowances for doubtful accounts

        We specifically analyze our accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends, when evaluating the adequacy of our allowance for doubtful accounts. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received. We are not able to predict changes in our customers' financial condition. If the condition of our customers deteriorates we may have to update our estimates, which could have a material adverse effect on our financial condition. As of June 30, 2003, we had $0.8 million reserved against our accounts receivable.

  Inventories

        Inventories include material, labor and overhead and are stated at the lower of cost, using the FIFO (first-in, first-out) method, or market. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as demand decreases due to changes in among other things, market conditions, product life cycles, and technological obsolescence.

  Property, Plant, and Equipment

        Property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of capital leases and leasehold improvements is provided on a straight-line basis over the lives of the related assets or the life of the lease, whichever is shorter, and is included with depreciation expense.

  Goodwill and Other Intangible Assets

        Goodwill represents the cost in excess of the fair value of the tangible and identifiable intangible assets of the businesses acquired and, prior to July 1, 2001, was being amortized on a straight-line basis over 20 years based on the operating histories and market niches of these businesses. Effective July 1, 2001, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill must be tested for impairment annually, or more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, using a two-step approach. Step one is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss, if any. Step two compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. If the carrying amount of a reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company has one operating segment consisting of multiple manufacturing facilities with similar economic characteristics producing goods for a similar set of customers (i.e., the medical device industry). Thus the Company has concluded that it currently has one reporting unit for purposes of the goodwill impairment test. The Company estimates the present value of its estimated future cash flows or other market valuation techniques to measure the fair value of the reporting unit.

        The identifiable intangible assets consist mainly of patents and are amortized over the life of the patents.

        See Note 6—Goodwill and Other Intangible Assets for a more detailed discussion of the fiscal 2003 impairment test and $40.0 million impairment charge.

  Impairment of Long-Lived Assets

        The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the Company plans to continue to use the assets in ongoing operations, the estimated future cash flows (undiscounted and without interest charges) from the use of the assets are compared to the current carrying amount. If the current carrying value of the assets is greater than the assets' fair market value, an impairment charge is recognized equal to the difference. If the Company plans to dispose of the assets via sale, estimates of fair market value are taken from appropriate external sources. If the asset's carrying value exceeds the asset's fair market value an impairment charge is recognized equal to the difference, and the asset is reclassified on the consolidated balance sheet to the assets held for sale category.

  Deferred Financing Costs

        Costs incurred in connection with arranging the Company's long-term debt agreements are capitalized and amortized over the life of the related debt issuance using the effective interest method. Accumulated amortization was $0.7 million at June 30, 2003, $0.1 million at June 30, 2002 and $1.9 million at June 30, 2001. See Note 7—Long-Term Debt for a detailed description of our long-term debt transactions.

  Deferred Income Taxes

        Deferred income taxes are determined using the liability method, which gives consideration to the future tax consequences associated with differences between the financial accounting and tax basis of assets and liabilities. This method also gives immediate effect to changes in income tax laws.

  Revenue Recognition

        The Company recognizes revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Revenue from product sales is primarily recognized at the time of shipment. Product shipments are supported by purchase orders from customers that indicate the price for each product. For services, we recognize revenue primarily on a time and materials basis. Service revenues are supported by customer orders or contracts that indicate the price for the services being rendered. For fiscal 2003, 2002, and 2001 service revenues were less than 10% of total revenues.

  Shipping and Handling Costs

        The Company includes shipping and handling costs in the cost of products sold.

  Stock-Based Compensation

        The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in the primary financial statements and to provide the supplemental disclosures required by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Stock compensation is awarded to key employees in the form of stock options and restricted stock. All stock options are issued at fair market value on the date of grant. Accordingly, we did not recognize stock compensation expenses for stock options granted during the periods presented. In determining the fair value of options granted during fiscal 2003, the Company used the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility factor of 94.5%; risk-free interest rate of 1.975%; dividend yield of zero; and an expected option life of four years. For options granted prior to fiscal 2003, we determined the fair value of options granted using the minimum value option pricing model with the following weighted average assumptions: risk-free interest rate of 5.5%; dividend yield of zero; and an expected option life of four years. The change in option pricing methodologies in fiscal 2003 is the result of being a public traded company during the entire fiscal year. The minimum value-option pricing model is not permitted for publicly traded companies under SFAS No. 123. The following table summarizes what our operating results would have been if we had utilized the fair value method of accounting for stock options (in thousands):

	FY2003	FY2002	FY2001
Net loss as reported	$(35,265)	$(38,766)	$(29,145)
Stock compensation expense—fair value based method	(1,721)	(1,022)	(482)

Pro forma net loss	$(36,986)	$(39,788)	$(29,627)

Loss per share as reported (basic and diluted)	$(1.28)	$(3.50)	$(5.55)

Pro forma loss per share (basic and diluted)	$(1.34)	$(3.59)	$(5.64)

        We have issued restricted stock as part of employee incentive plans. The fair market value of the restricted stock is amortized over the projected remaining vesting period. During the fiscal year ended June 30, 2003, we incurred $0.3 million of non-cash stock compensation expenses related to restricted stock issuances. No such charges were incurred in fiscal 2002 and fiscal 2001. (see Note 10—Mandatory Redeemable Convertible Stock and Stockholders' Equity).

  Concentration of Credit Risks

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company performs ongoing credit evaluations of its customers, does not generally require collateral or other security, and maintains an allowance for potential credit losses.

  Significant Customers

        Customers that accounted for more than 10% of consolidated revenues are as follows:

	Year Ended June 30,
	2003	2002	2001
Customer A	27%	25%	18%
Customer B	12	12	12
Customer C	11	—	—

        At June 30, 2003 and 2002 receivables from these customers represented 37% and 17% respectively, of total accounts receivable.

  Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash equivalents, accounts receivable, accounts payable, and debt instruments. The carrying amounts of financial instruments other than the debt instruments are representative of their fair values due to their short maturities. The Company's principal long-term debt agreements bear interest at market rates; thus, management believes their carrying amounts approximate fair value. Management believes the carrying amount of the remaining loans is not materially different from estimated fair value.

  Net Loss Per Common Share

        Net loss per common share attributed to common stockholders is based on the net loss for the period adjusted for dividend requirements on all preferred stock and accretion of discounts on mandatory redeemable preferred stock. The resulting net loss attributed to common stockholders is divided by the weighted average number of shares of common stock outstanding during the period to arrive at the basic net loss per share attributed to common stockholders. For all periods presented, the impact of the assumed exercise of certain options, warrants, and unvested restricted stock was anti-dilutive, and those securities were therefore excluded from the computation.

  Hedging Activities

        The Company accounts for its derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

        We have a derivative financial instrument to hedge our exposure to changes in interest rates. The financial instrument is marked-to-market each financial statement date. The change in the hedge's fair market value was recognized in other comprehensive income. Upon payment of the underlying note payable the unrealized gain or loss recognized in accumulated comprehensive income will be reclassified as a realized gain or loss in our operating results. (See Note 7—Long-Term Debt.)

  Reclassification

        Certain prior year amounts have been reclassified to conform with the current year presentation.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets," which replaced SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." Though SFAS No. 144 retained the basic guidance of SFAS No. 121, regarding when and how to measure an impairment loss, it provides additional implementation guidelines. The Company adopted this statement in the first quarter of fiscal 2003 and its adoption did not have a material impact on the Company's financial statements.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statement No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical corrections. SFAS No. 145 required us to reclassify the fiscal 2002 $6.9 million loss on debt extinguishment as a loss from continuing operations rather than an extraordinary item. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. Accordingly, we adopted this standard beginning in the first quarter of fiscal 2003. The reclassification had no impact on our net loss, cash flows or financial position.

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 superseded Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between SFAS No. 146 and EITF 94-3 relates to when an entity can recognize a liability related to exit or disposal activities. SFAS No. 146 requires that a liability be recognized for cost associated with an exit or disposal activity when the liability is incurred. EITF 94-3 allowed a liability related to an exit or disposal activity to be recognized on the date the entity commits to an exit plan. We adopted this standard on January 1, 2003, which was the standard's effective date. The standard did not materially impact our consolidated financial results or financial position upon adoption, but will affect the timing of when we recognize expected restructuring charges in future periods.

        In November of 2003, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others," which requires a guarantor to recognize and measure certain types of guarantees at fair value. In addition, Interpretation No. 45 requires the guarantor to make new disclosures for these guarantees and other types of guarantees that are not subject to the initial recognition and initial measurement provisions. The disclosure requirements are effective for interim or annual periods ended after December 31, 2002, while the recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the initial recognition and measurement provisions as well as the disclosure provisions of Interpretation No. 45 during the third quarter of fiscal 2003. The initial recognition and measurement provisions did not have a material impact on our consolidated financial results or financial condition.

        In December of 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." The provisions of SFAS No. 148 amend SFAS No. 123, "Accounting for Stock Based Compensation," to provide alternative methods of transitioning to a fair value-based method of accounting for stock-based compensation. In addition, SFAS No. 148 also expands the disclosure requirements of SFAS No. 123 by requiring more detailed disclosure in both annual and interim financial statements. The transition provisions of SFAS No. 148 did not have a material impact on our financial results, as we did not adopt the fair value-based accounting provisions of SFAS No. 123, which is commonly referred to as expensing of stock options. The disclosure provisions of SFAS No. 148 are effective for interim periods beginning after December 15, 2002. Accordingly, we adopted the disclosure provisions during the third quarter if fiscal 2003.

3.    Acquisitions

Fiscal 2003

        On September 4, 2002, the Company acquired Cycam, Inc. ("Cycam"), a company located in Houston, Pennsylvania that manufactures reconstructive implants and instruments. The total purchase price was approximately $24.4 million, which included $18.4 million in cash and 667,175 shares of common stock valued at $6.0 million. The fair market value of the shares issued in connection with the Cycam acquisition was based on the market price of our common stock on the date of issuance. The acquisition was recorded using the purchase method of accounting. The purchase price allocation was $5.9 million to net tangible assets and $18.5 million to goodwill. In conjunction with the acquisition, the Company drew $8.0 million from the acquisition line under the Company's old credit facility. The effect of the acquisition on our historical financial position and results of operations is not material, and therefore no pro forma data of this acquisition is presented. Cycam's operating results have been included in our consolidated operating results since the date of acquisition.

        The acquisition of Cycam expanded our capacity and capabilities in the metal machining of orthopaedic reconstructive implants. In addition, Cycam provided us with the complimentary capabilities of plastic machining, surface coatings, near net shape forging, and sterilized packaging and kitting of orthopaedic implants. Cycam also had strong relationships with several leading orthopaedic companies where we had only a minor presence.

Fiscal 2002

        During our fiscal year ended June 30, 2002, the Company completed the acquisition of HV Technologies, Inc. ("HV Technologies"), a company located in Trenton, Georgia that manufactures polyimide and composite micro-tubing used in interventional and minimally invasive catheters, delivery systems and instruments. The total purchase price was approximately $19.1 million, including cash of $5.6 million, 4,000 shares of Series F preferred stock valued at $3.6 million, and 824,255 shares of common stock valued at $9.9 million. The results of HVT are included in the Company's consolidated Statement of Operations from the date of acquisition and were not material.

        To help provide financing for the acquisition, the Company issued 6,000 shares of its 6% Series E preferred stock (the "Series E preferred stock") and warrants to purchase an aggregate of 200,000 shares of its common stock. The Company had agreed that the total number of shares issuable upon exercise of the warrants would increase on each of the first five anniversaries of the date of issuance of the Series E Preferred Stock by an aggregate of 45,000 shares per year for each year that the Series E preferred stock remained outstanding. However, as discussed below, the Company redeemed all of the Series E preferred stock before the first anniversary of its issuance. The Company recorded a discount of $1.8 million to the carrying value of the Series E preferred stock equal to the consideration allocated to the warrants.

        The Series E preferred stock and the Series F preferred stock accrued dividends at $60 per year during the first year from issuance, payable at the discretion of the Board of Directors, and at the rate of $160 per year on a retroactive basis after the first anniversary of issuance. The Company redeemed the Series F preferred stock and 4,065 shares of the Series E preferred stock in April 2002, at a price equal to $1,000 per share plus accrued and unpaid dividends. During fiscal 2003, the Company redeemed the remaining 1,935 shares of Series E preferred stock at a price equal to $1,000 per share plus accrued and unpaid dividends.

        In connection with the Company's issuance of Series E preferred stock, the Company obtained the consent of the holders of its $20.0 million of Senior Subordinated Promissory Notes (the "Notes") to complete the acquisition of HV Technologies and changed some of the covenants to which the Company was subject under an agreement between the Company and those holders. At the same time, the Company agreed to increase by $1.0 million the amount payable by the Company upon redemption of the Notes. As of April 2, 2002 the Company repaid the Notes, including the prepayment fees.

        The Company allocated the purchase price as follows: $2.7 million for fair value of tangible assets acquired, net of liabilities assumed, and deferred taxes and $16.4 million for goodwill.

Fiscal 2001

        During fiscal 2001, the Company completed the acquisition of ACT Medical, Inc., a Massachusetts company with additional facilities in Santa Clara, California and a contract for production and assembly services in Navojoa, Mexico. The acquisition was completed by the issuance of 33,423 shares of 6% Series D cumulative convertible redeemable preferred stock, rollover of options for an additional 6,920 shares of Series D preferred stock, and cash payments of $1.0 million to stockholders electing to receive cash instead of stock. The rollover of options represented replacement of outstanding options to purchase the common stock of ACT Medical that had been issued under a plan sponsored by ACT Medical with options to purchase the Series D preferred stock of the Company. The fair value of the options to purchase the Series D preferred stock of the Company of $3.4 million was included in the purchase price, and the intrinsic value related to the unvested options was recorded as unearned compensation. The acquisition was recorded using the purchase method of accounting, and the operating results are included in the Company's consolidated statements of operations since the date of acquisition (December 30, 2000). The total purchase price was allocated as follows (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed, and deferred taxes	$1,649
Identifiable intangible assets, net of deferred taxes	3,648
Goodwill	28,440

$33,737

        The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the fiscal 2001 (in thousands, except per share):

Net revenues	$141,248
Loss before taxes	(20,750)
Net loss	(20,820)
Net loss attributed to common stockholders	(31,825)

Net loss per share attributed to common stockholders	$(6.06)

4.    Inventories

        Inventories consist of the following (in thousands):

	June 30, 2003	June 30, 2002
Raw materials	$13,806	$10,638
Work in progress	8,389	6,529
Finished goods	3,422	3,336

Total	$25,617	$20,503

5.    Property, Plant, and Equipment

        Property, plant, and equipment consists of the following (in thousands):

	Estimated Useful Lives (Years)	June 30, 2003	June 30, 2002
Land		$569	$169
Buildings and improvements	1 to 20	2,106	46
Leasehold improvements	2 to 20	7,461	6,320
Machinery and equipment	3 to 15	52,880	39,796
Furniture and fixtures	1 to 7	10,259	6,136
Automobiles	2 to 3	34	82
Software	3 to 8	1,016	626
Construction in progress		5,986	6,410

Total		80,311	59,585
Less accumulated depreciation and amortization		(27,559)	(17,540)

Net property, plant, and equipment		$52,752	$42,045

As of June 30, 2003 capital leases with a gross amount of $6.3 million were included in machinery and equipment. The assets have $0.7 million of accumulated depreciation and are reported at a net book value of $5.6 million.

6.    Goodwill and Other Identifiable Intangible Assets

        In June 2001, the FASB issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are not amortized but instead are subject to an impairment test annually or at other times if indicators of impairment exist. Other intangible assets will continue to be amortized over their useful lives.

        The Company adopted these standards beginning in the first quarter of fiscal 2002. Amounts previously recorded as separately identifiable intangibles for acquired work force and customer base have been subsumed to goodwill in accordance with SFAS No. 141, increasing goodwill by $34.5 million as of the date of adoption. Effective with the July 1, 2002 adoption of SFAS No. 142, goodwill is no longer amortized but is instead subject to an impairment test annually or at other times if indicators of impairment exist.

        During fiscal 2003, we reduced our revenue forecast. Since the reduction in forecasted revenue indicated that our goodwill and intangible assets might be impaired we performed an impairment test using the income approach. We compared the present value of the estimated future cash flows of our business to the carrying value of net assets. This analysis indicated that our goodwill and intangible assets were impaired. Therefore, with the help of external sources, we evaluated the fair value of our net assets as if we were being purchased in a business combination. We recognized a $37.7 million goodwill impairment charge and a $2.3 million impairment charge related to our intangible assets. Goodwill represents a substantial portion of our assets. Therefore, future adverse changes in business or market conditions may result in additional goodwill impairment charges, which could have a material adverse effect on our financial results and financial position.

        Goodwill and other identifiable intangible assets resulting from acquisitions of businesses and the formation of the Company consist of the following (in thousands):

	June 30, 2003	June 30, 2002
Goodwill at beginning of period	$113,113	$62,210
SFAS No. 142 reclassification	—	34,530
Acquisitions	21,130	16,373
Impairment charges	(37,661)	—

Goodwill at end of period	$96,582	$113,113

Other identifiable intangibles:
Patents and intellectual properties	1,441	4,383
Covenants not to compete	—	476

	1,441	4,859
Less accumulated amortization	(9)	(767)

	$1,432	$4,092

        The $2.7 million net decrease in other identifiable intangibles was primarily related to the impairment charges mentioned above. Of the $37.7 million goodwill impairment charge, $30.0 million was recognized during the third quarter of fiscal 2003 and the remainder was recognized during the fourth quarter of fiscal 2003. The entire $2.7 million patent impairment was recognized during the fourth quarter of fiscal 2003. The patents and intellectual properties have a remaining estimated useful life of 12 years. We expect to incur approximately $0.1 million of amortization expense per year over the remaining life of the intangible assets.

        With the adoption of SFAS No. 142, the Company ceased amortization of goodwill as of July 1, 2001. The following table presents the results of the Company for all periods presented on a comparable basis (in thousands, except per share data):

	Fiscal Year Ended
	June 30, 2003	June 30, 2002	June 30, 2001
Net loss attributed to common stockholders, as reported	$(35,265)	$(38,766)	$(29,145)
Add back goodwill, workforce, and customer base amortization (net of tax)	—	—	5,268

Adjusted net loss attributed to common stockholders	$(35,265)	$(38,766)	$(23,877)

Basic and diluted net loss per share:
Net loss attributed to common stockholders, as reported	$(1.28)	$(3.50)	$(5.55)
Goodwill, workforce, and customer base amortization (net of tax)	—	—	1.00

Adjusted net loss attributed to common stockholders	$(1.28)	$(3.50)	$(4.55)

7.    Long-Term Debt

        Long-term debt consists of the following (in thousands):

	June 30, 2003	June 30, 2002
Notes payable	$29,455	$40,000
Acquisition loans	7,045	—
Obligations under capital leases	5,288	1,906

	41,788	41,906
Less:
Current portion	(7,753)	(5,939)

	$34,035	$35,967

Credit Agreement

        In fiscal 2003, we amended our old senior credit facility. We originally entered into the old senior credit facility in fiscal 2002 after paying off the entire outstanding balance of our former credit facility with proceeds received from our initial public offering ("IPO"). The amendment reduced our revolving credit facility to $15.0 million from $25.0 million. Prior to the amendment, we also had a $40.0 million term loan and an $8.0 million acquisition loan under the old senior credit facility (earlier in fiscal 2003, we had borrowed $8.0 million under the acquisition line (which is no longer available) to finance our acquisition of Cycam). In conjunction with the amendment of the credit facility, we made a payment of $7.5 million. Of the $7.5 million payment, $6.5 million represented a payment on the $40.0 million term loan, and the remainder was applied toward the acquisition line term loan. All loans under our amended old senior credit facility will mature in fiscal 2007.

        During fiscal 2004, we will be required to make payments under the term loan of $5.0 million, payable in quarterly installments. During fiscal 2005, fiscal 2006, and fiscal 2007, we will be required to make payments of $7.4 million, $9.2 million, and $7.9 million, respectively, each payable in quarterly installments. During fiscal 2004, we will also be required to make payments under the acquisition loan of $1.4 million, also payable in quarterly installments. During fiscal 2005, fiscal 2006, and fiscal 2007, we will be required to make payments of $1.6 million, $2.2 million, and $1.8 million on the acquisition line term loan, each also payable in quarterly installments.

        Concurrent with receipt of funds from the Company's IPO on April 2, 2002, the Company repaid the entire $66.3 million outstanding under its former senior credit facility and the entire $21.4 million outstanding (including a $1.4 million pre-payment fee) under its former Senior Subordinated Notes. As a result of repaying our former senior subordinated debt the Company recognized a loss of $6.9 million, inclusive of a $5.5 million write-off of unamortized financing costs and discount and a $1.4 million prepayment fee. The Company also recognized a charge of $1.9 million for terminating the interest rate swap agreements that was recognized as interest expense.

        At the Company's option, interest rates applicable to loans under its new senior credit facility will be either:

  •
  The greater of the bank's prime rate plus a margin, which depends upon the Company's leverage ratio, ranging from 50 to 175 basis points, or

  •
  LIBOR plus a margin, which depends upon our leverage ratio, ranging from 225 to 350 basis points.

        The Company has entered into an interest rate cap agreement to protect against interest rate fluctuations with respect to the term loans outstanding under its new senior credit facility. This agreement, executed with a highly-rated financial counter-party, requires the counter-party to make payments to the Company in the event that a reference floating rate index exceeds an agreed upon fixed rate. Changes in the fair value of the cap agreement are accounted for as a cash flow hedge.

        The amended senior credit facility contains affirmative and negative covenants and limitations, including, but not limited to, required minimum coverage of the Company's obligations to pay interest and incur fixed charges, restrictions on its ability to pay dividends, make other payments and enter into sale transactions, limitations on liens, limitations on its ability to incur additional indebtedness and agreements that the Company use excess cash on hand and proceeds from future equity issuances to pay down its senior credit facility. In addition, the Company also needs the lender's consent to make any acquisition in which it pays more than $10.0 million (including more than $5.0 million in cash, deferred payments and the assumption of debt) or to pay more than $20.0 million (including more than $10.0 million in cash, deferred payments and the assumption of debt) for all of the acquisitions that the Company completes during any fiscal year.

        The senior credit facility is secured by all of the Company's assets and contains various events of default, including, but not limited to, defaults upon the occurrence of a change of control of the

Company and defaults for non-payment of principal interest or fees, breaches of warranties or covenants, bankruptcy or insolvency, ERISA violations and cross-defaults to other indebtedness.

        We are involved in several capital leases related to our machinery and equipment. As of June 30, 2003, we have obligations totaling $5.3 million under capital leases, of which $1.3 million will be paid before the end of fiscal 2004. These leases will expire in fiscal 2007. The interest rate incurred on these capital leases ranges from 7.1%-9.2%. The leases expire beginning in fiscal 2005 through fiscal 2007.

        Maturities of long-term debt outstanding and obligations under capital leases at June 30, 2003, are summarized by fiscal year as follows (in thousands):

2004	$7,753
2005	10,292
2006	12,724
2007	11,019

$41,788

8.    Related-Party Transactions

  Closing Fees and Management Fees

        The Company had entered into management services agreements ("MSAs") with entities associated with certain of the Company's directors and stockholders whereby the Company paid fees plus reimbursement of out-of-pocket expenses for management services rendered. As of April 2002, all MSAs were terminated. Fees incurred for the years ended June 30, 2002, and 2001 totaled $1.5 million, and $1.7 million, respectively. In addition, pursuant to the MSAs, the Company paid fees based on a percentage of the aggregate consideration of each future business acquisition, plus reimbursement of out-of-pocket expenses. Such fees and expenses totaled $0.3 million and $0.6 million, relating to the acquisitions made in the years ended June 30, 2002 and 2001, respectively.

  Real Estate Leases

        Certain of the Company's subsidiaries lease their facilities from related parties as a result of acquisitions. Total rent expense under these leases for the years ended June 30, 2003, June 30, 2002 and July 1, 2001 was approximately $0.2 million, $0.6 million, and $0.7 million, respectively. Future minimum lease commitments at June 30, 2003 in connection with these related-party leases are approximately $0.2 million per year with a total future commitment of $1.8 million.

9.    Income Taxes

        Income tax benefit (expense) consists of the following (in thousands):

	Year Ended June 30,
	2003	2002	2001
Current:
Federal	$—	$208	$—
State	(267)	(90)	(70)

	(267)	118	(70)
Deferred:
Federal	—	—	—
State	—	—	—

	—	—	—

	$(267)	$118	$(70)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	June 30, 2003	June 30, 2002	June 30, 2001
Deferred tax assets:
Organization costs	$516	$889	$1,798
Nondeductible reserves and current liabilities	1,189	900	1,335
Restructuring reserve	373	1,330	3,704
Net operating loss carryforwards	18,005	16,838	8,708
Valuation reserve	(11,143)	(12,805)	(6,147)

Total deferred tax assets	8,940	7,132	9,398
Deferred tax liabilities:
Identified intangible assets	(485)	(1,450)	(6,187)
Property, plant, and equipment	(2,860)	(1,666)	(1,530)
Goodwill	(5,394)	(4,013)	(1,662)
Other	(201)	(3)	(19)

Total deferred tax liabilities	(8,940)	(7,132)	(9,398)

Net deferred tax liabilities	$—	$—	$—

        The Company has U.S. net operating loss carryforwards of approximately $45.0 million, subject to certain limitations, which expire at different times beginning in 2019 and extending through 2023.

        A reconciliation between the income tax benefit computed at the federal statutory rate and the recorded income tax benefit (expense) is as follows (in thousands):

	June 30, 2003	June 30, 2002	June 30, 2001
Income tax benefit computed at the federal statutory rate	$12,250	$2,698	$6,785
State income taxes, net of federal benefit	1,482	315	899
Goodwill impairment, not deductible for tax purposes	(15,058)	—	—
Restructuring reserve, portion not deductible for tax purposes.	—	—	(882)
Amortization of goodwill, not deductible for tax purposes	—	—	(401)
Valuation reserve	1,069	(3,108)	(6,462)
Other	(10)	213	(9)

Income tax benefit (expense)	$(267)	$118	$(70)

10.    Mandatory Redeemable Convertible Stock and Stockholders' Equity Mandatory Redeemable Convertible Stock

  Series B

        On March 30, 1999, the Company sold 300,000 shares of 6% Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B preferred stock"), $0.01 par value per share, for cash in a private placement. On May 14, 1999, the Company sold an additional 32,728 shares for cash in a private placement. All Series B preferred stock was converted in connection with the Company's IPO on April 2, 2002. As a result of the conversion, the Company paid $4.8 million in accrued dividends.

  Series C

        On October 24, 2000, the Company sold 40,000 shares of 6% Series C Cumulative Convertible Redeemable Preferred Stock (the "Series C preferred stock"), $0.01 par value per share, for cash in a private placement. On April 18, 2001, the Company sold an additional 300 shares for cash in a private placement. In addition to the shares purchased at a price of $1,000 per share, each purchaser also received an option to purchase an additional .2857 shares at a price of $1,000 per share for each share acquired. The option was exercisable prior to or coincident with the earlier to occur of (i) a qualified public offering (as defined) and (ii) October 24, 2001. The options were not exercised and expired on October 24, 2001. All Series C preferred stock was converted in connection with the Company's IPO on April 2, 2002. Additionally, on February 27, 2001, the Company issued a warrant to purchase 525 shares of Series C preferred stock for $1,000 per share to the placement agent it had used in connection with the issuance of the Series C preferred stock on October 24, 2000. The warrant was exercised upon the completion of the IPO.

        In connection with the Company's initial public offering, our Series C preferred stock converted into a number of shares of our common stock based upon the initial public offering price of our common stock. The Company's net loss for the fiscal year ending June 30, 2002 includes a deemed preferred stock dividend of approximately $21.3 million for the value of the additional shares of our common stock issued to the holders of our Series C preferred stock upon conversion and to reflect the beneficial conversion feature.

  Series D

        In conjunction with the acquisition of ACT Medical, Inc. (see Note 3), the Company issued 33,423 shares of 6% Series D Cumulative Convertible Redeemable Preferred Stock (the "Series D preferred stock"), $0.01 par value per share, and rolled over options for an additional 6,920 shares of Series D preferred stock. All Series D preferred stock was converted in connection with the Company's IPO on April 2, 2002.

  Other Preferred and Common Stock

  Series A

        On March 30, 1999, the Company issued 37,440 shares of Series A Preferred Stock (the "Series A preferred stock"), $.01 par value per share, in connection with the acquisition of businesses. In addition, the Company also issued 600 shares of Series A preferred stock to key employees of an acquired company in conjunction with the acquisition. The fair value of these shares totaled approximately $201,000 and was included in the Company's organization and start-up costs in the period ended July 3, 1999. Subsequent to March 30, 1999, the Company sold an additional 330 shares of Series A preferred stock to key employees for cash at fair value as determined at March 30, 1999. All Series A preferred stock was converted in connection with the Company's IPO on April 2, 2002.

  Series Z

        On March 30, 1999, the Company sold 65,000 shares of Series Z Convertible Nominal Value Redeemable Preferred Stock (the "Series Z preferred stock"), $0.01 par value per share, for cash in a private placement. The Series Z preferred stock had no dividend rights and was senior only to the common stock with respect to rights on liquidation. The Series Z preferred stock was convertible at the option of the holder into common stock at any time. The initial conversion rate was one share of Series Z preferred stock for 10 shares of common stock, subject to anti-dilution provisions. All Series Z preferred stock were converted in connection with the Company's IPO on March 27, 2002.

  Series E

        On fiscal 2002, the Company issued 6,000 shares of its 6% Series E Preferred Stock (the "Series E preferred stock"), $.01 par value per share, for cash in a private placement (see Note 3—Acquisitions). The Series E preferred stock accrues dividends at $60 per year during the first year from issuance, payable at the discretion of the Board of Directors, and at the rate of $160 per year on a retroactive basis after the first anniversary of issuance. During April 2002, 4,065 shares of the Series E preferred stock were redeemed for $1,000 per share plus accumulated dividends. During fiscal 2003, the remaining 1,935 shares of Series E preferred stock were redeemed.

  Common Stock

        On April 14, 1998, the Company was incorporated with the sale of 100 shares of common stock at $1 per share. In February 1999, an additional 65 shares were sold to individuals at $1,000 per share. On March 30, 1999, in conjunction with the acquisitions and the commencement of business operations, the stock was split 2,209-for-1 (adjusting the pre-split shares to 363,594 shares) and an additional 38,706 shares were sold for cash to existing stockholders. The amount paid for the common stock was based on fair value. Also on March 30, 1999, 42,500 shares of common stock were issued in connection with the acquisition of a business. In January 2000, the Company's common stock was split 10-for-1 and all share references to common stock have been adjusted to give effect to the split. The adjusted post-split outstanding common shares was 4,448,000.

        On March 27, 2002, the Company commenced its IPO in which it initially sold 8,340,000 shares of common stock at a price of $12.00 per share. The net proceeds of the IPO, which the Company received on April 2, 2002, after deducting underwriting discounts, were approximately $93.1 million. The Company used these proceeds to pay down senior debt in the amount of $66.3 million, extinguish senior subordinated debt in the amount of $21.4 million (including a $1.4 million pre-payment fee), redeem Series E preferred stock in the amount of $4.1 million (including dividends), redeem Series F preferred stock in the amount of $4.1 million (including dividends), pay accrued and unpaid dividends on Series B preferred stock in the amount of $4.8 million and to pay fees under service agreements with Kidd & Co. and Whitney Mezzanine Management Company. The Company also incurred approximately $2.0 million in other expenses related to the IPO. Additionally, in April 2002, the Company's underwriters exercised their option to purchase an additional 1,251,000 shares of common stock at $12.00 per share, with 926,000 shares sold by the Company and 325,000 shares sold by two stockholders. This resulted in additional net proceeds, which the Company received on April 17, 2002, of $10.3 million after deducting underwriting discounts.

        Upon consummation of the IPO all shares of the Company's Series A, Series B, Series C, Series D and Series Z preferred stock converted to common stock. The conversion amounts of common shares were as follows:

Series A	1,918,500
Series B	3,327,279
Series C	3,934,870
Series D	1,769,549
Series Z	650,000
Series C Warrant	2,916

  Accumulated Unpaid Dividends

        During fiscal 2003, the remaining 1,935 shares of Series E Preferred Stock were redeemed for $1,000 per share plus accumulated unpaid dividends. Therefore, as of June 30, 2003 there were no accumulated unpaid dividends.

  Stock Compensation

        The Company originally had reserved 4,430,000 shares of its common stock for issuance to directors, officers, employees, and consultants under the 1999 Stock Plan (the Plan). The table below shows the activity in the Plan:

	Options Outstanding	Shares Reserved	Weighted Average Initial Exercise Price
Balance at July 1, 2000	1,441,070	308,930
Reserved	—	1,680,000
Granted	1,555,660	(1,555,660)	$17.13
Exercised	(20,308)	—	13.99
Canceled	(401,038)	401,038	14.40

Balance at June 30, 2001	2,575,384	834,308	15.54
Reserved	—	1,000,000
Granted	739,624	(739,624)	16.96
Exercised	(400)	—	12.00
Canceled	(461,996)	461,996	17.58

Balance at June 30, 2002	2,852,612	1,556,680	15.58
Reserved	—	—	—
Granted	671,750	(671,750)	10.33
Exercised	—	—	—
Canceled	(3,082,149)	3,082,149	15.00

Balance at June 30, 2003	442,213	3,967,079	$13.00

        The options outstanding at June 30, 2003 include 34,000 options with an initial exercise price of $2.25 per share, 222,018 options with an initial exercise price of $8.25-$12.00 per share, 100,305 options with an exercise price of $13.19-$16.24 per share, and 85,890 options with an exercise price of $17.00-$20.00. Options granted through June 30, 2003 are exercisable for 10 years from date of grant and vest 25% each year. The initial exercise price of the options applies to the options vesting at the first anniversary date. The initial exercise price remains fixed for all options granted after June 30, 2001. Prior to June 30, 2001, all options had variable exercise prices equal to 110%, 121% and 131.1% of the initial exercise price on the second, third and fourth grant date anniversary, respectively, except options granted at $16.24 in fiscal 2001, which had a fixed exercise price. There were 201,337 options outstanding with an initial exercise price between $12.00-$14.00 per share and 75,560 options outstanding with an initial exercise price between $16.24-$20.00 per share that were fully vested and exercisable at June 30, 2003. The weighted average grant date fair values of options to purchase common stock granted in fiscal years 2003, 2002 and 2001 were $6.91, $3.35 and $3.38, respectively.

        During fiscal 2003, we implemented a stock option exchange program. The exchange program was offered to all employees and non-employee directors. Under the stock option exchange program, employees were eligible to cancel outstanding stock options under the 1999 stock plan in exchange for new options that will be awarded six months and a day after the cancellation date, which was June 6,

2003. The number of shares subject to the new option will be equal to one half the number of shares subjected to cancelled options. The new options will vest in four annual installments, with respect to employees, or three annual installments, with respect to non-employee directors. A total of 2,243,786 options were cancelled on June 6, 2003 in conjunction with the stock option exchange program.

        The Company also has 106,978 options outstanding that were assumed in connection with the ACT Medical acquisition (see Note 3—Acquisitions).

        All stock options and unvested restricted stock were antidilutive due to the net loss incurred in fiscal 2003. In addition, if we had net income certain shares of common stock and unvested restricted stock would have been antidilutive because they had an exercise price greater than the average market price during the year. If we had net income for fiscal 2003 diluted weighted average commons shares outstanding would have increased by 647,414 shares.

        In addition to stock options, we have issued restricted stock as part of employee incentive plans. The fair market value of the restricted stock is amortized over the vesting period. During the fiscal year ended June 30, 2003 we incurred $0.3 million of non-cash stock compensation expenses related to restricted stock issuances. No such charges were incurred during fiscal 2002 and 2001. During fiscal 2003 we issued 824,442 and 50,407 shares of restricted stock at a grant date market value of $2.25 and $11.25 per share, respectively. As of June 30, 2003, we had 854,952 shares of restricted stock outstanding, all of which were granted under the 1999 Stock Plan.

  Reserved Shares of Common Stock

        The Company has reserved the following shares of common stock as of June 30, 2003:

1999 Stock Plan	3,548,550
Series D Options	106,978
Series E Warrants	66,329
Employee Stock Purchase Plan	273,773

Total	3,995,630

        The number of shares reserved for issuance under the Employee Stock Purchase Plan is subject to an annual increase on the first day of each fiscal year equal to the lower of 750,000 shares of common stock, 2.5% of the number of shares of common stock outstanding on that date or such lesser amount that may be determined by the Company's board of directors.

        The 3,548,550 shares of common stock reserved for issuance under the 1999 Stock Plan as of June 30, 2003, reflects the 860,742 shares of restricted stock that were issued under the plan during fiscal 2003, net of forfeited shares due to employee terminations.

Employee Stock Purchase Plan

        We have an employee stock purchase plan that is available to substantially all employees. Eligible employees may purchase our common stock through payroll deductions. Employees can purchase our common stock at a price equal to the lower of 85% of the closing market price of our common stock at the beginning or end of each stock purchase period. We issued 0.2 million shares of common stock during fiscal 2003 in connection with our employee stock purchase plan. Prior to fiscal 2003, no common stock was issued in connection with the employee stock purchase plan.

11.    Employee Benefits

  401(k) Plan

        The Company offers their qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Expenses recorded by the Company with respect to 401(k) plan for the years ended June 30, 2003, June 30, 2002 and June 30, 2001 were $1.2 million, $1.6 million, and $0.6 million, respectively.

12.    Leases

        The Company has operating leases relating principally to its buildings. Total rent expense the for the years ended June 30, 2003, June 30, 2002, and June 30, 2001 (including amounts to related parties—see Note 8—Related-Party Transactions) was approximately $3.9 million, $2.5 million and $3.5 million, respectively. Future minimum lease commitments at June 30, 2003, for leases with initial or remaining terms of more than one year, including amounts due to related parties, are summarized by fiscal year as follows (in thousands):

2004	$3,329
2005	2,923
2006	2,384
2007	2,253
2008	2,144
Thereafter	12,657

$25,690

13.    Restructuring Charge

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 superseded Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principle difference between SFAS No. 146 and EITF 94-3 relates to when an entity can recognize a liability related to exit or disposal activities. SFAS No. 146 requires that a liability be recognized for costs associated with an exit or disposal activity when the liability is incurred. EITF 94-3 allowed a liability related to an exit or disposal activity to be recognized on the date the entity commits to an exit plan. We adopted this standard on January 1, 2003, which was the standard's effective date. The standard did not materially impact our consolidated financial results or financial position upon adoption, but did affect the timing of when we recognized restructuring charges related to the fiscal 2003 restructuring plan.

        In fiscal 2003, we implemented our second restructuring plan to reconfigure our resources in an effort to meet our customer's needs and lower our cost of operations. The restructuring plan includes facility consolidations, employee terminations, and other activities. Based on an evaluation of the unique and common characteristics of the various facilities, management determined that it could achieve overall cost savings by closing several facilities, thus improving capacity utilization and efficiency at the remaining facilities. Criteria in this evaluation included: current capacity utilization; uniqueness of manufacturing capabilities; current operating costs; difficulty and cost associated with relocation and revalidation of key processes and equipment; and customer supply requirements. We estimate the total cost of this restructuring plan will be $15.0-$20.0 million and to complete the plan by the end of fiscal 2005. In addition to these charges, we will invest $1.7 million in plant and equipment to ensure the facility consolidation does not disrupt operations. The estimate is based on the best available facts at this time. These estimates may change as new information becomes available. The following table contains detailed information about the charges incurred to date, recorded in accordance with SFAS No. 146, related to the fiscal 2003 restructuring plan (in millions):

Description	Estimated Charges	Fiscal 2003 Charges	Estimate Remaining Charges
Employee termination	$4.8	$0.7	$4.1
Facility consolidation	4.6	—	4.6
Property, plant and equipment disposals	2.2	—	2.2
Other direct costs	6.7	0.6	6.1

Total	$18.3	$1.3	$17.0

        Employee termination charges represent the cost of reducing our workforce in conjunction with facility consolidations. During fiscal 2003 we terminated 43 people in as a result of the fiscal 2003 restructuring plan. We estimate that a total of approximately 270 people will be terminated as a result of this restructuring plan. Facility consolidation charges represent the direct costs of moving property, plant and equipment to new facilities. Property, plant and equipment disposals represents the write-off of redundant assets that will no longer be used in ongoing operations as a result of our facility consolidation initiative.

        The following table contains information regarding our restructuring liability as of June 30, 2003 (in millions):

Description	Beginning Balance	Additions	Payments	Ending Balance
Employee termination	$—	$0.7	$0.2	$0.5
Facility consolidation	—	—	—	—
Property, plant and equipment disposals	—	—	—	—
Other direct costs	—	0.6	0.6	—

Total	$—	$1.3	$0.8	$0.5

        We estimate that we will incur $5.8-$8.3 million and $7.9-$10.4 million of charges in fiscal 2004 and fiscal 2005, respectively, related to the fiscal 2003 restructuring plan.

        In June 2001, the Company completed a strategic review of its manufacturing operations and support functions. Based on this review and with approval of the Board of Directors, management implemented its first restructuring plan and began actions to eliminate redundant facilities. We recognized an $11.5 million restructuring charge in accordance with EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

        Information relating to the fiscal 2001 restructuring charges is as follows (in millions):

	Initial Accrual	Reclassification	Additional Accrual	Payments through June 30, 2003	Balance at June 30, 2003
Impairment of goodwill and other intangibles	$3.6	$—	$—	$3.6	$—
Impairment of property, plant and equipment	1.9	2.3	—	4.2	—
Employee termination benefits	3.8	(1.2)	1.9	4.0	0.5
Other direct costs	2.2	(1.1)	0.5	1.6	—

	$11.5	$—	$2.4	$13.4	$0.5

        Facilities at Danbury, Connecticut, Pittsfield, Massachusetts, and East Longmeadow, Massachusetts were identified to be closed or sold with production absorbed into existing facilities in Pennsylvania, Minnesota, New Hampshire, and Mexico. During fiscal 2002 the Company sold the Pittsfield and East Longmeadow facilities. The Danbury facility was closed during fiscal 2003. In addition, management decided to close its Redwood City, California facility as part of this restructuring plan. This decision led to additional restructuring charges, which are reflected in the "additions" column in the table above.

        Because management expected that it would not retain all of the customers served by these four facilities, a portion of the customer base intangible asset ($0.5 million) was written off as well as the entire remaining acquired workforce intangible for each facility ($0.5 million). In addition, because management believed the residual goodwill recorded at each acquisition was significantly related to the local operations, it concluded that goodwill was impaired by the closure of the facilities and wrote off the related goodwill ($2.6 million). Other recorded charges related to the restructuring include employee termination benefits expected to be paid based on the Company's announced termination benefits policy ($3.3 million), costs of plant and equipment not expected to be recovered ($4.2 million), and other exit costs ($1.6 million), including costs related to lease terminations, facilities restoration, equipment dismantlement and disposal, legal costs, and other costs. Costs related to realignment of leadership positions in the corporate support organization also were accrued at June 30, 2002 ($1.2 million). A reclassification in the allocation of the reserve as shown in the table above was a result of selling the Pittsfield and East Longmeadow facilities as opposed to closing them.

        Employee termination benefits consist of payments to employees based on the Company's severance policy of two weeks pay for each year of credited service with a minimum of six weeks payment and outplacement consultation services. The $3.3 million accrual for employee termination benefits was based on approximately 225 individuals estimated to be affected, actual credited service, and actual compensation. The $1.2 million accrual for corporate management severance benefits included salary continuation, outplacement consultation services and legal cost for seven individuals employed by the Company's corporate headquarters operations whose positions were eliminated as a result of the Company-wide restructuring. The charge for other direct costs which aggregated $1.6 million was comprised of estimated costs for (1) lease terminations, real estate taxes and property insurance of $0.5 million, (2) plant shut down costs and restoration of facilities to pre-lease conditions of $0.5 million, (3) dismantlement and disposal of obsolete equipment of $0.3 million, (4) legal costs of $0.2 million and (5) other related shut down costs of $0.1 million.

14.    Comprehensive Income (Loss)

        Comprehensive income (loss) represents net loss attributed to common stockholders plus the results of any stockholders' equity changes related to the Company's previous interest rate swaps and current interest rate cap agreements. For fiscal 2003, 2002 and 2001 comprehensive loss, net-of-tax, was $35.6 million, $8.0 million, and $22.1 million, respectively.

15.    Quarterly Financial Data (Unaudited) (In thousands, except share and per share amounts)

	First Quarter	Second Quarter	Third Quarter		Fourth Quarter		Total
2003
Net sales	$41,003	$44,621	$44,511		$47,163		$177,298
Cost of sales	30,812	33,170	34,007		33,981		131,970
Income (loss) before income taxes	1,681	2,707	(30,413)		(8,973)		(34,998)
Income tax (expense) benefit	(2)	(13)	(12)		(240)		(267)

Net loss	$1,679	$2,694	$(30,425)		$(9,213)		$(35,265)

Average common shares outstanding basic	27,135,481	27,652,413	27,639,127		27,856,085		27,602,806

Average common shares outstanding diluted	27,453,441	27,862,127	27,639,127		27,856,085		27,602,806

Income (loss) per share basic and diluted	$0.06	$0.10	$(1.10	)(1)	$(0.33	)(2)	$(1.28)

2002
Net sales	$33,865	$38,290	$42,150		$44,594		$158,899
Cost of sales	26,107	28,509	31,483		30,990		117,089
Loss before income taxes	(1,223)	(400)	(2,836)		(3,257)		(7,716)
Income tax benefit	—	—	3		115		118

Net loss	$(1,223)	$(400)	$(2,833)		$(3,142)		$(7,598)
Net loss attributed to common stockholders	(3,884)	(3,061)	(28,650)		(3,171)		(38,766)

Average common shares outstanding—basic and diluted	5,255,755	5,256,155	7,146,444		26,779,727		11,086,103

Loss per share basic and diluted	$(0.74)	$(0.58)	$(4.01)		$(0.12)		$(3.50)

(1)
Includes $30.0 million goodwill impairment charge, and $1.9 million restructuring charges.

(2)
Includes $10.0 million goodwill and other intangible asset impairment charges, and $1.8 million restructuring charges.

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 28, 2004	June 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,978	$10,781
Accounts receivable, net	23,075	23,710
Inventories	24,292	25,617
Prepaid expenses and other current assets	4,002	4,318

Total current assets	65,347	64,426
Property, plant, and equipment, net	50,551	52,752
Goodwill	96,637	96,582
Other identifiable intangible assets, net	1,327	1,432
Deferred financing costs	1,364	1,682
Other assets	1,338	1,343

Total assets	$216,564	$218,217

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,579	$10,868
Accrued compensation and benefits	4,279	5,498
Other accrued expenses	2,916	2,293
Reserve for restructuring	489	958
Current portion of obligations under capital lease	1,290	1,326
Current portion of long-term debt	7,955	6,427

Total current liabilities	27,508	27,370
Obligations under capital leases, less current portion	2,999	3,962
Long-term debt, less current portion	25,877	30,073
Other long-term liabilities	602	731
Stockholders' equity:
Common stock	292	289
Additional paid-in capital	278,192	277,791
Treasury stock	(1,500)	(1,463)
Accumulated other comprehensive loss	(217)	(288)
Accumulated deficit	(115,676)	(118,326)
Unearned compensation	(1,513)	(1,922)

Total stockholders' equity	159,578	156,081

Liabilities & stockholders' equity	$216,564	$218,217

See Notes to Consolidated Financial Statements

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	MARCH 28, 2004	MARCH 30, 2003	MARCH 28, 2004	MARCH 30, 2003
Revenues	$46,027	$44,511	$136,258	$130,135
Costs and expenses:
Cost of product sold	35,037	34,007	104,107	97,989
Selling, general and administrative expense	7,692	8,379	23,224	24,475
Restructuring charges	1,100	1,948	3,989	1,948
Goodwill impairment	—	30,000	—	30,000

Operating income (loss)	2,198	(29,823)	4,938	(24,277)
Interest expense, net	(668)	(590)	(2,027)	(1,748)

Income (loss) before income taxes	1,530	(30,413)	2,911	(26,025)
Income tax expense	56	12	261	27

Net income (loss)	$1,474	$(30,425)	$2,650	$(26,052)

Net income (loss) per (basic and diluted)	$0.05	$(1.10)	$0.09	$(0.95)

Weighted average common shares outstanding
Basic	28,125,901	27,639,127	28,044,846	27,413,489
Diluted	29,046,182	27,639,127	28,753,689	27,413,489

See Notes to Consolidated Financial Statements

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

(UNAUDITED)

	For the Nine Months Ended
	March 28, 2004	March 30, 2003
Cash flows from operating activities:
Net income	$2,650	$(26,052)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,045	6,324
Non-cash stock compensation	461	71
Goodwill impairment	—	30,000
Amortization of other intangibles	105	253
Amortization of deferred financing costs and discount on long-term debt	342	305
Loss on retirement of equipment	491	1,122
Changes in operating assets and liabilities, net of effect of business acquired:
Accounts receivable	635	145
Inventories	1,325	(3,306)
Prepaid expenses and other current assets	316	(590)
Accounts payable, accrued compensation and benefits, accrued expenses and other	(1,353)	(2,806)
Other	(113)	(280)

Net cash provided by operating activities	11,904	5,186
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(22,591)
Proceeds from sale of equipment	348	80
Additions to plant and equipment, net	(5,685)	(10,623)

Net cash used in investing activities	(5,418)	(33,134)
Cash flows from financing activities:
Payments of long-term debt	(3,715)	(2,997)
Proceeds of long-term debt	—	8,000
Redemption of Series E preferred stock	—	(2,010)
Proceeds from sale of common stock, net of costs	345	813

Net cash (used in) provided by financing activities	(3,370)	3,806

Increase (decrease) in cash and cash equivalents	3,197	(24,142)
Cash and cash equivalents at beginning of period	10,781	38,268

Cash and cash equivalents at end of period	$13,978	$14,126

See Notes To Consolidated Financial Statements

MEDSOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Interim Financial Statements

        MedSource Technologies, Inc. ("we" or the "Company") has prepared the unaudited interim consolidated financial statements presented herein in accordance with accounting principles generally accepted in the United States for interim financial statements and in accordance with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The consolidated financial statements are unaudited but reflect all adjustments, consisting of normal recurring adjustments and accruals, which, in the opinion of management, are considered necessary for a fair presentation of our financial position and results of operations and cash flows for the interim periods presented. Results of operations for interim periods are not necessarily indicative of the results that may be expected for the full fiscal year.

        The consolidated financial statements should be read in conjunction with the summary of significant accounting policies and notes to consolidated financial statements included in the Company's annual report for its fiscal year ended June 30, 2003.

        Preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Stock Based Compensation

        The Company accounts for its stock-based employee compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Stock compensation is awarded to key employees in the form of stock options and restricted stock. All stock options are issued with exercise prices equal to the fair market value of the related shares on the date of issuance. Accordingly, as provided by APB No. 25, we did not recognize any stock compensation expense for stock options granted during the periods presented. The following table summarizes what our operating results would have been if the Company had applied the fair value recognition provisions of Statement of Financial Accounting

Standards (SFAS) No.148, "Accounting for Stock-Based Compensation," to its stock based employee compensation (in thousands except share and per share amounts):

	For The Three Months Ended		For the Nine Months Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003
Net income (loss) as reported	$1,474	$(30,425)	$2,650	$(26,052)
Stock compensation expense—fair value based method	(287)	(272)	(956)	(325)

Pro forma net income	$1,187	$(30,697)	$1,694	$(26,377)

Net income (loss) per share as reported (basic and diluted)	$0.05	$(1.10)	$0.09	$(0.95)

Pro forma net income (loss) per share (basic and diluted)	$0.04	$(1.11)	$0.06	$(0.96)

Weighted average shares outstanding—basic	28,125,901	27,639,127	28,044,846	27,413,489
Effect of dilutive securities:
Stock option plans	327,543	—	153,292	—
Restricted stock	569,781	—	532,600	—
Stock warrants	22,957	—	22,951	—

Dilutive potential common shares	920,281	—	708,843	—

Weighted average shares outstanding—diluted	29,046,182	27,639,127	28,753,689	27,413,489

        We have issued restricted stock as part of employee incentive plans. The fair market value of the restricted stock is amortized over the projected remaining vesting period. During the three months and nine months ended March 28, 2004, we incurred $0.2 million and $0.5 million of non-cash stock compensation expenses related to restricted stock issuances. During the three and nine months ended March 30, 2003, we incurred $0.0 million and $0.1 million of non-cash stock compensation expenses related to restricted stock issuances.

2.    Acquisition

        On September 4, 2002, the Company acquired Cycam, Inc. ("Cycam"), a company located in Houston, Pennsylvania that manufactures reconstructive implants and instruments. The total purchase price was approximately $24.4 million, which included $18.4 million in cash and 667,175 shares of common stock valued at $6.0 million. The fair market value of the shares issued in connection with the Cycam acquisition was based on the market price of our common stock on the date of issuance. The acquisition was recorded using the purchase method of accounting. The purchase price allocation was $6.0 million to net tangible assets and $18.4 million to goodwill. During the nine months ended March 28, 2003, the purchase price allocation was finalized and resulted in an increase of $0.1 million to the allocation to goodwill. In conjunction with the acquisition, the Company drew $8.0 million from the acquisition line under the Company's old credit facility. The effect of the acquisition on our historical financial position and results of operations is not material, and therefore no pro forma data of this acquisition is presented. Cycam's operating results have been included in our consolidated operating results since the date of acquisition.

        The acquisition of Cycam expanded our capacity and capabilities in the metal machining of orthopaedic reconstructive implants. In addition, Cycam provided us with the complimentary capabilities of plastic machining, surface coatings, near net shape forging, and sterilized packaging and kitting of orthopaedic implants. Cycam also had strong relationships with several leading orthopaedic companies where we had only a minor presence prior to the acquisition.

3.    Inventories

        Inventories consisted of the following (in thousands):

	March 28, 2004	June 30, 2003
	(Unaudited)
Raw material	$11,345	$13,806
Work-in-progress	8,590	8,389
Finished goods	4,357	3,422

Total	$24,292	$25,617

4.    Goodwill

        During the nine months ended March 28, 2004, goodwill increased by $0.1 million resulting from purchase accounting adjustments related to the Cycam and Midwest Plastics acquisitions that occurred in the year ended June 30, 2003.

5.    Other Identifiable Intangible Assets, net

        During the nine months ended March 28, 2004, other identifiable intangible assets, net, decreased by $0.1 million resulting from amortization.

6.    Comprehensive Income (Loss)

        Comprehensive income (loss) represents net income (loss) attributed to common stockholders plus the results of any stockholders' equity changes relating to the Company's previous interest rate swaps and current interest rate cap agreements. For the three and nine months ended March 28, 2004 comprehensive income was $1.5 million and $2.7 million, respectively. For the three and nine months ended March 30, 2003, comprehensive loss was $30.5 million and $26.3 million, respectively.

7.    Restructuring Charges

        During the three and nine months ended March 28, 2004, we continued our fiscal 2003 restructuring plan to reconfigure our resources in an effort to meet our customer's needs and lower our cost of operations. The restructuring plan includes facility consolidations, employee terminations, and other activities. We estimate the total cost of this restructuring plan will be $15.0-$20.0 million and that the plan will be completed by the end of fiscal 2005. The total cost estimate includes an investment of $1.7 million in plant and equipment to ensure the facility consolidation does not disrupt operations. The estimate is based on the best available information at this time. These estimates may change as new information becomes available. The following table contains detailed information about the charges incurred to date related to the fiscal 2003 restructuring plan (in millions), recorded in accordance with SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities":

Description	Estimated Charges	Incurred through March 28, 2004	Estimated Remaining Charges
Employee termination	$4.8	$2.1	$2.7
Facility consolidation	4.6	1.6	3.0
Property, plant and equipment disposals	2.2	0.4	1.8
Other direct costs	6.7	0.9	5.8

Total	$18.3	$5.0	$13.3

        We estimate that we will incur $4.9-$7.4 million and $7.1-$9.6 million of charges in fiscal 2004 and fiscal 2005, respectively, related to the fiscal 2003 restructuring plan.

        Employee termination charges represent the cost of reducing our workforce in conjunction with facility consolidations and other downsizing activities. Facility consolidation charges represent the direct costs of moving property, plant and equipment to different facilities. Property plant and equipment disposals represents the write-off of redundant assets that will no longer be used in ongoing operations as a result of our facility consolidation initiative, net of disposal proceeds.

        The following table contains information regarding our fiscal 2003 restructuring plan liability as of March 28, 2004 (in millions):

Description	Balance at June 30, 2003	Additions	Payments	Balance at March 28, 2004
Employee termination	$0.5	$1.2	$1.2	$0.5
Facility consolidation	—	1.1	1.1	—
Property, plant and equipment disposals	—	0.5	0.5	—
Other direct costs	—	0.3	0.3	—

Total	$0.5	$3.1	$3.1	$0.5

        During the three and nine months ended March 28, 2004, the Company continued to finalize the fiscal 2001 restructuring plan. All activities associated with the fiscal 2001 restructuring plan have been finalized. The following table contains information regarding our fiscal 2001 restructuring plan liability as of March 28, 2004 (in millions):

Description	Initial Accrual	Reclassification	Additional Accrual	Payments through March 28, 2004	Balance at March 28, 2004
Impairment of goodwill and other intangibles	$3.6	$—	$—	$3.6	$—
Impairment of property, plant and equipment	1.9	2.3	0.1	4.3	—
Employee termination benefits	3.8	(1.2)	1.9	4.5	—
Other direct costs	2.2	(1.1)	0.7	1.8	—

	$11.5	$—	$2.7	$14.2	$—

8.    Income Taxes

        The effective income tax rate for the three months and nine months ended March 28, 2004, differs from the statutory rate due to the utilization of net operating loss carryovers.

9.    Subsequent Event

        On April 27, 2004, the Company entered into an Agreement and Plan of Merger with Medical Device Manufacturing, Inc., a wholly owned subsidiary of UTI Corporation, ("Purchaser") and Pine Merger Corporation ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company with the Company being the surviving corporation and becoming a wholly owned subsidiary of Purchaser. The merger is conditioned upon, among other things, the approval of the merger by the Company's stockholders, any required antitrust clearance and the receipt by Purchaser of the proceeds contemplated by financing commitments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements contain unaudited historical financial data for the twelve months ended December 31, 2003 and nine months ended September 30, 2004 derived from our and MedSource's audited and unaudited consolidated financial statements included elsewhere in this prospectus and from MedSource's unaudited consolidated financial statements not included in this prospectus. The historical statement of operations data of MedSource have been adjusted from a June 30 fiscal year to a calendar year presentation to match our fiscal year end. We consummated the MedSource acquisition on June 30, 2004 and, as a result, the assets and liabilities of MedSource are recorded on our balance sheet as of the date of the MedSource acquisition and the results of operations of MedSource for June 30, 2004 are included in our results for that day and each day thereafter. The unaudited pro forma condensed consolidated statements of operations for the twelve months ended December 31, 2003 and the nine months ended September 30, 2004 give effect to the Transactions as if they had occurred on January 1, 2003. As described in greater detail under "The Transactions" on page 35, the Transactions include:

  •
  the acquisition of MedSource for $204.9 million in cash (net of $14.3 million of cash acquired);

  •
  the payment in cash of MedSource's indebtedness and accrued interest of $37.0 million;

  •
  the payment in cash of our old senior secured credit facility, our old senior subordinated indebtedness, Accellent's senior indebtedness, and accrued interest of $154.1 million;

  •
  the payment of the $36.9 million Venusa earn-out, $9.6 million of which was paid in cash and the balance was paid in preferred stock and phantom stock of Accellent;

  •
  the payment in cash of dividends on Accellent's Class A 5% Convertible Preferred Stock of $20.2 million;

  •
  the payment in cash of dividends on Accellent's Class C 8% Redeemable Preferred Stock of $2.0 million;

  •
  the repurchase of Accellent's Class C 8% Redeemable Preferred Stock for cash of $18.8 million, including an accretive dividend of $6.2 million;

  •
  the borrowings under our new senior secured credit facility of $194.0 million;

  •
  the equity investment by the DLJ Merchant Banking Buyers in Accellent, which generated $88.0 million in cash;

  •
  the offering of the notes, which generated $175.0 million in cash; and

  •
  the payment in cash of $15.9 million of fees and expenses related to the foregoing.

        The unaudited pro forma condensed consolidated financial statements account for the transactions using the purchase method of accounting, which requires that we adjust their assets and liabilities to their fair values. Such valuations are based upon available information and certain assumptions that we believe are reasonable. The total purchase price was allocated to their net assets based on preliminary estimates of fair value. The final purchase price allocation will be based on a formal valuation analysis and may include adjustments to the amounts shown here. A final valuation is in process. The result of the final allocation could be materially different from the preliminary allocation set forth in this prospectus.

        We are a wholly owned subsidiary of Accellent. Accellent is a holding company with no operations and whose only asset is our capital stock. Proceeds from the issuance of indebtedness and sale of capital stock of Accellent were used by us for acquisitions of subsidiaries. Additionally, the proceeds of the MDMI notes offering were used to retire all of the senior notes of Accellent. Accordingly, in compliance with provisions of Staff Accounting Bulletin 54 (Topic 5-J, Question 3), the accompanying financial statements reflect the push down of Accellent's debt, related interest expense, debt issuance costs, the Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock and related dividends. The Accellent debt pushed down to the Company is included in its consolidated balance sheets as long-term debt. The Accellent Class B-1 and B-2 Redeemable and Convertible Preferred Stock, and the Class C 8% Redeemable Preferred Stock pushed down to the Company is included in its consolidated balance sheets as redeemable and convertible preferred stock of parent company. Accellent has also raised capital from the sale of common stock, Class A-1 though A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock. The proceeds from the common stock, Class A-1 through A-8 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and warrants exercisable for Class AB Convertible Preferred Stock have been advanced to the Company and reflected in its consolidated balance sheets as additional paid-in capital since the Company is under no obligation to repay these amounts. Any costs incurred by Accellent for the benefit of the Company have been fully allocated to the Company. Accellent does not incur any common expenses for the benefit of both Accellent and the Company, therefore, no common expenses are allocated from Accellent to MDMI. Management believes the methods of allocation are reasonable.

        You should read the following unaudited pro forma condensed consolidated financial statements and the related notes thereto in conjunction with "The Transactions," "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of MDMI and MedSource and the respective notes thereto included in this prospectus.

        The unaudited pro forma condensed consolidated financial statements are intended for informational purposes only and do not purport to present our actual financial position or the results of operations that actually would have occurred or that may be obtained in the future if the transactions described had occurred as presented. In addition, future results may vary significantly from the results reflected in such statements due to certain factors beyond our control. See "Risk Factors."

MEDICAL DEVICE MANUFACTURING, INC.

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Twelve Months Ended December 31, 2003

(in thousands)

	MDMI	MedSource
									Pro Forma Twelve months ended December 31, 2003
	Twelve months ended December 31, 2003	Twelve months ended June 30, 2003	Six months ended December 28, 2003	Six months ended December 29, 2002	Twelve months ended December 28, 2003	Eliminations(a)	Transaction
Net sales	$174,223	$177,298	$90,231	$85,624	$181,905	$(2,436)	$—		$353,692
Cost of sales	121,029	131,970	69,070	63,982	137,058	(2,436)	(2,074	)(b)	253,577

Gross profit	53,194	45,328	21,161	21,642	44,847	—	2,074		100,115
Selling, general and administrative expenses	28,612	33,495	15,472	15,928	33,039	—	400	(c)	62,051
Research and development expenses	2,603	—	—	—	—	—	—		2,603
Restructuring and other charges	1,487	3,724	2,889	—	6,613	—	—		8,100
Impairment of goodwill and intangibles	—	40,000	—	—	40,000	—	—		40,000
Amortization of intangibles	4,828	338	60	168	230	—	1,074	(d)	6,132

Income (loss) from operations	15,664	(32,229)	2,740	5,546	(35,035)	—	600		(18,771)
Other income (expense):
Interest expense, net	(16,587)	(2,669)	(1,359)	(1,158)	(2,870)	—	(9,228	)(e)	(28,685)
Other	(9)	(100)	—	—	(100)	—	—		(109)

Total other expense	(16,596)	(2,769)	(1,359)	(1,158)	(2,970)	—	(9,228)		(28,794)

Income (loss) before income taxes	(932)	(34,998)	1,381	4,388	(38,005)	—	(8,628)		(47,565)
Income tax expense (benefit)	13,872	267	205	15	457	—	—	(g)	14,329

Net income (loss)	$(14,804)	$(35,265)	$1,176	$4,373	$(38,462)	$—	$(8,628)		$(61,894)

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

MEDICAL DEVICE MANUFACTURING, INC.

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Nine Months Ended September 30, 2004

(in thousands)

	MDMI nine months ended September 30, 2004	MedSource interim period ended June 29, 2004	Eliminations(a)	Transaction		Pro Forma nine months ended September 30, 2004
Net Sales	$212,485	$94,301	$(527)	$—		$306,259
Cost of sales	155,155	71,571	(527)	—		226,199

Gross profit	57,330	22,730	—	—		80,060
Selling, general and administrative expense	30,681	14,956	—	200	(b)	45,837
Research and development expense	2,023	—	—	—		2,023
Restructuring and other charges	2,107	2,582	—	—		4,689
Amortization of intangibles	3,937	60	—	424	(c)	4,421

Income (loss) from operations	18,582	5,132	—	(624)		23,090
Other income (expense):
Interest expense, net	(19,397)	(1,302)	—	(1,014	)(d)	(21,713)
Other	(3,284)	94	—	3,295	(e)	105

Total other income (expense)	(22,681)	(1,208)	—	2,281		(21,608)

Income (loss) before income taxes	(4,099)	3,924	—	1,657		1,482
Income tax expense	2,341	283	—	—		2,624

Net income (loss)	$(6,440)	$3,641	$—	$1,657		$(1,142)

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

MEDICAL DEVICE MANUFACTURING, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Twelve Months Ended December 31, 2003 and Nine Months Ended September 30, 2004

(in thousands)

(a)
Represents the elimination of sales by the Company to MedSource and sales by MedSource to the Company.

(b)
The Company will incur an annual monitoring fee to DLJ Merchant Banking III, Inc.

(c)
MedSource's identifiable intangibles will be valued at their fair market value as of June 30, 2004. The valuation is expected to be completed by December 31, 2004. The Company is estimating that the amortization expense will be higher based upon the anticipated increase in the valuation by approximately $9.1 million.

(d)
Consists of:

	Twelve months ended December 31, 2003	Nine months ended September 30, 2004
Elimination of interest on retired indebtedness at the Company	$16,474	$11,970
Elimination of interest on retired indebtedness at MedSource	2,870	1,302
Interest on borrowings under the new senior secured credit facility and the notes	(26,328)	(13,164)
Amortization of deferred financing fees of the Company	(2,244)	(1,122)

	$(9,228)	$(1,014)

(e)
Represents the elimination of the one-time expense for prepayment fees associated with the retired indebtedness of the Company.

MEDICAL DEVICE MANUFACTURING, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Three Years Ended December 31, 2003 ($ in thousands)

Amounts in Thousands	Balance at Beginning of Period	Additions Charged to Expense	Other	Amounts Written Off	Balance at End of Period
Allowance for doubtful accounts
December 31, 2003	$830	$172	$—	$(332)	$670
December 31, 2002	$581	$392	$—	$(143)	$830
December 31, 2001	$490	$219	$—	$(128)	$581
Amounts in Thousands	Balance at Beginning of Period	Additions Charged to Expense	Other	Returns Processed	Balance at End of Period
Reserve for returns:
December 31, 2003	$—	$3,847	$—	$(3,543)	$304
December 31, 2002	$—	$2,860	$—	$(2,860)	$—
December 31, 2001	$—	$2,846	$—	$(2,846)	$—

S-1

$175,000,000
Medical Device Manufacturing, Inc.
Series B 10% Senior Subordinated Notes Due 2012

Prospectus

Dated            , 2005

DEALER PROSPECTUS DELIVERY OBLIGATION. Until                        , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distribution), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. Article V of the Company's bylaws contain a provision eliminating liability as permitted by the statute.

        Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding unless such indemnity is limited by the corporation's articles of incorporation. The Company's articles of incorporation do not contain any such limitation.

        Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

        Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Company's bylaws provide for indemnification of officers, employees and agents of the Company to the same extent as its Directors.

        The above discussion of our Bylaws and of the Act is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of April 27, 2004, among MedSource Technologies, Inc., Medical Device Manufacturing, Inc. and Pine Merger Corporation (incorporated by reference to exhibit 2.1 to MedSource's current report on Form 8-K (Commission File No. 000-49702) filed on April 28, 2004)
2.2*
Subscription Agreement, dated June 30, 2004, among Accellent Inc., DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB PartnersIII GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P.
3.1*	Articles of Incorporation of Medical Device Manufacturing, Inc., as amended
3.2*	Bylaws of Medical Device Manufacturing, Inc.
3.3*	Certificate of Incorporation of MedSource Technologies, Inc.
3.4*	Bylaws of MedSource Technologies, Inc.
3.5*	Articles of Incorporation of Noble-Met, Ltd., as amended
3.6*	Bylaws of Noble-Met, Ltd., as amended
3.7*	Amended and Restated Articles of Incorporation of UTI Corporation, a Pennsylvania corporation, as amended
3.8*	Bylaws of UTI Corporation, a Pennsylvania corporation
3.9*	Articles of Incorporation of Spectrum Manufacturing, Inc.
3.10*	Bylaws of Spectrum Manufacturing, Inc., as amended
3.11*	Restated Articles of Incorporation of American Technical Molding, Inc.
3.12*	Restated Bylaws of American Technical Molding, Inc.
3.13*	Certificate of Incorporation of UTI Holding Company
3.14*	Bylaws of UTI Holding Company
3.15*	Articles of Incorporation of Micro-Guide, Inc., as amended
3.16*	Amended and Restated Bylaws of Micro-Guide, Inc.
3.17*	Certificate of Incorporation of Venusa, Ltd.
3.18*	Bylaws of Venusa, Ltd.
3.19*	Certificate of Formation of MedSource Technologies, LLC
3.20*	Limited Liability Company Agreement of MedSource Technologies, LLC

3.21*	Certificate of Incorporation of Brimfield Acquisition Corp.
3.22*	Bylaws of Brimfield Acquisition Corp.
3.23*	Certificate of Formation of Brimfield Precision, LLC, as amended
3.24*	Limited Liability Company Agreement of Brimfield Precision, LLC
3.25*	Certificate of Formation of Kelco Acquisition, LLC
3.26*	Amended and Restated Limited Liability Company Agreement of Kelco Acquisition, LLC
3.27*	Certificate of Formation of Hayden Precision Industries, LLC, as amended
3.28*	Limited Liability Company Agreement of Hayden Precision Industries, LLC
3.29*	Certificate of Formation of Portlyn, LLC, as amended
3.30*	Limited Liability Company Agreement of Portlyn, LLC
3.31*	Certificate of Formation of The Microspring Company, LLC
3.32*	Limited Liability Company Agreement of The Microspring Company, LLC
3.33*	Certificate of Formation of Tenax, LLC
3.34*	Limited Liability Company Agreement of Tenax, LLC
3.35*	Certificate of Incorporation of Thermat Acquisition Corp.
3.36*	Bylaws of Thermat Acquisition Corp.
3.37*	Certificate of Incorporation of MedSource Technologies Newton, Inc., as amended
3.38*	Bylaws of MedSource Technologies Newton, Inc.
3.39*	Certificate of Incorporation of MedSource Technologies Pittsburgh, Inc., as amended
3.40*	Bylaws of MedSource Technologies Pittsburgh, Inc.
3.41*	Certificate of Incorporation of MedSource Trenton, Inc.
3.42*	Bylaws of MedSource Trenton, Inc.
3.43*	Articles of Incorporation of National Wire & Stamping, Inc., as amended
3.44*	Bylaws of National Wire & Stamping, Inc.
3.45*	Restated Articles of Organization of Texcel, Inc.
3.46*	Amended and Restated Bylaws of Texcel, Inc.
3.47*	Articles of Incorporation of Cycam, Inc., as amended
3.48*	Bylaws of Cycam, Inc.
3.49*	Articles of Incorporation of ELX, Inc.
3.50*	Amended and Restated Bylaws of ELX, Inc.
3.51*	Articles of Incorporation of G&D, Inc., as amended
3.52*	Bylaws of G&D, Inc., as amended
4.1*
Indenture, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., the Guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the 10% Senior Subordinated Notes due 2012
4.2*	Form of 10% Senior Subordinated Notes due 2012 (included in Exhibit 4.1)

4.3*	Form of Notation of Guarantee executed by the Guarantors listed on the signature pages to the Indenture (included in Exhibit 4.1)
4.4*	Registration Rights Agreement, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., the Guarantors party thereto, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC
4.5*
Credit and Guarantee Agreement, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., as borrower, the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Island Branch, as Sole Lead Arranger, Sole Book Runner, Administrative Agent and Collateral Agent Antares Capital Corporation and National City Bank, or co-Documentation Agents, and Wachovia Bank, National Association, as Syndication Agent
4.6*
Pledge and Security Agreement, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., as borrower, the Guarantors party thereto, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Collateral Agent
4.7*	Amended and Restated Shareholders' Agreement, dated as of June 30, 2004, among Accellent Inc. and the shareholders listed on the signature pages thereto
4.8*	Anti-Dilution Agreement, dated as of May 31, 2000, among Accellent Inc., DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II L.P. and DLJ Investment Partners, L.P.
4.9*	Third Amended and Restated Registration Rights Agreement, dated as of June 30, 2004, among Accellent Inc. and the shareholders listed on the signature pages thereto
5.1	Opinion of Hogan & Hartson L.L.P. as to the validity of the Form of 10% Senior Subordinated Notes due 2012
5.2	Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
5.3	Opinion of Lionel Sawyer & Collins, P.C.
5.4	Opinion of Saul Ewing LLP
10.1*	Employment Agreement, dated as of September 15, 2003, between Accellent Inc. and Ron Sparks
10.2*	Employment Offer Letter, dated as of March 21, 2003, and employment letter dated July 19, 2004 between Accellent Inc. and Gary Curtis
10.3*	Employment Agreement, dated as of September 2001, between Accellent Inc. and Stewart Fisher
10.4
Employment Agreement, dated as of May 31, 2000, between Medical Device Manufacturing, Inc. and UTI Corporation, a Pennsylvania corporation, and Jeffrey Farina (incorporated by reference to Exhibit 10.14 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.5*	Separation Agreement, dated March 18, 2004, between Accellent Inc. and Barry Aiken
10.6*	Separation Agreement and General Release of Claims, dated September 14, 2003, between Accellent Inc. and Andrew D. Freed
10.7*	Trade Secrets Agreement and Employment Contract, dated April 7, 2003, between Accellent Inc. and Gary D. Curtis
10.8.1*	Non-Disclosure, Non-Solicitation, Non-Competition on Invention Assignment Agreement, dated July 22, 2003, between Accellent Inc. and Gary D. Curtis

10.8.2*	Non-Competition Agreement, dated September, 2001, between Accellent Inc. and Stewart Fisher
10.8.3
Non-Competition Agreement, dated May 31, 2000, between Accellent Inc. and Jeffrey Farina (incorporated by reference to exhibit 10.18 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000), as amended on December 1, 2003
10.8.4
Non-Competition Agreement, dated May 31, 2000, between Accellent Inc. and Barry Aiken (incorporated by reference to exhibit 10.17 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.8.5
Non-Competition Agreement, dated May 31, 2000, between Accellent Inc. and Andrew D. Freed (incorporated by reference to exhibit 10.16 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.8.6*	Non-Disclosure, Non-Solicitation, Non-Competition on Invention Assignment Agreement, dated July 31, 2004, between Accellent Inc. and Tom Lemker
10.9*	Management Agreement, dated as of July 6, 1999, as amended on May 31, 2000 and June 30, 2004, between Accellent Inc. and KRG Capital Partners, L.L.C.
10.10*	Letter Agreement, dated as of June 30, 2004, between Accellent Inc., Medical Device Manufacturing, Inc. and DLJ Merchant Banking III, Inc.
10.11
Form of 2000 Stock Option and Incentive Plan Incentive Stock Option Agreement (incorporated by reference to exhibit 10.4.1 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)
10.12
Form of 2000 Stock Option and Incentive Plan Non-Incentive Stock Option Agreement (incorporated by reference to exhibit 10.4.2 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)
10.13	Star Guide Phantom Stock Plan (incorporated by reference to exhibit 10.6 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.14	2000 Employee Phantom Stock Plan (incorporated by reference to exhibit 10.7 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.14.1
Form of 2000 Employee Phantom Stock Plan Agreement (incorporated by reference to exhibit 10.7.1 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.15	2000 Retention Plan for Employees (incorporated by reference to exhibit 10.8 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.16
2000 Retention Plan for Medical Engineering Resources, Ltd. Consultants and Employees (incorporated by reference to exhibit 10.9 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.17
Accellent Inc. Key Executive Deferred Compensation Plan (incorporated by reference to exhibit 10.10 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)
10.18
Accellent Inc. Supplemental Executive Retirement Pension Program (incorporated by reference to exhibit 10.11 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)

10.19
Lease Agreement, dated July 6, 1999, between 5000 Independence LLC and Medical Device Manufacturing, Inc. (incorporated by reference to exhibit 10.22 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.20*	Employment Letter, dated as of July 19, 2004, between Accellent Inc. and Tom Lemker
10.21*	Stock Purchase Agreement, dated as of February 28, 2003, between Accellent Inc., Medical Device Manufacturing, Inc., CISA, Ltd. and Giancarlo Gagliardoni and Cesare Gagliardoni.
12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges
21.1*	List of Subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.4	Consent of Mintz Levin Cohn Ferris Glousky and Popeo, P.C. (included in Exhibit 5.2)
23.5	Consent of Lionel Sawyer & Collins, P.C. (included in Exhibit 5.3)
23.6	Consent of Saul Ewing LLP (included in Exhibit 5.4)
24.1*	Power of Attorney
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended of US Bank, National Association, as trustee, on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Notice to Brokers
99.4*	Notice to Clients

*
Previously filed.

(b)
Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts, incorporated by reference to page S-1 hereto

(c)
Reports, Opinions and Appraisals

        Not applicable

ITEM 22.    Undertakings.

        Each of the undersigned Registrants hereby undertakes:

  (1)
  That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (2)
  To respond to requests for information that is incorporated by reference in the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

  (3)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

  (4)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) that, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement when it becomes effective; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

  (5)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collegeville, Commonwealth of Pennsylvania on February 7, 2005.

MEDICAL DEVICE MANUFACTURING, INC. a Colorado corporation
By:	/s/ STEWART A. FISHER Stewart A. Fisher Chief Financial Officer, Vice President, Treasurer and Secretary
GUARANTORS

G&D, Inc.
Noble-Met, Ltd.
UTI Corporation, a Pennsylvania corporation
Spectrum Manufacturing, Inc.
American Technical Molding, Inc.
UTI Holding Company
Micro-Guide, Inc.
Venusa, Ltd.
MedSource Technologies, Inc.
MedSource Technologies, LLC
Brimfield Acquisition Corp.
Brimfield Precision, LLC
Kelco Acquisition, LLC
Hayden Precision Industries, LLC
National Wire & Stamping, Inc.
Portlyn, LLC
Texcel, Inc.
The Microspring Company, LLC
Tenax, LLC
Thermat Acquisition Corp.
MedSource Technologies Newton, Inc.
MedSource Technologies Pittsburgh, Inc.
MedSource Trenton, Inc.
Cycam, Inc.
ELX, Inc.
By:	/s/ STEWART A. FISHER Stewart A. Fisher Chief Financial Officer, Vice President, Treasurer and Secretary of each of the Guarantors

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

* Ron Sparks	President and Chief Executive Officer of MDMI, Principal Executive Officer of each of the Guarantors, Director of MDMI and those certain Guarantors which are corporations (the "Corporate Guarantors") other than Cycam, Inc. and ELX, Inc. (Principal Executive Officer of each of the registrants)	February 7, 2005
/s/ STEWART A. FISHER Stewart A. Fisher
	Chief Financial Officer, Vice President, and Secretary of MDMI and each of the Guarantors, Director of National Wire & Stamping, Inc. (Principal Financial Officer and Principal Accounting Officer of each of the registrants)	February 7, 2005
* Bruce L. Rogers	Chairman of the Board of Directors of MDMI, Director of the Corporate Guarantors, Vice President and Assistant Secretary of MDMI and each of the Guarantors	February 7, 2005
* H. Stephen Cookston	Director of MDMI	February 7, 2005
* Avinash A. Kenkare	Director of MDMI	February 7, 2005
* William Landman	Director of MDMI	February 7, 2005
* Larry G. Pickering	Director of MDMI	February 7, 2005
* Eric M. Pollock	Director of MDMI	February 7, 2005
* Daniel J. Pulver	Director of MDMI	February 7, 2005

* T. Quinn Spitzer, Jr.	Director of MDMI	February 7, 2005
* Stephen D. Neumann	Director of each of the Corporate Guarantors; Vice President and Assistant Secretary of MDMI and each of the Guarantors	February 7, 2005
*By:	/s/ Stewart A. Fisher Stewart A. Fisher ATTORNEY-IN-FACT
MEDSOURCE TECHNOLOGIES, LLC
By:	MedSource Technologies, Inc., its sole member
By:	/s/ Stewart A. Fisher Stewart A. Fisher Chief Financial Officer, Vice President and Secretary	February 7, 2005
BRIMFIELD PRECISION, LLC KELCO ACQUISITION, LLC HAYDEN PRECISION INDUSTRIES, LLC PORTLYN, LLC THE MICROSPRING COMPANY, LLC TENAX, LLC
By:	MedSource Technologies, LLC, its sole member
By:	/s/ Stewart A. Fisher Stewart A. Fisher Chief Financial Officer, Vice President and Secretary	February 7, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of April 27, 2004, among MedSource Technologies, Inc., Medical Device Manufacturing, Inc. and Pine Merger Corporation (incorporated by reference to exhibit 2.1 to MedSource's current report on Form 8-K (Commission File No. 000-49702) filed on April 28, 2004)
2.2*
Subscription Agreement, dated June 30, 2004, among Accellent Inc., DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB PartnersIII GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P.
3.1*	Articles of Incorporation of Medical Device Manufacturing, Inc., as amended
3.2*	Bylaws of Medical Device Manufacturing, Inc.
3.3*	Certificate of Incorporation of MedSource Technologies, Inc.
3.4*	Bylaws of MedSource Technologies, Inc.
3.5*	Articles of Incorporation of Noble-Met, Ltd., as amended
3.6*	Bylaws of Noble-Met, Ltd., as amended
3.7*	Amended and Restated Articles of Incorporation of UTI Corporation, a Pennsylvania corporation, as amended
3.8*	Bylaws of UTI Corporation, a Pennsylvania corporation
3.9*	Articles of Incorporation of Spectrum Manufacturing, Inc.
3.10*	Bylaws of Spectrum Manufacturing, Inc., as amended
3.11*	Restated Articles of Incorporation of American Technical Molding, Inc.
3.12*	Restated Bylaws of American Technical Molding, Inc.
3.13*	Certificate of Incorporation of UTI Holding Company
3.14*	Bylaws of UTI Holding Company
3.15*	Articles of Incorporation of Micro-Guide, Inc., as amended
3.16*	Amended and Restated Bylaws of Micro-Guide, Inc.
3.17*	Certificate of Incorporation of Venusa, Ltd.
3.18*	Bylaws of Venusa, Ltd.
3.19*	Certificate of Formation of MedSource Technologies, LLC
3.20*	Limited Liability Company Agreement of MedSource Technologies, LLC
3.21*	Certificate of Incorporation of Brimfield Acquisition Corp.
3.22*	Bylaws of Brimfield Acquisition Corp.
3.23*	Certificate of Formation of Brimfield Precision, LLC, as amended
3.24*	Limited Liability Company Agreement of Brimfield Precision, LLC
3.25*	Certificate of Formation of Kelco Acquisition, LLC

3.26*	Amended and Restated Limited Liability Company Agreement of Kelco Acquisition, LLC
3.27*	Certificate of Formation of Hayden Precision Industries, LLC, as amended
3.28*	Limited Liability Company Agreement of Hayden Precision Industries, LLC
3.29*	Certificate of Formation of Portlyn, LLC, as amended
3.30*	Limited Liability Company Agreement of Portlyn, LLC
3.31*	Certificate of Formation of The Microspring Company, LLC
3.32*	Limited Liability Company Agreement of The Microspring Company, LLC
3.33*	Certificate of Formation of Tenax, LLC
3.34*	Limited Liability Company Agreement of Tenax, LLC
3.35*	Certificate of Incorporation of Thermat Acquisition Corp.
3.36*	Bylaws of Thermat Acquisition Corp.
3.37*	Certificate of Incorporation of MedSource Technologies Newton, Inc., as amended
3.38*	Bylaws of MedSource Technologies Newton, Inc.
3.39*	Certificate of Incorporation of MedSource Technologies Pittsburgh, Inc., as amended
3.40*	Bylaws of MedSource Technologies Pittsburgh, Inc.
3.41*	Certificate of Incorporation of MedSource Trenton, Inc.
3.42*	Bylaws of MedSource Trenton, Inc.
3.43*	Articles of Incorporation of National Wire & Stamping, Inc., as amended
3.44*	Bylaws of National Wire & Stamping, Inc.
3.45*	Restated Articles of Organization of Texcel, Inc.
3.46*	Amended and Restated Bylaws of Texcel, Inc.
3.47*	Articles of Incorporation of Cycam, Inc., as amended
3.48*	Bylaws of Cycam, Inc.
3.49*	Articles of Incorporation of ELX, Inc.
3.50*	Amended and Restated Bylaws of ELX, Inc.
3.51*	Articles of Incorporation of G&D, Inc., as amended
3.52*	Bylaws of G&D, Inc., as amended
4.1*
Indenture, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., the Guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the 10% Senior Subordinated Notes due 2012
4.2*	Form of 10% Senior Subordinated Notes due 2012 (included in Exhibit 4.1)
4.3*	Form of Notation of Guarantee executed by the Guarantors listed on the signature pages to the Indenture (included in Exhibit 4.1)

4.4*	Registration Rights Agreement, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., the Guarantors party thereto, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC
4.5*
Credit and Guarantee Agreement, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., as borrower, the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Island Branch, as Sole Lead Arranger, Sole Book Runner, Administrative Agent and Collateral Agent Antares Capital Corporation and National City Bank, or co-Documentation Agents, and Wachovia Bank, National Association, as Syndication Agent
4.6*
Pledge and Security Agreement, dated as of June 30, 2004, among Medical Device Manufacturing, Inc., as borrower, the Guarantors party thereto, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Collateral Agent
4.7*	Amended and Restated Shareholders' Agreement, dated as of June 30, 2004, among Accellent Inc. and the shareholders listed on the signature pages thereto
4.8*	Anti-Dilution Agreement, dated as of May 31, 2000, among Accellent Inc., DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II L.P. and DLJ Investment Partners, L.P.
4.9*	Third Amended and Restated Registration Rights Agreement, dated as of June 30, 2004 among Accellent Inc. and the shareholders listed on the signature pages thereto
5.1	Opinion of Hogan & Hartson L.L.P. as to the validity of the Form of 10% Senior Subordinated Notes due 2012
5.2	Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
5.3	Opinion of Lionel Sawyer & Collins, P.C.
5.4	Opinion of Saul Ewing LLP
10.1*	Employment Agreement, dated as of September 15, 2003, between Accellent Inc. and Ron Sparks
10.2*	Employment Offer Letter, dated as of March 21, 2003, and employment letter dated July 19, 2004 between Accellent Inc. and Gary Curtis
10.3*	Employment Agreement, dated as of September 2001, between Accellent Inc. and Stewart Fisher
10.4
Employment Agreement, dated as of May 31, 2000, between Medical Device Manufacturing, Inc. and UTI Corporation, a Pennsylvania corporation, and Jeffrey Farina (incorporated by reference to Exhibit 10.14 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.5*	Separation Agreement, dated March 18, 2004, between Accellent Inc. and Barry Aiken
10.6*	Separation Agreement and General Release of Claims, dated September 14, 2003, between Accellent Inc. and Andrew D. Freed
10.7*	Trade Secrets Agreement and Employment Contract, dated April 7, 2003, between Accellent Inc. and Gary D. Curtis
10.8.1*	Non-Disclosure, Non-Solicitation, Non-Competition on Invention Assignment Agreement, dated July 22, 2003, between Accellent Inc. and Gary D. Curtis

10.8.2*	Non-Competition Agreement, dated September, 2001, between Accellent Inc. and Stewart Fisher
10.8.3
Non-Competition Agreement, dated May 31, 2000, between Accellent Inc. and Jeffrey Farina (incorporated by reference to exhibit 10.18 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000), as amended on December 1, 2003
10.8.4
Non-Competition Agreement, dated May 31, 2000, between Accellent Inc. and Barry Aiken (incorporated by reference to exhibit 10.17 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.8.5
Non-Competition Agreement, dated May 31, 2000, between Accellent Inc. and Andrew D. Freed (incorporated by reference to exhibit 10.16 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.8.6*	Non-Disclosure, Non-Solicitation, Non-Competition on Invention Assignment Agreement, dated July 31, 2004, between Accellent Inc. and Tom Lemker
10.9*	Management Agreement, dated as of July 6, 1999, as amended on May 31, 2000 and June 30, 2004, between Accellent Inc. and KRG Capital Partners, L.L.C.
10.10*	Letter Agreement, dated as of June 30, 2004, between Accellent Inc., Medical Device Manufacturing, Inc. and DLJ Merchant Banking III, Inc.
10.11
Form of 2000 Stock Option and Incentive Plan Incentive Stock Option Agreement (incorporated by reference to exhibit 10.4.1 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)
10.12
Form of 2000 Stock Option and Incentive Plan Non-Incentive Stock Option Agreement (incorporated by reference to exhibit 10.4.2 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)
10.13	Star Guide Phantom Stock Plan (incorporated by reference to exhibit 10.6 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.14	2000 Employee Phantom Stock Plan (incorporated by reference to exhibit 10.7 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.14.1
Form of 2000 Employee Phantom Stock Plan Agreement (incorporated by reference to exhibit 10.7.1 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.15	2000 Retention Plan for Employees (incorporated by reference to exhibit 10.8 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.16
2000 Retention Plan for Medical Engineering Resources, Ltd. Consultants and Employees (incorporated by reference to exhibit 10.9 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.17
Accellent Inc. Key Executive Deferred Compensation Plan (incorporated by reference to exhibit 10.10 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)

10.18
Accellent Inc. Supplemental Executive Retirement Pension Program (incorporated by reference to exhibit 10.11 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on February 14, 2001)
10.19
Lease Agreement, dated July 6, 1999, between 5000 Independence LLC and Medical Device Manufacturing, Inc. (incorporated by reference to exhibit 10.22 to Accellent Inc.'s registration statement on Form S-1 (Commission File No. 333-52802) filed on December 27, 2000)
10.20*	Employment Letter, dated as of July 19, 2004, between Accellent Inc. and Tom Lemker
10.21*	Stock Purchase Agreement, dated as of February 28, 2003, between Accellent Inc., Medical Device Manufacturing, Inc., CISA, Ltd. and Giancarlo Gagliardoni and Cesare Gagliardoni.
12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges
21.1*	List of Subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.4	Consent of Mintz Levin Cohn Ferris Glousky and Popeo, P.C. (included in Exhibit 5.2)
23.5	Consent of Lionel Sawyer & Collins, P.C. (included in Exhibit 5.3)
23.6	Consent of Saul Ewing LLP (included in Exhibit 5.4)
24.1*	Power of Attorney
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended of US Bank, National Association, as trustee, on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Notice to Brokers
99.4*	Notice to Clients

*
Previously filed.